       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 2001
                                                      REGISTRATION NO. 333-65898

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------
                                DSET CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              -------------------

             NEW JERSEY                              7371                              22-3000022
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

        1160 U.S. HIGHWAY 22 EAST, BRIDGEWATER, NJ 08807 (908) 526-7500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                             WILLIAM P. MCHALE, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                DSET CORPORATION
                           1160 U.S. HIGHWAY 22 EAST
                             BRIDGEWATER, NJ 08807
                                 (908) 526-7500
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                              -------------------
                                   COPIES TO:

           WILLIAM J. THOMAS, ESQ.                                 JAY K. HACHIGIAN ESQ.
         RICHARD S. MATTESSICH, ESQ.                           ROBERT C. SEPUCHA, JR., ESQ.
              HALE AND DORR LLP                GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP
            650 COLLEGE ROAD EAST                                   610 LINCOLN STREET
         PRINCETON, NEW JERSEY 08540                           WALTHAM, MASSACHUSETTS 02451
          TELEPHONE: (609) 750-7600                              TELEPHONE: (781) 890-8800
          TELECOPY: (609) 750-7700                               TELECOPY: (781) 622-1622

                              -------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                              -------------------
                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                                  PROPOSED MAXIMUM
                                                               PROPOSED MAXIMUM    AGGREGATE
           TITLE OF EACH CLASS                AMOUNT TO BE     OFFERING PRICE       OFFERING          AMOUNT OF
      OF SECURITIES TO BE REGISTERED         REGISTERED(1)     PER SHARE(2)         PRICE(2)         REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share......  3,281,144 shares       $0.0737            $241,821             $60.46
========================================================================================================================


(1) Based upon the actual number of shares of common stock of the Registrant issuable in the merger described herein to shareholders of ISPSoft Inc., including 2,281,144 shares of common stock to be issued upon consummation of the merger and 1,000,000 shares of common stock contingently issuable upon the satisfaction of certain milestones by ISPSoft through June 30, 2002. Such milestones are first set forth on page six of the joint proxy statement/prospectus included herewith. Such number of contingently issuable shares is based upon a reasonable good-faith estimate of the maximum number of shares that DSET may issue to satisfy certain potential additional consideration of up to $1,000,000 at an estimated per share price of $1.00. The shares registered hereunder do not include an aggregate of 238,591 shares of DSET common stock issuable upon exercise of ISPSoft options assumed by DSET in the merger.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and based upon one-third of the stated value of the capital stock of ISPSoft computed as of November 19, 2001 (the latest practicable date prior to the date of filing this Registration Statement).

(3) The Registrant previously paid $166.11 on July 26, 2001.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER OR SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        SPECIAL MEETING OF SHAREHOLDERS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT
                              -------------------

To the Shareholders of DSET and ISPSoft:

   The boards of directors of DSET Corporation and ISPSoft Inc. have unanimously approved a merger agreement, as amended (herein referred to as the merger agreement) that will result in the merger of a wholly-owned subsidiary of DSET with and into ISPSoft, immediately followed by the merger of ISPSoft with and into DSET, with DSET continuing the combined operations as the surviving entity (herein referred to as the merger).

   If the merger is completed:

    DSET shareholders will continue to own their existing shares of DSET common stock;

    DSET will issue up to an aggregate of 2,519,735 shares of its common stock to security holders of ISPSoft as follows:


       holders of ISPSoft common stock (including the preferred stock on an as-converted to common stock basis) will be entitled to receive an aggregate of 2,157,838 shares of DSET common stock, subject to downward adjustment, at a conversion rate of 0.087648 shares of DSET common stock for each one share of ISPSoft common stock surrendered. Such downward adjustments relate to possible indemnification claims and specified payments of expenses as set forth herein on pages 76 and 77;


       Lucent Technologies, Inc. and Signal Lake Venture Fund, L.P., who are the only holders of ISPSoft Series B Preferred Stock, will be entitled to receive up to an aggregate of 123,306 shares of DSET common stock and $1,000,000 in cash, as set forth in the merger agreement;

       holders of options to purchase shares of ISPSoft common stock will be entitled to receive an aggregate of 238,591 options to purchase shares of DSET common stock at an exchange rate of 0.087648, subject to downward adjustment for options to purchase shares of ISPSoft common stock exercised prior to the merger, and DSET will assume ISPSoft's 2000 Option Plan. As of October 31, 2001, there were outstanding options to purchase 2,722,510 shares of ISPSoft common stock, which will be exchanged for options to purchase 238,591 shares of DSET common stock. The 2000 Stock Plan provides both for the direct award or sale of shares of ISPSoft common stock and for the grant of options to purchase shares of ISPSoft common stock. Options granted under the ISPSoft 2000 Stock Plan may include nonstatutory stock options and incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Virtually all of the options granted to employees under the ISPSoft Stock Plan are subject to four-year vesting;


    holders of ISPSoft common stock, other than Lucent Technologies, Inc., will also be entitled to receive, at the sole discretion of DSET at the time of such payment or payments, up to an aggregate of $1,000,000 in cash or registered shares of DSET common stock, subject to certain limitations and the satisfaction of certain milestones to be achieved by ISPSoft through June 30, 2002, as first set forth on page six herein. The number of shares so issued, if DSET elects this option, will vary based upon fluctuations in the fair market value of DSET's common stock at the time of each such issuance; and


    DSET will issue promissory notes to each of Lucent Technologies, Inc. and Signal Lake Venture Fund, L.P., in the face amount of $400,000 each, thereby assuming certain debts of ISPSoft to each such entity. DSET will also assume and then pay in full the face amount of each other note payable of ISPSoft as of the closing of the merger, which notes payable total $525,000, including $300,000 of which is payable to SGM Capital Limited, an affiliate of ISPSoft. No interest will be paid on such notes.


   DSET will issue all such shares of common stock from its currently authorized but unissued shares of common stock and will pay such cash payments from its currently available cash balances. The aggregate value of all such consideration is approximately $5,469,275 (based upon DSET's closing common stock price of $0.94 as reported on Nasdaq on November 19, 2001).


   In connection with the merger, the holders of ISPSoft preferred stock have elected to waive their liquidation preferences.

   Immediately after the merger, ISPSoft security holders will own approximately 47.7% of the outstanding DSET common stock, assuming the exercise of all outstanding ISPSoft options assumed by DSET in the merger. DSET common stock is quoted on the Nasdaq National Market under the symbol 'DSET.'

   On August 14, 2001, DSET announced the approval of a reverse one-for-four stock split effective as of the close of business on August 21, 2001. Unless otherwise indicated, each of the per share amounts for DSET's common stock set forth in this joint proxy statement/prospectus have been revised to reflect such one-for-four reverse stock split recapitalization.



   This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED 'RISK FACTORS' BEGINNING ON PAGE 20 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.

                            -------------------

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DSET COMMON STOCK TO
  BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY
     STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.


                            -------------------

           Joint Proxy Statement/Prospectus dated December [ ], 2001 First mailed to shareholders on or about December [ ], 2001

                                DSET CORPORATION
                           1160 U.S. HIGHWAY 22 EAST
                         BRIDGEWATER, NEW JERSEY 08807


                              -------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON DECEMBER [  ], 2001


                              -------------------

To the Shareholders of DSET:


    We will hold a special meeting of the shareholders of DSET on [       ],
December [ ], 2001, at 10:00 a.m., local time, at 1160 US Highway 22 East, Bridgewater, NJ 08807 to consider and vote upon:


     I. A proposal to approve and adopt the agreement and plan of merger, dated as of June 26, 2001, as amended by and between DSET and ISPSoft Inc., the merger and the issuance of up to 2,519,735 shares of DSET common stock and such other shares of common stock and consideration as described in the attached joint proxy statement/prospectus.

    II. A proposal to amend DSET's Amended and Restated Certificate of Incorporation to provide for the classification of DSET's board of directors into three classes of directors with staggered terms of office.

    Holders of record of shares of DSET common stock at the close of business on October 26, 2001, the record date for the DSET special meeting, are entitled to notice of, and to vote at, the DSET special meeting and any adjournments or postponements thereof.

    After careful consideration, your board of directors has unanimously approved the merger, the merger agreement, as amended, the issuance of DSET common stock pursuant to the merger agreement and the classification of your board of directors into three classes of directors with staggered terms of office and recommends: (i) that you vote 'FOR' approval of the merger, the merger agreement, as amended and the proposed issuance of up to 2,519,735 shares of DSET common stock and such other shares of common stock and consideration as described in the attached joint proxy statement/prospectus to the security holders of ISPSoft in connection with the merger; and (ii) that you vote 'FOR' approval of the proposed amendment to DSET's Amended and Restated Certificate of Incorporation to provide for the classification of your board of directors into three classes of directors with staggered terms of office. Upon approval of such staggered terms of office, DSET's board of directors will appropriately amend DSET's bylaws with respect to the term of office of its board of directors.

    We have described the merger, the merger agreement, as amended and the transactions associated with it, including the stock issuance and the amendment to DSET's Amended and Restated Certificate of Incorporation, in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement, as amended is attached as Annex A and a copy of the amendment to DSET's Amended and Restated Certificate of Incorporation is attached as Annex B to the accompanying joint proxy statement/prospectus.

    We cannot complete the merger unless the merger, the merger agreement, as amended and the issuance of the shares in connection with the merger agreement is approved by a majority of the votes represented by the shares of DSET common stock cast on such proposal, whether in person or by proxy. We cannot amend the Amended and Restated Certificate of Incorporation unless such amendment is approved by a majority of the votes represented by the shares of DSET common stock cast on such proposal, whether in person or by proxy.

    All holders of shares of DSET common stock are cordially invited to attend the DSET special meeting in person. However, to ensure your representation at the DSET special meeting, whether or not you plan to attend the meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the DSET special meeting. Executed proxies with no instructions indicated thereon will be voted 'FOR' approval of the merger, the merger agreement, as amended and the issuance of up to 2,519,735 shares of DSET common stock and such other shares of common stock and consideration as described in the attached joint proxy statement/prospectus to the security holders of ISPSoft in connection with the merger and the amendment to DSET's Amended and Restated Certificate of Incorporation.

                                          By Order of the Board of Directors,

                                          BRUCE M. CROWELL
                                          BRUCE M. CROWELL
                                          Secretary


Bridgewater, New Jersey
December [  ], 2001


    The board of directors of DSET recommends that shareholders vote 'FOR' the merger, the merger agreement, as amended, the proposed issuance of DSET common stock in connection with the merger and the amendment to DSET's Amended and Restated Certificate of Incorporation.

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                  ISPSOFT INC.
                             661 SHREWSBURY AVENUE
                          SHREWSBURY, NEW JERSEY 07702


                              -------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON DECEMBER [  ], 2001


                              -------------------

To the Shareholders of ISPSoft Inc.:


    The special meeting of shareholders of ISPSoft Inc. will be held on
[       ], December [  ], 2001, at 10:00 a.m., local time, at 661 Shrewsbury
Avenue, Shrewsbury, NJ 07702 for the following purpose:


    To consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of June 26, 2001, as amended, by and between DSET Corporation and ISPSoft, and the merger, as described in the attached joint proxy statement/prospectus.

    Holders of record of shares of ISPSoft common stock and of ISPSoft preferred stock at the close of business on October 26, 2001, the record date for the ISPSoft special meeting, are entitled to notice of, and to vote at, the ISPSoft special meeting and any adjournment or postponement thereof.

    UNDER NEW JERSEY LAW, SHAREHOLDERS OF ISPSOFT HAVE RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER AS DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

    Information regarding the merger, the merger agreement, as amended, ISPSoft, DSET and related matters is contained in the accompanying joint proxy statement/prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this notice.

    PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME.

    Your vote is important. Whether or not you plan to attend the ISPSoft meeting, please complete, date and return your proxy in the enclosed envelope promptly.

                                          By Order of the Board of Directors,

                                          RAMESH BALAKRISHAN
                                          RAMESH BALAKRISHAN
                                          Secretary


Shrewsbury, New Jersey
December [  ], 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE
  MERGER....................................................     1
SUMMARY.....................................................     4
    Selected Historical Consolidated Financial Information
     of DSET................................................    16
    Selected Historical Financial Information of ISPSoft....    17
    Summary Unaudited Pro Forma Information.................    18
    Comparative Per Share Data..............................    19
RISK FACTORS................................................    20
    Risks Relating to the Merger............................    20
    Risks Relating to the Business and Strategy of the
     Combined Company.......................................    23
    Risks Relating to DSET..................................    25
    Cautionary Statement Concerning Forward-Looking
     Statements.............................................    33
MARKET PRICE AND DIVIDEND INFORMATION.......................    35
    Market Price Information and Reverse Stock Split........    35
    Dividend Information....................................    36
THE DSET SPECIAL MEETING....................................    36
    General.................................................    36
    Date, Time and Place....................................    36
    Purpose of the Special Meeting..........................    36
    DSET Board of Directors' Recommendation.................    37
    Record Date.............................................    37
    Vote Required; Vote at the Special Meeting..............    37
    Proxies.................................................    37
    Revocability of Proxies.................................    38
    Solicitation of Proxies.................................    38
THE ISPSOFT SPECIAL MEETING.................................    38
    General.................................................    38
    Date, Time and Place....................................    38
    Purpose.................................................    38
    ISPSoft Board of Directors' Recommendation..............    39
    Record Date.............................................    39
    Vote Required; Vote at the Special Meeting..............    39
    Voting Agreements.......................................    39
    Proxies.................................................    39
    Revocability of Proxies.................................    40
    Solicitation of Proxies.................................    40
    Dissenter's Rights......................................    40
THE MERGER..................................................    42
    Background of the Merger................................    42
    Recommendation of DSET's Board of Directors and DSET's
     Reasons for the Merger.................................    45
    Recommendation of the Board of Directors of ISPSoft;
     ISPSoft's Reasons for the Merger.......................    49
    Interests of Executive Officers and Directors of ISPSoft
     in the Merger..........................................    57
    Stock Options...........................................    58
    Accounting Treatment of the Merger......................    59
    Form of Merger..........................................    59
    Merger Consideration....................................    59
    Effective Time of the Merger............................    59
    Material United States Federal Income Tax
     Considerations.........................................    59
    Nasdaq National Market Quotation........................    65
    Right of Shareholders to Dissent........................    65

                                                              PAGE
                                                              ----
    Dissenter's Rights Procedures...........................    66
    Resale of DSET Common Stock Issued in Connection with
     the Merger.............................................    68
THE MERGER AGREEMENT........................................    70
    The Merger..............................................    70
    Consideration...........................................    70
    Conversion of Shares....................................    71
    Escrow..................................................    72
    Treatment of ISPSoft Stock Options......................    72
    Treatment of ISPSoft Warrants...........................    72
    Treatment of ISPSoft Outstanding Promissory Notes.......    72
    Exchange of Stock Certificates..........................    72
    Representations and Warranties..........................    73
    Certain Covenants.......................................    74
    Expenses................................................    76
    Related Matters After the Merger........................    76
    Indemnification.........................................    76
    Conditions to Obligations to Effect Merger..............    77
    Termination; Breakup Fees...............................    81
    Amendment and Waiver....................................    81
OTHER AGREEMENTS............................................    82
    Voting Agreements.......................................    82
    Lock-Up Agreements......................................    82
    Escrow Agreement........................................    82
    Employment Agreement and Offer Letters of Employment....    83
    Invention, Confidentiality and Non-Competition
     Agreement..............................................    84
    Loan Transaction........................................    84
    Value Added Reseller Agreement..........................    85
INFORMATION CONCERNING DSET.................................    86
    Business................................................    86
    Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    96
    Overview................................................    96
    Management..............................................   111
    DSET Summary Of Compensation In Fiscal 2000, 1999, and
     1998...................................................   114
    DSET Option Grants in 2000..............................   115
    Aggregated Option Exercises in 2000 and Year-End Option
     Values.................................................   116
    Employment Contracts, Termination Of Employment And
     Change-In-Control......................................   116
    Compensation of Directors...............................   117
    Certain Transactions....................................   118
INFORMATION CONCERNING ISPSOFT..............................   119
    Business................................................   119
    ISPSoft Management's Discussion And Analysis Of
     Financial Condition And Results Of Operations..........   122
    Quantitative and Qualitative Disclosures About Market
     Risk...................................................   126
    ISPSoft Management......................................   127
    ISPSoft Certain Transactions............................   129
UNAUDITED PRO FORMA FINANCIAL STATEMENTS....................   131
    DSET Corporation and Subsidiaries Unaudited Pro Forma
     Balance Sheet As of September 30, 2001.................   132
    DSET Corporation and Subsidiaries Unaudited Pro Forma
     Statement of Operations For the Nine Months Ended
     September 30, 2001.....................................   133
    DSET Corporation and Subsidiaries Unaudited Pro Forma
     Statement of Operations For the Year Ended December 31,
     2000...................................................   134
    Notes to Unaudited Pro Forma Financial Statements.......   135

                                                              PAGE
                                                              ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF DSET........................................   137
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF ISPSOFT.....................................   139
    Stock Ownership Of Certain Beneficial Owners and
     Management.............................................   139
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF DSET FOLLOWING THE MERGER...................   141
DESCRIPTION OF DSET CAPITAL STOCK...........................   143
    General.................................................   143
    DSET Common Stock.......................................   143
    DSET Preferred Stock....................................   143
    New Jersey Law and Bylaw Provisions.....................   143
    Shareholder Rights Plan.................................   143
COMPARISON OF SHAREHOLDER RIGHTS............................   146
    General.................................................   146
    Capitalization..........................................   146
    Voting Rights...........................................   146
    Number and Classification of Directors..................   147
    Removal of Directors....................................   147
    Filling Vacancies on the Board of Directors.............   147
    Charter Amendments......................................   148
    Amendments to Bylaws....................................   148
    Action by Written Consent...............................   148
    Notice of Shareholder Meetings..........................   148
    Right to Call Special Meeting of Shareholders...........   149
    Limitation of Personal Liability of Directors...........   149
    Dividends...............................................   149
    Conversion..............................................   149
    Liquidation.............................................   150
    Rights in an Acquisition Event..........................   150
PROPOSAL TO AMEND DSET'S AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD...........   150
LEGAL MATTERS...............................................   152
EXPERTS.....................................................   152
INCORPORATION BY REFERENCE..................................   153
WHERE YOU CAN FIND MORE INFORMATION.........................   153
FINANCIAL STATEMENTS OF ISPSOFT INC.........................   F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS..............  II-1
SIGNATURES..................................................  II-5


ANNEXES

(A)  Agreement and Plan Of Merger, as amended
(B)  Amendment to DSET's Amended and Restated Certificate of
     Incorporation
(C)  Opinion of Kaufman Bros. L.P.
(D)  Section 14A:11-1 through 14A:11-11 of the New Jersey
     Business Corporation Act

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT DSET THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THAT THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES, SEE 'WHERE YOU CAN FIND MORE INFORMATION' ON PAGE 153. THIS INFORMATION IS ALSO AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS BY WRITING OR TELEPHONING US AT THE ADDRESS OR TELEPHONE NUMBER LISTED BELOW. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THAT YOU MUST MAKE AN INVESTMENT DECISION.


                                Bruce M. Crowell
                                   Secretary
                                DSET Corporation
                           1160 U.S. Highway 22 East
                         Bridgewater, New Jersey 08807

                                 (908) 526-7500

                        QUESTIONS AND ANSWERS ABOUT THE
                        SPECIAL MEETINGS AND THE MERGER

Q. WHY ARE DSET AND ISPSOFT PROPOSING TO MERGE?

A. DSET and ISPSoft are proposing to merge for a number of reasons, including the following:


    UPX, ISPSoft's current product that was released in the third quarter of 2001, automatically sets up or activates virtual private networks over Internet protocol (IP-based) networks in response to customer requests. Implementing new services over IP-based networks is a major trend in the industry.


    ISPSoft is currently developing a line of products that can assure the quality of services activated for its customers. By targeting markets that DSET's products do not specifically address, each of ISPSoft's current and future products may diversify DSET's risk and add additional sources of revenues.

    there is a tremendous strategic fit between ISPSoft's products under development and DSET's resources and telecommunications industry expertise.

    the two companies have complementary technologies, expertise and relationships that may significantly strengthen DSET's competitive position.

    the two companies have complementary management teams that will strengthen the commercial infrastructure.

Q. WHO WILL OWN ISPSOFT FOLLOWING THE MERGER?


A. If the merger is completed, DSET will be the sole owner of all of the assets of ISPSoft and will assume all of the outstanding liabilities of ISPSoft. As of September 30, 2001, ISPSoft had total assets equal to $555,077 and total liabilities equal to $4,581,642. ISPSoft released its first commercially salable product during the third quarter of 2001 but has not yet consummated a sale. Accordingly, ISPSoft has never had revenues and at September 30, 2001 had a deficit accumulated during the developmental stage of $8.9 million. As of September 30, 2001, ISPSoft had reached technological feasibility with one of its products.


Q. WHAT PERCENTAGE OF DSET WILL ISPSOFT SHAREHOLDERS OWN AFTER THE MERGER AND WHAT EFFECT WILL THE MERGER HAVE ON DSET'S BOARD OF DIRECTORS?


A. Immediately after the merger, ISPSoft security holders will own approximately 47.7% of the outstanding DSET common stock, assuming the exercise of all outstanding ISPSoft options assumed by DSET in the merger. SGM Capital Limited, Lucent Technologies, Inc. and Signal Lake Venture Fund, L.P., ISPSoft's three largest shareholders, will own approximately 15.66%, 16.78% and 4.84% of DSET after the merger. After the merger, DSET's board of directors will increase from four directors to seven directors. Three of the seven DSET directorships after the merger will be filled by the following three designees of ISPSoft: Mr. Binay Sugla, Mr. Carl Pavarini and Mr. Arun Inam.


Q. ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?


A. Yes. You should carefully consider the factors discussed in the section entitled 'Risk Factors' on pages 20 to 34 hereof.


Q. WHAT DO ISPSOFT SHAREHOLDERS NEED TO DO NOW?

A. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the ISPSoft special meeting of shareholders. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the proposal to approve the merger agreement and the merger.

Q. WHAT DO DSET SHAREHOLDERS NEED TO DO NOW?

A. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented and voted at the DSET special meeting of shareholders. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote for the proposals to approve the merger, the merger agreement, the issuance of shares of DSET common stock in connection with the merger and the amendment to DSET's Amended and Restated Certificate of Incorporation to provide for the classification of DSET's board of directors into three classes of directors with staggered terms of office.

Q. WHAT RIGHTS DO ISPSOFT SHAREHOLDERS HAVE IF THEY OPPOSE THE MERGER?


A. You may seek appraisal of the fair value of your shares of ISPSoft stock by complying with all of the New Jersey law procedures explained on pages 65 to 68 and in Annex D.


Q. WHAT RIGHTS DO DSET SHAREHOLDERS HAVE IF THEY OPPOSE THE MERGER?

A. In the event the requisite majority of DSET shareholders vote to approve the merger, those DSET shareholders voting to oppose the merger shall have no recourse with respect to such vote.

Q. WHAT IF THE MERGER IS NOT COMPLETED?


A. It is possible the merger will not be completed. This might happen if, for example, ISPSoft shareholders do not approve the merger and the merger agreement or the DSET shareholders do not approve the merger, the merger agreement and the issuance of the common stock in connection with the merger. Should that occur, neither DSET nor ISPSoft is under any obligation to make or consider any alternative proposal regarding the purchase of stock held by ISPSoft shareholders. In certain circumstances either party may owe the other party a termination fee and reimbursement of certain expenses. For example, if either party breaches, without cure, its respective warranties, representations or covenants contained in the merger agreement, such party shall pay a termination fee equal to $2,000,000 plus certain documentable expenses of the non-breaching party. For a discussion of each circumstance where termination fees or expenses shall be paid, see page 81 hereof.


Q. IF MY SHARES ARE HELD IN 'STREET NAME' BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not instruct your broker, your shares will not be voted.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares in your own name, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the address set forth in the answer to the last question below. Third, you can attend the special meeting and vote in person. If you hold your shares in 'street name,' you should follow the directions provided by your broker regarding how to change your vote.

Q. WHEN AND WHERE ARE THE SPECIAL MEETINGS?


A.   For DSET:                         For ISPSoft:
     December [  ], 2001               December [  ], 2001
     10:00 a.m. local time             10:00 a.m. local time
     DSET Corporation                  ISPSoft Inc.
     1160 U.S. Highway 22 East         661 Shrewsbury Avenue
     Bridgewater, NJ 08807             Shrewsbury, NJ 07702
     Telephone: (908) 526-7500         Telephone: (732) 945-6000


Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect to complete the merger in December 2001.

Q. SHOULD ISPSOFT SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A. No. After the merger is completed, ISPSoft shareholders will receive written instructions for exchanging ISPSoft stock certificates. Please do not send in your stock certificates with your proxy.

Q. WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

    FOR DSET SHAREHOLDERS:                     FOR ISPSOFT SHAREHOLDERS:
    DSET Corporation                           ISPSoft Inc.
    1160 U.S. Highway 22 East                  661 Shrewsbury Avenue
    Bridgewater, NJ 08807                      Shrewsbury, NJ 07702
    Attention: Bruce M. Crowell                Attention: Binay Sugla
              Chief Financial Officer                    President and Chief Executive Officer
    Telephone: (908) 526-7500                  Telephone: (732) 945-6000

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See 'Where You Can Find More Information' on page 153. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.



        GENERAL INFORMATION CONCERNING AND ADDRESSES OF DSET AND ISPSOFT
                             (SEE PAGES 86 AND 119)


DSET CORPORATION
1160 U.S. HIGHWAY 22 EAST
BRIDGEWATER, NEW JERSEY 08807
(908) 526-7500

    DSET is a supplier of electronic-bonding gateways and software solutions that automate the provisioning of Internet Protocol (IP)-based services. DSET gateways enable communications providers to implement electronic trading partner networks for competitive telecommunications service providers. A trading partner network plays a critical role in lowering the cost of acquiring customers, reducing the amount of time required to provision new phone services for customers, and minimizing the time required to resolve service outages to ensure higher customer satisfaction and less customer churn. DSET IP provisioning solutions facilitate the creation of virtual private networks (VPNs) and a variety of other services at a fraction of the cost and time of conventional provisioning methods.


    At September 30, 2001, DSET had an accumulated deficit of $34.2 million as a result of the severe downturn in the telecommunications industry which began in the second half of 2000. Prior to the third quarter of 2000, DSET had 29 consecutive profitable quarters. For the nine months ending September 30, 2001 it had a net loss of $31.6 million and for the year ended December 31, 2000 it had a net loss of $18.8 million.


    DSET was organized as a New Jersey corporation in 1989. DSET's world wide web site address is www.dset.com. The information in this web site is not incorporated by reference into this joint proxy statement/prospectus. This web site address is included in this document as an inactive textual reference only.

ISPSOFT INC.
661 SHREWSBURY AVENUE
SHREWSBURY, NEW JERSEY 07702
(732) 945-6000

    ISPSoft develops and markets software solutions that enable any service provider or large enterprise in the world to turn on new communications services across networks that are based on the Internet Protocol (IP). For example, ISPSoft's services could include virtual private networks (VPNs) that are secure, guarantee a certain quality of service, utilize the Internet and can be implemented in networks comprised of equipment from multiple vendors. The applications that run on this type of service could be data, text, video or voice.

    ISPSoft also offers a variety of related services, such as installation, integration with other related application software, testing, training, technical support and software upgrades, all of which are necessary to ensure that the service provider or the enterprise can efficiently implement the software solution, thus allowing them to offer new services to their customers or employees while generating new revenue and/or reducing costs.


    ISPSoft is a development stage company that recently began marketing its first product to reach technological feasibility, UPX, but which has not yet consummated a sale. UPX automatically sets up or activates virtual private networks over Internet protocol networks in response to customer requests. ISPSoft has never had revenues. At September 30, 2001, it accumulated a deficit of $8.9 million.


    ISPSoft was organized as a New Jersey corporation in 1999. ISPSoft's world wide web site address is www.ispsoft.com. The information in this web site is not incorporated by reference into this joint proxy statement/prospectus. This web site address is included in this document as an inactive textual reference only.


                  THE CONSIDERATION TO BE ISSUED IN THE MERGER
                                 (SEE PAGE 70)


    ISPSoft security holders will receive an aggregate of up to 2,519,735 shares of DSET common stock and other consideration as follows:

     DSET will issue up to an aggregate of 2,519,735 shares of its common stock to security holders of ISPSoft as follows:


         holders of ISPSoft common stock (including the preferred stock on an as-converted to common stock basis) will be entitled to receive an aggregate of 2,157,838 shares of DSET common stock, subject to downward adjustment, at a conversion rate of 0.087648 shares of DSET common stock for each one share of ISPSoft common stock surrendered. Such downward adjustments relate to possible indemnification claims and specified payments of expenses as set forth herein on pages 76 and 77;


         holders of ISPSoft Series B Preferred Stock will be entitled to receive up to an aggregate of 123,306 shares of DSET common stock and $1,000,000 in cash, as set forth in the merger agreement;

         holders of options to purchase shares of ISPSoft common stock will be entitled to receive an aggregate of 238,591 options to purchase shares of DSET common stock at an exchange rate of 0.087648, subject to downward adjustment for options to purchase shares of ISPSoft common stock exercised prior to the merger, and DSET will assume ISPSoft's 2000 Option Plan. As of October 31, 2001, there were outstanding options to purchase 2,722,510 shares of ISPSoft common stock, which will be exchanged for options to purchase 238,591 shares of DSET common stock. The 2000 Stock Plan provides both for the direct award or sale of shares of ISPSoft common stock and for the grant of options to purchase shares of ISPSoft common stock. Options granted under the ISPSoft 2000 Stock Plan may include nonstatutory stock options and incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Virtually all of the options granted to employees under the ISPSoft Stock Plan are subject to four-year vesting;

     holders of ISPSoft common stock, other than Lucent Technologies, Inc., will also be entitled to receive, at the sole discretion of DSET at the time of such payment or payments, up to an aggregate of $1,000,000 in cash or registered shares of DSET common stock, subject to certain limitations and the satisfaction of certain milestones to be achieved by ISPSoft through June 30, 2002, as set forth below. The number of shares so issued, if DSET elects this option, will vary based upon fluctuations in the fair market value of DSET's common stock at the time of each such issuance; and

     DSET will issue promissory notes to each of Lucent Technologies, Inc. and Signal Lake Venture Fund, L.P., in the face amount of $400,000 each, thereby assuming certain debts of ISPSoft to each such entity. DSET will also assume and then pay in full the face amount of each other note payable of ISPSoft as of the closing of the merger, which notes payable total $525,000, including $300,000 of which is payable to SGM Capital Limited, an affiliate of ISPSoft. No interest will be paid on such notes.

    DSET will issue all such shares of common stock from its currently authorized but unissued shares of common stock and will pay such cash payments from its currently available cash balances. The aggregate value of all such consideration is approximately $5,469,275 (based upon DSET's closing common stock price of $0.94 as reported on Nasdaq on November 19, 2001).


    The potential milestone payments aggregating as much as $1,000,000 and referenced above will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion, provided, however, that DSET may be required to issue shares of common stock and not pay cash in order to preserve the status of the transaction as a reorganization, and provided further, that DSET will in any event be required to pay cash and not issue shares of common stock in order to avoid any share issuance that would result in the current holders of ISPSoft capital stock holding 50% or more of the outstanding shares of DSET:

     an aggregate of $250,000 shall be paid on or before January 1, 2002 if, prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;

     an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June 26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and

     an aggregate of $500,000 shall be paid on or before September 30, 2002 if, for the period beginning January 1, 2002 through June 30, 2002, the combined company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services.

    The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.


                VOTES REQUIRED BY DSET AND ISPSOFT SHAREHOLDERS
                             TO APPROVE THE MERGER
                             (SEE PAGES 37 AND 39)


DSET

    Approval of the merger, the merger agreement and the amendment to DSET's Amended and Restated Certificate of Incorporation requires the vote of a majority of the votes represented by the shares of DSET common stock cast on such proposals. Pursuant to applicable rules of the Nasdaq National Market, approval of the proposed issuance of DSET common stock in connection with the merger requires the approval of a majority of the votes represented by the shares of DSET common stock cast on the proposal, whether in person or by proxy, because such issuance of shares of DSET common stock will exceed 20% of the outstanding shares of DSET common stock prior to the merger.


    As of October 31, 2001, DSET's directors and executive officers owned less than 1% of the outstanding shares of DSET common stock and have already agreed to vote in favor of the merger, the merger agreement and the issuance of shares of DSET common stock in connection with the merger.



    Approval of the merger agreement and the merger by ISPSoft shareholders is assured in that certain holders of ISPSoft capital stock who are affiliates of ISPSoft and who collectively beneficially own more than 89% of the outstanding voting power of ISPSoft capital stock have already entered into voting agreements whereby they have agreed to vote in favor of the merger agreement and the merger. These holders collectively beneficially own approximately 64% of the outstanding ISPSoft common stock, 100% of the outstanding ISPSoft Series A preferred stock and 100% of the outstanding Series B preferred stock.

ISPSOFT

    Approval of the merger agreement and the merger requires the vote of:

     a majority of the votes represented by the outstanding shares of ISPSoft common stock and preferred stock (voting on an as-converted to common stock basis), voting together as a single class; and

     A majority of the votes represented by the outstanding shares of the ISPSoft Series A preferred stock and Series B preferred stock, each voting as a separate class.


    Certain holders of ISPSoft common stock and preferred stock who collectively beneficially own more than 89% of the outstanding voting power of ISPSoft capital stock have already agreed to vote in favor of the merger agreement and the merger.



             OUR BOARD OF DIRECTOR RECOMMENDATIONS TO SHAREHOLDERS
                          IN FAVOR OF THE TRANSACTIONS
                             (SEE PAGES 37 AND 39)


TO DSET SHAREHOLDERS:

    The DSET board of directors voted to approve the merger, the merger agreement and the proposed issuance of DSET common stock in connection with the merger and the amendment to DSET's Amended and Restated Certificate of Incorporation. The DSET board believes that the merger and the amendment to DSET's Amended and Restated Certificate of Incorporation are in your best interest and recommends that you vote 'FOR' each such proposal.

TO ISPSOFT SHAREHOLDERS:

    The ISPSoft board of directors voted to approve the merger agreement, the merger and the transactions contemplated thereby. The ISPSoft board believes that the merger is advisable and in your best interests and recommends that you vote 'FOR' the proposal to approve the merger agreement and the merger.


         WHAT HOLDERS OF ISPSOFT SECURITIES WILL RECEIVE IN THE MERGER
                                 (SEE PAGE 70)


    In the merger:

     DSET will issue up to an aggregate of 2,519,735 shares of its common stock to security holders of ISPSoft as follows:


         holders of ISPSoft common stock (including the preferred stock on an as-converted to common stock basis) will be entitled to receive an aggregate of 2,157,838 shares of DSET common stock, subject to downward adjustment, at a conversion rate of 0.087648 shares of DSET common stock for each one share of ISPSoft common stock surrendered. Such downward adjustments relate to possible indemnification claims and specified payments of expenses as set forth herein on pages 76 and 77;


         holders of ISPSoft Series B preferred stock will be entitled to receive up to an aggregate of 123,306 shares of DSET common stock and $1,000,000 in cash, as set forth in the merger agreement;

         holders of options to purchase shares of ISPSoft common stock will be entitled to receive an aggregate of 238,591 options to purchase shares of DSET common stock at an exchange rate of 0.087648, subject to downward adjustment for options to purchase shares of ISPSoft common stock exercised prior to the merger, and DSET will assume ISPSoft's 2000 Stock Plan;


     holders of ISPSoft common stock, other than Lucent Technologies, Inc., will also be entitled to receive milestone payments aggregating as much as $1,000,000, which will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion, provided, however, that DSET may be required to issue shares of common stock and not pay cash in order to preserve the status of the transaction as a reorganization, and provided further, that DSET will in any event be required to pay cash and not issue shares of common stock in order to avoid any share issuance that would result in the current holders of ISPSoft capital stock holding 50% or more of the outstanding shares of
     DSET:



         an aggregate of $250,000 shall be paid on or before January 1, 2002 if, prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;



         an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June 26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and



         an aggregate of $500,000 shall be paid on or before September 30, 2002 if, for the period beginning January 1, 2002 through June 30, 2002, the combined company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services.


      The number of shares so issued, if DSET elects this option, will vary based upon fluctuations in the fair market value of DSET's common stock at the time of each such issuance; and

     DSET will issue promissory notes to each of Lucent Technologies, Inc. and Signal Lake Venture Fund, L.P., in the face amount of $400,000 each, thereby assuming certain debts of ISPSoft to each such entity. DSET will also assume and then pay in full the face amount of each other note payable of ISPSoft as of the closing of the merger, which notes payable total $525,000, including $300,000 of which is payable to SGM Capital Limited, an affiliate of ISPSoft. No interest will be paid on such notes.


    DSET will issue all such shares of common stock from its currently authorized but unissued shares of common stock and will pay such cash payments from its currently available cash balances. The aggregate value of all such consideration is approximately $5,469,275 (based upon DSET's closing common stock price of $0.94 as reported on Nasdaq on November 19, 2001).


    DSET will not issue fractional shares of DSET common stock in connection with the merger. Instead, ISPSoft shareholders will receive shares of DSET common stock rounded up to the nearest whole number.

    Options that are exercisable for shares of ISPSoft capital stock will be assumed by DSET and will be exercisable for DSET common stock. The number of shares issuable upon exercise of these options and the exercise price per share, will be adjusted using the same conversion ratio applied to determine the number of shares of DSET stock to be issued per share of ISPSoft capital stock in the merger except that any fractional shares will be rounded down and the exercise price will be rounded up.

    ISPSoft has agreed to cause the termination of all outstanding warrants prior to the closing of the merger.

    The 2,519,735 shares of DSET common stock issued to ISPSoft security holders at the closing of the merger, will approximate 47.7% of the issued and outstanding shares of DSET common stock following the merger, assuming the exercise or conversion of all ISPSoft stock options.


                       WHAT MUST OCCUR BEFORE THE MERGER
                               WILL BE COMPLETED
                                 (SEE PAGE 77)


    The completion of the merger depends upon meeting a number of conditions, including the following:

     the approval of the shareholders of each of DSET and ISPSoft;

     the holders of no more than 3% of the outstanding voting stock of ISPSoft shall have exercised appraisal rights under the New Jersey Business Corporation Act;

     the filing with the Nasdaq National Market with respect to the listing of the shares of DSET common stock issued in connection with the merger;

     the receipt of legal opinions regarding corporate matters;

     the holders of all of the shares of capital stock of ISPSoft will have signed lock-up agreements, subject to limited exceptions;

     the execution and delivery of the escrow agreement;

     the termination of existing ISPSoft shareholder agreements, investor rights agreements, voting agreements and registration rights agreements;

     Mr. Binay Sugla, ISPSoft's President and Chief Executive Officer, shall have executed an employment agreement with DSET;

     ten specific employees of ISPSoft shall remain employees of the surviving corporation on the closing date and shall execute appropriate offer documentation with DSET;

     Lucent and Signal Lake shall have waived their liquidation preferences of the ISPSoft Series B preferred stock owned by such entities;

     DSET shall have received cancelled notes from all of the noteholders of ISPSoft as described above;

     DSET shall have received evidence of the cancellation of certain outstanding ISPSoft warrants; and

     other customary contractual conditions specified in the merger agreement.

    The conditions to the merger may be waived by the company entitled to assert the condition.


                 10% OF THE SHARES ISSUED BY DSET IN THE MERGER
                    WILL BE SUBJECT TO AN ESCROW ARRANGEMENT
                                 (SEE PAGE 72)


    Except for shares of common stock to be issued to holders of its Series B preferred stock, ISPSoft shareholders will not immediately receive all of the DSET shares issuable in the merger. Ten percent of such shares will automatically be placed in escrow. If the merger agreement is approved and the merger occurs, all shareholders of ISPSoft who have not perfected appraisal rights under the New Jersey Business Corporation Act, by receipt of DSET common stock in the merger, will be deemed to have agreed to the terms of the escrow agreement referred to in the merger agreement.

    The shares that are placed in escrow will be used to indemnify DSET against damages due to:

     any misrepresentation, breach of warranty or failure to perform any covenant or agreement of ISPSoft contained in the merger agreement;

     any failure of any shareholder of ISPSoft to have good, valid and marketable title to the issued and outstanding shares of ISPSoft capital stock issued in the name of such shareholder, free and clear of all security interests;

     any claim by a shareholder or former shareholder of ISPSoft, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of ISPSoft; (ii) any rights of a shareholder (other than the right to receive the shares pursuant to the merger agreement or appraisal rights under the applicable provisions of the New Jersey Business Corporation Act), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of ISPSoft; or (iv) any claim that his, her or its shares were wrongfully repurchased by ISPSoft;

     any amount referenced under the caption 'Reduction in Purchase Price' under
     Section 1.12 of the merger agreement to the extent that such amount is not deducted from the purchase price at the closing of the merger;

     any amount paid by DSET under Section 4.8(b) of the merger agreement relating to the payment of sales, use and transfer taxes and all governmental charges, if any, arising in connection with the merger that are to be paid by the shareholders of ISPSoft, because of the failure of the shareholders of ISPSoft to pay such amount;

     any amount paid to employees or consultants of ISPSoft for liabilities or claims made in connection with the termination of such person's employment or consulting arrangement with ISPSoft, which termination occurred during the period beginning on the date that is 6 months prior to the date of the merger agreement and ending at the effective time of the merger;

     any accounts payable of ISPSoft that are more than 30 days past due on the date of closing of the merger; and

     any amounts owed by ISPSoft to Signal Lake, other than amounts owed pursuant to ISPSoft's Agency Arrangement with Signal Lake, which are not otherwise accounted for under the merger agreement.

    This obligation to indemnify DSET is limited to the indemnification escrow shares. The indemnification obligations will end 12 months after closing. At that time, if DSET does not have any unresolved claims for the property remaining in this escrow, the indemnification escrow shares will be released to the former ISPSoft shareholders from whom they were withheld.

    A representative will be authorized to represent the ISPSoft shareholders in all matters relating to the escrow. Mr. Binay Sugla, ISPSoft's President and Chief Executive Officer, has been selected by the ISPSoft board to act as the representative of the ISPSoft shareholders. Approval by the ISPSoft shareholders of the merger agreement and the merger will constitute approval of the selection of this representative.


                        ISPSOFT HAS AGREED NOT TO ENGAGE
                          IN ALTERNATIVE TRANSACTIONS
                                 (SEE PAGE 75)


    ISPSoft has agreed that it will not initiate or engage in any discussion regarding a business combination of ISPSoft with any other party. ISPSoft has further agreed to cause each of its officers, directors, employees, representatives and agents not to do any of these things.

                REASONS FOR TERMINATION OF THE MERGER AGREEMENT
                                 (SEE PAGE 81)


    DSET and ISPSoft can mutually agree to terminate the merger agreement without completing the merger, and either DSET or ISPSoft can terminate the merger agreement if any of the following occurs:

     the other party commits a material breach of any representation, warranty or covenant under the merger agreement;

     the approval of the shareholders of DSET or ISPSoft is not obtained; or

     the merger is not completed by December 31, 2001 by reason of the failure of any condition precedent to that party's closing of the merger unless the failure results primarily from a breach of any of that party's representations, warranties or covenants contained in the merger agreement.


                    BREAK-UP FEE PAYABLE UPON TERMINATION OF
                              THE MERGER AGREEMENT
                                 (SEE PAGE 81)


    In certain circumstances, if the merger agreement is terminated prior to the consummation of the merger, one party may be liable to the other party for a termination fee totaling $2,000,000 plus certain documentable expenses of such other party. Such fee would be paid:

     by a party in breach, with certain exceptions, of any of its representations, warranties or covenants contained in the merger agreement, and such breach is not cured in a timely manner;

     by a party whose shareholders fail to approve the merger agreement and the merger if such failure is covered by a breach of previously executed voting agreements to vote in favor of such matters;

     by DSET if DSET enters into a business combination with a third-party and, in connection therewith, terminates the merger agreement; or

     by ISPSoft if ISPSoft terminates the merger agreement and accepts a superior offer.


                    OPINION OF DSET FINANCIAL ADVISOR TO
                      DSET BOARD OF DIRECTORS WITH RESPECT
                 TO FAIRNESS OF THE CONSIDERATION IN THE MERGER
                                 (SEE PAGE 50)


    In deciding to approve the merger, DSET's board of directors, among other things, received an opinion, dated June 25, 2001, from its financial advisor, Kaufman Bros., L.P., that the total consideration to be paid in the merger was fair from a financial point of view to DSET's shareholders. The full text of the opinion is attached as Annex C to this joint proxy statement/prospectus and should be read carefully in its entirety. THE OPINION OF KAUFMAN BROS. L.P. IS DIRECTED TO THE BOARD OF DIRECTORS OF DSET AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO ANY ACTION ANY SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE MERGER.


BENEFITS TO AND INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF ISPSOFT IN THE
                                     MERGER
                                 (SEE PAGE 57)


    In considering the recommendation of the ISPSoft board, you should be aware of the interests that executive officers and directors of ISPSoft have in the merger. These include:

     acceleration of vesting of restricted stock held by Mr. Binay Sugla, ISPSoft's President and Chief Executive Officer;

     employment offers being extended to certain employees of ISPSoft;

     indemnification of ISPSoft directors and officers for actions taken prior to the merger; and

     certain ISPSoft officers becoming officers and/or directors of DSET.

    In discussing the fairness of the merger to shareholders of ISPSoft, ISPSoft's board of directors took into account these interests. These interests are different from and in addition to your and their interests as shareholders.


    As of October 31, 2001, directors and executive officers of ISPSoft and their affiliates as a group owned approximately 54% of the outstanding shares of ISPSoft capital stock.



                     THE MERGER WILL BE ACCOUNTED FOR UNDER
                       THE PURCHASE METHOD OF ACCOUNTING
                                 (SEE PAGE 59)


    We expect the merger to be accounted for in accordance with accounting principles generally accepted in the United States of America under the purchase method of accounting for a business combination, with DSET being deemed to have acquired ISPSoft.


                 THE MERGER IS INTENDED TO BE A REORGANIZATION
                        FOR FEDERAL INCOME TAX PURPOSES
                                 (SEE PAGE 59)



    The parties intend the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Provided that the merger so qualifies, an ISPSoft shareholder generally will recognize no gain or loss for United States federal income tax purposes upon the receipt of shares of DSET common stock for shares of ISPSoft stock in the merger. An ISPSoft shareholder may recognize taxable gain, however, if cash or other non-stock payments are received by such shareholder in exchange for ISPSoft stock in the merger. As explained more fully below in the Material Federal Income Tax Considerations section, under certain circumstances, the merger may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code. If the merger does not qualify as a reorganization, then an ISPSoft shareholder will recognize taxable gain or loss with respect to the shares of DSET common stock, including escrowed shares and any additional shares of DSET common stock that become payable after certain milestones have been achieved, as set forth below, and any non-stock payments payable in exchange for the shareholder's shares of ISPSoft stock.



    The potential milestone payments referenced above and aggregating as much as $1,000,000 will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion, provided, however, that DSET may be required to issue shares of common stock and not pay cash in order to preserve the status of the transaction as a reorganization, and provided further, that DSET will in any event be required to pay cash and not issue shares of common stock in order to avoid any share issuance that would result in the current holders of ISPSoft capital stock holding 50% or more of the outstanding shares of DSET:



     an aggregate of $250,000 shall be paid on or before January 1, 2002 if, prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;



     an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June 26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and an aggregate of $500,000 shall be paid on or before September 30, 2002 if, for the period beginning January 1, 2002 through June 30, 2002, the combined company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services.


    Tax matters are very complicated, and the tax consequences of the merger to an ISPSoft shareholder will depend on the shareholder's individual circumstances. See the discussion of Material United States Federal Income Tax Considerations below. ISPSOFT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.


       ISPSOFT SHAREHOLDERS' RIGHT TO RECEIVE FAIR VALUE FOR THEIR SHARES
                                 (SEE PAGE 65)



    Under New Jersey law, ISPSoft shareholders who do not vote in favor of the merger and who comply with notice requirements and other procedures will have the right to receive the 'fair value' of their shares in cash rather than the shares of DSET common stock specified in the merger agreement. 'Fair value' will be determined by a New Jersey court and may be more than, the same as, or less than the value of the consideration to be paid to other ISPSoft shareholders. Merely voting against the merger will not protect your rights to an appraisal. Failure to follow all the steps required by New Jersey law will result in the loss of your rights to appraisal. The New Jersey law requirements for exercising appraisal rights are described in further detail on pages 65 to 68. In addition to reading 'Appraisal Rights,' see Annex D, which contains a copy of the New Jersey statute governing appraisal rights.



    HOW THE RIGHTS OF ISPSOFT SHAREHOLDERS WILL DIFFER AS A DSET SHAREHOLDER
                                 (SEE PAGE 146)


    The rights of ISPSoft shareholders after the merger will be governed by DSET's charter and bylaws. Those rights differ from rights of ISPSoft shareholders under ISPSoft's charter and bylaws.


            RISKS OF THE MERGER TO SHAREHOLDERS OF ISPSOFT AND DSET
                                 (SEE PAGE 20)



    In considering whether to approve the merger, the merger agreement and the issuance of shares in connection with the merger, you should consider certain risks of the merger, including the risk of fluctuations in the market price of DSET common stock, risks associated with the merger and integrating the companies' businesses and the fact that certain directors and officers of DSET and ISPSoft may have interests in the merger that are different from, or in addition to, yours. We urge you to read carefully all of the factors described in 'Risk Factors' on pages 20 to 34 before voting.



                      DSET COMMON STOCK PRICE INFORMATION
                                 (SEE PAGE 35)



    Shares of DSET common stock are listed on the Nasdaq National Market. On June 26, 2001, DSET common stock closed at $0.670 ($2.68 on a post reverse stock split basis) per share and we publicly announced the proposed merger after the close of trading on such date. On November 19, 2001, DSET common stock closed at $0.94 per share.


    We are unable to provide information with respect to the market prices of the ISPSoft stock because there is no established trading market for shares of ISPSoft stock.

                   REVERSE STOCK SPLIT OF DSET'S COMMON STOCK

    On August 14, 2001, DSET announced the approval a reverse one-for-four stock split effective as of the close of business on August 21, 2001, pursuant to which one new share of DSET common stock would be issued in exchange for every four shares of DSET common stock then outstanding. In connection with such reverse stock split recapitalization, DSET reduced its authorized common stock from 40 million shares to 10 million shares. After the one-for-four reverse split, DSET had approximately 2.9 million shares of common stock outstanding.


    DSET had received a notice on July 9, 2001 from Nasdaq indicating that it faced the possibility of delisting from the National Market System because its common stock had not maintained a minimum bid price of $1.00 over the preceding 30 consecutive trading days. DSET's board of directors effected such reverse stock split recapitalization in order to raise the minimum bid price of its common stock. Nasdaq formally notified the Company on September 7, 2001 that the Company had regained compliance. On September 27, 2001, Nasdaq announced that its Board of Directors authorized the suspension of the minimum bid and public float listing requirements effective immediately until January 2, 2002.



    DSET cannot be certain that the minimum bid price of its common stock will maintain compliance with Nasdaq's continued listing requirement and you should review the Risk Factor entitled 'The liquidity of our common stock could be adversely affected if we are delisted from the Nasdaq National Market,' on page 26 hereof.


    Unless otherwise indicated, each of the per share amounts for DSET's common stock set forth in this joint proxy statement/prospectus have been revised to reflect such one-for-four reverse stock split recapitalization.

                          DSET'S STOCK REPURCHASE PLAN

    DSET's board of directors approved a Stock Repurchase Plan on August 15, 2001 whereby DSET may repurchase up to 200,000 shares of common stock (on a post reverse stock split basis). Several factors were considered by the board of directors prior to approving the repurchase plan, including the potential dilution of current shareholders from the issuance of shares of DSET's common stock pursuant to DSET's employee stock purchase plan. The Stock Repurchase Plan will be funded using DSET's working capital and funds provided by employees in connection with the employee stock purchase plan. The Stock Repurchase Plan program may be suspended or discontinued at any time.


    DSET implemented the Stock Repurchase Plan by executing an agreement with Kaufman Bros., L.P. on August 29, 2001. The first repurchase of shares of outstanding common stock occurred on August 30, 2001 and DSET continues to administer this program. DSET has entered into a second brokerage arrangement (Legg Mason Wood Walker Incorporated) to divide the repurchases. As of
November 19, 2001, DSET had repurchased 150,200 shares of common stock. All shares repurchased are held as treasury shares, not deemed to be outstanding and available for reissuance.



                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
                                 (SEE PAGE 33)


    DSET has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of DSET, including the anticipated revenue enhancements from the merger. Also, when we use words such as 'believes,' 'expects,' 'anticipates' or similar expressions, we are making forward-looking statements. Shareholders should note that many factors could affect the future financial results of DSET and ISPSoft, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include, but are not limited to, the following:

     the risk that the combined company is unable to achieve the anticipated cost savings and revenue enhancements;

     the risk that the combined company encounters greater than expected costs and difficulties related to the integration of the businesses of DSET and ISPSoft;

     the risk that customers of DSET and ISPSoft may delay or cancel orders;

     the risk that loss of key DSET or ISPSoft personnel could make it difficult to complete existing projects and undertake new projects;

     the risk that DSET and ISPSoft have each incurred substantial losses, expect to incur additional losses and will not be successful until the combined company reverses this trend, if at all;

     the risk that DSET may not be able to obtain substantial additional financing;

     the risk of economic, political and competitive forces affecting our businesses; and

     the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DSET



    The annual financial information set forth below has been derived from the audited consolidated financial statements of DSET. The data for the nine-month periods ended September 30, 2001 and 2000 have been derived from the unaudited consolidated financial statements of DSET. The information should be read in connection with, and is qualified in its entirety by reference to DSET's financial statements and the notes incorporated by reference elsewhere in this joint proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of DSET, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period.



                                                                                                                 NINE MONTHS
                                                                                                                    ENDED
                                                                       YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                           ------------------------------------------------     -------------
                                                            1996      1997      1998      1999       2000      2000     2001
                                                            ----      ----      ----      ----       ----      ----     ----
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
   License revenues......................................  $ 7,005   $10,850   $16,338   $24,084   $ 32,851  $30,090  $  2,337
   Service revenues......................................    6,111     8,515    12,952    20,545     14,191   11,609     5,710
Total revenues...........................................   13,116    19,365    29,290    44,629     47,042   41,699     8,047
Cost of revenues:
   License revenues......................................      133     1,274     1,775     1,823      3,991    3,251     1,157
   Service revenues......................................    2,149     3,405     3,692     7,063     11,131    8,121     4,639
Total cost of revenues...................................    2,282     4,679     5,467     8,886     15,122   11,372     5,796
Gross profit.............................................   10,834    14,686    23,823    35,743     31,920   30,327     2,251
Operating expenses:
   Sales and marketing...................................    4,243     4,872     9,143    11,972     12,130    9,502     5,952
   Research and development..............................    1,328     3,299     6,237    11,046     18,467   12,491     8,595
   General and administrative............................    2,381     2,881     2,708     4,121      6,925    4,303     4,384
   Bad debts and other charges...........................       12       114        50       665     13,378    5,793       987
   Amortization of goodwill and other intangibles........    --           22        38       200        419      312       273
   Restructuring and other charges.......................    --        --        --        --         2,248    --       14,789
Total operating expenses.................................    7,964    11,188    18,176    28,004     53,567   32,401    34,980
Net operating income (loss)..............................    2,870     3,498     5,647     7,739    (21,647)  (2,074)  (32,729)
Net income (loss)........................................  $ 2,013   $ 2,469   $ 4,794   $ 6,517   $(18,812) $  (159) $(31,644)
Net income (loss) per common share.......................  $  1.46   $  1.80   $  2.13   $  2.50   $  (6.61) $ (0.06) $ (10.90)
Weighted average number of common shares outstanding.....      827       892     2,253     2,606      2,847    2,826     2,903
Net income (loss) per common share assuming dilution.....  $  1.09   $  1.18   $  1.74   $  2.36   $  (6.61) $ (0.06) $ (10.90)
Weighted average number of common shares and common
 equivalent shares outstanding...........................    1,848     2,087     2,761     2,767      2,847    2,826     2,903
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and marketable securities.........  $ 1,778   $ 3,206   $45,023   $40,158   $ 35,075  $39,452  $ 18,365
Working capital..........................................    4,284     6,276    49,037    53,878     35,293   51,319    10,596
Total assets.............................................    7,445    13,315    56,854    73,495     61,183   79,937    26,506
Long-term debt including capital leases, net of current
 portion.................................................    --          332       112     1,872        833      867       319
Redeemable convertible preferred stock...................   10,744    11,604     --        --         --       --        --
Shareholders' equity (deficit)...........................  $(5,410)  $(3,401)  $51,189   $61,523   $ 47,717  $66,048  $ 15,740



    IN MARCH 1998, DSET COMPLETED ITS INITIAL PUBLIC OFFERING AND RECEIVED PROCEEDS OF $37.2 MILLION. AT THAT TIME ALL PREFERRED STOCK WAS CONVERTED TO COMMON STOCK.



    ON AUGUST 8, 2001 THE BOARD OF DIRECTORS OF DSET DECLARED A ONE-FOR-FOUR REVERSE STOCK SPLIT TO HOLDERS OF RECORD AS OF THE CLOSE OF TRADING AUGUST 21, 2001. ALL REFERENCES TO NUMBER OF SHARES AND PER SHARE INFORMATION IN THIS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DSET HAVE BEEN ADJUSTED TO REFLECT THE STOCK SPLIT ON A RETROACTIVE BASIS.



    DURING THE QUARTER ENDED SEPTEMBER 30, 2001, THE COMPANY RECORDED A PRE-TAX RESTRUCTURING CHARGE OF APPROXIMATELY $4.6 MILLION FOR FIXED ASSET WRITE-OFFS, LEASE WRITE-DOWNS, CONSOLIDATION OF OFFICE SPACE AND ASSET IMPAIRMENT OF CERTAIN INTANGIBLE ASSETS BASED ON MANAGEMENT'S DECISION TO REDUCE OPERATIONS DUE TO THE CONTINUING DETERIORATION OF MARKET CONDITIONS FOR DSET'S GATEWAY PRODUCTS. IN ADDITION, A HEADCOUNT REDUCTION OF SIXTY EMPLOYEES WAS ANNOUNCED ON OCTOBER 3, 2001. ASSOCIATED SEVERANCE COSTS FOR EMPLOYEES OF APPROXIMATELY $700,000 WILL BE AN EXPENSE FOR THE QUARTER ENDING DECEMBER 31, 2001 IN ACCORDANCE WITH STANDARDS ESTABLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD'S EMERGING ISSUES TASK FORCE, ISSUE NO. 94-3.



    AS OF OCTOBER 31, 2001, DSET HAD REPURCHASED 150,200 SHARES OF ITS COMMON STOCK.

              SELECTED HISTORICAL FINANCIAL INFORMATION OF ISPSOFT



    The annual financial information set forth below has been derived from the audited financial statements of ISPSoft. The data for the nine-month periods ended September 30, 2001 and 2000 have been derived from the unaudited financial statements of ISPSoft. The information should be read in connection with, and is qualified in its entirety by reference to ISPSoft's financial statements and notes included elsewhere in this joint proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of ISPSoft, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period. ISPSoft was incorporated on March 30, 1999. Accordingly, no financial information prior to March 31, 1999 is available.



                                                                                  NINE MONTHS
                                                             PERIODS ENDED           ENDED
                                                             DECEMBER 31,        SEPTEMBER 30,
                                                           -----------------   -----------------
                                                            1999      2000      2000      2001
                                                            ----      ----      ----      ----
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
General and administrative expenses......................  $ --      $ 1,294   $   711   $ 2,017
Research and development expenses........................    1,057     1,705     1,037     2,319
Loss from operations.....................................   (1,057)   (2,999)   (1,748)   (4,336)
Interest income (loss)...................................    --           87        62      (103)
Net (loss)...............................................  $(1,057)  $(2,912)  $(1,686)  $(4,439)
Dividends................................................    --         (227)     (144)     (256)
Net (loss) applicable to common shareholders.............  $(1,057)  $(3,139)  $(1,830)  $(4,695)
Net (loss) per common share -- basic and diluted.........  $(10.57)  $ (0.46)  $ (0.27)  $ (0.71)
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents................................  $    23   $   394   $ 1,665   $   133
Working capital..........................................       73         2     1,338    (4,420)
Total assets.............................................       84       786     1,957       555
Preferred stock..........................................    1,200     5,200     5,200     5,200
Shareholders' equity (deficit)...........................       78    (3,688)   (2,407)   (8,027)



    NOTE: ISPSOFT HAS NOT HAD ANY REVENUES FROM ITS DATE OF INCEPTION TO SEPTEMBER 30, 2001.

                    SUMMARY UNAUDITED PRO FORMA INFORMATION



    The following table summarizes unaudited pro forma information of DSET, presented elsewhere in this joint proxy statement/prospectus, reflecting the completion of the merger with ISPSoft assuming the merger had been effective for the periods indicated. DSET will account for this transaction using the purchase method of accounting.



    The summary unaudited pro forma information is not necessarily indicative of the results of operations or financial position that would have been reported if the merger actually occurred on the dates indicated, nor is the information necessarily indicative of the future operating results or financial position of the combined company.



    The summary unaudited pro forma condensed combined information is derived from the unaudited pro forma financial statements and related notes included elsewhere in this joint proxy statement/prospectus, which you should read in their entirety.



                                                                UNAUDITED           UNAUDITED
                                                               YEAR ENDED       NINE MONTHS ENDED
                                                            DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                                            -----------------   ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Total revenues............................................      $ 47,042             $  8,047
Total cost of revenues....................................        15,122                5,796
Total operating expenses..................................        57,080               39,454
Net (loss)................................................      $(22,443)            $(36,374)
Net (loss) per share-basic and diluted....................      $  (4.38)            $  (7.02)
PRO FORMA BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and marketable securities..........                           $ 16,149
Working capital...........................................                              4,716
Total assets..............................................                             37,481
Long-term debt including capital leases, net of current
  portion.................................................                                324
Shareholders' equity......................................                             22,467



    ON AUGUST 8, 2001 THE BOARD OF DIRECTORS OF DSET DECLARED A ONE-FOR-FOUR REVERSE STOCK SPLIT TO HOLDERS OF RECORD AS OF THE CLOSE OF TRADING AUGUST 21, 2001. ALL REFERENCES TO NUMBER OF SHARES AND PER SHARE INFORMATION IN THIS SUMMARY UNAUDITED PRO FORMA INFORMATION HAVE BEEN ADJUSTED TO REFLECT THE STOCK SPLIT ON A RETROACTIVE BASIS.

                           COMPARATIVE PER SHARE DATA



    The following table summarizes certain unaudited historical per share data for DSET and ISPSoft and the combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting. You should read the information below along with the historical financial data and the unaudited pro forma financial data included elsewhere in this joint proxy statement/prospectus. Neither DSET nor ISPSoft has ever declared any cash dividends.



    We have used the following calculations in deriving the per share data:



     Book value per share is computed by dividing total shareholders' equity by the weighted average number of shares outstanding.



     DSET pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma weighted average number of shares of DSET common stock which would have been outstanding had the merger been consummated as of each balance sheet date.



     ISPSoft equivalent pro forma combined amounts are calculated by multiplying the DSET pro forma combined per share amounts and book value by the applicable exchange ratios.



                                                                                   AT AND FOR THE
                                                                                    NINE MONTHS
                                                               AT AND FOR THE          ENDED
                                                                 YEAR ENDED        SEPTEMBER 30,
                                                              DECEMBER 31, 2000         2001
                                                              -----------------         ----
HISTORICAL -- DSET:
Net loss per share -- basic and diluted.....................       $(6.61)            $(10.90)
Book value per share........................................        16.42                5.67
HISTORICAL -- ISPSOFT:
Net loss per share -- basic and diluted.....................        (0.46)              (0.71)
Book value per share........................................        (0.54)              (1.21)
PRO FORMA COMBINED -- PER DSET SHARE:
Net loss per share -- basic and diluted.....................        (4.38)              (7.02)
Book value per share........................................        11.46                4.33
EQUIVALENT PRO FORMA COMBINED -- PER ISPSOFT SHARE:
Net loss per share -- basic and diluted.....................        (0.38)              (0.62)
Book value per share........................................         1.00                0.38



    ON AUGUST 8, 2001 THE BOARD OF DIRECTORS OF DSET DECLARED A ONE-FOR-FOUR REVERSE STOCK SPLIT TO HOLDERS OF RECORD AS OF THE CLOSE OF TRADING AUGUST 21, 2001. ALL REFERENCES TO NUMBER OF SHARES AND PER SHARE INFORMATION IN THIS COMPARATIVE PER SHARE DATA HAVE BEEN ADJUSTED TO REFLECT THE STOCK SPLIT ON A RETROACTIVE BASIS.

                                  RISK FACTORS


    You should carefully consider the following risk factors relating to the merger before you decide whether to vote to approve and adopt the merger agreement and the proposed issuance of DSET common stock in connection with the merger. You should also consider the other information incorporated by reference and included in this joint proxy statement/prospectus and the additional information in DSET's other reports on file with the Securities and Exchange Commission. See 'Where You Can Find More Information' on page 153.


                          RISKS RELATING TO THE MERGER

FAILURE TO CONSUMMATE THE MERGER COULD NEGATIVELY IMPACT DSET AND ITS STOCK
PRICE

    If the merger is not consummated for any reason, DSET may be subject to a number of material risks. For example, the price of DSET's common stock may decline to the extent that the current market price of DSET's common stock reflects an assumption by investors that the merger will be completed. Furthermore, since DSET has restructured its organization to focus on the market for software solutions that automate the provisioning of Internet Protocol
(IP)-based services, in the event the merger is not consummated, other parties may enter into strategic relationships with or acquire ISPSoft which could impede DSET's ability to access ISPSoft's technology. Also, the costs incurred by DSET related to the merger, including legal and accounting fees, and financial advisory fees, must be paid even if the merger is not consummated. In addition, in the event the merger agreement is terminated through certain faults of DSET, DSET may be required to pay ISPSoft a $2,000,000 termination fee.

INTEGRATING ISPSOFT INTO DSET WILL BE CHALLENGING AND THE COMBINED COMPANY MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER

    The merger involves the integration of two different companies that have previously operated independently. Integrating DSET's operations, technologies and personnel with those of ISPSoft will be a complex process, and it is uncertain whether the integration will be completed rapidly or that after the integration the combined company will achieve the expected benefits of the merger. Importantly, ISPSoft has never operated as a publicly-held company, and will now be subject to rigorous disclosure and reporting obligations. The diversion of the attention of management and any difficulties encountered in the process of combining our companies could lead to possible unanticipated liabilities and costs and cause the disruption of, or a loss of momentum in, the business activities of the combined company. The combined company will be forced to operate in multiple locations in various states. Further, the process of combining our companies could create uncertainty among employees about their future roles with DSET, thereby negatively affecting employee morale. This uncertainty may adversely affect the ability of the combined company to retain some of its key employees after the merger. Furthermore, the management of the combined company will have to establish a new organizational structure that is cost efficient and productive. As a consequence, we cannot assure you that we will successfully integrate ISPSoft or profitably manage the combined company. In addition, we cannot be certain that, following the transaction, the combined company will achieve revenues, net income, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for the combined company in any future period.

SIGNIFICANT MERGER-RELATED CHARGES AGAINST EARNINGS WILL INCREASE DSET'S LOSSES IN THE QUARTER IN WHICH THE MERGER IS CONSUMMATED AND DURING THE POST-MERGER INTEGRATION PERIOD


    DSET expects to incur charges of approximately $1.7 million in connection with the merger. The charges include legal, accounting and financial advisory fees and other integration costs. These costs may be higher than anticipated. In addition, DSET may incur other additional unanticipated merger costs. Some of these nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated, thereby increasing expenses for such quarter, while others will be expensed as incurred during the post-merger integration period. Furthermore, upon


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determining the final purchase price allocation, DSET may be required to assign a significant portion of its consideration to in process research and development (IPR&D) costs. This would result in a charge to earnings in the first quarter in which the merger is consummated.


CUSTOMERS OF DSET AND ISPSOFT WHO ARE CONCERNED ABOUT THE VIABILITY OR INTEGRATION OF THE COMBINED COMPANY MAY DELAY OR CANCEL ORDERS

    The announcement and closing of the merger could cause customers and potential customers of DSET and ISPSoft to delay or cancel orders for products and/or services as a result of customer concerns and uncertainty over the evolution, integration and support of DSET's or ISPSoft's products and services. A delay or cancellation of orders could have a material adverse effect on the business of DSET, ISPSoft and/or the combined company.

EXCEPT FOR CONSIDERATION WITH RESPECT TO CERTAIN MILESTONE PAYMENTS, THE NUMBER OF SHARES ISPSOFT SHAREHOLDERS AND OPTIONHOLDERS WILL RECEIVE IN THE MERGER IS FIXED AND THE VALUE OF SUCH FIXED SHARES COULD DECREASE


    Except for consideration with respect to certain milestone payments, as set forth below, the number of shares ISPSoft shareholders will receive in connection with the merger will be fixed even if the DSET stock price changes. All outstanding ISPSoft capital stock will be converted into an aggregate of up to 2,519,735 shares of DSET common stock issuable in the merger (including shares of DSET common stock being issued to holders of ISPSoft Series B preferred stock) and the assumption by DSET of all outstanding stock options, both vested and unvested, granted under ISPSoft's 2000 Stock Plan prior to the merger. The number of shares of DSET common stock issued in the merger or upon the exercise of assumed options will not be adjusted in the event of changes in the price of DSET common stock. In addition, ISPSoft may not terminate the merger agreement solely because of a change in the stock price of DSET. Consequently, if the market price of DSET common stock decreases, the value of the consideration that ISPSoft shareholders and optionholders will receive in connection with the merger will decrease.



    The potential milestone payments referenced above and aggregating as much as $1,000,000 will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion, provided, however, that DSET may be required to issue shares of common stock and not pay cash in order to preserve the status of the transaction as a reorganization, and provided further, that DSET will in any event be required to pay cash and not issue shares of common stock in order to avoid any share issuance that would result in the current holders of ISPSoft capital stock holding 50% or more of the outstanding shares of DSET:



     an aggregate of $250,000 shall be paid on or before January 1, 2002 if , prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;



     an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June 26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and



     an aggregate of $500,000 shall be paid on or before September 30, 2002, if, for the period beginning January 1, 2002 through June 30, 2002, the combined company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services.


                                       21





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ISPSOFT SHAREHOLDERS MAY FORFEIT UP TO TEN PERCENT OF THE DSET SHARES ISSUED IN
CONNECTION WITH THE MERGER IF THEY ARE REQUIRED TO INDEMNIFY DSET

    ISPSoft shareholders risk forfeiture of up to ten percent of the DSET shares issued in connection with the merger before those shares are received by them. In connection with the merger, DSET will place ten percent of the shares of DSET common stock to be issued in the merger into an escrow account. All of the shares held in escrow will be available to DSET to satisfy the indemnification obligations of the ISPSoft shareholders. ISPSoft shareholders may not receive any of the escrowed shares since they may be required to indemnify DSET under the terms of the merger agreement.

BECAUSE ISPSOFT SHAREHOLDERS ARE SUBJECT TO A LOCK-UP PERIOD, ISPSOFT SHAREHOLDERS RISK A LOSS IN VALUE OF THE DSET COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER BEFORE THOSE SHARES CAN BE SOLD

    The shares of DSET common stock issuable in connection with the merger, are subject to a six month lock-up period. Twenty percent of these shares may be sold beginning 60 days following the effective time of the merger and an additional twenty percent of the shares may be sold each 30 days after such 60th day. There is a risk that the value of the DSET shares issued in the merger will decline before those shares are released from the lock-up.


BECAUSE THE TAX CONSEQUENCES OF THE MERGER ARE UNCERTAIN AND THE MERGER MAY THEREFORE RESULT IN TAX TO CERTAIN ISPSOFT SHAREHOLDERS, AND BECAUSE ISPSOFT SHAREHOLDERS ARE SUBJECT TO A LOCK-UP PERIOD WITH RESPECT TO THE DSET COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER, ISPSOFT SHAREHOLDERS MAY BE REQUIRED TO PAY TAX INCURRED IN CONNECTION WITH THE MERGER BEFORE THE DSET COMMON STOCK CAN BE SOLD



    In order to avoid federal income tax with respect to the merger, those ISPSoft shareholders who would otherwise recognize gain upon the exchange of their ISPSoft stock for the merger consideration must exchange their ISPSoft stock in a transaction qualifying as a reorganization under Section 368 of the Internal Revenue Code. For the merger to qualify as a reorganization, the fair market value of the DSET common stock received in the aggregate by ISPSoft shareholders must constitute a substantial portion of the total merger consideration received by all ISPSoft shareholders. However, except for merger consideration received in connection with certain milestones payments, the number of shares ISPSoft shareholders will receive in connection with the merger will be fixed even if the DSET common stock price changes, and therefore the value of the consideration that ISPSoft shareholders receive and the resulting proportion of merger consideration consisting of DSET common stock may decrease. Consequently, counsel to DSET and ISPSoft can provide no greater assurance than that the merger more likely than not will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. If the merger does not constitute a reorganization and is therefore a taxable transaction, those ISPSoft shareholders recognizing gain may be obligated to pay tax in connection with the merger. As discussed in the immediately preceding risk factor regarding the lock-up period, the DSET common stock issuable in connection with the merger is subject to a lock-up period and may not be sold prior to the expiration of certain periods of time. Consequently, those ISPSoft shareholders obligated to pay tax in connection with the merger may not be able to sell DSET common stock in order to pay the tax at the time the tax is due, and the fair market value of the DSET common stock may decrease during the lock-up period such that a subsequent sale of the stock generates insufficient proceeds to discharge the related tax.


IN OUR COMPETITIVE MARKETS, POTENTIAL CUSTOMERS MAY CHOOSE COMPETITORS BECAUSE WE ARE SELLING A NEW PRODUCT IN A NEW LINE OF BUSINESS, WHICH WOULD REDUCE OUR ABILITY TO INCREASE OUR REVENUES

    The success of our combined business will depend upon the willingness of Internet Protocol (IP) service providers to accept us as a new provider of provisioning and management applications. While we believe that our customer marketing efforts, including targeted customer trials of our

                                       22





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products and services, will help us to develop products and services that are attractive to potential customers, we cannot assure you that we will be successful in overcoming any such resistance nor can we assure you that customers will buy our products and services. A lack of customer acceptance would reduce our ability to increase our revenues and would adversely affect our business. Potential competition to our combined business will come from four categories of industry segments. The first class of competitors is the equipment vendors, such as Cisco, Nortel and Lucent. These vendors typically provide some management tools with their equipment that would compete with our multi-vendor products. The second group of competitors is the third-party established operations support systems vendors such as Eftia, Vitria and Telecordia, each of whom could leverage their existing markets to move into those markets targeted by us. New entrants to the marketplace that we will target include Orchestream, Dorado, Syndesis and Goldwire. Competition will also come from in-house systems that various large service providers such as MCI Worldcom and AT&T have built for internal use.

       RISKS RELATED TO THE BUSINESS AND STRATEGY OF THE COMBINED COMPANY

DSET AND ISPSOFT HAVE EACH INCURRED SUBSTANTIAL LOSSES IN THE PAST, EXPECT TO CONTINUE TO INCUR ADDITIONAL LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNTIL THE COMBINED COMPANY REVERSES THIS TREND

    DSET recently, and ISPSoft since inception, has incurred substantial losses. The combined company expects to incur operating losses for the foreseeable future.


    Changes in the telecommunications industry have resulted in significant decreases in DSET's revenue. For the year-end December 31, 2000 and for the nine months ended September 30, 2001, DSET incurred net losses of approximately $18.8 million and $31.6 million, respectively.


    The combined company expects to increase its spending significantly as the combined company continues to expand its product offerings and commercialization activities. The combined company will be dependent, in part, on the return of the market for OSS interconnection products and services. As a result, the combined company will need to generate significant revenues before it will be able to achieve profitability.

    ISPSoft's products and services are still in the development stage. ISPSoft recently announced the commercial availability of its UPX product line and NCX Router Management. Because of its limited operating history, ISPSoft has not had an opportunity to test these products in the market. As a result, you have no basis on which to evaluate whether the market will embrace these products, nor do you have any basis to evaluate whether ISPSoft will be able to effectively develop, market and sell additional products and services. A lack of customer acceptance of ISPSoft's newly developed products and any future products would substantially harm the combined company's business.

WE WILL REQUIRE SUBSTANTIAL FINANCING TO CONTINUE OPERATIONS OF THE COMBINED BUSINESS, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY DILUTE YOUR OWNERSHIP INTEREST IN US


    We will need significant financing to grow our combined business. Historically, DSET has operated with cash from its initial public offering and revenue from operations. Such cash balance and operating revenues have decreased substantially over the past 12 months. The ability of ISPSoft to contribute to operating revenues is uncertain, as it has had no operating revenues to date. Based on our plan, which contemplates the merger with ISPSoft and the resulting cash requirements for operations, we believe that our existing available cash and marketable securities may not be adequate to satisfy current and planned operations for the next 12 months. Additionally, we expect that we will require additional financing prior to our return to profitability.


    If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our research and product developments, reduce our workforce and license to others products or technologies we would otherwise seek to commercialize ourselves.

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    We may seek additional funding through collaborative arrangements, borrowing money and by the sale of additional equity securities. Any sales of additional equity securities are likely to result in further dilution to our then existing shareholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from conventional lenders, possibly at high interest rates, which may affect the value of your holdings. Despite our efforts, funding may not be available to us at all or only on terms that are unacceptable to us. We also could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

OUR LACK OF OPERATING HISTORY IN PROVIDING PROVISIONING AND MANAGEMENT APPLICATIONS AND SERVICES MAKES EVALUATING OUR FUTURE PERFORMANCE DIFFICULT

    Historically, DSET developed and sold software tools, applications, gateways and services to telecommunications equipment suppliers and competitive telecommunications service providers. ISPSoft's products and services, although software applications, perform different functions than DSET's products. They are targeted at large incumbent communications providers and network providers, and, in part, at DSET's traditional customer base. In addition, ISPSoft as a development stage company has no operating history of selling its products to this customer base. Because collectively we have not previously operated as a provider of IP provisioning and management applications, you have no basis to evaluate our ability to develop, market and sell such products. Our ability to commercialize these products and services and generate operating profits and positive operating cash flow will depend principally upon our ability to:

     attract and retain an adequate number of customers;

     enter new markets and compete successfully in them;

     manage operating expenses;

     raise additional capital to fund our capital expenditure plans; and

     attract and retain qualified personnel.

WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS WHICH COULD RESULT IN LIABILITY FOR DAMAGES OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

    We may become a party to patent litigation or other proceedings regarding intellectual property rights.

    Other types of situations in which we may become involved in patent litigation or other intellectual property proceedings include:

     we may initiate litigation or other proceedings against third parties to enforce our patent rights;

     we may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by these third parties or to obtain a judgment that our products or services do not infringe the patents of these third parties;

     if our competitors file patent applications that claim technology also claimed by us, we may participate in interference or opposition proceedings to determine the priority of invention; and

     if third parties initiate litigation claiming that our processes or products infringe their patents or other intellectual property rights, we will need to defend against these claims.

    The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. DSET maintains insurance coverage to assist in defraying the costs and potential losses associated with defending actions for intellectual property claims. We do not maintain insurance coverage for actions commenced by DSET. Some of our competitors may be able to sustain the cost of litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably to us, we may be enjoined from selling our products and services without a license from the other party and be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

    Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace and, therefore, to become profitable. Patent litigation and other proceedings may also divert significant management time away from growing our business.

                             RISKS RELATING TO DSET

THERE ARE A NUMBER OF FACTORS WHICH MAY CAUSE SUBSTANTIAL VARIABILITY IN OUR QUARTERLY OPERATING RESULTS

    DSET's revenue, gross profit, operating income and net income may vary substantially from quarter to quarter due to a number of factors. Many factors, some of which are not within our control, may contribute to fluctuations in operating results. These factors include the following:



     market acceptance of the 'Pay As You Grow' and Rental Program plans (see page 93 for a discussion of these strategies);


     timing and levels of hardware and software purchases by customers;

     budgetary constraints of our customers;

     consolidation within our target markets, such as with competitive local exchange carriers (CLECs), via merger, acquisition or cessation of business;

     timing, size and stage of application development projects;

     new product and service introductions by us or our competitors;

     seasonal impact on projects for customers;

     our hiring patterns;

     costs associated with fixed-price contracts;

     market factors affecting the availability or costs of qualified technical personnel;

     timing and customer acceptance of our new product and service offerings;

     length of sales cycle;

     variations in revenues from our distributors and partners;

     costs related to acquisitions of technology or businesses; and

     industry and general economic conditions.


    Historically, our revenue is higher in the fourth quarter due to capital budgeting and spending patterns by customers. In 2000, this was not the case. The fourth quarter of 2000 was our lowest revenue quarter for that year. Revenues for the third quarter of 2001 were approximately $2.0 million. It is anticipated that the business will continue to be subject to seasonal variations. In addition, a significant portion of quarterly revenue is recognized in the last few weeks of the last month of each quarter. As a result, we may not recognize any negative fluctuations in revenue until the end of a particular quarter.


    Many of our costs, such as personnel and facilities costs, are relatively fixed in nature. Expense levels are based in part on expectations of future revenue. As a result, operating results have been and in the future will continue to be impacted by changes in technical personnel cost and utilization rates. Technical personnel utilization rates have been and are expected to continue to be adversely affected during periods of rapid and concentrated hiring. In addition, during such periods, we are likely to incur greater technical training costs. Due to these and other factors, if we are successful in expanding our service offerings and revenue, periods of variability in

                                       25





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utilization are likely to occur. In addition, revenues in any given period are likely to come from a limited number of customer contracts. Any delay in the closing of, or the loss of any number of, such contracts would adversely affect results of operations. Therefore, past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance.

OUR SUCCESS DEPENDS ON THE SUCCESS AND SUSTAINABILITY OF THE MARKET FOR ADVANCED TELECOMMUNICATIONS PRODUCTS AND SERVICES

    The global telecommunications market is evolving rapidly and it is difficult to predict its potential size or future growth rate. We cannot assure investors that the global deregulation and privatization of the worldwide telecommunication market that has resulted in increased competition and escalating demand for new technologies and services will continue in a manner favorable to us or our business strategies.

    Since our customers are concentrated in the competitive telecommunications industry in the United States, our future success is dependent upon increased utilization of OSS interconnection and related applications by telecommunications providers, the financial health and buying patterns of CLECs, which in late 2000 was significantly impaired, and the continued demand for integration, support and maintenance services. We cannot guarantee that current or future products or services will achieve acceptance among telecommunications carriers, network equipment vendors and other potential customers or that these customers will not adopt alternative architectures or technologies that are incompatible with our technologies.

    In addition, it is predicted that the telecommunications industry may experience significant consolidation in the near future. This may cause there to be fewer potential customers for our products and services, increasing the level of competition in the industry. Also, due to the predicted continued cash shortage for the small to medium telecommunications providers, larger or consolidated telecommunications providers may have stronger purchasing power, which could put pressure on prices and result in lower operating margins.

THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED IF WE ARE DELISTED FROM THE NASDAQ NATIONAL MARKET


    On July 9, 2001, we received notification from Nasdaq that our common stock had failed to maintain a minimum bid price of $1.00 per share for the 30 days prior to the date of notification. We effected a one-for-four reverse stock split recapitalization as of the close of business on August 21, 2001, which enabled us to regain compliance with Nasdaq's minimum bid requirements. Nasdaq formally notified the Company on September 7, 2001 that the Company had regained compliance. On September 27, 2001, Nasdaq announced that its Board of Directors authorized the suspension of the minimum bid and public float listing requirements effective immediately until January 2, 2002. We cannot guarantee that we will maintain a minimum bid price above $1.00 or that our common stock will not be delisted from the Nasdaq National Market. In the event that we are delisted from the Nasdaq National Market, we would attempt to trade on the OTC Bulletin Board. A delisting from the Nasdaq National Market may have a material adverse effect on our stock price and our ability to raise capital through the issuance of additional equity. A delisting from the Nasdaq National Market will also make us ineligible to use Form S-3 to register shares of our common stock with the SEC, therefore, making it more expensive to register shares of our common stock. In the event our common stock is delisted from the Nasdaq National Market, it would become subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The securities laws also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely


                                       26





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limit the market liquidity of our common stock and your ability to sell the common stock in the secondary market.


IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET, IT MAY BE SUBJECT TO THE 'PENNY STOCK' REGULATIONS WHICH MAY AFFECT THE ABILITY OF DSET SHAREHOLDERS TO SELL THEIR SHARES

    If Nasdaq delists our common stock from the National Market System, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker/dealers that sell such securities to persons other than established customers and 'accredited investors' (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse's income). For transactions covered by this rule, a broker/dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of the holders of DSET common stock to sell their shares in the secondary market.

    Regulations of the SEC define 'penny stock' to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction of penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. The SEC also requires disclosure about commissions payable to both the broker/dealer and its registered representative and information regarding current quotations of the securities. Finally, the SEC requires that monthly statements be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    If DSET's common stock were subject to the rules on penny stocks, the market liquidity for DSET's common stock could be severely and adversely affected.

OUR INABILITY TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE COULD LEAD TO DECLINES IN SALES AND OPERATING MARGINS

    Over the last decade, and especially in the last year, the market for telecommunications products and related services has been characterized by rapid technological developments, evolving industry standards, changes in end-user requirements and frequent new product and service introductions. Continued changes such as these may render our existing product and service offerings obsolete. As a result, our position in this market could be negatively impacted due to unforeseen changes in product features and functions of competing products. Our future results of operations will depend in part on our ability to respond to these changes by enhancing existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and related services to meet or exceed technological advances introduced by competitors. However, we cannot guarantee success in identifying, developing and marketing new products, product enhancements and related services necessary to keep pace with technological change, which could lead to declines in sales and operating margins.

IF WE DO NOT MANAGE OUR CORPORATE CONSOLIDATION AND POTENTIAL GROWTH ON A COST-EFFECTIVE AND TIMELY BASIS, OUR BUSINESS COULD SUFFER

    Our recent downsizing has placed, and is expected to continue to place, a significant strain on DSET's managerial, operational and technical resources. Our ability to manage this consolidation or, when able to, grow effectively, will require continued improvement of operational, financial and other internal systems, as well as business development and strategic alliance capabilities. Additionally, we must continue to attract, hire, train, retain, motivate and manage our employees. We must allocate sufficient engineering resources to improve the quality and depth of our current offerings and develop new products. The failure to manage the reduced employee base, improve

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

operating systems or integrate resources when needed on a cost-effective and timely basis could have a material adverse effect on our business.

INTENSE COMPETITION IN OUR TARGET MARKET COULD DECREASE OUR PROFITABILITY

    DSET competes in rapidly changing markets that are intensely competitive and involve changing technologies, evolving industry standards, frequent new product introductions, regulatory issues and rapid changes in customer requirements. We compete in the OSS interconnection market with other interconnection software providers, order management system providers, system integrators, and in-house development staffs of telecommunications providers and network equipment vendors via partnerships with our direct product competitors or through development by them of competing products. Many of our current and potential competitors have longer operating histories, greater name recognition, larger or captive customer bases and significantly greater financial, technical, sales, customer support, marketing and other resources.

    We believe the principal competitive factors affecting the market for our products are:

     pricing of our products and services;

     ability to facilitate the flow-through of information between trading partners;

     breadth and depth of solutions offered;

     product quality and performance;

     strength of core technology and product features such as adaptability, scalability, ability to integrate with other products, functionality and ease of use;

     ability to install and implement solutions;

     customer support and service;

     relationships with business partners and alliances; and

     continued building of a base of satisfied and referable customers.

BECAUSE WE RELY HEAVILY ON SALES TO A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF REVENUE, THE LOSS OF ANY ONE SUCH CUSTOMER COULD CAUSE OUR REVENUES TO DECLINE


    DSET currently derives, and expects to continue to derive, a significant portion of its revenues through large financial commitments by a limited number of competitive service providers or CSPs. The market for competitive service providers currently consists of approximately 250 entities. For the year ended December 31, 2000, our ten largest customers accounted for approximately 33.1% of total revenues. For the quarter ended March 31, 2001, DSET had one customer which accounted for 37% of revenues for such quarter. For the quarter ended
June 30, 2001, DSET had two customers which accounted for 14% and 10% of revenues, respectively, for such quarter. For the quarter ended September 30, 2001, DSET had three customers which accounted for 12%, 11%, and 10% of revenues, respectively, for such quarter. The amount of revenue derived from a specific customer for any one product varies from period to period, and a major customer in one period may not produce significant additional revenue in a subsequent period. Other than certain agreements that provide for on-going maintenance revenues or minimum royalties for run-time licenses, none of our customers have entered into agreements requiring on-going minimum purchases. Due to a continued decrease in the number of existing and prospective CSPs as a result of current economic uncertainties, to the extent that we are not able to capture new major customers or to maintain relations with existing major customers, our revenues may be subject to further substantial period-to-period fluctuations and could decline significantly.


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A FAILURE TO PROTECT OUR PROPRIETARY RIGHTS OR TO ENFORCE OUR LICENSING RIGHTS
MAY ADVERSELY AFFECT OUR BUSINESS

    Our success and ability to compete effectively is dependent, in part, upon our proprietary rights. We rely primarily on a combination of copyright, trademark, patent and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect these proprietary rights. Our practice is to enter into non-competition, non-disclosure and invention assignment agreements with our employees and consultants, and into non-disclosure agreements with customers, partners and distributors. We cannot assure investors that these measures will be adequate to protect our proprietary rights.

    We may also be subject to further risks as we enter into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of proprietary rights may be ineffective in other countries. Litigation may be necessary to defend and enforce those proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on our business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite efforts to safeguard and maintain proprietary rights both in the United States and abroad, there is no guarantee that we will be successful in doing so. Furthermore, we cannot assure investors that the steps taken by us will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third-party from copying or otherwise obtaining and using our products or technology. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

    DSET, or our employees, may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In addition, in our licenses and software development and distribution agreements, we agree to indemnify customers and distributors for any expenses and liabilities resulting from claimed infringements of patents, trademarks, copyrights or other proprietary rights of third parties. The amount of indemnity obligations may be greater than the revenue that may have been received under these agreements. We cannot assure investors that third parties will not assert infringement or misappropriation claims against us, our customers, partners or distributors in the future with respect to our employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing arrangements. Royalty or licensing arrangements, if necessary, may not be available on terms acceptable to us, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

IF OUR PRODUCTS CONTAIN DEFECTS, WE COULD EXPERIENCE A DECLINE IN REVENUES AND DAMAGES

    Applications developed, licensed and sold by DSET may contain errors or failures. We cannot guarantee that errors or failures will not be found in our products or applications or, if discovered, that we will be able to successfully correct any errors or failures in a timely manner or at all. The occurrence of errors or failures in our products and applications could result in loss of or delay in market acceptance, increased service and warranty costs or payment of compensatory or other damages. In addition, errors or failures may result in delays in recognition of revenue and diversion of engineering resources during the period in which we are required to correct any defects. In 2000, we obtained errors and omissions insurance to cover liability associated with our software development and license agreements. There is no assurance that we will be able to maintain this coverage in the future. Although agreements with customers typically contain provisions intended to limit exposure to potential claims as well as any liabilities arising from such claims, our contracts with customers may not effectively protect us against the liabilities and expenses associated with software errors or failures. Accordingly, errors or failures in our products, solutions or applications could have a material adverse effect upon our business, financial condition and results of operations.

WE RELY ON THIRD-PARTY SOFTWARE THAT MAY BE DIFFICULT TO REPLACE

    Some of the software we license from third parties and utilize in conjunction with our products may be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. In many cases we have indentified potential replacements or may have procured source code rights for certain third party software. However, replacement software may not have the same functionality or integration within our products. Additionally, of the third party software that is not at least in some form immediately replaceable, DSET would need to internally develop alternatives or increased functionality, which could take substantial time and resources. The loss or inability to maintain any of these technology licenses could result in delays in the sale of our products and services until equivalent technology, if available, is identified, licensed, and integrated, which could harm our business.

THE REVENUE FROM LICENSING AND MAINTENANCE OF OUR TOOLS PRODUCTS MAY DECLINE

    Effective January 1, 2001, we transitioned primary responsibility for licensing, support and development services of our application development toolkits to a distributor for which we receive a percentage of their revenue. We cannot guarantee any revenue from this arrangement and historical projections may be inaccurate in producing forecasts for these products.

    A portion of the revenue from this arrangement is generated from direct licensing, royalties for run-time licenses, maintenance and additional fees relative to development projects. Run-time royalties generally become due upon the deployment by equipment vendors to telecommunications carriers of network devices, which have embedded applications built with our software. Many customers are contractually required to periodically report the sales of these network devices to our distributor or us. Although we both generally have the right to periodic audits in these contracts which provide for run-time royalties, we cannot assure investors that customers will accurately report their sales or that we will be able to effectively monitor and enforce our contractual rights with respect to run-time royalty fees.

THE COMPETITIVE MARKET FOR TECHNICAL PERSONNEL MAY MAKE IT DIFFICULT FOR US TO MEET OUR CURRENT AND FUTURE DEMANDS

    Our future success depends to a significant extent on our ability to attract, hire, train, retain and motivate qualified technical and sales personnel, with appropriate levels of managerial and technical capabilities. Our complex technology generally requires a significant level of expertise to effectively develop and market our products and services and to perform custom application development and installation services. We believe that there remains significant competition for professionals with the advanced skills required. We have at times experienced, and continue to experience, difficulty in recruiting and at times retaining, qualified personnel. We compete for personnel with software companies, system integrators and telecommunications companies, many of which have greater resources. Market conditions also may affect our ability to attract and retain qualified personnel. This makes it difficult for us to hire the quality and number of highly skilled technical and sales personnel required to meet current and expected future demand. In addition, it may make it more expensive to hire those personnel in general. Due to this competition, and market conditions we have experienced, and expect to continue to experience, turnover in technical and sales personnel is high. There is no guarantee that we will be successful in attracting and retaining the technical or sales personnel required to conduct and successfully expand operations. Our business, financial condition and results of operations could be materially adversely affected if we are unable to attract, hire, train, retain and motivate qualified technical and sales personnel.

IF OUR DIRECT SALES PROCESS IS INEFFECTIVE, OUR REVENUES WILL DECLINE

    Although we are aggressively striving to enhance and expand our strategic alliances programs, we continue to sell our products primarily through our direct sales force. We believe that there is significant competition for sales personnel with the advanced skills and technical knowledge we desire. Our inability to hire and train competent sales and sales support personnel, or our failure to retain them, would harm our business. Additionally, by relying primarily on a direct sales model, we may miss opportunities available through other channels. We plan to expand our sales efforts to include additional resellers and partners and the failure to expand indirect channels may place us at a competitive disadvantage.

    Our entire sales and marketing strategy involves substantial risk. There can be no assurance that we will be successful in implementing our strategy, that it will lead to achievement of our objectives, or that some resellers or partners will not attempt to partner with our competitors, or develop or acquire products, or services that compete with our products or services. Any inability to maintain our strategic relationships or to enter into any additional strategic relationships may have a material adverse affect on our business. If we are unable to implement our strategy effectively, our business will be materially adversely affected.

THE UNCERTAIN LENGTH AND VARIABILITY OF DSET'S PRODUCT SALES CYCLE MAKES OUR REVENUE STREAM LESS PREDICTABLE

    Our products are often used by our customers to deploy mission-critical solutions for their businesses. Additionally, the cost of our products and suites of products can be significant to a customer's overall financial position. As such, customers generally consider a wide range of issues before committing to purchase products, including product benefits, ability to operate with existing or planned computer systems, scalability, reliability and competitive price. Many customers are still in the early stages of developing their businesses and need to be educated about the use and benefits of our products and services. Additionally, the purchase of our products generally involves a significant commitment of capital and other resources by the customer. This can mean additional technical reviews, assessment of competitive products and approval at several levels within the customer's management and executive structure.

    The period of time between initial customer contact and execution of a license agreement or contract for services with telecommunications service providers typically ranges from three to nine months. The variability of these sales cycles could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON SOFTWARE LICENSE REVENUES MAKES OUR OPERATING RESULTS DIFFICULT TO PREDICT


    License revenues in any quarter are difficult to forecast because they depend on relatively few orders booked and shipped in that quarter. Moreover, we have historically recognized a substantial percentage of revenues in the last month of the quarter, frequently in the last week or even the last days of the quarter, and we expect this trend to continue for as long as our licensed software products represent a substantial part of our overall business. Since our expenses are relatively fixed in the near term, any shortfall from anticipated revenues or any delay in the recognition of revenues could result in significant variations in operating results from quarter to quarter. We find it difficult to forecast quarterly license revenues because our sales cycle, from initial evaluation to delivery of software, is lengthy and varies substantially from customer to customer. If revenues fall below our expectations in a particular quarter, our business could be harmed. In the last two quarters of fiscal 2000 and the first three quarters of fiscal 2001, our revenues did, in fact, fall below our own and consensus securities analysts' estimates for those quarters and, as a result, the price of our stock declined significantly during those periods. Specifically, license revenues decreased by 92.2% to $2.3 million in the nine months ended September 30, 2001 from $30.1 million in the nine months ended September 30, 2000. Although we have introduced both 'Pay As You Grow' and Rental Program pricing models providing pricing alternatives to CSPs, if our revenues fall below our own estimates or below the consensus securities analysts' estimate in an upcoming quarter, our stock price could decline further, harming our business significantly in terms of, among other things, diminished employee morale and public image.

WE DEPEND ON SERVICE REVENUES TO INCREASE OUR OVERALL REVENUES; SERVICES MAY NOT ACHIEVE PROFITABILITY

    Since the introduction of our interconnection gateway products in 1998, most of our customers have installed and are operating our products. Many of these have entered into service agreements, which make up a portion of our revenue. Service revenues represented 30.2%, 46.0% and 44.2% of total revenues for fiscal 2000, 1999, and 1998, respectively. The level of service revenues depends largely upon our implementation services and ongoing renewals of customer support contracts by our growing installed customer base. Our implementation revenues could decline if third-party organizations such as systems integrators compete for the installation or servicing of our products. In addition, our customer support contracts might not be renewed in the future. Due to the increasing costs of operating a professional services organization, and our most recent consolidation in this area, we may not be able to sustain profitability in this part of our business in the near future, or ever.

OUR STOCK PRICE HAS BEEN VOLATILE

    We completed our initial public offering in March 1998. Since then, the market price of our common stock has been highly volatile and is subject to wide fluctuations. We expect our stock price to continue to fluctuate:

     in response to quarterly fluctuations in our operating results;

     because of market conditions in our industry;

     in reaction to announcements of technological innovations, new products, or significant agreements by us or our competitors;

     in reaction to changes in prices of our products or the products of our competitors; and

     in reaction to changes in financial estimates by securities analysts, and our ability to meet or exceed the expectations of analysts or investors.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR STOCK PRICE VOLATILITY

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation, either due to stock price declines associated with our failure to meet consensus securities analysts' estimates for revenues or earnings for prior fiscal periods or due to future volatility in our stock price. This litigation could result in substantial costs and divert management's attention and resources. We are not aware of any litigation due to stock price volatility at this time.

GOVERNMENT REGULATION AND RELATED LITIGATION MAY ADVERSELY AFFECT US AND OUR CUSTOMERS

    While our operations are not directly regulated, existing and potential customers are subject to a variety of United States and foreign governmental regulations. These regulations and future changes to them may negatively impact the telecommunications industry, limit the number of potential customers for our products and services or otherwise have a material adverse effect on our business, financial condition and results of operations. Recently enacted legislation, including the Telecommunications Act of 1996, deregulating the telecommunications industry has caused and may continue to cause changes in the telecommunications industry, including the entrance of new competitors and possible industry consolidation. These events could reduce our potential customer base, increase pricing pressures, decrease demand for our products, increase the cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Currently the Federal Communications Commission and state authorities are implementing the provisions of the Telecommunications Act of 1996 and several of the decisions by the Federal Communications Commission and state authorities are being challenged in court. In addition, Congress is exploring potential additional changes. We cannot predict the extent to which such legislation and related litigation will affect our current and potential customers or ultimately affect our business, results of operations and financial condition.

POTENTIAL ACQUISITIONS OF OR BY US COULD BE COSTLY OR UNSUCCESSFUL

    As part of our growth strategy, we intend to continue to pursue acquisitions of businesses or technologies to broaden our product and service offerings, add technical or sales personnel, increase our presence in existing markets, expand into new geographic markets, establish strategic relationships and obtain desirable customer relationships. If we buy another company or selected assets or technologies, we could have difficulty assimilating acquired personnel, operations, customers or vendors. In addition, one or more of such personnel, customers or vendors may decide not to work for or continue to do business with DSET. These difficulties could disrupt the ongoing business of DSET, distract management and employees and increase expenses. Although we conduct due diligence reviews with respect to all acquisition candidates, all material liabilities or risks related to potential acquisitions may not be successfully identified. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to existing shareholders. In addition, certain key DSET personnel have executed change of control agreements detailing circumstances governing their removal and severance rights in any acquisition or change in the management structure of DSET.

ANTI-TAKEOVER PROVISIONS OF SHAREHOLDER RIGHTS PLAN, CHARTER, BY-LAWS AND CERTAIN PROVISIONS UNDER NEW JERSEY LAW COULD REDUCE OUR STOCK PRICE

    On July 20, 2001, DSET's board of directors adopted a shareholder rights plan. Under the rights plan, each DSET shareholder of record on July 31, 2001 will receive a distribution of one right for each share of DSET common stock. Initially, the rights will be represented by DSET's common stock certificates, will not be traded separately from DSET's common stock, and will not be exercisable. The rights become exercisable only if a person acquires, or announces a tender offer, that would result in ownership of 15% or more of DSET's common stock, at which time each right would enable the holder to buy one one-thousandth of a share of DSET's Series A preferred stock at an exercise price of $20, subject to adjustment. The actual number of shares acquirable by the holder equals $20 divided by one-half of the current market price of DSET's common stock. Additionally, the rights plan provides that in the event of a subsequent merger or other acquisition of DSET, the holders of rights will be entitled to buy shares of common stock of the acquiring entity at one-half of the market price of the acquiring company's shares.

    In addition, anti-takeover provisions of New Jersey law, our Certificate of Incorporation and By-Laws could make it more difficult for a third-party to acquire control of us, even if such change would be beneficial to our shareholders. Our Certificate of Incorporation provides that the board of directors may issue preferred stock with superior rights and preferences without common shareholder approval.

    Each of these anti-takeover measures could have the effect of delaying, deterring or preventing a change in control. This could be harmful to shareholders because it could prevent them from realizing a premium for their stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    DSET and ISPSoft believe this document contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of the management of DSET and ISPSoft, based on information currently available to each company's management. When we use words such as 'believes,' 'expects,' 'anticipates,' 'intends,' 'plans,' 'estimates,' 'should,' 'likely' or similar expressions, we are making forward-looking statements. Forward-looking statements include, among other things, the information concerning possible or assumed future results of operations of DSET set forth under:

     'Summary';

     'Risk Factors';

     'The Merger -- Background of the Merger,' ' -- Recommendation of DSET's Board of Directors and DSET's Reasons for the Merger,' ' -- Recommendation of the Board of Directors of ISPSoft; ISPSoft's Reasons for the Merger' and ' -- Opinion of Financial Advisor to DSET'; and

     'Unaudited Pro Forma Financial Statements.'

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of DSET or ISPSoft may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



    For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under 'Risk Factors' beginning on page 20. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE INFORMATION AND REVERSE STOCK SPLIT

    DSET common stock has traded on the Nasdaq National Market under the symbol 'DSET' since March 13, 1998.

    On August 14, 2001, DSET announced the approval a reverse one-for-four stock split effective as of the close of business on August 21, 2001, pursuant to which one new share of DSET common stock would be issued in exchange for every four shares of DSET common stock then outstanding. In connection with such reverse stock split recapitalization, DSET reduced its authorized common stock from 40 million shares to 10 million shares. After the one-for-four reverse split, DSET had approximately 2.9 million shares of common stock outstanding.

    DSET had received a notice on July 9, 2001 from Nasdaq indicating that it faced the possibility of delisting from the National Market System because its common stock had not maintained a minimum bid price of $1.00 over the preceding 30 consecutive trading days. DSET's board of directors effected such reverse stock split recapitalization in order to raise the minimum bid price of its common stock.

    The table below sets forth, for the periods indicated, the reported high and low sale prices of DSET common stock on the Nasdaq National Market. Because there is no established trading market for shares of ISPSoft common stock, information with respect to the market prices of ISPSoft stock has been omitted.


                                                                    DSET
                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                               ----       ---
CALENDAR 1999
Quarter ended March 31, 1999................................  $18.875   $ 9.563
Quarter ended June 30, 1999.................................    15.00     9.625
Quarter ended September 30, 1999............................   15.125     8.875
Quarter ended December 31, 1999.............................    40.50    12.938

CALENDAR 2000
Quarter ended March 31, 2000................................  $48.625   $16.016
Quarter ended June 30, 2000.................................   31.188    13.250
Quarter ended September 30, 2000............................   33.125     19.00
Quarter ended December 31, 2000.............................   20.438     1.625

CALENDAR 2001
Quarter ending March 31, 2001...............................  $ 4.188   $ 0.938
Quarter ending June 30, 2001................................     1.44     0.510
(August 21, 2001: One-For-Four Reverse Stock Split
  effective)
Quarter ending September 30, 2001...........................     2.96      1.06
Quarter ending December 31, 2001 (Through November 19,
  2001).....................................................     1.45      0.70


    On June 26, 2001, the last reported sale price of DSET common stock on the Nasdaq National Market was $0.670 ($2.68 on a post reverse stock split basis) per share and we publicly announced the proposed merger after the close of trading on such date. On June 27, 2001, the last reported sale price of DSET common stock was $0.88 ($3.52 on a post reverse stock split basis).

    The capital stock of ISPSoft is not publicly traded, and no market information relating to its capital stock is available.


    On November 19, 2001, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, DSET had approximately 69 shareholders of record and the last reported sale price of DSET common stock on the Nasdaq National Market was $0.94 per share.


    Because the market price of DSET common stock may fluctuate, the market price per share of the shares of DSET common stock that holders of ISPSoft stock will receive in the merger may increase or decrease prior to the merger.

    WE URGE ISPSOFT SHAREHOLDERS TO OBTAIN A CURRENT MARKET QUOTATION FOR DSET COMMON STOCK.

    We cannot assure you as to what the market price will be at the effective time of the merger. Except for consideration with respect to certain milestone payments, as set forth below, the number of shares to be issued by DSET in the merger is fixed. Accordingly, the market value of such fixed number of shares of DSET common stock that holders of ISPSoft stock will receive may vary significantly from the prices shown above.



    The potential milestone payments referenced above and aggregating as much as $1,000,000 will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion, provided, however, that DSET may be required to issue shares of common stock and not pay cash in order to preserve the status of the transaction as a reorganization, and provided further, that DSET will in any event be required to pay cash and not issue shares of common stock in order to avoid any share issuance that would result in the current holders of ISPSoft capital stock holding 50% or more of the outstanding shares of DSET:



     an aggregate of $250,000 shall be paid on or before January 1, 2002 if, prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;



     an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June 26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and



     an aggregate of $500,000 shall be paid on or before September 30, 2002 if, for the period beginning January 1, 2002 through June 30, 2002, the combined company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services.


DIVIDEND INFORMATION

    DSET has never declared or paid any dividends on its common stock. DSET does not expect to pay cash dividends in the foreseeable future.

    ISPSoft has never paid any cash dividends on the ISPSoft common stock, and if the merger is not consummated, it anticipates that it will continue to retain any earnings for the foreseeable future for use in the operation of the business.

                            THE DSET SPECIAL MEETING

GENERAL

    This joint proxy statement/prospectus is being furnished to shareholders of DSET Corporation as part of the solicitation of proxies by the DSET board of directors for use at a special meeting of shareholders of DSET. The DSET board will use the proxies at the special meeting to be held on and at the date, time and place set forth below.

DATE, TIME AND PLACE


    We will hold the special meeting at our offices at 1160 U.S. Highway 22 East, Bridgewater, New Jersey 08807, at 10:00 a.m. local time on December [ ], 2001.


PURPOSE OF THE SPECIAL MEETING

    At the special meeting, we are asking holders of DSET common stock to approve the merger, the merger agreement, the issuance of an aggregate of up to 2,519,735 shares of DSET common stock to ISPSoft security holders, either in the merger or upon exercise or conversion of ISPSoft options assumed by DSET in the merger and an amendment to DSET's Amended and Restated

Certificate of Incorporation to provide for the classification of DSET's board of directors into three classes of directors with staggered terms of office.

DSET BOARD OF DIRECTORS' RECOMMENDATION

    The DSET board, after careful consideration, has approved the merger, the merger agreement, the issuance of DSET common stock in connection with the merger and the amendment to DSET's Amended and Restated Certificate of Incorporation and recommends a vote 'FOR' each such proposal.

RECORD DATE

    Only holders of record of DSET common stock at the close of business on October 26, 2001, are entitled to notice of and to vote at the DSET special meeting. On the record date there were 2,907,400 outstanding shares of DSET common stock held by 69 shareholders of record. Each share is entitled to one vote. The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of common stock entitled to vote at the DSET special meeting is necessary to constitute a quorum at the DSET special meeting.

VOTE REQUIRED; VOTE AT THE SPECIAL MEETING

    Pursuant to applicable rules of the Nasdaq National Market, the proposed issuance of DSET common stock in connection with the merger will require the affirmative vote of the holders of a majority of the votes represented by the shares of DSET common stock cast on such proposal, whether in person or by proxy, because such issuance of shares of DSET common stock in the merger will exceed 20% of the outstanding shares of DSET common stock prior to the merger.

    The approval of the merger, the merger agreement and the amendment to DSET's Amended and Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the votes represented by the shares of DSET common stock cast on such proposal.

    Shares of DSET common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the DSET special meeting. Shares which abstain from voting as to the proposals, and shares held in 'street name' by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares on the proposal, will be treated as shares that are present and entitled to vote at the DSET special meeting for purposes of determining whether a quorum exists. Abstentions are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes are not considered to be votes cast with respect to a particular matter and will thus have no effect on such proposals.

    As of the record date, DSET's directors and executive officers owned less than 1% of the outstanding shares of DSET common stock and have already agreed to vote in favor of the merger, the merger agreement and the issuance of shares of DSET common stock in connection with the merger.

    As of the record date for the DSET special meeting, directors and executive officers of DSET and their affiliates held less than 1% of the outstanding shares of DSET common stock.

PROXIES

    All shares of DSET common stock which are entitled to vote and are represented at the DSET special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than broker non-votes), such proxies will be voted for approval of each proposal submitted for shareholder vote.

    The DSET board does not know of any matters other than those described in the notice of the DSET special meeting that are to come before such meeting. If any other matters are properly presented at the DSET special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     filing with the Secretary of DSET, at or before the taking of the vote at the DSET special meeting, a written notice of revocation bearing a later date than the proxy;

     duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of DSET before the taking of the vote at the DSET special meeting; or

     attending the DSET special meeting and voting in person, although attendance at the DSET special meeting will not in and of itself constitute a revocation of a proxy.

    Any written notice of revocation or subsequent proxy should be sent to DSET, 1160 U.S. Highway 22 East, Bridgewater, New Jersey 08807, Attention: Corporate Secretary, or hand delivered to the Secretary of DSET at or before the taking of the vote at the DSET special meeting. Shareholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the DSET special meeting.

SOLICITATION OF PROXIES

    All expenses of DSET's solicitation of proxies for the DSET special meeting will be borne by DSET. In addition to solicitation by use of the mails, proxies may be solicited from DSET shareholders by directors, officers and employees of DSET in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. DSET has retained ADP Investor Communications, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the DSET special meeting at a cost of approximately $3,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and DSET will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

                          THE ISPSOFT SPECIAL MEETING

GENERAL

    This joint proxy statement/prospectus is being furnished to shareholders of ISPSoft as part of the solicitation of proxies by the ISPSoft board of directors. The ISPSoft board will use the proxies at the special meeting to be held on and at the date, time and place set forth below.

DATE, TIME AND PLACE


    We will hold the special meeting of shareholders of ISPSoft at ISPSoft offices at 661 Shrewsbury Avenue, Shrewsbury, New Jersey 07702, at 10:00 a.m., local time, on December [ ], 2001.


PURPOSE

    At the special meeting, ISPSoft shareholders will be asked to approve and adopt the agreement and plan of merger dated as of June 26, 2001 among DSET and ISPSoft, and the merger.

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ISPSOFT BOARD OF DIRECTORS' RECOMMENDATION

    The ISPSoft board of directors, after careful consideration, has approved the merger agreement and the merger and has declared the merger agreement advisable and in the best interests of ISPSoft and its shareholders. The ISPSoft board of directors recommends a vote 'FOR' approval and the adoption of the merger agreement and the merger.

RECORD DATE

    Only holders of record of ISPSoft common stock and preferred stock at the close of business on October 26, 2001, are entitled to notice of and to vote at the ISPSoft special meeting. At such date there were:

     6,595,000 outstanding shares of ISPSoft common stock;

     9,000,000 outstanding shares of ISPSoft Series A preferred stock; and

     8,000,000 outstanding shares of ISPSoft Series B preferred stock.

    Each share of ISPSoft common stock and preferred stock will be entitled to one vote. The representation, in person or by properly executed proxy, of the holders of a majority of all of the shares of common stock and preferred stock entitled to vote at the ISPSoft special meeting is necessary to constitute a quorum at the ISPSoft special meeting.

VOTE REQUIRED; VOTE AT THE SPECIAL MEETING

    The approval and adoption of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the votes represented by the shares of ISPSoft common stock and preferred stock (voting on an as-converted to common stock basis) outstanding on the ISPSoft record date, voting together as a single class, and a majority of the votes represented by the shares of ISPSoft Series A Preferred Stock and Series B Preferred Stock outstanding on the ISPSoft record date, each voting as a separate class.

    Shares of ISPSoft common stock and preferred stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the ISPSoft special meeting. All shares with respect to which holders abstain from voting as to a proposal will be treated as shares that are present and entitled to vote at the ISPSoft special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against the proposals being brought before the special meeting.

VOTING AGREEMENTS


    Each director, officer and 5% shareholder of ISPSoft, have executed a voting and transfer restriction agreement with DSET whereby they have agreed: (i) to vote all shares of ISPSoft capital stock that are beneficially owned by him, her or it in favor of the adoption of the merger agreement and the approval of the merger, (ii) not to vote any of such shares in favor of any other acquisition (whether by merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of ISPSoft, and (iii) otherwise to use his, her or its commercially reasonable efforts to obtain requisite approval of ISPSoft shareholders. The shareholders who executed such voting agreements beneficially own shares of ISPSoft capital stock representing approximately 89% of the capital stock entitled to vote at the ISPSoft special meeting, including approximately 64% of the common stock entitled to vote at the special meeting, 100% of the Series A preferred stock entitled to vote at the special meeting and 100% of the Series B preferred stock entitled to vote at the special meeting. See 'Other Agreements -- Voting Agreements.'


PROXIES

    All shares of ISPSoft common stock and preferred stock that are entitled to vote and are represented at the ISPSoft special meeting by properly executed proxies received prior to or at

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such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for such proposal.

    The ISPSoft board of directors does not know of any matters other than those described in the notice of the ISPSoft special meeting that are to come before such meeting. If any other matters are properly presented at the ISPSoft special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

REVOCABILITY OF PROXIES

    Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     filing with the Secretary of ISPSoft, at or before the taking of the vote at the ISPSoft special meeting, a written notice of revocation bearing a later date than the proxy;

     duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of ISPSoft before the taking of the vote at the ISPSoft special meeting; or

     attending the ISPSoft special meeting and voting in person, although attendance at the ISPSoft special meeting will not in and of itself constitute a revocation of a proxy.

    Any written notice of revocation or subsequent proxy should be sent to ISPSoft, 661 Shrewsbury Avenue, Shrewsbury, New Jersey 07702, Attention:
Corporate Secretary, or hand delivered to the Secretary of ISPSoft at or before the taking of the vote at the ISPSoft special meeting.

SOLICITATION OF PROXIES

    All expenses of ISPSoft's solicitation of proxies for the ISPSoft special meeting will be borne by ISPSoft and DSET. In addition to solicitation by use of the mails, proxies may be solicited from ISPSoft shareholders by directors, officers and employees of ISPSoft in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

DISSENTER'S RIGHTS

    If you do not wish to accept DSET common stock in the merger, you have the right under New Jersey law to dissent and to be paid the fair market value of your shares. If you dissent and you are not able to reach an agreement with ISPSoft as to the fair market value of your shares, the fair value of your shares will be determined by the Superior Court of New Jersey, provided that you perfect your dissenter's rights under New Jersey law. You can perfect your dissenter's rights by satisfying a number of restrictions and technical requirements. Generally, in order to perfect your dissenter's rights you must:

     send a written demand to ISPSoft stating that you intend to demand payment for your shares in compliance with New Jersey law before the vote on the merger;

     not vote in favor of the merger; and

     continuously hold your ISPSoft capital stock, from the date you make the demand for appraisal through the closing of the merger.

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


    Merely voting against the merger will not protect your rights to dissent. Annex D to this joint proxy statement/prospectus contains a copy of the New Jersey statute governing dissenter's rights. If you do not follow all the steps required by New Jersey law, you will lose your rights to dissent. The New Jersey law requirements for exercising dissenter's rights are further described on pages 65 to 68.



    See 'The Merger -- Right of Shareholders to Dissent' and 'The
Merger -- Dissenter's Rights Procedures' on page 65 and 'Comparison of Shareholder Rights' on page 146.


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                                   THE MERGER

    The following summarizes the material terms of the merger and the merger agreement. We urge shareholders to read carefully the merger agreement and the fairness opinion of Kaufman Bros., financial advisor to DSET, which is attached as Annex C to this joint proxy statement/prospectus.

BACKGROUND OF THE MERGER

    Since DSET's initial public offering in March 1998, DSET's management has been exploring opportunities to expand its product lines through strategic partnerships and through acquisitions of complementary technologies and businesses. During this time, DSET has identified and acquired two separate businesses that have complimented its business and technology. Since August 2000, DSET had been looking at technologies to provision new services in the telecommunications network. DSET had discussions with several companies concerning strategic relationships, but no agreements could be reached. In March 2000, DSET learned of ISPSoft through a technology association located in New Jersey of which DSET is a member.

    In the third and fourth quarters of 2000, DSET incurred significant losses. Given these losses and the prospects for continued financial difficulty due to the economic uncertainties facing CSPs, DSET decided to diversify its business in order to lessen its dependence on CSPs.

    On March 28, 2001, William P. McHale, Jr., DSET's President and Chief Executive Officer, called Binay Sugla, ISPSoft's President and Chief Executive Officer to explore Mr. Sugla's interest in a potential business combination between the two companies and to suggest a meeting.

    On March 31, 2001, DSET and ISPSoft entered into a mutual nondisclosure agreement.

    On April 3, 2001, ISPSoft's management made a presentation concerning ISPSoft's products and markets to DSET's management at ISPSoft's offices in Shrewsbury, New Jersey. Later that day, Messrs. McHale and Sugla discussed by phone the potential combination of DSET and ISPSoft.

    On April 11, 2001, Mr. Sugla met with DSET's management at DSET's offices in Bridgewater, New Jersey to discuss the potential synergies between the two companies' products and personnel and preliminary valuations of the two companies. Later that day, Mr. McHale informed DSET's board of directors of the potential acquisition by electronic mail.

    On April 12, 2001, Messrs. McHale and Sugla discussed by telephone the structure of a potential acquisition.

    On April 20, 2001, Messrs. McHale, Crowell and Gill of DSET and Mr. Sugla of ISPSoft met at DSET's offices in Bridgewater, New Jersey to discuss the parameters of a potential acquisition, including valuation, structure and synergies. No specific valuation was discussed.

    On April 24, 2001, Mr. Sugla met with Mr. McHale and Jacob J. Goldberg, a member of DSET's board of directors, to discuss the two companies' businesses, markets and operations in greater detail.

    On April 26, 2001, DSET submitted a non-binding letter of intent to ISPSoft indicating DSET's interest in entering into a merger transaction. The letter of intent also contemplated a non-solicitation covenant and a termination fee.

    From April 26, 2001 to May 9, 2001, representatives of DSET and ISPSoft and their respective legal advisors negotiated the terms of the non-binding letter of intent.

    On May 3, 2001 DSET engaged Kaufman Bros., L.P. to represent DSET in the proposed transaction with ISPSoft.

    On May 4, 2001 and May 8, 2001, ISPSoft's board of directors met telephonically to discuss the letter of intent and the letter of intent was approved by ISPSoft's Board on May 8, 2001.

    On May 8, 2001, DSET's board of directors met telephonically to discuss the proposed transaction. At this meeting, DSET's board approved the letter of intent and a secured bridge loan to ISPSoft of $500,000.

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

    On May 9, 2001, DSET and ISPSoft executed a non-binding letter of intent. DSET also loaned $500,000 to ISPSoft pursuant to a promissory note and security agreement executed by the companies. Such loan was secured by all of ISPSoft's assets and was payable on the earlier of October 3, 2001, ISPSoft's termination of the proposed acquisition and ISPSoft obtaining $2,000,000 in equity financing. DSET also became party to ISPSoft's existing intercreditor agreement with Lucent Technologies and Signal Lake Venture Fund, among other parties. Under such arrangement, DSET's security interest was given the same priority as the liens of ISPSoft's other lenders. The amount and nature of the aggregate purchase price was based upon the following factors: the amount of cash DSET could spend in the merger given its projected liquidity position; an amount of stock which would likely leave DSET's shareholders in control of the combined company; and an aggregate purchase price which would satisfy ISPSoft's institutional investors' desired return on their investment in ISPSoft.

    On May 9, 2001, DSET delivered its initial due diligence request to ISPSoft.

    From May 10, 2001 through May 17, 2001, representatives of DSET and ISPSoft met at various times at ISPSoft's Shrewsbury, New Jersey offices to discuss and conduct due diligence requests and information on their respective companies.

    From May 10, 2001 through May 22, 2001, representatives of DSET and ISPSoft continued to conduct additional due diligence on their respective companies.

    On May 11, 2001, DSET's legal counsel delivered a draft of the merger agreement to ISPSoft and its counsel.

    From May 11, 2001 to May 30, 2001, representatives of DSET, ISPSoft and their respective legal advisors negotiated the terms of the merger agreement and the other definitive documents. The parties negotiated multiple variations of a merger agreement and the other definitive documents. A good deal of the negotiations dealt with the division of the various components of the purchase price -- stock, cash and earn-out and the amount to be paid to the common shareholders. The parties also negotiated multiple times regarding the terms under which a break-up fee would be payable under Article VII of the merger agreement.

    On May 14, 2001 and May 15, 2001, representatives of DSET's legal counsel, Hale and Dorr LLP, and ISPSoft's legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, met at Hale and Dorr's offices in Princeton, New Jersey to conduct due diligence on the companies.

    On May 14, 2001, representatives of Kaufman Bros. met with representatives of DSET and ISPSoft to conduct due diligence. During the period from May 4, 2001 to May 29, 2001, Kaufman Bros. met and conducted conference calls with representatives of DSET and ISPSoft as part of its due diligence.

    On May 17, 2001, Mr. Sugla met with DSET's management at DSET's offices in Bridgewater, New Jersey to discuss compensation plans for ISPSoft's employees.

    On May 25, 2001, Mr. McHale met with Mr. Sugla at DSET's offices in Bridgewater, New Jersey to further discuss the potential combination.

    On May 29, 2001, DSET's management made a presentation at DSET's offices in Bridgewater, New Jersey to ISPSoft's board of directors. The presentation included DSET's products, customers and prospects and the synergies to be gained from the combination of the two companies.

    On May 30, 2001, Mr. Sugla contacted Mr. McHale by telephone to state that ISPSoft was terminating the proposed acquisition. The acquisition was terminated because ISPSoft was not comfortable with the viability of DSET's gateway business and the proposed cash burn rate of the combined companies. ISPSoft also had discussions with venture capital firms prior to the execution of the letter of intent and ISPSoft decided to reopen such discussions.

    On May 30, 2001 ISPSoft delivered a letter (of same date) addressed to DSET notifying DSET of ISPSoft's intention to abandon negotiations between the parties. At the time of the termination of negotiations, the parties had agreed to the following material terms of the merger: the aggregate purchase price; the escrow agreement; the structure of the merger (ISPSoft into

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

DSET); the percentage of shares to be placed into escrow; the assumption of ISPSoft options by DSET; the reduction in the purchase price for amounts paid to Signal Lake under its services agreement with ISPSoft and legal and accounting expenses in excess of $300,000 as described in Section 1.12 of the merger agreement; substantially all of the representations and warranties of ISPSoft and DSET; the indemnification obligations of the parties under Article VI of the merger agreement, including the threshold amount and limitations on the liability of ISPSoft's shareholders; and the termination fee. The unresolved issues were: the materiality and knowledge qualifications of ISPSoft's intellectual property representations; the nature and extent of benefits to be provided by DSET to ISPSoft's employees; and the term of the lock-up agreements to be executed by ISPSoft's equity holders.

    On May 31, 2001, DSET delivered a letter (of same date) addressed to ISPSoft acknowledging receipt of ISPSoft's May 30, 2001 letter and reminding ISPSoft of its duty to repay the secured bridge loan of $500,000 provided by DSET.

    On June 8, 2001, Mr. Sugla called Mr. McHale to reopen negotiations on the proposed combination. ISPSoft had negotiated a term sheet for an equity investment with a venture capital firm with which ISPSoft had discussions prior to the execution of the letter of intent with DSET. ISPSoft's board of directors considered the financial terms of the term sheet to be too dilutive to its shareholders and decided to inquire as to whether DSET was still interested in a merger.

    On June 13, 2001, the board of directors of DSET held a regularly scheduled meeting. At the meeting, Mr. McHale updated the board on ISPSoft's renewed interest in a possible merger.

    On June 14, 2001, Mr. Sugla called Mr. McHale to set up a telephonic meeting with the boards of directors of both companies. Mr. McHale and Mr. Sugla met later that day at ISPSoft's offices in Shrewsbury, New Jersey to discuss the terms of a potential transaction.

    On June 15, 2001, the boards of directors of both DSET and ISPSoft had a conference call at which the respective boards discussed the proposed structure and consideration for a possible combination. The boards of both companies also discussed the plans for reducing DSET's cash burn rate and the prospects for financing the combined companies.

    On June 15, 2001, Hale and Dorr LLP distributed a revised letter of intent for the parties to enter into a merger transaction.

    From June 15, 2001 to June 20, 2001, DSET, ISPSoft and their respective legal counsel negotiated the revised letter of intent.

    On June 20, 2001, DSET and ISPSoft executed the revised letter of intent.

    On June 20, 2001, Hale and Dorr LLP distributed a draft of the merger agreement based on the revised letter of intent.

    From June 20, 2001 to June 25, 2001, DSET, ISPSoft and their respective legal counsel negotiated the merger agreement and the other definitive documents and conducted additional due diligence on the respective companies. During negotiations, ISPSoft's concerns over DSET's cash burn rate were addressed through DSET's plans for employee reductions if negative financial results continued and through the acceptance by certain of ISPSoft's bridge lenders of term promissory notes from DSET at closing instead of cash payments. This change in the nature of purchase price reduced the amount of cash that DSET would need at the closing. ISPSoft's concerns with the viability of DSET's gateway business were satisfied with DSET's business plan for its gateway business over the next year.

    The open items in the purchase agreement were resolved as follows: DSET agreed to an earlier termination of the lock-up arrangements on some shares (as early as 60 days after the closing in return for some of the shares being locked up for 150 to 180 days); DSET insisted that there be limited qualifications to ISPSoft's intellectual property representations as ISPSoft's main assets were its intellectual property and ISPSoft agreed to eliminate certain limitations; and the provision of substantially similar benefits under Section 4.14 of the merger agreement was agreed upon by the parties after review of each party's benefit plans.

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    On June 25, 2001, DSET's and ISPSoft's respective boards of directors held special meetings to consider the approval of the merger and the merger agreement and related agreements. At the DSET board meeting, Mr. McHale again reviewed the strategic and business rationale for the proposed merger. Representatives of Kaufman Bros. then reviewed financial analyses they had prepared in connection with their evaluation of the proposed consideration to be paid in the merger. Kaufman Bros.' representatives rendered their oral opinion, subsequently confirmed in writing, to the effect that, as of June 25, 2001, and subject to various assumptions, the consideration to be paid in the merger was fair to DSET's shareholders from a financial point of view. For a more detailed discussion of Kaufman Bros.' analysis and opinion, you should review the section captioned 'The Merger -- Opinion of Financial Advisor to DSET' beginning on page 50 and the text of Kaufman Bros.' opinion attached as Annex C to this joint proxy statement/prospectus. Representatives of Hale and Dorr LLP then reviewed for the board the principal terms of the merger agreement and the related agreements and the results of its legal due diligence review of ISPSoft.


    After discussion and deliberation, the DSET board unanimously:

     determined that the merger is in the best interests of DSET and its shareholders;

     approved the merger, the merger agreement and the related agreements;

     resolved to call a special meeting of DSET's shareholders to approve the issuance of DSET common stock in connection with the merger as required by the rules of The Nasdaq National Market;

     resolved to recommend that the shareholders of DSET vote in favor of the issuance of shares of DSET common stock in connection with the merger; and

     approved a secured loan to ISPSoft of up to $2 million. Such loan was secured by all of ISPSoft's assets and is payable on the earlier of October 31, 2001, ISPSoft being required to pay a termination fee under the merger agreement and ISPSoft obtaining $2 million in equity financing. Such loan includes the $500,000 previously lent to ISPSoft. DSET also became party to ISPSoft's existing intercreditor agreement and DSET's security interest was therefore given the same priority as the liens of ISPSoft's other lenders. This interim financing of ISPSoft by DSET was insisted upon by ISPSoft in order to induce ISPSoft to terminate its negotiations with interested venture capital investors who could consummate an agreement in a much shorter period, less than 30 days, thereby providing needed cash flow to ISPSoft and limiting additional investment by the current shareholders.

    At the meeting of ISPSoft's board of directors held on June 25, 2001, representatives of Gunderson Dettmer, counsel to ISPSoft, reviewed for the board the principal terms of the merger agreement and the related agreements. After discussion and deliberation, the ISPSoft board unanimously:

     determined that the merger is fair to, and in the best interests of, ISPSoft's shareholders;

     approved the merger and the merger agreement;

     resolved to call a special meeting of ISPSoft's shareholders to adopt and approve the merger agreement and the transactions contemplated in the merger agreement; and

     resolved to recommend that the ISPSoft shareholders vote in favor of adoption and approval of the merger agreement and the merger.

    Following the conclusion of the two board meetings, on June 26, 2001, DSET and ISPSoft finalized, executed and delivered the merger agreement and each company issued a press release announcing the transaction.

RECOMMENDATION OF DSET'S BOARD OF DIRECTORS AND DSET'S REASONS FOR THE MERGER

    The DSET board of directors has approved the merger, the merger agreement and the transactions contemplated thereby and believes that the terms of the merger are fair to, and in the

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best interests of, DSET and its shareholders. The DSET board of directors recommends a vote 'FOR' such proposals.

    At a meeting held on June 25, 2001, the board of directors of DSET concluded that the merger was in the best interests of DSET and its shareholders and determined to recommend that the DSET shareholders approve the merger, the merger agreement and the issuance of the shares of DSET common stock in the merger. The summary set forth below briefly describes the reasons, factors, and information taken into account by the DSET board in its conclusion. The DSET board did not assign any relative or specific weights to the factors considered in reaching such determination and individual directors may have given differing weights to different factors.

    In reaching its determination the DSET board consulted with DSET's management and legal and financial advisors, and carefully considered a number of factors, including:

     The board of directors has determined that, compared to continuing to operate alone, in a segment of the market characterized by an overly leveraged customer base with limited sources for new funding, the merger with ISPSoft will have better potential to grow revenue based on products that are targeted at one of the potentially highest growth areas -- IP-based networks. These products can be sold to any service provider, anywhere in the world, and to most large commercial businesses.
     ISPSoft not only adds value to CSP's, DSET's primary customers, ISPSoft also markets to a broader range of service providers, including incumbent local exchange carriers and enterprise customers, at all levels and worldwide. We expect that this will provide DSET with a more stable base of customers because DSET's traditional CSP customer base has been especially hard hit economically in late 2000 and through all of 2001. ISPSoft's target customers are generally more stable, possess better cash flow positions and are less likely to default on their obligations, therefore reducing the likelihood of bad debts to DSET subsequent to the merger;


     the favorable terms and structure of the transaction, including the fixed number of shares being issued (other than consideration with respect to certain milestone payments set forth below) and the termination fee to be paid by ISPSoft in the event of the termination of the merger agreement for specified reasons which will compensate DSET for its expenses and opportunities costs associated with pursuing the merger with ISPSoft; DSET believes the terms of the transaction are favorable because: there is limited cash being used as part of the purchase price; ISPSoft shareholders are indemnifying DSET for breaches for up to 10% of the stock purchase price; under the earn-out, DSET pays additional consideration only if there are significant revenues obtained from ISPSoft's products; a sufficient portion of the purchase price will be directed at the common shareholders of ISPSoft, most of whom are employees of ISPSoft, thereby providing incentives to such employees for the growth of the combined companies; and the shares to be delivered in this merger will be locked-up for up to 180 days (with some exceptions) thereby easing the impact on the market for DSET's shares. The terms of the above referenced potential milestone payments considered by the board of directors and aggregating as much as $1,000,000, will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion:



         an aggregate of $250,000 shall be paid on or before January 1, 2002 if, prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;



         an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June 26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and



         an aggregate of $500,000 shall be paid on or before September 30, 2002 if, for the period beginning January 1, 2002 through June 30, 2002, the combined company


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


         achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;


     Since we can sell provisioning systems for IP-based networks to any service provider anywhere in the world, we will have eliminated our dependence on the CLECs in the United States. Selling to Tier One service providers improves the chances of cash collection considerably;

     DSET's shareholders would have the opportunity to participate in the potential for growth of the combined company after the merger;

     the strength of the combined management team for the merged companies which DSET believes are as follows: Mr. McHale's experience in dealing with the challenges of leading a public company and introducing new products and markets; Mr. Sugla's extensive experience in the IP provisioning market; and Mr. Crowell's experience in dealing with Wall Street and large and small publicly-traded companies. The DSET management team is currently comprised of an experienced CEO, CFO and VP of Implementation Services. We have an 'acting' VP of Product Development for our gateway systems. DSET currently lacks senior level executives in the area of Marketing, Business Development, Product Development and Sales. The ISPSoft team already has a VP of Marketing and the current CEO of ISPSoft will become the President of the combined group, providing the technical vision and will manage product development and business development. DSET has a search underway for a VP of Worldwide Sales. DSET believes that this combination of senior level talent, with many years of experience in public markets, the software and services field and specifically the telecommunications field will help it become a force in the communications market and survive the current telecom software consolidation;

     The ability to complete the merger as a tax-free reorganization for United States federal income tax purposes;

     DSET believes that the growth prospects for IP provisioning services are significant;

     the board's belief that the combination of the two companies will be attractive to customers because it will represent a more integrated solution for provisioning telecommunications services;

     the board's belief that the combination of the two companies will be attractive to potential investors and enable the combined company to raise funds to pursue its objectives because the merger allows DSET to refocus its sales and research and development efforts on high growth areas (IP provisioning);

     the transaction provides DSET the potential to pursue product and technology extensions in its existing business using the engineering and design expertise of ISPSoft;

     information concerning the financial condition, results of operations, prospects and businesses of DSET and ISPSoft, including their cash flows from operations, the recent stock market performance of DSET common stock and general information relating to possible synergies, cost reductions, and operating efficiency and consolidations which led DSET to believe that: it could integrate ISPSoft without significantly increasing overhead as DSET could use its existing sales and research and development resources; and ISPSoft could obtain venture capital financing as an alternative to the merger;

     current adverse industry, economic and market conditions for telecommunications companies and especially CLECs to which DSET sells its gateway products prompting DSET to diversify its business;

     the fact that the combined company would have a larger market capitalization and a more liquid trading market for its common stock, which the board of directors believed could possibly result in a better trading multiple. DSET believes that the market capitalization of the combined companies subsequent to the merger will increase because of the significant increase in the number of outstanding shares of common stock and the belief that investors will view the merger as a positive step by DSET because it will enable DSET to enhance and add to its product offerings, broaden DSET's customer base with service provider and enterprise clients having cash flow and financial positions superior to DSET's existing customer base, while decreasing DSET's dependence on any one segment of the market;

     the prospects of DSET independent of ISPSoft in which DSET would be dependent almost entirely on the gateway market which has been materially adversely affected by the downturn in the telecommunications industry;

     the potential for other parties to enter into strategic relationships with or to acquire ISPSoft which could impede DSET's ability to access ISPSoft's technology through contractual arrangements;

     reports from management and legal counsel as to the results of the due diligence investigation of ISPSoft; and

     the opinion of Kaufman Bros. to the effect that, as of June 25, 2001, based upon and subject to the limitations, assumptions and qualifications set forth in its written opinion attached to this document as Annex C, the consideration to be paid by DSET was fair, from a financial point of view, to DSET's shareholders. When considering Kaufman Bros.' opinion, DSET's board of directors took into account that a substantial portion of Kaufman Bros.' consideration was based upon the successful completion of the merger. DSET's board of directors did not believe that the contingent nature of the consideration detracted from Kaufman Bros.' opinion in light of Kaufman Bros.' reputation and the common nature of contingent consideration for investment bankers.

    The DSET board of directors also considered several potentially unfavorable factors. The most significant of these were:

     the potential adverse effect that the public announcement of the merger would have on the market price of DSET common stock as a result of the dilutive effect of the shares of DSET common stock issued in the merger;

     the fixed nature of the exchange ratio and the resulting risk that, should there be a significant increase in the market value of DSET's common stock, the value of the consideration to be received by ISPSoft stockholders would be increased and the purchase price paid by DSET would be likewise increased;

     the risk ISPSoft products would not be successfully developed and marketed in the projected timetable, if at all, and the risk that other benefits of the merger would not be fully achieved;

     the difficulty in successfully integrating separate operations of DSET and ISPSoft;

     the risk of disruption of DSET's on-going business as a result of uncertainties created by the announcement of the merger;

     the substantial dilution to DSET's current shareholders;

     the risk that the merger might not be consummated despite the parties' efforts and the disruption to DSET's business if the merger is abandoned;

     the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     the significant amount of cash needed to close the transaction and satisfy ISPSoft's outstanding debt;

     the risk that key employees of ISPSoft might not want to work for DSET;

     the termination fee to be paid by DSET in the event of the termination of the merger agreement for specified reasons; and

     the combined company would be a larger, but not necessarily a more profitable participant in the telecommunications industry. There is no guarantee that the merger will enable the combined company to become profitable in the short or long term.

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

    The foregoing discussion of the information and facts considered by the DSET board of directors is not intended to be exhaustive but includes material factors considered by the DSET board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the DSET board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the DSET board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the DSET board of directors conducted an overall analysis of the factors described above, including discussions with DSET's management and legal and financial advisors.

    After taking into consideration all of the factors set forth above, DSET's board of directors concluded that the merger was in the best interests of DSET and its shareholders and that DSET should proceed with the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF ISPSOFT; ISPSOFT'S REASONS FOR THE MERGER

    ISPSoft's board determined that the merger agreement and the related transactions, including the merger, are fair to and in the best interests of ISPSoft and its shareholders. Accordingly, the ISPSoft board has adopted the merger agreement, and recommends that ISPSoft's shareholders vote 'FOR' approval of the merger agreement and the merger.

    In the course of reaching its decision to adopt the merger agreement, the ISPSoft board consulted with ISPSoft's management, as well as its outside legal counsel, and considered the following material factors:

     the risks and potential rewards associated with, as an alternative to the merger, continuing to execute ISPSoft's strategic plan as an independent entity. Such risks include, among others, the risks associated with remaining independent amidst industry-wide consolidation and uncertainty with respect to ISPSoft's ability to raise capital to fund operations, and such rewards include, among others, the ability of existing ISPSoft shareholders to partake in the potential future growth and profitability of DSET;

     the ability of ISPSoft to continue to operate as an independent entity given its low cash position and the ISPSoft board's conclusion that ISPSoft's ability to raise capital sufficient to fund ISPSoft's operations is hampered given current economic conditions;

     the likelihood that ISPSoft would be able to merge with, or enter into a strategic transaction with, an entity other than DSET given the lack of offers ISPSoft had received from other potential bidders and the additional time and resources ISPSoft would need to expend to generate such interest;

     the possibility, as alternatives to the merger, of seeking to be acquired by another company, seeking to engage in one or more joint ventures or seeking to engage in a combination with a company other than DSET and the ISPSoft board's conclusion that a transaction with DSET is more feasible, and is expected to yield greater benefits, than the likely alternatives. The ISPSoft board concluded that a combination with DSET was more feasible than the other alternatives it reviewed for reasons including the fact that DSET was interested in pursuing a transaction with ISPSoft, and ISPSoft's view that the transaction could be acceptably completed from a timing and regulatory standpoint, and would yield greater benefits than the alternatives given DSET's financial strength, and the ability of a combined company to fund a greater number of long-term growth projects and to compete effectively;

     the value of the consideration provided for in the merger agreement based on the then-current market price and historical trading price of DSET shares over the past year and relative to the stock price premiums paid in mergers of comparable size that the premium offered in the merger was within the range of premiums paid in comparable transactions, and that ISPSoft's shareholders would hold approximately 45.7% of the outstanding stock of the combined company after the merger;

     publicly available information concerning DSET's financial condition and results of operations, the recent stock market performance of DSET common stock and the ISPSoft board's determination that, notwithstanding the apparent decline in DSET's financial condition as set forth in its recent publicly available information, the possible synergies of the combined companies relating to cost reductions, operating efficiencies and consolidations would likely lead to a better chance of success than if ISPSoft elected to continue to operate as an independent entity;

     the ability to complete the merger as a tax-free reorganization for United States federal income tax purposes;

     the terms and conditions of the merger agreement, which permit ISPSoft generally to conduct its business in the ordinary course prior to the merger. See 'The Merger Agreement -- Certain Covenants';

     that three designees of ISPSoft would become directors of DSET, as described under 'The Merger Agreement -- Certain Covenants';

     that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed. See 'The Merger Agreement -- Conditions to Obligations to Effect Merger';

     the interests that certain executive officers and directors of ISPSoft may have with respect to the merger in addition to their interests as shareholders of ISPSoft generally. See ' -- Interests of Executive Officers and Directors of ISPSoft in the Merger';

     the merger will enable ISPSoft shareholders to participate in, and benefit from the future growth potential of, an integrated company with a greater depth of technologies, marketing opportunities and financial and operating resources which should enhance the ability to bring technology to market;

     the public market for DSET common stock will offer ISPSoft shareholders liquidity while avoiding the risk and investment in time and expense of an initial public offering, if such initial public offering were even possible. The ISPSoft board also considered the risk of DSET being delisted from the Nasdaq National Market in light of DSET's current stock price;

     the availability of stock options for the publicly traded DSET stock will enable the combined companies to attract high caliber employees and consultants to continue the development of technology; and

     after the merger, the combined companies will be able to pursue further acquisitions to strengthen their technology offerings using the publicly traded DSET common stock as all or part of the consideration.

    In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the ISPSoft board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the ISPSoft board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ISPSoft board's ultimate determination, but rather the ISPSoft board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of ISPSoft's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the ISPSoft board may have given different weight to different factors.

                      OPINION OF FINANCIAL ADVISOR TO DSET

    In connection with its consideration of the merger, DSET requested that Kaufman Bros. advise the Board of Directors with respect to the fairness, from a financial point of view, to the stockholders of DSET of the consideration to be paid by DSET in the merger.

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

    DSET selected Kaufman Bros. for a number of reasons, including its familiarity with DSET and its experience and reputation in the areas of valuation and financial advice, particularly in relation to transactions of the size and nature of the merger. Kaufman Bros. is an investment banking firm which is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. In the normal course of its business, Kaufman Bros. trades DSET common stock for its own account or for the account of its customers and, accordingly, may, from time to time, hold long or short positions in DSET common stock.

    On June 25, 2001, Kaufman Bros. reviewed with the Board of Directors of DSET the financial analyses performed by Kaufman Bros., and delivered to the Board of Directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated June 25, 2001, to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of June 25, 2001, the consideration to be paid by DSET in the merger was fair, from a financial point of view, to the stockholders of DSET.

    The following summary of Kaufman Bros.' opinion may not include all of the information important to you. The full text of the opinion letter, dated
June 25, 2001, delivered by Kaufman Bros. to the DSET Board of Directors, which sets forth fully the assumptions made, general procedures followed, matters considered and limits on the scope of review undertaken, is included as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Kaufman Bros. has consented to the inclusion of the full text of its opinion as Annex C to this Joint Proxy Statement/Prospectus. The summary of Kaufman Bros.' opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Holders of DSET common stock are urged to read Kaufman Bros.' opinion carefully and in its entirety.

    DSET did not place any limitation upon Kaufman Bros. with respect to the procedures to be followed or factors to be considered in rendering its opinion. In conducting its investigation and analysis and in arriving at its opinion, Kaufman Bros. reviewed information and took into account the financial and economic factors it deemed relevant and material under the circumstances. In connection with its analysis, Kaufman Bros., among other things:

     Reviewed a draft of the merger agreement, dated June 21, 2001;

     Reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission;

     Reviewed certain internal information relating to the Company provided to Kaufman Bros. by management of the Company, including historical financial information and financial forecasts;

     Reviewed certain internal information relating to ISPSoft provided to Kaufman Bros. by ISPSoft's management, including historical financial information and financial forecasts;

     Held discussions with the Company's and ISPSoft's respective managements regarding the respective businesses, operations and prospects of the Company and ISPSoft;

     Visited ISPSoft's facilities in Shrewsbury, New Jersey;

     Reviewed the historical trading prices and volumes of the Company's Common Stock;

     Reviewed certain publicly available information concerning certain other companies engaged in businesses which Kaufman Bros. believed to be reasonably comparable to ISPSoft;

     Reviewed information concerning certain other business transactions which Kaufman Bros. believed to be reasonably comparable to the merger;

     Performed various valuation analyses as Kaufman Bros. deemed appropriate using generally accepted analytical methodologies; and

     Performed such other financial studies, analyses, inquiries and investigations as Kaufman Bros. deemed appropriate.

    In arriving at its opinion, Kaufman Bros. assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information provided to it by or on behalf of DSET or ISPSoft, or obtained by Kaufman Bros. from publicly available sources and upon the assurance of the management of DSET and ISPSoft that they were not aware of any information or facts that would make any such information incomplete or misleading. Kaufman Bros. did not attempt to independently verify such information. In conducting its review, Kaufman Bros. did not conduct or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of DSET or ISPSoft, nor was it furnished with any such evaluation or appraisal. Kaufman Bros. assumed, with DSET's consent, that:

     The merger will be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by the parties thereto of any of the conditions to their respective obligations thereunder; and

     All regulatory and other approvals and third party consents required for consummation of the merger will be obtained without material cost to DSET or ISPSoft.

    Kaufman Bros. assumed that the financial forecasts examined by it were reasonably prepared and were based upon the best available estimates and good faith judgments of DSET's and ISPSoft's respective senior managements as to the future performance of DSET and ISPSoft. Where Kaufman Bros. prepared forecasts based upon information provided by DSET or ISPSoft, Kaufman Bros. obtained the assurance of the management of DSET or ISPSoft, as the case may be, that such forecasts were reasonable.

    Kaufman Bros. noted that its opinion was necessarily based upon the financial, economic, market and other conditions as they existed and could be evaluated by Kaufman Bros. on, and the information made available to it as of, the date of its opinion. Kaufman Bros. has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion. Although Kaufman Bros. evaluated the consideration to be paid by DSET in the merger from a financial point of view, Kaufman Bros. was not asked to, and did not, recommend the specific consideration payable in the merger, which was determined through negotiations between DSET and ISPSoft.

    Kaufman Bros.' opinion is for the information of DSET's Board of Directors for its use in evaluating the fairness, from a financial point of view, to the stockholders of DSET of the consideration to be paid by DSET in the merger. Such opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of DSET should take in connection with the merger or any aspect thereof. Kaufman Bros.' opinion is not an opinion as the structure, terms or effect of any other aspect of the merger or of any of the transactions contemplated in connection therewith or as to the merits of the underlying decision of DSET to enter into the merger or any other such transaction.

    In preparing its opinion, Kaufman Bros. performed a variety of financial and comparative analyses. The analyses which Kaufman Bros. considered to be material to its opinion are described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Kaufman Bros.' opinion or of the presentation by Kaufman Bros. to the Board of Directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Kaufman Bros. did not attribute particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kaufman Bros. believes that its analysis must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the preparation of its opinion. In its analysis, Kaufman Bros. made numerous assumptions with respect to the DSET and ISPSoft, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond DSET's and ISPSoft's control. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of the

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

actual values or predictive of future results or values, which may by significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Kaufman Bros.' opinion and analyses were only one of many factors considered by DSET's Board of Directors in its evaluation of the merger and should not be viewed as determinative of the view of the Board of Directors or management of DSET with respect to the merger or the consideration to be paid by DSET in connection therewith.

    The following is a summary of the material financial analyses performed by Kaufman Bros. in connection with rendering its opinion.

Analysis of Selected Comparable Acquisition Transactions

    Using publicly available information, Kaufman Bros. analyzed certain financial and operating information relating to the following 16 selected merger and acquisition transactions in the telecommunications software sector ('Comparable Transactions'), each of which was consummated in calendar year 2000 or 2001. The Comparable Transactions were chosen as they involved acquired companies that Kaufman Bros. believes operate in the industry in which ISPSoft operates.

    Kaufman Bros. noted that none of the Comparable Transactions reviewed was exactly comparable to the merger and that the range of information available for each Comparable Transaction varied from detailed information relating to publicly registered companies, to limited and summary information contained in public press releases relating to private companies. The Comparable Transactions reviewed by Kaufman Bros. were (the purchaser is listed first, followed by the acquired company and the nature of the transaction (i.e. cash for stock, stock for stock or a combination of the two):

PURCHASER                 ACQUIRED COMPANY         NATURE OF TRANSACTION
---------                 ----------------         ---------------------
CALENDAR YEAR 2001
McLeod USA Inc.     Intelispan Inc.                   Stock for Stock
Convergys Corp.     Geneva Technology Ltd             Stock for Stock
Schlumberger        Sema                              Stock for Stock
Agilent             Objective Systems Integrators     Cash
Orchestream         CrossKeys Systems                 Stock for Stock
Lightbridge Inc.    Corsair Communications            Stock for Stock
NetIQ Corporation   WebTrends Corporation             Stock for Stock

CALENDAR YEAR 2000
Spirent PLC         Hekimian Laboratories             Combination
Portal Software     Solution42                        Stock for Stock
Cisco Systems       CAIS Software Solutions           Cash
Nortel Networks     Alteon Websystems                 Stock for Stock
BCE Emergis         InvoiceLink                       Not Available
Micromuse           NetOps                            Stock for Stock
Nortel Networks     Architel Systems                  Stock for Stock
Sema Group          LHS Group                         Stock for Stock
Amdocs Ltd          Solect Technology                 Stock for Stock

    In the Comparable Transactions which are designated as stock for stock or a combination of stock and cash for stock, the amount of stock issued by the purchaser ranged from 0.1% to 36.5% of its issued and outstanding shares.

    For each Comparable Transaction, Kaufman Bros. calculated multiples of the market value plus total debt minus total cash ('Enterprise Value') of the acquired company compared to its last twelve months ('LTM') revenue, operating income before interest, taxes, depreciation and amortization ('EBITDA') and net income, based upon the most recent publicly available information prior to the closing of the respective Comparable Transaction. Kaufman Bros. then

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

applied these multiples of revenues to the projected financial results of ISPSoft for the period ending December 31, 2001. Due to the stage of ISPSoft's development (i.e. no historical revenues, history of losses and negative EBITDA), Kaufman Bros. could not apply these multiples to ISPSoft's historical results. Moreover, application of the multiples to ISPSoft's projected EBITDA and net income (both of which are negative numbers) did not produce meaningful results. The following table reflects the results of these analyses.

Comparable Transactions Analysis

                                                           MEDIAN  MEAN      LOW-HIGH
                                                           ------  ----      --------
                                                                  ($ IN MILLIONS)
Enterprise Value to LTM Revenue..........................   8.5x   19.9x    1.2x - 71.2x
Implied Enterprise Value of ISPSoft......................  $16.9   $39.4   $2.4 - $142.4

    Kaufman Bros. considered that the implied Enterprise Value of ISPSoft based upon applying the median and mean of these multiples to ISPSoft's financial data falls within the range of $16.9 million to $39.4 million.

Analysis of Selected Publicly Traded Companies

    Kaufman Bros. reviewed publicly available financial information, as of the most recently reported period, and stock market information as of June 22, 2001, for the following eight publicly traded companies that Kaufman Bros. deemed reasonably comparable to ISPSoft (the 'Comparable Companies' or 'Total Sample'):

    1. Ace*Comm Corp.
    2. Concord Communications
    3. Evolving Systems Inc.
    4. Metasolv Inc.
    5. NetScout Systems Inc.
    6. Orchestream Holdings plc
    7. TCSI Corp.
    8. Visual Networks

    In its opinion, the public companies chosen by Kaufman Bros. for its analysis (i) have products similar to ISPSoft, (ii) sell to the customer base that ISPSoft's products are intended for, (iii) have products complementary to ISPSoft's products or which can be integrated with ISPSoft's products in an operational environment, or (iv) are software development companies that offer products primarily for communication networks and produce a substantial portion of their revenues from licensing their software.

    In analyzing the Comparable Companies, Kaufman Bros. noted that Orchestream is the company with products most closely resembling ISPSoft's products. In addition, Orchestream's financial results were the most comparable to ISPSoft's projected results in that Orchestream's LTM revenues were less than $5 million, while the LTM revenues of the other Comparable Companies were significantly higher. Kaufman Bros. also noted that Metasolv's products are complementary to Orchestream's and that these products are sold to the same customers as the customers targeted by ISPSoft's products. Moreover, Metasolv is the only company in the Total Sample which to date has reported a profit. ISPSoft's projected financial results for the periods analyzed indicated that ISPSoft will become profitable in the near future. Accordingly, Kaufman Bros. conducted a parallel analysis of Orchestream and Metasolv independent of the other comparable companies (the 'Selected Sample').

    For each Comparable Company, Kaufman Bros. divided the Enterprise Value of the subject company by its LTM revenue, Fiscal Year 2001 revenue estimates ('FY2001') and Fiscal Year 2002 revenue estimates ('FY2002'), to calculate the multiple of the company's Enterprise Value to each of those revenue numbers. Kaufman Bros. then applied these multiples to the projected financial results of ISPSoft for the periods ending December 31, 2001 and December 31, 2002, furnished to

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Kaufman Bros. As noted earlier, ISPSoft is a development stage company and has no historical revenues. Accordingly, Kaufman used for comparative purposes the projected revenue for the year ending December 31, 2001 as LTM revenues, the projected revenue for the 12 months ending June 30, 2002 for the FY2001 estimate (as ISPSoft was not projected to generate revenues until the quarter ending September 30, 2001), and the projected revenue for the year ending December 31, 2002 for the FY2002 estimate. The chart below summarizes these analyses:

Comparable Company Analysis

                                                  TOTAL SAMPLE                    SELECTED SAMPLE
                                         -------------------------------   ------------------------------
                                         MEDIAN   MEAN       LOW-HIGH      MEDIAN  MEAN        LOW-HIGH
                                         ------   ----       --------      ------  ----        --------
                                                                 ($ IN MILLIONS)
Enterprise Value/LTM revenue...........   1.1x    3.2x        0.3x-15.3x     NM     8.2x     1.1x-15.3x
Enterprise Value/FY2001 revenue........   1.0x    1.2x       (0.9x)-5.4x     NM     3.2x     1.0x- 5.4x
Enterprise Value/FY2002 revenue........   0.8x    0.9x       (0.6x)-2.3x     NM     1.5x     0.8x- 2.3x
Implied Enterprise Value of ISP based on:
    Enterprise Value/LTM revenue.......   $2.2    $6.3     $   0.6-$30.6     NM    $16.2   $  2.2-$30.6
    Enterprise Value/FY2001 revenue....    5.9    7.5         (5.4)-32.4     NM     19.0      6.0- 32.4
    Enterprise Value/FY2002 revenue....    8.8    9.5         (5.9)-24.4     NM     16.3      8.6- 24.4

    Kaufman Bros. considered that the implied Enterprise Value of ISPSoft determined by applying the median and mean multiples derived from the Total Sample and mean multiple derived from the Selected Sample to ISPSoft's financial data as described above falls within the range of $2.2 million to $19.0 million.

Analysis of Selected Privately Held Companies

    Kaufman Bros. reviewed information for 30 privately held companies that Kaufman Bros. deemed reasonably comparable to ISPSoft, eight of which had disclosed sufficient financial information relevant to Kaufman Bros.' analysis (such eight companies, the 'Private Comparable Companies'). Each of these companies operates in the service activation, provisioning, workflow management, network management and inventory management areas of the communication software industry. In its opinion, the sample of 30 privately held companies chosen by KBRO for its analysis (i) have products similar to ISPSoft, (ii) sell to the same intended customer base as ISPSoft, (iii) have products complementary to those of ISPSoft or which can be integrated with ISPSoft's products in an operational environment, or (iv) are software development companies that offer products primarily for communications networks and produce a substantial portion of their revenues from licensing their software.

    For each Private Comparable Company, Kaufman Bros. calculated multiples of LTM revenue to their pre-money and post-money valuations. Kaufman Bros. then applied these multiples to the projected revenues of ISPSoft for the year ending December 31, 2001. An entity's pre-money valuation is the implied value of its common stock outstanding prior to the issuance of new shares or share equivalents in connection with a proposed investment. It is generally calculated by multiplying the number of shares of common stock outstanding prior to the investment by the per share (or per share equivalent) price of the new investment. It is a measure of the value assigned by the investor to the business just prior to its investment. An entity's post-money valuation is the value of the common equity subsequent to the new investment and is determined either by adding the dollar amount of the new investment to the pre-money valuation or by multiplying the number of shares of common stock and common stock equivalents by the per share investment price. The post-money valuation is a measure of the valuation of the business subsequent to the new investment.

    The table below summarizes these analyses.

Private Company Analysis

                                                    PRE-MONEY                         POST-MONEY
                                         ------------------------------       --------------------------
                                         MEDIAN      MEAN      LOW-HIGH       MEDIAN    MEAN    LOW-HIGH
                                         ------      ----      --------       ------    ----    --------
                                                                 ($ IN MILLIONS)
Enterprise Value/LTM revenue...........   6.5x       7.2x       2.4x-16.7x      8.6x     9.3x     3.8x-20.7x
Implied Enterprise Value of ISPSoft....  $12.8      $14.2      $4.8-$33.4      $16.9    $18.4    $7.6-$41.4

    Kaufman Bros. considered that the implied Enterprise Value of ISPSoft determined by applying the median and mean of these multiples to ISPSoft's financial data as described above falls within the range of $12.8 million to $18.4 million.

Discounted Cash Flow Analysis

    Kaufman Bros. performed a discounted cash flow analysis of ISPSoft, on a stand-alone-basis, for the fiscal years 2001 through 2005. The analysis was based upon financial projections for the five year period as provided by the management of ISPSoft and reviewed and discussed with the management of DSET. In addition, Kaufman performed certain sensitivity analyses on ISPSoft's projected financial results. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future free cash flows of such entity and discounting such cash flow results back to the present. A sensitivity analysis is conducted in light of the inherently uncertain nature of projections. It involves adjusting certain assumptions or bases underlying management's projections and subjecting the resulting data to the same financial analyses as management's case. The adjustments applied by Kaufman Bros. served to reduce ISPSoft's projected revenues and increase its projected expenses. The effect of these adjustments was to analyze a lower range of projected results to that presented by ISPSoft's management.

    In its discounted cash flow analyses, Kaufman Bros. estimated a terminal value of free cash flow in 2005 using a terminal value multiple range of 5.0x to 7.0x and discounted the stream of free cash flows during the forecast period together with the estimated terminal value at discount rates ranging from 20.0% to 30.0%. Selection of an appropriate discount rate is an inherently subjective process and is affected by numerous factors. The discount rates used by Kaufman Bros. were selected based upon ISPSoft's stage of development, current financial condition and the risk associated with ISPSoft achieving its financial projections. This range of discount rates also reflects an estimate of the cost of capital for ISPSoft and the current valuation parameters for comparable public companies. Such analysis produced Enterprise Values for ISPSoft ranging from $27.8 million to $36.2 million. The following table summarizes the results of Kaufman Bros.' discounted cash flow analysis.

                         DISCOUNTED CASH FLOW ANALYSIS
                                ($ IN MILLIONS)

Range of Free Cash Flow Multiples...........................  5.0x-7.0x
Discount Rates..............................................  20%-30%
Implied Total Enterprise Value of ISPSoft...................  $27.8-$36.2

Compensation

    Pursuant to the terms of Kaufman Bros.' engagement, DSET has paid to Kaufman Bros. the sum of $75,000 and has agreed to pay Kaufman Bros. a cash fee of 5% of the consideration paid by DSET in the merger upon closing of the merger less any amounts previously paid. DSET has also agreed to reimburse Kaufman Bros. for its reasonable out-of-pocket expenses incurred in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Kaufman Bros. and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF ISPSOFT IN THE MERGER

    In considering the recommendation of the ISPSoft board of directors in favor of the merger agreement and the merger, ISPSoft shareholders should be aware of the interests that certain directors and executive officers of ISPSoft have in the merger as specified in the merger agreement that are different from, or in addition to the interests of the shareholders of ISPSoft generally. These interests are different from and in addition to their interests as shareholders and the interests of the other ISPSoft shareholders. These interests relate to or arise from, among other things:

     Binay Sugla currently holds 1,400,000 shares of common stock of ISPSoft, all of which are subject to a right of repurchase in the event Mr. Sugla's service with ISPSoft terminates. This right of repurchase lapses over three years so that none of Mr. Sugla's shares are subject to a right of repurchase after April 19, 2003. Upon consummation of the merger, this vesting schedule will be accelerated by one year, such that an additional one-third of the shares will no longer be subject to the right of repurchase;

     employment offers being extended to ISPSoft management members;

     the continued indemnification of ISPSoft directors and officers for actions taken prior to the merger; and

     the election of Binay Sugla, and two other individuals mutually acceptable to each of DSET and ISPSoft as members of the DSET board of directors upon the completion of the merger.

    Except as described below, those persons have, to the knowledge of DSET and ISPSoft, no material interest in the merger apart from those of shareholders generally. The ISPSoft board of directors was aware of, and considered the interests of, their directors and executive officers when it approved the merger agreement and the merger.

    ISPSoft Stock Options. No options to purchase shares of ISPSoft common stock granted to directors and executive officers of ISPSoft will accelerate upon the completion of the merger. The following table shows options held by directors and executive officers of ISPSoft as of October 31, 2001:

                                                      NUMBER OF
                                                      SHARES OF
                                                       ISPSOFT                  OPTION SHARES
                                          DATE OF      COMMON                    EXERCISABLE
                                          OPTION    STOCK SUBJECT   EXERCISE        AS OF
          OFFICER OR DIRECTOR              GRANT    TO OPTIONS(1)    PRICE     OCTOBER 31, 2001
          -------------------              -----    -------------    -----     ----------------
Binay Sugla.............................  4/30/01      600,000       $0.10         300,000(1)
                                          5/15/01       52,090       $0.10          52,090(2)
Hariharan Krishnan......................  5/15/01       29,010       $0.10          29,010(3)
Anand Desai.............................  5/15/01      550,000       $0.10         550,000(4)
                                          5/15/01       45,230       $0.10          45,230(5)

---------

(1) The exercise price of each option listed in the table below will be adjusted in connection with the merger by dividing the exercise price by the conversion ratio of 0.087648, rounded up to the nearest whole cent. As a result, the exercise price for each option after the merger will equal $1.15.

(2) The number of options listed in the table below will be adjusted in connection with the merger by multiplying the number of options set forth below by the conversion ratio of 0.087648, rounded down to the nearest whole number.

(3) Three hundred thousand shares underlying this option are immediately exercisable. The remaining 300,000 options will become exercisable as follows: (a) 150,000 of the remaining options will become exercisable when, and if, ISPSoft successfully hires certain additional members of its executive team; and (b) 150,000 of the remaining options will become exercisable when, and if, ISPSoft achieves certain gross revenue targets during a fiscal year. This vesting schedule will not be affected by the merger.

(4) All of the shares underlying this option are exercisable, and none of these shares is subject to a right of repurchase in favor of the surviving entity.

(5) All of the shares underlying this option are exercisable, and none of these shares is subject to a right of repurchase in favor of the surviving entity.

(6) All of the shares underlying this option are immediately exercisable and are subject to a right of repurchase in favor of ISPSoft that lapses over time in the event Mr. Desai is terminated. As of October 31, 2001, 137,500 shares had vested and were no longer subject to a right of repurchase. The remaining 412,500 shares shall vest in equal monthly installments thereafter.

(7) All of the shares underlying this option are exercisable, and none of these shares is subject to a right of repurchase in favor of the surviving entity.

    Continued Employment. As a condition to the closing of the merger, the following individuals must remain employed by DSET in positions substantially similar to those in which they currently serve ISPSoft:

    Raghvender Arni
    Ramesh Balakrishan
    Sukesh Garg
    Ajita John
    Hariharan Krisnan
    Anand Desai
    Edwin Park
    Roshan Sequeira
    Kumar Srinivasan
    Ajay Wanchoo

    Each of these employees will execute DSET's offer letter and other customary agreements and will be eligible for an annual cash bonus and be able to participate in DSET's stock option plan. Please see 'Other Agreements -- Employment Agreement and Offer Letters of Employment' below for a detailed description of the offers.

    Indemnification of Directors and Officers. The merger agreement provides that for three years after the completion of the merger, DSET will not alter or impair any exculpatory or indemnification provision now existing in the ISPSoft certificate of incorporation or bylaws. In addition, the merger agreement provides that DSET will indemnify each present and former director and officer for all liabilities pertaining to matters existing or occurring at or prior to the completion of the merger to the fullest extent permitted by New Jersey law.

STOCK OPTIONS

    Under the merger agreement, at the effective time of the merger, DSET will assume the ISPSoft 2000 Stock Option Plan and all stock options granted under the plan. Each stock option outstanding under the plan at the effective time will be converted into a stock option to acquire DSET common stock on the same terms and conditions as applied to the ISPSoft stock option. The number of shares of DSET common stock to be issued in respect of a DSET option will be equal to the number of shares of ISPSoft common stock that would be issued in respect of that option multiplied by 0.088058, rounded down to the nearest whole share. The exercise price per share of DSET common stock for any ISPSoft option will be equal to the exercise price per share of ISPSoft common stock for that option divided by 0.087648, rounded up to the nearest whole cent. As of October 31, 2001, the number of shares of ISPSoft common stock reserved for issuance pursuant to outstanding ISPSoft stock options under the plan was 2,722,510.

    Under the merger agreement, ISPSoft agrees to use its commercially reasonable best efforts to cause the termination of any outstanding ISPSoft warrants prior to the effective time of the merger.

ACCOUNTING TREATMENT OF THE MERGER

    The merger will be accounted for under the 'purchase' method of accounting for a business combination in accordance with accounting principles generally accepted in the United States. DSET expects a significant portion of the purchase price to be allocated to identifiable intangible assets and goodwill.

FORM OF MERGER

    Subject to the terms and conditions of the merger agreement and in accordance with New Jersey law, a wholly-owned subsidiary of DSET will merge with and into ISPSoft, immediately followed by the merger of ISPSoft with and into DSET. DSET will be the surviving corporation of such mergers and will continue under the name 'DSET Corporation.'

MERGER CONSIDERATION

    At the effective time of the merger, the DSET common stock will be allocated to the ISPSoft shareholders depending on the number of shares of ISPSoft common stock held by such shareholder, treating the ISPSoft preferred stock on an as-converted to common stock basis.

    Shareholders will receive shares of DSET common stock rounded up to the nearest whole number for any fractional share that they would otherwise receive in the merger. As of the effective time of the merger, all shares of ISPSoft stock will no longer be outstanding, will automatically cancel and will cease to exist. At that time, each holder of a certificate representing shares of ISPSoft stock (other than shares as to which appraisal rights have been properly exercised) will cease to have any rights as a shareholder except the right to receive DSET common stock and other consideration described herein and the right to any dividends or other distributions in accordance with the merger agreement. The merger consideration was determined through arm's-length discussions among DSET, ISPSoft and certain ISPSoft shareholders.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of New Jersey, or at such later time as stated in the certificate of merger or agreed upon by DSET and ISPSoft. The filing of the certificate of merger will occur at the time of closing of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    In the opinion of Hale and Dorr LLP, counsel to DSET, and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to ISPSoft, the following is a summary of the material United States federal income tax consequences of the merger to ISPSoft shareholders who exchange their shares of ISPSoft stock for shares of DSET common stock and, in some cases, cash pursuant to the merger. This discussion addresses only the United States federal income tax consequences to ISPSoft shareholders who hold their shares of ISPSoft stock as capital assets and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances. This discussion also does not address the tax consequences to ISPSoft shareholders who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their shares of ISPSoft stock as or in a hedge against currency risk, a constructive sale, or conversion transaction, holders who are subject to the alternative minimum tax, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address the effects of the merger under any state, local or foreign tax laws.

    BECAUSE OF THE COMPLEX NATURE OF THE TAX CONSEQUENCES OF THE MERGER, ISPSOFT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.


    DSET has received an opinion from its counsel, Hale and Dorr LLP, and ISPSoft has received an opinion from its counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (collectively, the 'Tax Opinions'), to the effect that, based upon and subject to the facts, representations, covenants, and assumptions set forth therein, the merger more likely than not will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.



    Provided that the merger does in fact qualify as a reorganization under
Section 368(a) of the Internal Revenue Code, then, subject to the assumptions, limitations, and qualifications referred to herein, the merger should result in the following federal income tax consequences:


        (i) An ISPSoft shareholder will recognize no gain or loss upon the receipt of shares of DSET common stock (including escrowed shares and any additional shares that become payable after certain milestones have been achieved) in exchange for the shareholder's ISPSoft stock, but, in the event that additional shares of DSET common stock become payable after certain milestones have been achieved, a portion of such additional shares may be treated as a payment of imputed interest, as described below, in which event the ISPSoft shareholder would have to recognize such portion as ordinary income.



        (ii) An ISPSoft shareholder will recognize any gain, but not loss, realized upon the exchange of the shareholder's ISPSoft stock to the extent of any cash or other non-stock consideration received for such stock (except for any portion of a cash payment treated as imputed interest as discussed below), and such gain generally will be capital gain unless the exchange has the effect of the distribution of a dividend under Section 356(a)(2) of the Internal Revenue Code, in which case the gain will be taxable as ordinary income to the extent of the ISPSoft shareholder's ratable share of the undistributed earnings and profits of ISPSoft. Whether the receipt of cash or other non-stock consideration has the effect of a distribution of a dividend will depend on each holder's particular circumstances. In general, if, immediately prior to the merger, an ISPSoft shareholder (a) does not actually or constructively (under Section 318 of the Internal Revenue Code) own any DSET common stock and (b) is not a significant shareholder of ISPSoft, the receipt of cash or other non-stock consideration by the ISPSoft shareholder generally should not have the effect of a distribution of a dividend. Nevertheless, in the event that additional cash becomes payable after certain milestones have been achieved, a portion of such payment may be treated as a payment of imputed interest, as described below, in which event the ISPSoft shareholder would have to recognize such portion as ordinary income. The gain attributable to any cash payment more likely than not will be recognized by an ISPSoft shareholder as and when such cash is actually received. Any capital gain will be long-term capital gain if the ISPSoft stock exchanged was held for more than one year as of the closing date of the merger and will be short-term capital gain if the ISPSoft stock was held for a shorter period.


        (iii) The gain attributable to any cash payment will depend upon the ISPSoft shareholder's tax basis in the ISPSoft stock surrendered in the merger. Generally, if an ISPSoft shareholder has an adjusted tax basis in the ISPSoft stock surrendered in the merger that is less than the fair market value of the DSET common stock received in the merger (including escrowed shares and any additional shares that become payable after certain milestones have been achieved, except for additional shares treated as a payment of imputed interest), the ISPSoft shareholder will recognize gain equal to the amount of any cash payments received in exchange for ISPSoft stock (except for any portion of a cash payment treated as a payment of imputed interest). If an ISPSoft shareholder has an adjusted tax basis in the ISPSoft stock surrendered in the merger that exceeds the fair market value of the DSET common stock received in the merger (including escrowed shares and any additional shares that become payable after certain milestones have been achieved, except for additional shares treated as a payment of imputed interest), the ISPSoft shareholder will compute the amount of gain attributable to each cash payment by offsetting a portion of such excess basis against each cash payment. Because of the complexity of the rules for determining the portion of the excess basis that may offset each cash payment, any such ISPSoft shareholder should consult his, her, or its tax advisor for more detailed advice as to how to determine the gain attributable to a cash payment.


        (iv) In the event that more than six months following the date of the merger additional shares or additional cash becomes payable after certain milestones have been achieved, a portion of such shares or cash will be re-characterized for federal income tax purposes as a payment of interest. The amount of imputed interest will be calculated in accordance with
    Section 483 of the Internal Revenue Code based on the period of time between the closing date and the issuance of additional shares or cash. Because the method of calculating such interest is complex, each ISPSoft shareholder should consult with his, her, or its own tax advisor regarding the precise mechanics of calculating the amount of such imputed interest payment.



        (v) The tax basis of the shares of DSET common stock received by an ISPSoft shareholder in the merger, including escrowed shares and any additional shares of DSET common stock that become payable after certain milestones have been achieved (except for additional shares treated as a payment of imputed interest), will be equal to the adjusted tax basis of the shares of ISPSoft stock surrendered in the merger, decreased by the amount of any cash payments received (except for any portion of a cash payment treated as a payment of imputed interest), and increased by the amount of any gain required to be recognized by the ISPSoft shareholder. While the matter is not free from doubt, until such time as it is possible to determine the actual number of additional shares of DSET common stock, if any, to be received by the ISPSoft shareholder, the interim basis of the shares of DSET common stock received in exchange for the shareholder's ISPSoft stock should be determined by assuming that the maximum number of additional shares which could be received will be received. In addition, while the matter is not free from doubt, no basis adjustments should be required with respect to any additional cash payments that the ISPSoft shareholder may receive until such payments are received (if such payments are reported on the installment method of tax accounting). Because of the complexity of the rules for determining the tax basis of the DSET common stock received, each ISPSoft shareholder should consult his, her, or its tax advisor for more detailed advice as to how to determine such tax basis.



        (vi) The holding period of the shares of DSET common stock received by an ISPSoft shareholder in the merger, including escrowed shares and any additional shares of DSET common stock that become payable after certain milestones have been achieved (except for additional shares treated as a payment of imputed interest), will include the holding period of the shares of ISPSoft stock surrendered in exchange therefore in the merger.



        (vii) Any additional shares of DSET common stock treated as a payment of imputed interest will have a basis equal to the fair market value of such shares on the date they are received, and the holding period for such shares will begin on the date immediately following the date such shares are received.



        (viii) No gain or loss will be recognized by an ISPSoft shareholder upon the distribution of escrowed shares to the ISPSoft shareholder upon termination of the escrow.



        (ix) Upon the distribution of escrowed shares to DSET in satisfaction of an indemnification claim, an ISPSoft shareholder will likely recognize gain or loss in an amount equal to the difference between the value of the shareholder's escrowed shares distributed to DSET (as determined under the escrow agreement) and the shareholder's adjusted tax basis in such shares. In the event that some or all of the escrowed shares are distributed to DSET in satisfaction of an indemnification claim, the amount of the indemnification claim, or, if less, the value of the escrowed shares distributed to DSET, will be allocated among and added to the shareholder's tax basis in the shareholder's remaining shares of DSET common stock.

    The discussion herein assumes that an ISPSoft shareholder who receives the right to additional payments of cash or shares of DSET common stock if certain milestones are received will report any gain attributable to such payments under the installment method of tax accounting. While, in general, an ISPSoft shareholder more likely than not would qualify to report such gain under the installment method, there can be no assurances that the Internal Revenue Service would permit the use of the installment method under the circumstances described herein. Moreover, if the exchange may be reported under the installment method as assumed in the above discussion, the shareholder nevertheless may affirmatively elect not to use such method. In the event that a shareholder may not use, or elects not to use, the installment method, then the fair market value of the right to receive additional payments of cash or shares of DSET common stock would have to be determined by the shareholder, and the shareholder generally would have to treat such amount as if it were received in the year of the merger. EACH ISPSOFT SHAREHOLDER IS URGED TO CONSULT HIS, HER, OR ITS TAX ADVISOR REGARDING THE AVAILABILITY OF THE INSTALLMENT METHOD TO REPORT ANY GAIN FROM THE EXCHANGE OF HIS, HER, OR ITS ISPSOFT STOCK AND THE TAX CONSEQUENCES OF ELECTING NOT TO USE SUCH METHOD. EACH ISPSOFT SHAREHOLDER SHOULD ALSO CONSULT HIS, HER, OR ITS TAX ADVISOR REGARDING THE IMPACT OF USING THE INSTALLMENT METHOD ON THE SHAREHOLDER'S ALTERNATIVE MINIMUM TAX COMPUTATION AND THE POSSIBILITY THAT THE SHAREHOLDER WILL BE REQUIRED TO PAY INTEREST TO THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY TAX ON GAIN DEFERRED UNDER THE INSTALLMENT METHOD IN THE EVENT THAT THE SHAREHOLDER HAS DEFERRED GAIN WITH RESPECT TO INSTALLMENT OBLIGATIONS TOTALING IN EXCESS OF $5 MILLION.


    The discussion herein also assumes that the ISPSoft notes described in
Section 1.10 of the merger agreement are properly treated as debt for federal income tax purposes. In the event that such notes are properly treated as equity for federal income tax purposes, the federal income tax consequences set forth herein may change for ISPSoft shareholders who hold such notes. Among the federal income tax consequences that may change for ISPSoft shareholders who hold such notes are the following: (i) such holders could be required to recognize additional gain in an amount up to the fair market value of any DSET notes or any cash payment received in exchange for such notes; and (ii) the tax basis of the shares of DSET common stock received in the merger by such holders could be decreased. Furthermore, in such event, a holder of such a note who is not an ISPSoft shareholder generally would recognize gain or loss in an amount equal to the difference between the fair market value of any DSET note or any cash payment received in exchange for such note and the holder's adjusted tax basis in such note. Because the effects of any such characterization as equity are complex and will depend upon each holder's individual circumstances, each ISPSoft shareholder holding such notes should consult with his, her, or its tax advisors as to the possibility and consequences of any such recharacterization.


    It is important to note that some attributes of the merger agreement do not comply in all respects with certain Internal Revenue Service guidelines for the issuance of advance letter rulings regarding the tax consequences of transactions intended to qualify as reorganizations under Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service has specifically indicated that such guidelines are only applicable for purposes of obtaining advance letter rulings and do not necessarily constitute substantive rules of law, there can be no assurances that the Internal Revenue Service will not attempt to assert the guidelines as substantive legal requirements. If such an attempt were successful, some (or, in certain cases, all) of the conclusions set forth in the foregoing numbered paragraphs above would be inapplicable.


    The Tax Opinions are based on facts existing on the date thereof and on assumptions as to facts and conditions that will exist on the closing date of the merger. The Tax Opinions and the following summary, however, neither bind the Internal Revenue Service nor the courts nor preclude the Internal Revenue Service or a court from adopting a contrary position. The Tax Opinions and the summary are based on the Internal Revenue Code, laws, regulations, rulings, and decisions in effect on the date thereof, all of which are subject to change, possibly with retroactive effect, or to different interpretations which could result in federal income tax consequences different from those described herein. As a result, neither ISPSoft nor DSET can assure you that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or will be sustained by a court if challenged by the Internal Revenue Service. No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.



    In rendering the Tax Opinions, Hale and Dorr LLP and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP made certain assumptions, including the following:



        (1) for federal income tax purposes, the loans made to ISPSoft by DSET, as evidenced by the promissory notes issued by ISPSoft to DSET on June 26, 2001, September 26, 2001 and November 5, 2001, are valid indebtedness of ISPSoft, the proceeds of which will be paid to creditors in connection with the merger, which indebtedness, upon consummation of the merger, will be assumed by DSET (and which indebtedness will be repaid to DSET in the event the merger is not consummated);



        (2) DSET will adjust the merger consideration to be payable in DSET common stock as required by Section 1.14 of the merger agreement, if applicable;



        (3) the fair market value of one share of DSET common stock on the closing date will be no less than $1.00;



        (4) the aggregate fair market value of the DSET common stock receivable by the ISPSoft shareholders, both as of the closing date and after accounting for any postclosing issuances of merger consideration pursuant to
    Section 1.11 of the merger agreement or otherwise, in exchange for ISPSoft stock will be equal to or greater than forty-five percent (45%) of the total merger consideration to be received by the ISPSoft shareholders with respect to their holdings of ISPSoft stock or instruments that are treated as ISPSoft equity for federal income tax purposes;



        (5) for federal income tax purposes, other than indebtedness relating to the notes payable of ISPSoft described in Section 1.10 of the merger agreement with respect to which we have made no assumptions, (i) all indebtedness on the financial statements of ISPSoft is valid indebtedness,
    (ii) no outstanding equity of DSET or ISPSoft has or will represent indebtedness, and (iii) no outstanding indebtedness of DSET or ISPSoft has or will represent equity;



        (6) no outstanding security, instrument, agreement, or arrangement that provides for, contains, or represents either a right to acquire ISPSoft stock (or to share in the appreciation thereof) constitutes or will constitute 'stock' for purposes of Section 368 of the Internal Revenue Code;



        (7) the total merger consideration payable by DSET to ISPSoft shareholders will not be reduced pursuant to Section 1.12 of the merger agreement;



        (8) the ISPSoft shareholders do not, and will not on or before the closing date, have an existing plan or intent to dispose of an amount of DSET stock to be received in the merger (or to dispose of ISPSoft stock in anticipation of the merger) such that the shareholders of ISPSoft will not receive and retain a meaningful continuing equity ownership in DSET that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulation Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;



        (9) none of the escrow shares will be returned to DSET; and



        (10) no ISPSoft shareholder guaranteed any ISPSoft indebtedness outstanding during the period immediately prior to the merger.



    To the extent that any of the foregoing assumptions are not in fact true and accurate, the merger may not constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.



    Moreover, to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, among other requirements, the merger must satisfy the 'continuity of interest' requirement. To satisfy the continuity of interest requirement, the ISPSoft shareholders must receive a meaningful ownership interest in DSET as a result of the merger. In general, this requirement will be


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considered satisfied if the fair market value of the DSET common stock to be received by ISPSoft shareholders in the merger constitutes a substantial portion of the total merger consideration. For advance ruling purposes, the Internal Revenue Service has provided that the continuity of interest requirement will be satisfied if the shareholders of the acquired corporation exchange their stock in the acquired corporation for stock in the acquiring corporation that has a fair market value, as of the closing date, that equals or exceeds 50% of the total merger consideration received by such shareholders. This safe harbor merely indicates the level of continuity required by the Internal Revenue Service for the issuance of an advance ruling and does not necessarily represent the degree of continuity that is required to qualify as a reorganization. Courts have held the continuity of interest requirement to be satisfied where the shareholders of the acquired corporation receive a lower percentage (e.g., 45%) of acquiring corporation stock.



    As of the date that the merger agreement was entered into, 50% or more, by value, of the total merger consideration to be received by ISPSoft shareholders consisted of DSET common stock. The amount of DSET common stock to be received by the ISPSoft shareholders, however, is not subject to adjustment by reason of fluctuations in the market value of DSET common stock (other than consideration with respect to certain milestone payments). Therefore, it is possible, if the market price of DSET common stock on the closing date of the merger is substantially less than it was on the date the merger agreement was entered into, that the value of the DSET common stock issued in the merger would not constitute a high enough percentage of the total merger consideration to satisfy the continuity of interest requirement. Specifically, in the event that the fair market value of DSET common stock on the closing date of the merger is less than $1.00 per share, there is a significant risk that the merger will fail the continuity of interest requirement and thus not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.



    In addition, for the merger to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code, the merger of the wholly-owned subsidiary of DSET with and into ISPSoft (the first step) and the merger of ISPSoft with and into DSET (the second step) must be treated as one transaction for federal income tax purposes. Because (i) DSET and ISPSoft have a binding commitment to undertake the second step immediately following, and contingent upon the occurrence of, the first step and (ii) the first step and second step are mutually interdependent steps in an integrated plan pursuant to which DSET and ISPSoft intend to achieve one end result, DSET and ISPSoft believe the merger should be treated, and intend to treat the merger, as one transaction for federal income tax purposes. If the Internal Revenue Service were to challenge successfully the treatment of the merger as one transaction, however, the merger would likely fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and the ISPSoft shareholders would likely recognize taxable gain or loss as described below.



    The issuance of the Tax Opinions is not a condition to the closing of the merger. Accordingly, the parties intend to consummate the merger even if, as of the closing date, the above assumptions are not in fact true and accurate or the above requirements relating to 'continuity of interest' or step integration are not satisfied (which could cause the merger not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code). In the event that the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, an ISPSoft shareholder generally would recognize taxable gain or loss with respect to the shares of DSET common stock, including escrowed shares and any additional shares of DSET common stock that become payable after certain milestones have been achieved, and any cash payments payable in exchange for the shareholder's shares of ISPSoft stock. As discussed above, a portion of any shares of DSET common stock or any cash payment that becomes payable after certain milestones have been received might also be treated as imputed interest, in which event the ISPSoft shareholder would have to recognize such portion as ordinary income. Otherwise, any gain or loss recognized generally would be capital gain or loss, and the gain attributable to additional payments of cash or shares of DSET common stock after certain milestones have been achieved more likely than not would be recognized as and when such payments are received (assuming the transaction is reported on the installment method of tax accounting). In such event, an ISPSoft shareholder's tax basis in any shares of DSET common stock received would equal the fair market value of the


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


shares on the date they are received and the holding period for such shares would begin on the date immediately following the date such shares are received.


    Also, even if the merger qualifies as a reorganization, the Internal Revenue Service could also attempt to challenge the allocation of consideration adopted by the parties. In the event that the Internal Revenue Service were to make a successful challenge of this type, certain ISPSoft shareholders could be required to recognize additional income or loss.

    The above description does not apply to an ISPSoft shareholder who exercises appraisal rights. An ISPSoft shareholder who exercises appraisal rights with respect to the merger and receives cash in exchange for shares of ISPSoft stock will generally recognize capital gain or loss measured by the difference between the amount of cash received and the ISPSoft shareholder's adjusted tax basis in such shares, provided that the payment is not treated as a dividend pursuant to the Internal Revenue Code or otherwise. The payment generally will not be treated as a dividend if the ISPSoft shareholder owns no shares of DSET stock after the merger, after giving effect to the constructive ownership rules of the Internal Revenue Code.

    Certain noncorporate holders of ISPSoft stock may be subject to backup withholding, at a rate that is scheduled to be reduced progressively from 31% to 28% from 2001 to 2006 under recently enacted legislation, on cash payments received pursuant to the merger, including cash payments received upon the exercise of appraisal rights. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding on the Form W-9 or successor form to be delivered to ISPSoft shareholders following the completion of the merger, (2) provides a certification of foreign status on a Form W-8 or successor form, or (3) is otherwise exempt from backup withholding.

    Provided that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, each ISPSoft shareholder will be required to attach a statement to the shareholder's tax return for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder's tax basis in the ISPSoft stock exchanged and a description of the DSET common stock, cash, and any other consideration received therefor. EACH ISPSOFT SHAREHOLDER IS URGED TO CONSULT HIS, HER, OR ITS TAX ADVISOR REGARDING THIS STATEMENT AND ANY OTHER TAX REPORTING OBLIGATIONS.

    THE ABOVE DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS CERTAIN CATEGORIES OF SHAREHOLDERS, AND IT DOES NOT ADDRESS STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES. IN ADDITION, AS NOTED ABOVE, IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, IN LIGHT OF YOUR INDIVIDUAL CIRCUMSTANCES.

NASDAQ NATIONAL MARKET QUOTATION

    It is a condition to the closing of the merger that DSET file a notification form for listing of additional shares with the Nasdaq National Market.

RIGHT OF SHAREHOLDERS TO DISSENT

    Under the New Jersey Corporation Law, any holder of ISPSoft capital stock who does not wish to accept the merger consideration in respect of his, her or its shares of common stock has the right to dissent from the merger and to be paid the fair cash value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for, his, her or its shares of stock. If such shareholder is not able to reach an agreement with ISPSoft as to the fair market value of his, her or its stock, such shareholder has the right to have the fair market value of his, her or its stock judicially determined, and paid to the shareholder in cash in some instances, together with a fair rate of interest, provided that the shareholder fully complies with the

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

provisions of N.J.S.A. 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act which are attached as Annex D.

    Making sure that you actually perfect your dissenter's rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination or waiver of your dissenter's rights. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your dissenter's right. Please review Annex D for the complete procedure. ISPSoft will not give you any notice other than as described in this joint proxy statement/prospectus and as required by the New Jersey Business Corporation Act. Any shareholder that files a written notice with ISPSoft stating that he, she or it intends to demand payment for his, her or its stock before the shareholder vote on the merger will receive a notice of the effective date of the merger by certified mail within ten days after such date.

    The holders of DSET common stock do not have any appraisal rights in connection with the transactions contemplated by the merger agreement.

DISSENTER'S RIGHTS PROCEDURES

    If you are an ISPSoft shareholder and you wish to exercise your dissenter's rights, you must satisfy the provisions of the New Jersey Business Corporation Act attached as Annex D which require the following:

    You must file a written notice of intention to demand to be paid the fair market value of your shares: You must deliver a written notice of intention to demand to be paid the fair market value of your shares to ISPSoft before the vote on the merger agreement is taken at the special meeting. This written notice of intention to demand to be paid the fair market value of your shares must be separate from your proxy. A vote against the merger agreement alone will not constitute a notice of intention to demand to be paid the fair market value of your shares.

    You must refrain from voting for approval of the merger: You must not vote any of your shares of ISPSoft capital stock for approval of the merger agreement. If you vote, by proxy or in person, any of your shares of ISPSoft capital stock in favor of the merger agreement, this will terminate your right to dissent even if you previously filed a written demand to be paid the fair market value of your shares.

    You must continuously hold your ISPSoft shares: You must continuously hold your shares of ISPSoft capital stock, from the date you file the notice of intention to demand to be paid the fair market value of your shares through the closing of the merger. If you are the record holder of ISPSoft capital stock on the date the written demand to be paid the fair market value of your shares is made but thereafter transfer the shares prior to the merger, you will lose any right to dissent in respect of those shares. You should read the paragraphs below for more details on making a demand to be paid the fair market value of your shares.

    A written notice of intention to demand to be paid the fair market value of your shares of ISPSoft stock is only effective if it is signed by, or for, the shareholder of record who owns such shares at the time the demand is made. The demand must be signed as the shareholder's name appears on the ISPSoft common stock certificates(s). If you are the beneficial owner of ISPSoft capital stock, but not the shareholder of record, you must have the shareholder of record sign a written notice of intention to demand to be paid the fair market value of your shares.

    If you own ISPSoft capital stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the notice of intention to demand to be paid the fair market value of your shares in that capacity.

    If you own ISPSoft capital stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the notice of intention to demand to be paid the fair market value of your shares. An authorized agent, which could include one or more of the joint owners, may sign the notice of intention to demand to be paid the fair market value of your shares for a shareholder of record; however, the agent must expressly

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

disclose who the shareholder of record is and that the agent is signing the demand as that shareholder's agent.

    If you are a record owner, such as a broker, who holds ISPSoft capital stock as a nominee for others, you may exercise a right to be paid the fair market value of your shares with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written notice of intention to demand the number of shares as to which you intend to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written notice covers all the shares of ISPSoft capital stock that are in your name.

    If you are an ISPSoft shareholder who intends to exercise dissenter's rights, you should mail or deliver a written notice of intention to demand to be paid the fair market value of your shares to:

                                    ISPSoft Inc.
                             661 Shrewsbury Avenue
                          Shrewsbury, New Jersey 07702
         Attention: Binay Sugla, President and Chief Executive Officer

    It is important that ISPSoft receive all written notices of intention to demand to be paid the fair market value of your shares before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written notice should be signed by, or on behalf of, the shareholder of record. The written notice should specify the shareholder's name and mailing address, the number of shares of stock owned, and that the shareholder is thereby effecting notice of an intent to demand dissenter's rights with respect to that shareholder's shares.

    If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

    Written notice from ISPSoft: Within ten days after the closing of the merger, surviving corporation must give written notice that the merger has become effective to each shareholder who has fully complied with the conditions of the New Jersey Business Corporation Act.

    Demand to be paid Fair Value: Within 20 days after the surviving corporation mails its notice of the effective date of the merger, you must file a written demand with the surviving corporation that the surviving corporation pay you the fair value of your shares. Upon making such demand you (i) will cease to have any rights as a shareholder of ISPSoft, other than the right to be paid the fair value of your shares, and (ii) may only withdraw your demand with the written consent of the surviving corporation.

    Surrender your stock certificate(s): Within 20 days after demanding to be paid the fair value of your shares, you must deliver your stock certificate(s) to the surviving corporation so that the surviving corporation may make a notation on the certificate(s) reflecting your demand. If you fail to submit your stock certificate(s) to the surviving corporation within this time frame, you will lose your right to be paid the fair value of your shares.

    Delivery of financial information: If you filed a notice of intention to demand to be paid the fair value of your shares of capital stock of ISPSoft before the vote on the merger, the surviving corporation will mail the ISPSoft balance sheet and surplus statement to you within ten days after the surviving corporation mailed its notice of the effective date of the merger. This mailing may, but is not required to, include a written offer from the surviving corporation to pay you a specified price for your shares.

    Negotiation Period: If within 30 days after the expiration of the immediately preceding 10 day period, you are able to agree with the surviving corporation as to the fair value of your shares, the surviving corporation will make payment to you in that amount.

    Litigation Demand: If you are not able to agree with the surviving corporation as to the fair value of your shares during the immediately preceding 30 day period, then within 30 days after the end of such 30 day period, you may serve a written demand upon the surviving corporation

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

demanding that the surviving corporation commence an action in the Superior Court of New Jersey for a determination of the fair value of your shares.

    Commencement of Action: If the surviving corporation fails to commence an action to determine the fair value of your shares within 30 days after it receives your demand that it commence such an action, then you may commence the action in the name of the surviving corporation within 60 days after the expiration of such 30 day period. If an action is not commenced within this 60 day time period, you will lose your right to be paid the fair value of your shares.

    Appraisal of shares: If the court determines that you are entitled to appraisal rights, the court will appraise the shares of stock as of the day prior to the shareholder meeting. To determine the fair value of the shares, the court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the court determines the fair value of the shares, it will direct the surviving corporation to pay that value to you. The court can also direct the surviving corporation to pay interest, simple or compound, on that value if the court determines that interest is appropriate. In order to receive payment for your shares, you must then surrender your stock certificates to the surviving corporation.

    The court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand to be paid the fair market value of your shares, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration is the same as the fair value under the New Jersey Business Corporation Act.

    Costs and expenses of appraisal proceeding: The costs of the appraisal proceeding may be assessed against the surviving corporation and the shareholders participating in the appraisal proceeding, as the court deems equitable under the circumstances. You may request that the court determine the amount of interest, if any, the surviving corporation should pay on the value of your stock. You may also request that the chancery court allocate the expenses of the appraisal action incurred by you pro rata against the value of all the shares held by all of the ISPSoft shareholders entitled to appraisal.

    Loss of shareholder's rights: If you demand to be paid the fair market value of your shares, after the closing of the merger you will not be entitled:

     to vote your shares of stock for any purpose;

     to receive payment of dividends or any other distribution with respect to the shares of stock, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

     to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand to be paid the fair market value of your shares) with the consent of the surviving corporation.

    If you fail to comply strictly with the procedures described above, you will lose your right to be paid the fair market value of your shares. Consequently, if you wish to exercise your right to be paid the fair market value of your shares, we strongly urge you to consult a legal advisor before attempting to exercise your right to be paid the fair market value of your shares.

RESALE OF DSET COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

    The shares of DSET common stock issuable to shareholders of ISPSoft upon consummation of the merger have been registered under the Securities Act of 1933. Such shares will be freely tradeable without restriction by those shareholders who are not deemed to be 'affiliates' of DSET or ISPSoft, as that term is defined under the Securities Act.

    Shares of DSET common stock received by those shareholders of ISPSoft who are deemed to be affiliates of ISPSoft may be resold without registration under the Securities Act as permitted by Rule 145 of the Securities Act or as otherwise permitted under the Securities Act.

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


    All shareholders of ISPSoft have signed or will sign lock-up agreements and the holders of at least 89% of ISPSoft's capital stock have signed voting agreements with respect to voting their share ownership. Pursuant to the lock-up agreements, the signing shareholders agree, with respect to the shares of DSET common stock owned as a result of the transactions contemplated by the merger agreement, not to sell, transfer, pledge or otherwise dispose of, or reduce an interest in or risk relating to such shares in accordance with the percentages set forth below:


     20% of such shares shall be subject to lock-up for a period of 60 days subsequent to the date of closing of the merger, subject to customary exceptions;

     20% of such shares shall be subject to lock-up for a period of 90 days subsequent to the date of closing of the merger, subject to customary exceptions;

     20% of such shares shall be subject to lock-up for a period of 120 days subsequent to the date of closing of the merger, subject to customary exceptions;

     20% of such shares shall be subject to lock-up for a period of 150 days subsequent to the date of closing of the merger, subject to customary exceptions; and

     20% of such shares shall be subject to lock-up for a period of 180 days subsequent to the date of closing of the merger, subject to customary exceptions.

    In addition, DSET has agreed to file a registration statement with respect to those options to purchase common stock assumed by DSET in the merger within 90 days of the closing of the merger. Such shares of common stock may not be freely tradeable until at least such date.

    Please see 'Other Agreements' below for a description of the voting agreements.

    This joint proxy statement/prospectus does not cover any resales of DSET common stock received by persons who are deemed to be affiliates of ISPSoft.

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

                              THE MERGER AGREEMENT

    The following description summarizes the material provisions of the merger agreement. We urge shareholders to read carefully the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

THE MERGER

    Following the adoption of the merger agreement and the approval of the merger by the shareholders of ISPSoft, the approval of the merger, the merger agreement and the issuance of shares of DSET common stock as contemplated by the merger agreement by the shareholders of DSET and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of DSET will be merged with and into ISPSoft, immediately followed by the merger of ISPSoft with and into DSET. DSET will survive the merger. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of New Jersey.

CONSIDERATION

    In connection with the merger, DSET will issue an aggregate of up to 2,519,735 shares of common stock, will make a cash payment of $1,000,000, may make additional cash payments or issue additional shares of common stock aggregating $1,000,000 and will assume certain obligations of ISPSoft as follows. Of these 2,519,735 shares:

     an aggregate of up to 2,157,838 shares will be issued in exchange for all of the shares of ISPSoft capital stock outstanding immediately prior to the effective time of the merger;

     in addition to the consideration set forth above, 46,240 shares will be issued to Lucent Technologies, Inc. as a holder of certain shares of ISPSoft's Preferred Stock. Lucent will also receive, upon consummation of the merger, a cash payment of $1,000,000;

     in addition to the consideration set forth above, 77,066 shares will be issued to Signal Lake Venture Fund L.P. as a holder of certain shares of ISPSoft's Preferred Stock; and

     an aggregate of up to 238,591 options to purchase shares of DSET common stock will be issued in exchange for all options to purchase ISPSoft common stock outstanding, immediately prior to the effective time of the merger (assuming options to purchase 2,722,510 shares of ISPSoft common stock are outstanding prior to the merger).

    The additional cash payment or common stock issuance by DSET of $1,000,000 shall be made on a pro rata basis to each holder of the common stock of ISPSoft, other than Lucent, as of the closing of the merger. In the event DSET determines to pay any such amount in shares of its common stock, such number of shares of common stock shall be calculated by dividing the applicable payment amount by the average of the last reported sales price per share of DSET's common stock as reported on Nasdaq over the ten consecutive trading days immediately prior to the end of each applicable payment period. The potential milestone payments aggregating as much as $1,000,000 and referenced above will be paid by DSET pursuant to the following schedule, and will be paid in cash and/or shares of DSET common stock, at DSET's discretion, provided, however, that DSET may be required to issue shares of common stock and not pay cash in order to preserve the status of the transaction as a reorganization, and provided further, that DSET will in any event be required to pay cash and not issue shares of common stock in order to avoid any share issuance that would result in the current holders of ISPSoft capital stock holding 50% or more of the outstanding shares of DSET:

     an aggregate of $250,000 shall be paid on or before January 1, 2002 if, prior to the closing of the merger, ISPSoft has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services;

     an aggregate of $250,000 shall be paid on or before March 31, 2002 if, for the period beginning June 26, 2001 through December 31, 2001, ISPSoft (for the period beginning June

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     26, 2001 through the closing of the merger) and the combined company (for the period beginning upon the closing of the merger through December 31,
     2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services; and

     an aggregate of $500,000 shall be paid on or before September 30, 2002 if, for the period beginning January 1, 2002 through June 30, 2002, the combined company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of certain ISPSoft products or services.

    In addition,

     DSET will issue promissory notes to each of Lucent Technologies, Inc. and Signal Lake Venture Fund, L.P., in the face amount of $400,000 each, thereby assuming certain debts of ISPSoft to each such entity. DSET will also assume and then pay in full the face amount of each other note payable of ISPSoft as of the closing of the merger, which notes payable total $525,000, including $300,000 of which is payable to SGM Capital Limited, an affiliate of ISPSoft. No interest will be paid on such notes.

CONVERSION OF SHARES

    Holders of each series of ISPSoft preferred stock have waived their right to receive their respective liquidation preference applicable to such series of preferred stock.

    Pursuant to the merger agreement, holders of ISPSoft capital stock will receive the following merger consideration upon conversion of their shares:

                                           NUMBER OF
                                            ISPSOFT           CONVERSION       NUMBER OF DSET
                 CLASS                     SHARES(3)           RATIO(4)    SHARES TO BE ISSUED(5)
                 -----                     ---------           --------    ----------------------
Series A Preferred Stock...............    9,000,000           0.087648           788,832
Series B Preferred Stock(1)............    9,024,144(6)        0.087648           790,949
Common Stock(2)........................    6,595,000           0.087648           578,039

---------

(1) Also will receive an aggregate of 123,306 shares of DSET common stock and $1,000,000 in cash.


(2) Such number of shares may be adjusted for shares of ISPSoft held in the treasury of ISPSoft or held by DSET shall be canceled. Dissenting shares shall not be so converted, but shall be paid an amount in cash in accordance with New Jersey appraisal rights described beginning on page 65.


(3) Determined as if converted to common stock.

(4) The conversion ratio for shares of common stock was calculated by dividing $7,000,000 by the number of shares of common stock outstanding (after giving effect to the conversion into shares of common stock of all outstanding shares of preferred stock and excluding any shares of common stock beneficially owned by DSET) at the effective time of the merger and dividing such amount by the average of the last reported sales prices per share of DSET's common stock on the Nasdaq National Market over the ten trading days immediately prior to June 26, 2001, or $0.811 ($3.244 on a post reverse stock split basis). The number of shares of DSET common stock to be paid at the closing shall be reduced by (i) any amount owing to Signal Lake under its agency agreement with ISPSoft that is not paid by the ISPSoft shareholders and (ii) any legal and accounting fees incurred by ISPSoft in connection with the merger in excess of $300,000.

(5) Final total shares are subject to change as determined by the rounding up criteria in the merger agreement.

(6) As of October 31, 2001 dividends on Preferred B equaled $512,072, which converts to 1,024,144 shares.

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

    All shares of ISPSoft preferred stock and common stock, when converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

ESCROW

    Ten percent of all shares received by ISPSoft shareholders in the merger, other than those shares of common stock to be received by each of Lucent and Signal Lake for their preferred stock, will be placed in escrow to secure the indemnification obligations of the ISPSoft shareholders under the merger agreement. By approving the merger, the ISPSoft shareholders will authorize the creation of the escrow and the appointment of Mr. Binay Sugla, ISPSoft's President and Chief Executive Officer, as their indemnification representative with respect to indemnification matters.

TREATMENT OF ISPSOFT STOCK OPTIONS

    At the effective time of the merger, each unexpired and unexercised outstanding option to purchase shares of ISPSoft common stock, whether vested or unvested, previously granted by ISPSoft under its 2000 Stock Plan will be assumed by DSET and converted into options to purchase shares of DSET common stock. The number of shares of DSET common stock subject to the assumed ISPSoft stock options will be adjusted pursuant to the conversion ratio described above. Any fractional shares of DSET common stock resulting from such adjustment will be rounded down to the nearest share. The exercise price per share of DSET common stock under the ISPSoft stock options will equal the exercise price per share of the ISPSoft common stock under the original stock options divided by the conversion ratio. The exercise prices will be rounded up to the next highest whole cent.

TREATMENT OF ISPSOFT WARRANTS

    Under the merger agreement, ISPSoft agrees to cause the termination of any outstanding ISPSoft warrants that remain unexercised at the effective time of the merger.

TREATMENT OF ISPSOFT OUTSTANDING PROMISSORY NOTES

    Upon consummation of the merger, DSET will issue promissory notes to each of Lucent and Signal Lake, in the face amount of $400,000 each, thereby assuming certain debts of ISPSoft to each such entity. In addition to such issuances to Lucent and Signal Lake, DSET will assume and then pay in full the face amount of each other note payable of ISPSoft as of the closing of the merger, which notes payable total $525,000, including $300,000 of which is payable to SGM Capital Limited, an affiliate of ISPSoft. No interest will be paid on such notes.

EXCHANGE OF STOCK CERTIFICATES

    Surrender of Shares of ISPSoft Common Stock and ISPSoft Preferred Stock. From and after the effective time of the merger, each holder of a certificate which represented, prior to the effective time, shares of ISPSoft capital stock will have the right to surrender each certificate to DSET and receive certificates representing the requisite number of shares of DSET common stock, other than the shares placed in the escrow. The surrendered certificates will be cancelled. ISPSOFT SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE ADDITIONAL INFORMATION FROM EITHER DSET OR ISPSOFT.

    Fractional Shares. DSET will not issue any fractional shares of DSET common stock in the merger. Instead, each holder of shares of ISPSoft common stock or ISPSoft preferred stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of DSET common stock will be entitled to receive shares of DSET common stock rounded up to the nearest whole number.

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    No Further Registration or Transfer of ISPSoft Common Stock and ISPSoft
Preferred Stock. At the effective time of the merger, the stock transfer books of ISPSoft will be closed and there will be no further transfers of shares of ISPSoft common stock or ISPSoft preferred stock on the records of ISPSoft. After the effective time of the merger, the holders of ISPSoft stock certificates will cease to have any rights with respect to such shares of ISPSoft common stock and ISPSoft preferred stock except as otherwise provided for in the merger agreement or by applicable law.

    Dissenting Shares. Dissenting ISPSoft shares will not be converted into or represent the right to receive DSET common stock. If the holder of the dissenting shares forfeits his, her or its right to appraisal under the New Jersey Business Corporation Act or has properly withdrawn his, her or its right to appraisal:

     these shares will no longer be dissenting shares and will be converted into and represent the right to receive shares of DSET common stock and certain cash payments in connection with the merger; and

     DSET will deliver to the holder of these shares a certificate representing ninety percent of the shares issued to the shareholder in connection with the merger, and will deliver to the escrow agent a certificate representing the remaining ten percent of the shares of DSET common stock issued to the shareholder in connection with the merger. Please see 'The Merger -- Right of Shareholders to Dissent' and -- 'Dissenters' Rights Procedures.'

    Lost Certificates. If any ISPSoft certificates are lost, stolen or destroyed, an ISPSoft shareholder must provide an appropriate affidavit of that fact. DSET may require the owner of such lost, stolen or destroyed ISPSoft certificates to deliver a bond as indemnity against any claim that may be made against DSET with respect to the ISPSoft certificates alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, each of DSET and ISPSoft have made a number of representations and warranties about their business, financial condition, structure and other facts pertinent to the merger.

    The representations and warranties given by ISPSoft as they relate to ISPSoft include, among others:

     organization, existence, good standing, corporate power and similar corporate matters;

     capitalization;

     authorization, execution, delivery and performance of and the enforceability of the merger agreement and related matters;

     compliance with charter, bylaws and applicable laws;

     required governmental and third-party consents;

     financial statements;

     the absence of certain changes in its businesses;

     tax matters;

     intellectual property;

     material contracts, agreements and commitments;

     accounts receivable;

     insurance;

     litigation;

     customer warranties;

     employees and employee benefit plans;

     environmental matters; and

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     the accuracy of information provided to the other party.

    The representations and warranties given by ISPSoft expire 12 months from the consummation of the merger except as they relate to tax matters, which representations and warranties expire as of their applicable statute of limitations.

    The representations and warranties given by DSET as they relate to DSET include, among others:

     organization, existence, good standing, corporate power and similar corporate matters;

     capitalization;

     authorization, execution, delivery and performance of and the enforceability of the merger agreement and related matters;

     compliance with charter, bylaws and applicable laws;

     financial statements;

     the absence of certain changes in its businesses;

     litigation;

     the accuracy of information provided to the other party; and

     filings and reports with the Securities and Exchange Commission.

    The representations and warranties given by DSET expire 12 months from the consummation of the merger.

CERTAIN COVENANTS

    Each of DSET and ISPSoft has agreed to use its commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. Each party has made certain additional covenants to the other, including, among other things:

    Conduct of ISPSoft Business Prior to the Merger. ISPSoft has agreed to carry on its business in the ordinary course in substantially the same manner as previously conducted, except as contemplated by the merger agreement. Specifically, ISPSoft has agreed not to, without the prior written consent of
DSET:

     issue or sell, or redeem or repurchase, any stock or other securities of ISPSoft or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or options or warrants outstanding as of the date of the merger agreement), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or options or warrants;

     split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

     create, incur or assume any new bank debt, leases, loans, encumbrances, liens, attachments, contractual obligations or other indebtedness other than in the ordinary course of business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

     enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement, with certain exceptions, increase the salary or any other payments, disbursements or distributions in any manner or form to shareholders, members, directors, officers, employees or current independent contractors (or related parties thereto) of ISPSoft or affiliated or related entities, or, with certain exceptions, changes in the cash or cash equivalent accounts of ISPSoft nor hire additional employees or consultants except for the replacement of terminated employees or consultants; provided, however, that ISPSoft

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     may not grant options or similar incentive compensation to any newly hired employees or consultants, whether or not such individuals are replacing terminated employees or consultants;

     acquire, sell, lease, license or dispose of any assets or property other than purchases and sales of assets in the ordinary course of business;

     mortgage or pledge any of its property or assets or subject any such property or assets to any security interest;

     discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business;

     amend its charter, by-laws or other organizational documents;

     change in any material respect its accounting or tax reporting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or the Code, provided, however, that any change in method or procedure for billing, collection or recording of client accounts receivable must be approved in writing in advance by DSET;

     enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement, including, without limitation, any bank debt or leases of property, or enter into any distribution agreement, value added reseller agreement or other reseller arrangement;

     make or commit to make any capital expenditure in excess of $5,000 per item or $25,000 in the aggregate;

     institute or settle any legal proceeding;

     take any action or fail to take any action permitted by the merger agreement with the knowledge that such action or failure to take such action would result in (i) any of the representations and warranties of ISPSoft set forth in the merger agreement becoming untrue or (ii) any of the conditions to the merger set forth in Article V of the merger agreement not being satisfied; or

     agree in writing or otherwise to take any of the foregoing actions.

    Governmental and Third-Party Approvals. ISPSoft and DSET have agreed to use their respective commercially reasonable best efforts to obtain all waivers, permits, consents, approvals or other authorizations of all third parties and governmental entities which are necessary to be obtained by them to consummate the merger.

    ISPSoft is Restricted from Trying to Sell to Another Party. Except for specified exceptions, ISPSoft has agreed that it will not, directly or indirectly:

     initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party, other than DSET, concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving ISPSoft or a division of ISPSoft;

     furnish any non-public information concerning the business, properties or assets of ISPSoft, or any division of ISPSoft, to any party, other than DSET; or

     engage in discussions or negotiations with any party other than DSET concerning any such transaction.

    ISPSoft has further agreed to cause each of its officers, directors, employees, representatives and agents not to do any of the things described above. ISPSoft has agreed that it will immediately notify DSET in detail about inquiries, proposals or offers of the nature described above and of any response or ongoing dialogue with respect thereto.

    Director and Officer Indemnification. DSET shall not, for a period of 3 years after the effective time of the merger, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of ISPSoft for the benefit of

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any individual who served as a director or officer of ISPSoft at any time prior to the effective time of the merger, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the effective time.

    Proxy Statement and Shareholder Approval. Each of ISPSoft and DSET shall use their respective commercially reasonable best efforts to obtain their respective shareholders' approval of the merger and DSET shall, with the assistance of ISPSoft, prepare and cause to be filed with the Securities and Exchange Commission a Registration Statement on Form S-4, containing the requisite joint proxy statement/prospectus of the companies.

    Listing of Merger Shares. DSET has agreed to use commercially reasonable efforts to list the shares of common stock to be used by it in connection with the merger on Nasdaq.

EXPENSES

    Each of DSET and ISPSoft will bear its own costs and expenses, including legal fees and expenses, incurred in connection with the merger; provided, however, that if the merger is consummated, (i) DSET shall assume an aggregate of $300,000 in legal and accounting fees and expenses of ISPSoft in connection with the merger (which amounts shall be paid directly by DSET to such professionals at the closing of the merger upon receipt of final invoices at such closing); and provided, further, that any such fees and expenses in excess of $300,000 shall be paid by the holders of ISPSoft common stock as set forth in
Section 1.12 of the merger agreement; and (ii) any amounts owed under ISPSoft's agency arrangement with Signal Lake shall be paid by the holders of ISPSoft common stock as set forth in Section 1.12 of the merger agreement. In addition, all costs and expenses of filing this registration statement on Form S-4 and causing such registration statement to be effective shall be borne by DSET.

RELATED MATTERS AFTER THE MERGER

    At the time of the merger, a wholly-owned subsidiary of DSET will be merged with and into ISPSoft, immediately followed by the merger of ISPSoft with and into DSET. DSET will become the surviving corporation in the merger. The certificate of incorporation of DSET, as amended, will constitute the certificate of incorporation of the surviving corporation and the bylaws of DSET, as amended, will constitute the bylaws of the surviving corporation.

INDEMNIFICATION

    The merger agreement provides that the holders of ISPSoft stock who receive DSET common stock in the merger as consideration for their shares of ISPSoft will indemnify DSET for any and all damages, subject to the limitations described below, that DSET may suffer as a result of any of the following:

     any misrepresentation, breach of warranty or failure to perform any covenant or agreement of ISPSoft contained in the merger agreement;

     any failure of any shareholder of ISPSoft to have good, valid and marketable title to the issued and outstanding shares of ISPSoft capital stock issued in the name of such shareholder, free and clear of all security interests;

     any claim by a shareholder or former shareholder of ISPSoft, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of ISPSoft; (ii) any rights of a shareholder (other than the right to receive the shares pursuant to the merger agreement or appraisal rights under the applicable provisions of the New Jersey Business Corporation Act), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of ISPSoft; or (iv) any claim that his, her or its shares were wrongfully repurchased by ISPSoft;

     any amount referenced under the caption 'Reduction in Purchase Price' under
     Section 1.12 of the merger agreement to the extent that such amount is not deducted from the purchase price at the closing of the merger;

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     any amount paid by DSET under Section 4.8(b) of the merger agreement because of the failure of the shareholders of ISPSoft to pay such amount;

     any amount paid to employees or consultants of ISPSoft for liabilities or claims made in connection with the termination of such person's employment or consulting arrangement with ISPSoft, which termination occurred during the period beginning on the date that is 6 months prior to the date of the merger agreement and ending at the effective time of the merger;

     any accounts payable of ISPSoft that are more than 30 days past due on the date of closing of the merger; or

     any amounts owed by ISPSoft to Signal Lake other than amounts owed pursuant to ISPSoft's Agency Arrangement with Signal Lake which are otherwise accounted for under the merger agreement.

    To secure such indemnification obligations of the ISPSoft shareholders, ten percent of the DSET common stock that would otherwise be payable to them in connection with the merger will be held in escrow. Pursuant to the merger agreement, Mr. Binay Sugla, the President and Chief Executive Officer of ISPSoft, has been designated as the representative of the indemnifying holders with respect to indemnification matters.

    The total liability of the indemnifying shareholders of ISPSoft or of DSET, as the case may be, for their or its indemnification obligations shall not exceed the escrow amount, as established at the time of the closing of the merger, and no party shall be liable until the aggregate claim for damages exceeds $100,000, at which time the respective indemnifying party shall be liable for amounts, including such $100,000 threshold amount.

    No ISPSoft shareholder shall have a right of contribution against ISPSoft or the surviving corporation with respect to any breach by ISPSoft of any of its representations, warranties, covenants or agreements.

    In addition, DSET shall indemnify such indemnifying shareholders in respect of, and hold them harmless against, any and all damages incurred or suffered by such indemnifying shareholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of DSET contained in the merger agreement.

    Except with respect to claims based on fraud, after the closing of the merger, the indemnification rights of each party are the exclusive remedy with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in the merger agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT MERGER

    The respective obligations of DSET and ISPSoft to effect the merger are subject to the satisfaction or waiver of the following conditions: (1) the merger and merger agreement must have been approved by the shareholders of each of ISPSoft and DSET, and (2) the registration statement on Form S-4 must have been declared effective by the Securities and Exchange Commission and there must be no stop order in effect suspending the effectiveness of the registration statement or any proceedings pending that seek a stop order.

    In addition, the obligation of DSET to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     the number of dissenting shares to the merger shall not exceed 3% of the number of outstanding common shares of ISPSoft's common stock as of the effective time of the merger (calculated after giving effect to the conversion into shares of common stock of all outstanding shares of ISPSoft preferred stock);

     ISPSoft shall have obtained (and shall have provided copies thereof to DSET) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 of the merger agreement which are required on the part of ISPSoft, except where failure to do so would not result in a Company Material Adverse Effect (as set forth in the merger agreement) or materially

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     impair the ability of the parties to consummate the transactions contemplated by the merger agreement;

     the representations and warranties of ISPSoft set forth in the first sentence of Section 2.1 and in Section 2.3 of the merger agreement and any representations and warranties of ISPSoft set forth in the merger agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of ISPSoft set forth in the merger agreement shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger as though made as of the effective time of the merger, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of the merger agreement (in which case such representations and warranties shall be true and correct as of such date);

     ISPSoft shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under the merger agreement as of or prior to the effective time of the merger;

     no legal proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by the merger agreement, (ii) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or (iii) have a material adverse effect on ISPSoft, and no such judgment, order, decree, stipulation or injunction shall be in effect;

     ISPSoft shall have delivered to DSET a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 of the merger agreement (with respect to ISPSoft's requisite shareholder approval) and clauses (a) through (e) (insofar as clause (e) relates to legal proceedings involving ISPSoft) of Section 5.2 of the merger agreement is satisfied in all respects;

     DSET shall have received from counsel to ISPSoft an appropriate opinion of such counsel with respect to the matters agreed upon, addressed to and dated as of the closing date of the merger;

     DSET shall have received from both Lucent and Signal Lake a written waiver of any of their respective liquidation preferences, rights to payments under Section 1.11 of the merger agreement and their respective rights to convert or otherwise exchange their shares of ISPSoft preferred stock into shares of ISPSoft common stock

     DSET shall have received executed UCC-3 termination statements with respect to the security interests granted to Lucent, Signal Lake and SGM;

     the Comprehensive Preferred Escrow Agreement dated January 29, 2001 among ISPSoft, DSI Technology Escrow Services, Inc., Signal Lake, SGM and Lucent shall be terminated in writing effective as of the closing of the merger;

     DSET shall have received from Binay Sugla, President and Chief Executive Officer of ISPSoft, a written waiver of Section 4(e) of that certain Stock Option Agreement dated April 30, 2001 with respect to the transactions contemplated by the merger agreement;

     DSET shall have received from Anand Desai written confirmation of the termination of that certain warrant issued by ISPSoft to Mr. Desai to purchase 200,000 shares of ISPSoft common stock at an exercise price of $2.50 per share;

     that certain VAR Agreement executed by each of DSET and ISPSoft on or about the date of the merger agreement shall be in full force and effect at the closing of the merger pursuant to its terms;

     DSET shall have received an executed employment agreement from Mr. Sugla and executed offer letters from such other employees of ISPSoft as DSET has designated on the disclosure schedule to the merger agreement, providing for, among other things: (i) usual and customary invention agreement, non-competition and non-solicitation provisions; (ii) an annual base salary; and (iii) benefits as provided to other similarly situated executives of

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     DSET; which employment agreements shall be in such form as is reasonably satisfactory to DSET and each respective employee;

     each of the employees set forth on Section 5.2(j) of the disclosure schedule to the merger agreement shall remain as employees of the surviving corporation on the closing date of the merger agreement and in capacities substantially similar to those of each such employee with ISPSoft prior to the consummation of the merger;

     DSET shall have received executed invention assignment, non-competition and non-solicitation provisions from each of the employees retained by DSET or otherwise reasonably selected by DSET, in form and substance reasonably satisfactory to each of DSET and ISPSoft;

     DSET shall have received a fairness opinion from its investment banker with respect to the fairness, from a financial point of view, of the merger to the shareholders of ISPSoft;

     DSET shall have received executed lock-up agreements, in form and substance reasonably satisfactory to DSET from each of the holders of shares of ISPSoft capital stock providing for the lock-up of all shares to be issued in consideration of the merger to be received by each such holder as follows;

         20% of such shares shall be subject to lock-up for a period of 60 days subsequent to the date of closing of the merger, subject to customary exceptions;

         20% of such shares shall be subject to lock-up for a period of 90 days subsequent to the date of closing of the merger, subject to customary exceptions;

         20% of such shares shall be subject to lock-up for a period of 120 days subsequent to the date of closing of the merger, subject to customary exceptions;

         20% of such shares shall be subject to lock-up for a period of 150 days subsequent to the date of closing of the merger, subject to customary exceptions; and

         20% of such shares shall be subject to lock-up for a period of 180 days subsequent to the date of closing of the merger, subject to customary exceptions.

     DSET shall have received from each of Lucent, Signal Lake and the holders of the other promissory notes issued by ISPSoft the original notes referenced in Section 1.10 of the merger agreement, duly canceled, with respect to all principal and interest thereunder;

     DSET shall have received the duly executed receipt of Signal Lake indicating that all obligations owed to Signal Lake under the ISPSoft agency arrangement between ISPSoft and Signal Lake have been satisfied in full;

     DSET shall have received from ISPSoft a copy of a letter of non-applicability addressed to ISPSoft from the Department of Environmental Protection of the State of New Jersey with respect to the merger;

     DSET shall have received executed agreements from each of the shareholders of ISPSoft receiving shares as consideration in the merger acknowledging and agreeing that such shares are subject to the restrictions on transfer and requirements of forfeiture referenced in Section 1.5(e) of the merger agreement and as set forth on Section 2.2 of the disclosure schedule to the merger agreement;

     DSET shall have received such other certificates and instruments (including without limitation certificates of tax and other good standing of ISPSoft in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the closing of the merger;

     the shareholders of ISPSoft shall have delivered to DSET properly executed statements in a form reasonably acceptable to DSET for purposes of satisfying DSET's obligations under Treasury Regulation Section 1.1445-2(b);

     notwithstanding any other provision in the merger agreement, DSET shall have the right to withhold taxes from any payments to be made under the merger agreement (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect Forms W-8 or W-9, as applicable, from shareholders of ISPSoft;

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     ISPSoft shall have terminated its 401(k) Plan, as provided by Section 4.19 of the merger agreement;

     any 'parachute payments' shall have been approved by the percentage of holders of shares of ISPSoft capital stock as required by law as described in Section 4.18 of the merger agreement; and

     DSET shall have received the Escrow Agreement, duly executed by each of the indemnification representative and the escrow agent.

    In addition, the obligation of ISPSoft to effect the merger is subject to the satisfaction or waiver of the following conditions:

     the shares of DSET common stock issued in connection with the merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

     DSET shall have effected all of the registrations, filings and notices referred to in Section 4.2 of the merger agreement which are required on the part of DSET, except for any which if not obtained or effected would not have a material adverse effect on DSET or a material adverse effect on the ability of the parties to consummate the transactions contemplated by the merger agreement;

     the representations and warranties of DSET set forth in the first sentence of Section 3.1 and Section 3.3 of the merger agreement and any representations and warranties of DSET set forth in the merger agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of DSET set forth in the merger agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3 of the merger agreement) shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger as though made as of the effective time of the merger, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of the merger agreement (in which case such representations and warranties shall be true and correct as of such date);

     DSET shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the merger agreement as of or prior to the effective time of the merger;

     no legal proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by the merger agreement, (ii) cause any of the transactions contemplated by the merger agreement to be rescinded following consummation or (iii) have a material adverse effect on DSET, and no such judgment, order, decree, stipulation or injunction shall be in effect;

     DSET shall have delivered to ISPSoft a certificate to the effect that each of the conditions specified in clause (b) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to legal proceedings involving
     DSET) of Section 5.3 of the merger agreement is satisfied in all respects;

     DSET shall have delivered to Lucent and Signal Lake the new Promissory
     Notes;

     ISPSoft shall have received from counsel to DSET an appropriate opinion of counsel with respect to the matters agreed upon, addressed to ISPSoft and dated as of the closing date of the merger;

     the shareholders of DSET shall have elected, effective upon closing of the merger each of Mr. Sugla and two individuals mutually acceptable to each of DSET and ISPSoft to DSET's board of directors, with terms of such two individuals expiring at DSET's next Annual Meeting of Shareholders; provided, however, that each of such individuals may stand for re-election;

     ISPSoft shall have received from DSET an executed Board Observer Rights Letter, in form and substance mutually agreeable to each of Lucent and DSET, providing certain board of director observer rights to Lucent through December 31, 2002;

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     ISPSoft shall have received such other certificates and instruments
     (including without limitation certificates of good standing of DSET in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the closing of the merger.

TERMINATION; BREAKUP FEES

    The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

     the parties may terminate the merger agreement by mutual written consent;

     either party may terminate the merger agreement by giving written notice to the other party in the event such other party is in breach, with certain exceptions, of any representation, warranty or covenant contained in the merger agreement, and such breach is not cured within 20 days following delivery of written notice of such breach. Upon such termination, the breaching party shall pay a termination fee equal to $2,000,000 plus certain documentable expenses of the non-breaching party;

     either party may terminate the merger agreement by giving written notice to the other party at any time after their respective shareholders have voted on and failed to approve the merger agreement and the merger. If such failure to receive shareholder approval is caused by a breach of previously executed voting agreements to vote in favor of the merger agreement and the merger, the party failing to obtain such requisite shareholder approval shall pay a termination fee equal to $2,000,000 plus certain documentable expenses of the non-breaching party;

     ISPSoft may terminate the merger agreement by giving written notice to DSET in the event DSET enters into any agreement or understanding with another party with respect to any business combination between DSET and another person or entity and, in connection therewith, DSET terminates the merger agreement. Upon such termination, DSET shall pay ISPSoft a termination fee equal to $2,000,000 plus certain documentable expenses of the non-breaching party;

     ISPSoft may terminate the merger agreement by giving written notice to DSET in the event ISPSoft accepts certain company superior offers. Upon such termination, ISPSoft shall pay DSET a termination fee equal to $2,000,000 plus certain documentable expenses of the non-breaching party;

     either party may terminate the merger agreement by giving written notice to the other party if the closing of the merger shall not have occurred on or before December 31, 2001 by reason of the failure of any condition precedent under the merger agreement (unless the failure results primarily from a breach by the party seeking to terminate the merger agreement of any representation, warranty or covenant contained in the merger agreement), in which case, the breaching party shall pay a termination fee equal to $2,000,000 plus certain documentable expenses of the non-breaching party; provided, however, that such December 31, 2001 date shall be extended one day for each day after July 15, 2001 that ISPSoft has not provided to DSET audited financial statements in form and substance sufficient for filing with this registration statement on Form S-4;

     if any party terminates the merger agreement, all obligations of the parties thereunder shall terminate without any liability of any party to any other party. Except as set forth above and except for any liability of any party for willful breaches of the merger agreement; or

     notwithstanding the termination of the merger agreement for any reason, the terms of any confidentiality agreement between the Parties shall continue in accordance with its terms.

AMENDMENT AND WAIVER

    Generally, the boards of directors of DSET and ISPSoft may amend the merger agreement at any time prior to the effective time by mutual agreement. However, after the shareholders of ISPSoft or DSET approve the merger, any amendment will be restricted by the New Jersey

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Business Corporation Act, and no amendment shall be made which by law requires further approval by such shareholders without such approval. Amendments must be in writing and signed by all parties and waivers must be in writing and signed by the waiving party.

                                OTHER AGREEMENTS

VOTING AGREEMENTS


    Contemporaneously with the execution of the merger agreement by each of DSET and ISPSoft, holders of at least 89% of the capital stock of ISPSoft as of the date of the merger agreement agreed: (i) to vote all of their shares of ISPSoft capital stock that are beneficially owned by him, her or it in favor of the adoption of the merger agreement and the approval of the merger, (ii) not to vote any of such shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of ISPSoft, and (iii) otherwise to use his, her or its commercially reasonable best efforts to obtain the ISPSoft requisite shareholder approval of ISPSoft shareholders.


    Also at such time, each of the executive officers and Directors of DSET executed the merger agreement agreeing to vote all shares of common stock of DSET that are beneficially owned by him, her or it in favor of the adoption of the merger agreement and the approval of the merger and otherwise to use his, her or its commercially reasonable best efforts to obtain the affirmative vote of a majority of the votes represented by the outstanding common stock of DSET entitled to vote on the merger agreement and the merger.

LOCK-UP AGREEMENTS

    As a condition to the closing of the merger, all of the holders of shares of ISPSoft capital stock must enter into lock-up agreements with DSET. Pursuant to the lock-up agreements, the signing shareholders agree, with respect to the shares of DSET common stock owned as a result of the transactions contemplated by the merger agreement, not to sell, transfer, pledge or otherwise dispose of, or reduce an interest in or risk relating to such shares in accordance with the percentages set forth below:

     20% of such shares shall be subject to lock-up for a period of 60 days subsequent to the date of closing of the merger, subject to customary exceptions;

     20% of such shares shall be subject to lock-up for a period of 90 days subsequent to the date of closing of the merger, subject to customary exceptions;

     20% of such shares shall be subject to lock-up for a period of 120 days subsequent to the date of closing of the merger, subject to customary exceptions;

     20% of such shares shall be subject to lock-up for a period of 150 days subsequent to the date of closing of the merger, subject to customary exceptions; and

     20% of such shares shall be subject to lock-up for a period of 180 days subsequent to the date of closing of the merger, subject to customary exceptions.

    In addition, DSET has agreed to file a registration statement with respect to those options to purchase common stock assumed by DSET in the merger within 90 days of the closing of the merger. Such shares of common stock may not be freely tradeable until at least such date.

ESCROW AGREEMENT

    DSET will deposit in escrow, with Commerce Bank, as escrow agent, certificates representing ten percent of the shares of DSET common stock issuable in the merger to the holders of ISPSoft capital stock for the purpose of securing the indemnification obligations of the ISPSoft shareholders pursuant to the merger agreement. Mr. Binay Sugla, ISPSoft's President and Chief Executive Officer, shall serve as the indemnification representative on behalf of such ISPSoft shareholders.

    The escrow shares will be issued in the name of the escrow agent or its nominee and may not be transferred or assigned while held in escrow, other than by operation of law. DSET will pay all of the fees of the escrow agent for services performed under the escrow agreement.

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    DSET and the ISPSoft shareholders whose shares are held in escrow agree to jointly and severally indemnify the escrow agent for carrying out any duties under the escrow agreement.

    In the event DSET distributes any securities in respect to, or in exchange for, the shares of DSET common stock by way of a stock dividend, stock split or otherwise, such securities shall be issued in the name of the escrow agent or its nominee and delivered to the escrow agent who shall hold such shares in escrow. In the event DSET distributes cash dividends or property other than securities, in respect to the shares held in escrow, such cash or property shall be promptly distributed by the escrow agent to those for whom the DSET shares are being held in escrow.

    Under the escrow agreement, the escrow shares will be voted by the escrow agent on behalf of the ISPSoft shareholders in accordance with instructions received by the escrow agent from the indemnification representative. In the absence of these instructions, the escrow agent will not vote the shares held in escrow.

    The escrow agent shall distribute the DSET shares held in escrow (1) in accordance with a written instrument signed by DSET and the indemnification representative or (2) in accordance with the written directive of a court. In the event neither of the preceding occurs, the escrow agent shall distribute all of the shares in escrow to the persons in whose names the shares are registered after the passage of 12 months following the closing of the merger. If DSET asserts an indemnification claim, some (but no more than fifty percent) of the shares held in escrow, which amount shall be determined in accordance with the terms of the escrow agreement, will remain in escrow and be distributed upon resolution of the indemnification claim.

EMPLOYMENT AGREEMENT AND OFFER LETTERS OF EMPLOYMENT

    Pursuant to the merger agreement, Mr. Binay Sugla shall receive an employment agreement with DSET reasonably satisfactory to each such party.

    Also pursuant to the merger agreement, the following ten current employees of ISPSoft will become employees of DSET:

     Raghvender Arni

     Ramesh Balakrishan

     Sukesh Garg

     Ajita John

     Hariharan Krishnan

     Anand Desai

     Edwin Park

     Roshan Sequeira

     Kumar Srinivasan

     Ajay Wanchoo

    DSET will provide each person with appropriate employment related documents detailing the following:

     a salary paid on a semi-monthly basis;

     an annual cash bonus;

     provisions for severance;

     medical, dental, life and long-term disability insurance; and

     vacation and other standard benefits.

    By signing the employment documents, the employee acknowledges that the terms of employment as offered by DSET do not constitute a significant diminution of such employee's duties, title, power, office and responsibilities in effect at ISPSoft prior to accepting employment with DSET or a material reduction in the amount and manner of compensation in effect at ISPSoft prior to accepting this offer.

    Employment with DSET is contingent upon the employee signing an Invention Assignment, Confidentiality and Non-Competition Agreement with DSET.

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INVENTION, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

    DSET requires all of its employees to enter into an invention, confidentiality and non-competition agreement upon commencement of employment. Accordingly, all employees of ISPSoft hired by DSET must execute such an agreement upon the closing of the merger.

    Under the terms of this agreement, an employee agrees that all proprietary information relating to DSET's business that is of a confidential nature is the exclusive property of DSET and as such will not be disclosed to a person or entity that is not employed by DSET without DSET's prior written approval. Upon the request of DSET or upon an employee's termination, any proprietary information reduced to a tangible form, and any copies thereof, will be delivered to DSET by the employee. The employee's obligation not to use or disclose and to return material extends to information, material and tangible property of customers, suppliers and third parties who have disclosed the same to DSET.

    Pursuant to this agreement, the employee agrees to promptly disclose to DSET all inventions, improvements, discoveries, methods, developments, software and works of authorship, collectively referred to as inventions, created or reduced to practice during the term of employment at DSET. Further, the employee agrees to assign to DSET all right, title and interest in inventions, patents, patent applications, copyrights and copyright applications. If the invention is made during non-business hours, at a location other than DSET and without DSET's tools, equipment or proprietary information, the employee need not assign his/her interest in such invention.

    For the duration of his or her employment and for one year thereafter, the employee agrees not to:

     own any interest in, lend to, hold any position in, or perform any work on behalf of any entity, including on the employee's own behalf, that is competitive with products developed, designed, produced or sold by DSET during his/her employment at DSET;

     divert, take away or attempt to take away clients, customers or accounts, potential or otherwise, of DSET which were served or contacted while the employee was employed by DSET; or

     directly or indirectly recruit, solicit, or hire any employee of DSET or cause, or attempt to cause, an employee of DSET to terminate or otherwise cease his/her relationship with DSET.

    The employee further agrees to represent that he/she is not bound by the terms of any non-disclosure or non-compete agreement with another entity, other than those disclosed in writing to DSET. Additionally, such employee agrees to represent that, in carrying out the terms and duties of employment (1) he/she will not violate any agreements prohibiting the disclosure of confidential information of another entity and (2) he/she will not disclose or cause DSET to use confidential information or material belonging to any other entity or person.

LOAN TRANSACTION

    On May 9, 2001, simultaneously with the execution of the first letter of intent related to the merger, DSET loaned ISPSoft $500,000 pursuant to a secured promissory note. The loan proceeds were to be used for ISPSoft's ongoing operations. Principal and interest, which accrued at eight percent per year, was payable on the earlier of (i) October 31, 2001, (ii) ISPSoft determining not to enter into the merger, and (iii) the consummation by ISPSoft of an equity financing after May 9, 2001 that resulted in gross proceeds to ISPSoft of at least $2,000,000, exclusive of any proceeds received upon the conversion of any promissory notes issued by ISPSoft. The parties also executed a security agreement under which ISPSoft granted DSET a security interest in substantially all of ISPSoft's assets. DSET also became party to an intercreditor agreement with ISPSoft's other secured lenders under which DSET's security interest was equal in priority to the security interests of the other secured lenders. When ISPSoft initially terminated the negotiations concerning the merger on May 30, 2001, such note became payable. See 'The Merger -- Background of the Merger.'

    On June 26, 2001, simultaneously with the execution of the Merger Agreement, ISPSoft issued to DSET a $2,000,000 promissory note which replaced the $500,000 note. The remaining loan

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amounts were to be loaned by DSET to ISPSoft as follows: $500,000 on June 26,
2001; $500,000 on July 26, 2001; and $500,000 on August 27, 2001. The loan proceeds are to be used for ISPSoft's ongoing operations through the date of the Closing. Principal and interest, which accrues at eight percent per year, is payable on the earlier of (i) October 31, 2001, unless the failure to close the merger is caused by the failure of DSET to obtain requisite shareholder approval, in which case the note shall be payable on January 31, 2002; (ii) ISPSoft being required to pay a break up fee as a result of ISPSoft's termination of the merger agreement; and (iii) the consummation by ISPSoft of an equity financing after June 26, 2001 that results in gross proceeds to ISPSoft of at least $2,000,000, exclusive of any proceeds received upon the conversion of any promissory notes issued by ISPSoft. The parties also executed an amended and restated security agreement on substantially the same terms as the first security agreement. The security interest granted to DSET is equal in priority to the security interests of the other secured lenders of ISPSoft. Under the terms of the amended and restated security agreement and the intercreditor agreement, DSET cannot take any action to foreclose on the assets of ISPSoft unless DSET provides 20 days notice of such action to the other lenders of ISPSoft, unless any of ISPSoft's three primary lenders, Lucent Technologies Inc., Signal Lake Venture Fund L.P. or SGM Capital Limited, consent to such enforcement action.

    On September 26, 2001, ISPSoft issued to DSET an additional promissory note in the aggregate principal amount $750,000. Pursuant to the terms of such note, DSET loaned to ISPSoft $250,000 on each of September 26, 2001, October 10, 2001 and October 24, 2001. The loan proceeds are to be used for ISPSoft's ongoing operations through the date of the Closing. Principal and interest, which accrues at eight percent per year, is payable on the earlier of (i)
November 30, 2001, unless the failure to close the merger is caused by the failure of DSET to obtain requisite shareholder approval, in which case the note shall be payable on January 31, 2002; (ii) ISPSoft being required to pay a break up fee as a result of ISPSoft's termination of the merger agreement; and (iii) the consummation by ISPSoft of an equity financing after September 26, 2001 that results in gross proceeds to ISPSoft of at least $2,000,000, exclusive of any proceeds received upon the conversion of any promissory notes issued by ISPSoft. The parties also executed an amendment to the June 26, 2001 promissory note and the amended and restated security agreement which changed the due date of the June 26, 2001 note to November 30, 2001 and which secured DSET's interest under the new note.

    On November 5, 2001, ISPSoft issued to DSET an additional promissory note in the aggregate principal amount of $850,000. Pursuant to the terms of such note, DSET loaned or will loan to ISPSoft $275,000 on each of November 8, 2001 and November 21, 2001 and $300,000 on December 6, 2001. The loan proceeds are to be used for ISPSoft's ongoing operations through the date of the Closing. Principal and interest, which accrues at eight percent per year, is payable on the earlier of (i) December 31, 2001, unless the failure to close the merger is caused by the failure of DSET to obtain requisite shareholder approval, in which case the note shall be payable on January 31, 2002; (ii) ISPSoft being required to pay a break up fee as a result of ISPSoft's termination of the merger agreement; and
(iii) the consummation by ISPSoft of an equity financing after November 5, 2001 that results in gross proceeds to ISPSoft of at least $2,000,000, exclusive of any proceeds received upon the conversion of any promissory notes issued by ISPSoft. The parties also executed an amendment to each of the June 26, 2001 promissory note, the September 26, 2001 promissory note and the amended and restated security agreement which changed the due date of each such note to December 31, 2001 and which secured DSET's interest under the new note.

VALUE ADDED RESELLER AGREEMENT

    On June 26, 2001, DSET and ISPSoft entered into a non-exclusive Value Added Reseller Agreement covering North America pursuant to which DSET will market ISPSoft's products in exchange for certain commission payments. DSET is also obligated under the agreement to provide certain professional services to end users.

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                          INFORMATION CONCERNING DSET

BUSINESS

GENERAL

    DSET went public in March 1998 after 19 consecutive quarters of profitability and was successful in maintaining rapid revenue and net income growth during 1998, 1999 and through the first half of 2000.

    Today DSET is a supplier of software and related services to a specific segment of the telecommunications industry. DSET's software and services are sold to phone companies that predominantly compete against the traditional suppliers of local phone service to business and consumers.

    A trend in the telecommunications industry over the past few years has been to refer to phone companies as 'service providers' regardless of whether they were offering local, long distance or Internet access. Many of these phone companies are relatively new as a result of the Telecommunications Act of 1996.

    These new phone companies (service providers) are competing with the historical monopoly providers of local phone service (e.g., Verizon, PacBell, BellSouth and SBC).

    DSET refers to new phone companies, which is our targeted customer base, as 'competitive service providers', or CSPs.

    There are many different types of CSPs including those that only offer high-speed data connections, called Data Local Exchange Carriers (commonly known as DLECs). Others offer local phone service, long distance, high speed data services, web hosting and internet access and have been called Competitive Local Exchange Carriers (commonly known as CLECs they also call themselves integrated communication providers or ICPs). Cable companies have been offering local phone service over their cables and so they too are a competitive service provider. Utility companies are also trying to leverage their customer bases and offer local phone services and, therefore, a division of a utility selling local phone service could be called a competitive service provider.

    Finally, all these CSPs are competing against the 'incumbents'. The Incumbent Local Exchange Carrier is often referred to as an ILEC. The Regional Bell Operating Companies that were formed by the breakup of AT&T in 1984 are the major ILECs. There is another group of phone companies called the rural local exchange carriers (RLECs). They have been providing local phone service to rural and smaller metro areas. DSET estimates there are over 300 CSPs in the United States.

    DSET's software has been optimized to solve problems for the CSPs, not the ILECs.

    The challenge facing CSPs is that in order to 'turn-on' new phone service (sometimes referred to as provisioning) for a new customer, they must lease pieces of the telephone network (e.g., the local copper loop) that are owned by the incumbent local exchange carriers. CSPs must also communicate to multiple third party service bureaus that will ensure the CSP's new customers can keep their current phone number, receive 911 services, as well as calling card or caller identification services.

    All of these tasks can be done by human beings. A CSP has the option of mailing, faxing, phoning or overnighting an order to BellSouth, for example. Any such effort takes significant time and energy.

    BellSouth and the other incumbent local exchange carriers have made a Web application available enabling CSPs to electronically submit forms directly into the incumbent local exchange carriers' order processing system. This Web application is an improvement, but once the order has been processed by the incumbent local exchange carrier and a confirmation sent to the CSP, another step of retyping the order is required, as the CSP has their own order processing system which in turn coordinates with the service activation system, the inventory system and the billing

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system. Allowing information to 'flow-through' these different systems untouched by humans is a key goal for service providers and correspondingly, their software suppliers.

    The competitive challenge for a CSP is to 'turn-on' service for a new customer in less than a week. DSET's electronic-bonding gateways (DSET's software), integrated with an order processing system helps a CSP to achieve this goal. Most CSPs still activate new services in 30-45 days.

    DSET's electronic-bonding gateways (our software) and services are our primary source of revenue. These related services include program management, installation, integration with other related applications, testing, training, technical support and software upgrades. These services are necessary to ensure the software can be implemented successfully and continue to operate effectively.

    In the last year, as the telecommunications industry has undergone a dramatic downturn, the fate of the competitive service provider market has been called into question. DSET believes that a competitive service provider market will emerge from these troubled times, but it will be much smaller than originally anticipated.

    Prior to developing and marketing products to CSPs, DSET was developing and marketing software and related services that solved a different set of problems for a different set of customers, but still in the telecommunications industry.

    In the mid 1990's, DSET was developing and marketing a suite of software 'tools'. These software products (tools) enabled the user to build an application.

    This software was often referred to as 'toolkits' or 'application development tools'. DSET was known as a toolkit supplier.

    DSET sold these toolkits predominantly to the network equipment vendors (e.g., Lucent, Hitachi, Siemens and Ciena). In turn the software engineers of such network equipment vendors used the toolkits to build applications that they embedded into their network equipment, which they in turn sold to the Regional Bell Operating Companies.

    These applications enabled the Regional Bell Operating Companies to remotely maintain the network equipment from their Network Operations Center. The application also allowed them to turn on (provision) a second or third line in a customer's house or business. DSET's software solutions have always been involved in some aspect of the provisioning process.


    DSET's software had been optimized to support a certain industry standard known as the Telecommunications Management Network ('TMN') Standard. The technologies that were defined by this standard were essentially ignored by key players in the telecommunications industry and the standard has become effectively obsolete. DSET realized that since the Regional Bell Operating Companies would not be implementing the TMN Standard in significant volume, DSET needed to transition away from TMN based solutions into other software segments that provided for future growth. DSET had already begun focusing on the previously described electronic-bonding gateways starting back in June 1998 and expected that the market for these new gateways would be robust unitl at least 2002 or 2003. This has all changed, thus perpetuating our merger with ISPSoft.


    DSET successfully transitioned out of the application development tools market segment. In 2000, DSET ceased new development activities on the toolkits and trained a third party (NE Technologies, Inc.) on the software so that NE Technologies, Inc. could provide ongoing technical support for DSET's customers still on maintenance contracts.

    DSET had also offered in 1998, 1999 and 2000 a set of applications for the GR-303 market and the Local Service Management System (LSMS) market. DSET has also successfully transitioned out of both of these small segments.

    From DSET's perspective, these three product sets, either because of technological obsolescence or competitive inroads did not hold the potential for significant revenue growth and required DSET to transition out of them while still honoring our contractual maintenance commitments with its customers.

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    DSET began researching other segments of the provisioning market in August
2000 and concluded that it must once again diversify. DSET commenced identifying and targeting potential partners, which resulted in its proposed merger with ISPSoft. If the merger is successfully consummated, DSET would be able to sell software solutions to any service provider anywhere in the world.

INDUSTRY

    The telecommunications industry is one of the largest in the world. The current relevant segment of the industry for DSET is the United States.

    DSET has been tracking over 300 competitive service providers in the United States. DSET has assumed that as a result of mergers, acquisitions, bankruptcies and financial conditions, possibly 100-200 CSPs may survive over the next few years. Currently only about 35 are traded publicly.

    DSET believes that through a combination of its 'Pay As You Grow' and Rental Program strategies or traditional, one-time license fee arrangements that the software and services it offers have the potential to generate revenues of $200,000 to $1,000,000 per CSP annually.

    Adding variables such as phasing-in of gateways, competitive pressures and funding support from venture capitalists or other capital sources, DSET believes that over the next 24 months, there may be between $50,000,000 and $100,000,000 spent by CSPs for electronic bonding gateways and their related services.

    The market for electronic-bonding gateways in Europe is believed to be two years behind the market in the United States. Now with major changes underway in the United States, DSET cannot predict if a market will materialize for its gateways in Europe.

    There are some regulatory issues in the United States that are being debated in Congress that could have an effect on the industry and DSET's potential markets. The Telecom Act of 1996 opened the door for the competitive service providers to compete against the incumbent local exchange carriers for the local phone service business, but it did not address the high-speed Internet access issues.

    Currently, the cable companies can sell high-speed Internet access over their cable and they are not being required legally to let the CSPs have access to this capability.

    The Regional Bell Operating Companies are trying to sell digital subscriber line technology running on their copper loops to provide high-speed Internet access to compete with the cable companies. And, if they invest more dollars in digital subscriber line (or any other technology) for high-speed internet access for consumers, they may be required by the Federal Communications Commission to permit the CSPs to lease the capability and resell it in competition with them (as they do for local phone services).

    The Tauzin-Dingell Bill which is being debated in the United States House of Representatives, if approved by Congress, would provide protection for the Regional Bell Operating Companies if they invested in the network to improve high-speed Internet access across America.

    DSET believes that if this happened, the remaining CSPs would most likely go out of business.

    For DSET, one of the advantages of merging with ISPSoft is that it would have the ability to sell software and services to any service provider in the world. ISPSoft's products are Internet Protocol (IP) based which is more universally accepted, both domestically and internationally, by a wider audience of communications providers and enterprise customers. In contrast, DSET's existing product line is different for the United States and Canada and several products involve multiple and/or different trading partner interfaces for communications between the CSPs and incumbent local exchange carriers. Major corporations are also looking to activate (provision) new services for their employees, based on their IP Networks, or through the Internet. To be able to sell to any customer in the world without constraint, is a major objective of our merger and acquisition strategy.

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DSET's Products and Services

    Products -- Electronic Bonding Gateways

    DSET offers a family of five different electronic bonding gateways, trading partner interfaces, integration to certain other operational support systems and the related services to implement and support the products. Our suite of gateways includes:

    1. ezPre-Order

    Our ezPreOrder solutions electronically retrieve from an incumbent local exchange carrier's database important customer data such as name, address, whether or not the customer's local loop can run digital subscriber line services and other information that the CSP would like, prior to submitting an actual order to the incumbent local exchange carrier.

    2. ezLocal

    After a customer and CSP agree on a bundle of services, it is necessary to order local loops and directory assistance from the ILEC. With our ezLocal gateway the ordering process is automated by interconnecting the CSPs order management system with the appropriate system at the ILEC. In addition to supporting local voice service, ezLocal can be used to order loops for DSL service. This gateway also triggers the process to ensure that a customer can keep their current phone number.

    3. ezAccess

    Our ezAccess gateway automates sending an order for high-capacity circuits (e.g., T-1, DS-1) from the CSP to the ILEC. In early 2001 we completed a new version of our ezAccess gateway that makes it possible for a CSP to receive access service requests (ASRs) automatically when deployed in combination with the order management system offered by one of our software partners. In October 2001, we released a new version of our ezAccess gateway which enhances its features and functionality.

    4. ezNumberPort

    Our ezNumberPort gateway sends messages from the CSP to any of eight regional number portability centers to ensure that new customers of the CSP do not lose their original phone numbers. This is commonly referred to as local number portability.

    5. ezTroubleAdmin


    Our ezTroubleAdmin gateway automates the flow of trouble-ticket information between CSPs and the ILECs who provide the local loop. Automating the exchange of such data expedites the resolution of problems that affect a CSP's customers, but which may be caused by some failure in the ILEC's local loop. We now also offer a Database Adapter with our ezTroubleAdmin gateway that makes it easy for CSP to integrate the gateway with virtually any trouble-management system.


    6. Trading Partner Interfaces

    An integral part of our gateway solutions, is our full line of trading partner interfaces that have been tailored for interconnection with a specific trading partner. Each Regional Bell Operating Company has different interface requirements and DSET constantly updates the CSP's trading partner interfaces, to ensure that when they submit an order through the ezLocal gateway, it works smoothly and does not get rejected. In October 2001, we became a certified software vendor under a BellSouth program that will streamline the process of interconnecting a CSP to BellSouth by means of DSET's ezPre-Order gateway and ezLocal ordering gateway.

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    7. Integration to OSS

    We have partnered with Siebel Systems, the leading supplier of eBusiness applications, to integrate our ezTroubleAdmin gateway with Siebel eCommunications 2000.3. Designed specifically for the telecommunications industry, Siebel eCommunications is a comprehensive family of eBusiness applications, allowing organizations to manage, synchronize and coordinate all customer touch points including the Web, call center, field organization and distribution channels. In October 2001, we announced our support of Siebel 7, the seventh major release of Siebel eBusiness Applications.

    Additionally, selected gateways (ezLocal and ezAccess) are integrated to MetaSolv, Inc.'s OSS solutions, known as the MetaSolv Solution.

    Professional Services

    As a complement to our gateway solutions, we offer a suite of related services that can move our customers forward quickly and cost-effectively. These services are provided by DSET, although customers can choose to have certain of these services performed by a system integrator of their choice. We offer the following services to our customers:

Implementation Services

    1. Program Management

    When a CSP purchases a DSET gateway, the customer is assigned an experienced Program Manager who will serve as a post-sales point of contact. The Program Manager has overall responsibility for the implementation of our products, including planning, installation, training, program monitoring and the successful completion of inter-operability testing.

    2. Installation

    Our field engineers are experienced and capable technicians who quickly install the purchased gateway on the customer's hardware.

    3. Configuration

    Customizations of the product interfaces ensure that the gateways operate smoothly in the customer's OSS.

    4. Interoperability Testing (IOT)

    Our field engineers also are responsible for Interoperability Testing ('IOT'). IOT simulates the operation of stand-alone or integrated gateway products to ensure interoperability of the product with the customer's order managment system and the trading partners (e.g., RBOC or service bureau).

    5. Training

    The goal of the DSET Training Group is to educate our customer's end users in the proper use of our solutions. Training courses are available at our Plano, Texas facility or at the customer's site.

Ongoing Maintenance Services

    1. Change Management Services

    ILEC's constantly make modifications to the business rules in their OMSs, which in turn requires us to monitor those changes and update our respective TPIs. In remaining compliant with the most recent specific ILEC and overall industry changes, we provide Change Management

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Services to track and monitor the respective ILEC and industry changes. Our services include such items as updates to maps, emergency patches, support for new or enhanced functionality, and modifications and updates to our TPIs to support ILEC changes. This service provides customers with the most efficient, up-to-date interfaces available to the respective ILEC's networks.

    2. Technical Support

    Our technical support services include problem identification and notification, work-around solutions, temporary software patches and bug fixes. Depending upon the complexity of the problem, we provide technical support solutions via electronic mail, website access, telephone or on-site support. Such services are offered to all licensees of our products under maintenance contracts, for which we typically charge between 15% and 30% annually of the price of the products licensed by the customer.

    3. Software Upgrades

    We provide our annual maintenance customers with the option to receive product upgrades, including new releases for no additional fee. Customers who have not contracted for annual maintenance services may purchase software upgrades for an additional fee.

Transitioning out of Selected Electronic-Bonding Gateways

    DSET did not see the potential for significant additional sales for five different gateways that addressed long distance, 911, calling card, caller identification or complex translations of customer support records.

    Of the five gateways, DSET has stopped selling, developing and maintaining only the one for advanced complex customer service record translations. DSET is, however, providing a level similar to competitive alternatives for customer service records via its ezPreOrder gateway. We continue to provide support for the four other gateways.

Transitioning out of Selected Application Development Tools/LSMS and GR303 Applications

    In December 2000 and early January 2001, we completed our strategic plan to move away from actively selling our application development tools, our LSMS and our GR303 applications. We contracted with two separate groups -- NE Technologies, Inc. and Chengdu TM Network Technology Co., Ltd. -- to continue support, maintenance and licensing of the products worldwide.

    NE Technologies, Inc.

    We entered into agreements with NE Technologies, Inc. (www.netechinc.com) at the end of 2000 to continue to market, sell, support and maintain the TMN Agent Tool Suite and the TMN Manager++ Tool Suite worldwide, except for China, Taiwan and Singapore. During 2000, we began the transfer of technologies and support services to NE Technologies and trained NE Technologies engineers on our systems. NE Technologies and DSET have worked closely to provide all pertinent information and services to existing and new clients so that product support continues uninterrupted. NE Technologies is located in Atlanta, GA with offices in Bangalore, India.

    Chengdu TM Network Technology Co., Ltd.

    In January 2001, we completed the sale of our wholly owned subsidiary, Chengdu DSET Science and Technology Development, Ltd. ('DSET Chengdu') to a group represented by DSET's founder and former employee, S. Daniel Shia. As part of this arrangement, Chengdu TM Network Technology Co., Ltd. acquired a license for sales, support, development and maintenance of the TMS Agent Tool Suite and TMN Manager++ Tool Suite within China, Taiwan and Singapore. As part of the transaction, DSET acquired a minority equity interest in Chengdu TM Network Technology.

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    Technology

    Our initial gateway products were built on our proprietary platform using our tools and technologies. From our founding in 1989, we focused on creating applications that could be distributed among many processors in order to solve highly complex problems in the network management arena. We developed extensive knowledge of requirements for multi-protocol and multi-vendor communications, as well as real-time operating systems. In the early 1990's, we focused on creating suites of tools that facilitate the development of solutions based upon the TMN standard. Our engineers broadened their expertise in GDMO, CMIP, ASN.1 and OSI, the key technologies underlying TMN, as well as a variety of other emerging technologies.

    As part of a multi-faceted effort to enable us to accelerate the pace of gateway development and introduce new products offering increased functionality and business benefits, we adopted the use of BEA Systems, Inc.'s WebLogic Server'TM' in 2000 to support the implementation of Java Enterprise Edition technology (J2EE) as the next generation platform ('NGP') for our gateway products. We believe that migrating our products to NGP expands our potential target market and benefits customers by lowering product development costs. We have already implemented one of our gateways ezPreOrder on NGP, which is in production at several customer sites.

    We selected the BEA solution because it is the leading J2EE software development environment optimized for creating and deploying Web-based applications. The benefits of BEA's WebLogic Server and J2EE to us, our customers, and investors include:

     faster development of new features and complete new products because of the rich suite of pre-built capabilities in the J2EE platform;

     easy integration with a wide range of other J2EE-based software solutions;

     products that are easily scalable;

     extensive development community support; and

     lower product development costs.

    In addition to building gateways on the J2EE platform, we have incorporated support for XML technology, a widely used communications interface, as part of NGP. This provides us the opportunity to address interconnection solutions in industries other than telecom and also provides for the flexibility to offer XML-based solutions outside of the United States.

CUSTOMERS THROUGHOUT NORTH AMERICA

    DSET has over 30 competitive service providers that have used its products and services to implement trading partner networks. Below is a partial list:

CLECS                          RURAL LECS            CABLE            UTILITIES              DLEC
-----                          ----------            -----            ---------              ----
Allegiance Telecom        ALLTEL                 Cox Comm.      Cavalier (Conectiv)     Network Access
Bell Intrigna (Canada)    CenturyTel             RCN Telecom    TXU Comm.
Birch Telecom             Citizens Comm.
Broadview Networks        Iowa Telecom
Business Telecom          Madison River Comm.
Caprock (McLeod)          TDS Metrocom
Choice One Comm.
CoreComm Comm.
CTSI
Fairpoint Comm.
Focal Comm.
McLeod
MPower Comm.
Net2000 Comm.
Network Plus
Network Telephone
New South
NuVox
WinFirst

    Since 1998, DSET has not had any single customer account for more than ten percent of its annual revenues. However, DSET anticipates that its ongoing results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers.

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Sales and Marketing


    In 2000, we sold our products and services mainly through our direct sales organization in North America. As of October 2001, this sales force consisted of 8 people. During 2001, the sales cycle for our gateways averaged approximately six to nine months.


    New pricing plans were introduced to facilitate customer decision making in this difficult economic environment and to build recurring revenue streams. In mid-2001, we introduced a 'Pay As You Grow' pricing option to provide alternatives to CSPs that are constrained by a lack of funding. Under this pricing plan, a per transaction fee is calculated based on the customer's estimated usage of the products over the next two to three years. The customer is then charged only for his actual usage with a preset minimum monthly payment. This pricing model has the effect of spreading our normal license fees over two to three years, depending on customer usage. The customer has the option to purchase a perpetual license to the software at anytime during the contract period and a portion of the recurring payments made by him will be offset against this purchase price.

    In October 2001, DSET unveiled its newest product and services sales program, whereby CSPs can obtain the use of DSET's software and related services on a month-to-month rental plan, with a 90 day cancellation clause. DSET's Rental Program is designed to lower CSP's perceived risk of buying software, encouraging them to move forward with use of DSET solutions, while providing an alternative way to reduce current cash outlays. By avoiding major capital expenditures, CSPs can use their funds to generate additional revenue from such areas as offering their customers IP-based virtual private networks obtained through the use of ISPSoft's provisioning solutions.

    The company has further expanded its pricing plans to include a monthly subscription option, which allows the customer to pay a fixed monthly payment for use of the software and related services for a period of up to three years. At the end of such three year period of continued usage, the customer may convert the subscription license to a perpetual license.

Sales Objectives/Strategies

    Our objective is to extend this leadership position in the interconnectivity market segment for CSPs while expanding the types of applications we bring to market for our current customers and new customers. Our key strategies are:

    (1) continue to migrate our products to our NGP in order to provide enhanced functionality in our products and speed development of new products;

    (2) establish strategic alliances with system integrators and OMS and CRM vendors that will result in either joint selling/marketing arrangements or reseller agreements for the distribution of our gateways;

    (3) continue searching for appropriate companies to acquire or merge with that will broaden our product portfolio or expand our targeted customer base;

    (4) assist existing customers with implementing new gateways to increase their productivity, and

    (5) explore new uses for our existing products in the enterprise market.

Outbound Marketing

    We have implemented marketing initiatives to support the sales and distribution of our products and services. These initiatives have been designed to inform customers of the capabilities and benefits of our products and services. Our marketing programs include on-site and Web-based seminars, leveraging strategic partnerships, participation in industry trade shows and forums, press relations, distribution of marketing materials and dissemination of information concerning products and services through our website.

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    We have expanded our series of free interactive Web seminars with new sessions on trouble-ticket and pre-order automation. We currently offer several seminars that existing and prospective customers attend to learn the value of our solutions in their business.

Strategic Partners

    We have established several strategic relationships in order to leverage the effectiveness of our sales force and enhance the productivity of our professional service and product development organizations. These relationships include partnerships and alliances with the following companies:

     Order Management Systems (OMS) Vendors
      -- MetaSolv
      -- ADC Telecommunications (CommTech)

     Customer Relationship Management (CRM) Systems Vendors
      -- Siebel Systems

     System Integrators
      -- KPMG Consulting
      -- Danet
      -- BusinessEdge Solutions
      -- Fathoms
      -- Foxfire Consulting

    Our sales and marketing strategy involves substantial risk. There can be no assurance that we will be successful in implementing our strategy, that it will lead to achievement of our objectives, or that some partners will not attempt to partner with our competitors, or develop or acquire products, or services that compete with our products or services. Any inability to maintain our strategic relationships or to enter into additional strategic relationships may have a material adverse effect on our business. If we are unable to implement our strategy effectively, our business will be materially adversely affected. See 'Risk Factors' below.

RESEARCH AND PRODUCT DEVELOPMENT

    In the past we have been an innovator and leader in the development of telecommunications software, embracing new technologies and evolving industry standards to meet the rapidly changing demands of customers and the marketplace. While we expect that new applications will continue to be developed internally, we may, based on timing and cost considerations, continue to acquire companies or license technologies, products or applications to enhance or complement our own technologies or product offerings.

    In 2001, our research and development efforts will focus on: (1) migrating our existing products to our Next Generation Platform (NGP); (2) continue integrating our products to new third-party OMS and CRM providers; and (3) developing new applications for new markets as the opportunities arise. We believe this focus will maximize the features and operability of both our existing and NGP-based gateways while also minimizing time to market for our products and operational delays for customers. We employ highly qualified engineers and utilize our development and program capabilities to efficiently manage design and integration processes that shorten product introduction lead times. Our main development center is located in Plano, Texas, with additional engineers in New Jersey and California. Most of our research and development personnel hold engineering and other advanced technical degrees. Our research and development expenditures were approximately $6.2 million, $11.0 million and $18.5 million in 1998, 1999 and 2000, respectively, and $3.9 million in the quarter ended March 31, 2001.

EMPLOYEES

    As of June 30, 2001 DSET had a total of 122 employees. As a result of the continued market issues, we have reduced our headcount by 68 people and as of October 31, 2001 had 54 employees, of which 18 will be in engineering and technical support, 10 in professional services, 8

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in sales and marketing and 18 will be in administration, finance, network support and operations. Our future performance depends significantly upon the continued efforts of our management, key product and application engineers, and sales and support personnel. Competition for personnel is intense and there can be no assurance that we will be successful retaining such personnel in the future. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We have not experienced any work stoppages and consider employee relations to be good.

COMPETITION

    The market for our products and solutions is intensely competitive, subject to rapid change, and significantly affected by third-party funding to our potential clients, new product introductions and other market activities of industry participants. To maintain and improve our competitive position, we must continue to develop and introduce, on a timely and cost-effective basis, enhanced products, features and services that keep pace with the evolving needs of our customers. We believe that the principal competitive factors in the market for our product solutions include:

     the flow-through of information between trading partners;

     Integration with other OSSs;

     product price;

     product functionality;

     product quality and performance;

     ability to install and implement solutions;

     reliable customer support;

     strength of core technology;

     strong relationships with business partners and alliances; and

     continued building of a base of satisfied and referable customers.

    While there can be no assurance that we will be able to compete effectively based upon such competitive factors, we believe that our products and services differentiates us in the marketplace. Competition in the OSS interconnection market comes from three sources: (1) other companies that focus on interconnection products such as Quintessent and Nightfire; (2) OSS solution companies that offer broader suites of products to CLECs for order management and provisioning of services such as Telcordia Technologies, Sigma Systems and Telution; and (3) system integrators or in-house development staffs of telecommunications providers that build custom applications. We may also face additional competition from companies that provide solutions on an outsourced basis such as Illuminet, Telcordia Technologies and Quintessent.

INTELLECTUAL PROPERTY

    Our success depends, in part, upon our proprietary technology, processes, trade secrets, and other proprietary information, and our ability to protect this information from unauthorized disclosure and use. We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions, and other similar measures to protect our proprietary information. Currently, we own two issued patents, but we do not believe they are critical to our ongoing operations. As part of our efforts to protect our proprietary information, we typically enter into license agreements with our customers and nondisclosure agreements with our employees, consultants, corporate partners, customers, and prospective customers. These agreements generally contain restrictions on disclosure, use, and transfer of our proprietary information. We also employ various physical security measures to protect our software source codes, technology, and other proprietary information.

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    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently.

    Effective protection of intellectual property rights may be unavailable or limited in certain countries. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Overall, the protection of our proprietary rights may not be adequate and our competitors may independently develop similar technology. There can be no assurance that any of our copyrights or trademarks will not be challenged and invalidated.

    We are not aware that our products, trademarks, copyrights, or other proprietary rights infringe the proprietary rights of third parties. Third parties may assert infringement claims against us in the future with respect to current or future products. Further, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grow and the functionality of products in different industry segments overlaps. Although most of the components of our products are either internally developed or licensed from third parties from time to time, we hire or retain employees or consultants, including through acquisition, who have worked for independent software vendors or other companies developing products similar to those offered by us. Such prior employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any such claims, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require us to enter into royalty or licensing agreements with such parties. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which would have a material adverse effect on our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW

GENERAL




    DSET is a supplier of electronic-bonding gateways that enable CSPs to implement electronic trading partner networks. A trading partner network plays a critical role in lowering the cost of acquiring customers, reducing the amount of time required to provision new phone services for customers, and minimizing the time required to resolve service outages to ensure higher customer satisfaction and less customer churn. The Telecommunications Act of 1996 encourages competition among providers of local phone services by requiring the incumbent phone service provider to allow new CSPs to electronically interconnect with the incumbents' operational support systems so the CSP can lease portions of their networks and resell these capabilities to businesses and consumers. Hundreds of CSPs are vying to win customers from the incumbents by offering better pricing and service. With our solutions, CSPs can build trading partner networks that assist in the 'provisioning' of phone services for new customers in days rather than weeks. Our solutions can also help CSPs maintain higher levels of customer satisfaction once they have succeeded in winning new customers from the incumbents. Additionally, as a result of our announced plans to merge with ISPSoft Inc., we have become a reseller of IP provisioning solutions that facilitate the creation of virtual private networks ('VPNs') and a variety of other services at a fraction of the cost and time of conventional provisioning methods.



    In the mid to late 1990's, we focused on providing software that enabled the creation of applications that could be distributed among many processors in order to solve highly complex problems in the network management arena. This software was known as application development toolkits and was predominantly sold to network equipment vendors, both domestically and internationally. Until 1999, substantially all of our revenues had been derived from these application development toolkits and related applications or services. These software solutions were optimized to support the technologies recommended under the TMN standards established in the early 1990's. At the end of 2000, it was clear that the telecommunications industry had turned


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away from supporting certain technology defined in the TMN guidelines. We decided to discontinue directly selling application development toolkits and related applications due to the expenses and the shrinking revenue base associated with them. Both the toolkits and the related applications are still sold and supported by a partner of ours, NE Technologies, Inc.



    A major downturn in the telecommunications industry occurred in the second half of the year 2000. This downturn reduced our revenues significantly beginning in the third quarter of 2000 and continued to the most recent quarter-end causing the losses in each of these quarters. This downturn was brought about by the sudden withdrawal of available financing from almost all of the traditional financing sources (vendors, lenders, private equity/venture capital sources, public equity markets and large corporate partners) to our current and potential customers. The CSPs have experienced this decrease in funding due to concerns over their business models. This decrease in funding has forced CSPs to stop spending on many capital projects, including establishing trading partner networks, resulting in lower sales of our products and services. Many of our targeted customers have already purchased billing and order management systems but have decided to delay their purchases of gateways until the funding climate improves and the order flow from their customers increases. These purchasing delays not only occurred at large well-funded CSPs, but also at start-up CSPs. Prior to this downturn, the new CSPs were successfully and regularly obtaining large capital commitments allowing them to increase the size and the pace of their infrastructure spending. This funding crisis also affected our collection efforts since many customers either declared bankruptcy or concluded that they did not have sufficient available cash to pay their obligations to us. We believe that we have adequately reserved for potential doubtful accounts, although no assurance can be made that additional customers will not go bankrupt or have financial difficulties.



    Our policy to assess the probability of collection consists of reviewing public and private sources of financial information for all potential customers (e.g., financial statements, periodic filings and press releases), inquiring of management of the potential customer how they intend to pay for their purchase, reviewing available information from credit rating agencies and if available, contacting funding sources, reviewing recent announcements regarding completed and proposed financing and discussing the potential customer's credit worthiness with other suppliers.



    Prior to the third quarter of 2000, our experience with the necessity for creating allowances for bad debt had been good. Our ongoing credit assessment procedures include maintaining contact with the customer regarding the status of the receivable, reviewing all overdue outstanding balances and continuing to review available public and private information regarding the customer's ability to pay. The sudden market change beginning in the third quarter of 2000 resulted in certain customers declaring bankruptcy as they had overextended their available financing, others to reduce their capital expenditures and others to state their intention not to pay their outstanding obligations.



    We are currently offering transaction based payment plans and a rental program with little cash due up front as a response to this downturn. We have also reduced headcount and expenses in an effort to conserve cash and ultimately return to profitability. We have utilized cash previously invested in marketable securities to finance the losses brought about by the downturn.



    Prior to our new 'Pay As You Grow' and rental programs, our license revenues were derived from the sale of electronic-bonding gateways to CSPs under contracts that provide for license fees. Prices for licenses of the CSP products range from $115,000 to $500,000. The total price of a license sale to a customer depends on the number of licensed products and the number of trading partners.



    During the second quarter of 2001, we introduced a 'Pay as You Grow' pricing option to provide alternatives to CSPs that are constrained by lack of funding. The 'Pay As You Grow' model is a run time royalty model with a minimum monthly payment requirement. The contractual minimum payment amounts are determined based on estimated monthly usage by the customer at the beginning of the contract. The customer is charged monthly based on actual usage of the software or the minimum contract amount, whichever is more. Usage is defined as completed transactions for provisioning services between a CSP and a trading partner. Therefore, revenue will


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be recognized on a periodic basis as it becomes due in accordance with AICPA
Statement of Position ('SOP') 97-2. The pricing model has the effect of spreading our normal license revenue over two to three years depending on customer usage. This program has been offered to certain potential customers beginning in the second quarter of 2001. No contracts have yet to be consummated with this pricing model and no revenue has been recognized to date on this basis.



    In an effort to find the right financial model that could encourage CSPs to once again start buying electronic bonding gateways, on October 4, 2001, we announced a new program to assist CSPs. The new Gateway Rental Program provides existing and prospective customers the ability to rent electronic bonding gateways on a month-to-month basis, with a 90-day cancellation provision. The program includes the use of the software, technical support, software upgrades and change management services for a monthly charge that is roughly equivalent to what they had been paying for the maintenance services only. Revenue is recognized in the month in which customers use our software and services. The Rental Program is our newest offering to CSPs, with no contracts executed or revenues recognized to date.



    In 2000, we entered into an agreement with NE Technologies, Inc. pursuant to which NE Technologies, Inc. performs as a subcontractor for us with respect to substantially all of the post contract customer support for network solutions to which we were obligated through December 31, 2000. In connection with such agreement, we receive a royalty of between fifteen and thirty percent for all new business generated by NE Technologies, Inc. Such royalties amounted to $371,000 for the nine months ending September 30, 2001. Commencing in 2001, we receive and recognize royalty revenues from NE Technologies, Inc. relating to their revenues from their business operations including application development product suites license, maintenance, projects and other related services.



    Our service revenues are comprised of fees derived from custom program development, implementation, installation, training fees and maintenance. Our custom program development services are generally individually negotiated and contracted for on a fixed price basis. Prices for such projects vary depending upon the size and scope of the project and estimated time and effort to completion. Revenues from custom program development services are generally recognized on a percentage of completion basis calculated as direct labor costs are incurred in relation to estimated total direct labor costs at completion for each project. The impact of revisions in percentage of completion estimates is reflected in the period in which the revisions are made. Maintenance services, for which we typically charge between 15% and 30% annually of the price of the products licensed by the customer, may be purchased at the customer's option. Maintenance fees are recognized as service revenue over the term of the maintenance period, which is typically a 12-month term.



    During fiscal 2000, we recorded a pre-tax restructuring charge of approximately $601,600 for a headcount reduction of 71 employees and other costs associated with the consolidation of our development centers into two rather than three facilities. These restructuring actions occurred in our fourth fiscal quarter and were taken to align our cost structure with the prevailing market conditions.


    In January 2001, we sold our subsidiary, Chengdu DSET Science and Technology Co., Ltd. In accordance with Statement of Financial Accounting Standards
No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,' we recorded a pre-tax charge of $278,500 in the fourth fiscal quarter of 2000 against the remaining investment in the subsidiary.

    In March 2001, we deemed it necessary to have an additional workforce reduction in the United States and to close our Canadian subsidiary due to the changing and unpredictable conditions in the marketplace, the discontinuance of certain product lines and in an effort to conserve cash. We recorded an impairment charge of approximately $2.2 million for the carrying value of certain licenses related to the Canadian market. Headcount was reduced by 47 employees in the United States and Canada. Charges relating to severance, other employee related costs and facility closure are expected to total between $1.0 million to $1.5 million.

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    In June 2001, we discontinued one of our gateways and will provide technical support for four others through a third-party in connection with cost reductions. We reduced our headcount by approximately 70 employees. In October 2001, we further reduced our staff by approximately 60 employees.


    For the years ended December 31, 2000 and 1999 and the nine months ended September 30, 2001, we derived approximately 69.8% and 54.0% and 29.0%, respectively, of our total revenues from license revenues and approximately 30.2%, 46.0% and 71.0%, respectively, of our total revenues from service revenues. During the first nine months of 2001 total revenues were $8.0 million, revenue generated from CSPs were approximately $6.4 million and revenues generated from network equipment vendors for LNP solutions, application development tools and related services were approximately $1.6 million. For the year 2000, revenues generated from CSPs were approximately $32.1 million as compared to $19.7 million in 1999. In 2000, revenues generated from network equipment vendors for LNP solutions and related services were approximately $3.4 million and the legacy network application development tools and related services business generated $11.5 million in revenue. In 1999, revenues generated from LNP network equipment vendors and the network legacy business was $24.9 million.


    Our license revenues from CSPs are derived from the sale of electronic-bonding gateways to CSPs under contracts that provide for one-time fees for perpetual licenses. Additionally, in response to the industry lack of funding we have added options to license the gateways and receive support services under either the 'Pay As You Grow' or Rental Program models allowing the CSP to spread out payments over longer periods of time. The total price of a sale to a customer depends on the number of licensed gateways, number of trading partners and breadth of services used.


    Maintenance services, for which we typically charge between 15% and 30% annually of the list price of the products licensed by the customer, may be purchased at the customer's option. Maintenance fees are recognized as service revenue over the term of the maintenance period, which is typically twelve months.



    We had three customers accounting for 12%, 11%, and 10% of revenues, respectively, for the quarter ended September 30, 2001 and one customer which accounted for 15% of revenues for the quarter ended September 30, 2000. We had one customer which accounted for 22% of revenues for the nine months ended September 30, 2001 and no customer, which accounted for more than 10% of revenues for the nine months ended September 30, 2000. We had no single customer accounting for more than ten percent of sales for the years ended December 31, 2000 or December 31, 1999. Sales to DSC Communications (now known as Alcatel) accounted for approximately 17% of total revenues in the year ended
December 31, 1998. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers which typically occur near the end of each quarter. As a result of this customer concentration, the timing of our sales cycle and the uncertainty in our customers' ability to secure financing, our revenues from quarter to quarter, financial condition and results of operations may be subject to substantial period-to-period fluctuations.


    Our costs of license revenues consist primarily of royalties paid to third-party software companies and amortization of acquired technology. We generally are not contractually obligated to make minimum royalty payments. Costs of service revenues include primarily payroll, related benefit costs, personnel, outside system integration and other operating expenses. Sales and marketing expenses consist of salaries, commissions and bonuses paid to sales and marketing personnel, as well as travel and promotional expenses. Research and product development expenses encompass primarily software engineering personnel costs, costs of third-party equipment, costs associated with customer satisfaction and quality and software utilized for development purposes. Research and product development expenses are generally charged to operations as such costs are incurred. Our research and development projects are evaluated for technological feasibility in order to determine whether they meet capitalization requirements. General and administrative expenses are comprised of personnel costs and occupancy costs for administrative, executive and finance personnel. Bad debt and other charges primarily consists of reserves for bad

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

debts and other receivables. Restructuring and other charges primarily consists of asset impairments, severances and other personnel related costs due in connection with exiting certain activities.

    During the year ended December 31, 1997, deferred stock compensation of $876,000 was recorded for options granted during the year. This amount has been amortized to compensation expense over the vesting period of the options (two to four years). At December 31, 2000, the remaining unamortized deferred stock compensation balance was $59,000. See Note 8 to the Consolidated Financial Statements.

    We primarily market and sell our products and services through a direct sales force in North America.

    We derive a portion of our revenues from international sales that constituted approximately 6%, 7% and 15% of our total revenues in 2000, 1999 and 1998, respectively. DSET's international sales currently are United States dollar-denominated. As a result, an increase in the value of the United States dollar relative to foreign currencies could make DSET's products and services less competitive in international markets.




RESULTS OF OPERATIONS



Three Months Ended September 30, 2001 Compared to the Three Months Ended September 30, 2000



    Revenues. Total revenues decreased by 85.5% to $2.0 million in the third quarter of 2001 from $13.9 million in the third quarter of 2000. License revenues decreased by 97.7% to $230,000 in the third quarter of 2001 from $9.8 million in the third quarter of 2000. This decrease was attributable to a downturn in the telecom industry, especially in our market niche, resulting in a reduction in orders by prospective customers due to poor operating results of the CSPs, and the absence of available funding from capital markets to these prospective customers. Service revenues decreased 56.2% to $1.8 million in the third quarter of 2001 from $4.1 million in the third quarter of 2000. This decrease was attributable to a $600,000 decrease in tools maintenance revenue for network solutions, a $300,000 decrease in other network solutions revenue, a $250,000 decrease in LNP solutions percentage of completion revenue, and a $60,000 decrease in LNP maintenance revenue, and a $1.1 million decrease in gateway solutions service revenue. Revenues recorded using the percentage of completion method of contract accounting amounted to $45,000 in the third quarter of 2001 as compared to $1.8 million in the third quarter of 2000. The percentage of completion method is used to recognize revenue the first time that a gateway or other custom product is ordered. After the product has been designed, engineered, programmed, tested, and accepted by the customer, subsequent sales of the product to other customers are recognized as license revenues because significant additional customization or modification is not required. Gateway implementation service revenue decreased to $343,000 in the three months ended September 30, 2001 as compared to $572,000 in the three months ended September 30, 2000.



    Gross profit. The Company's gross profit decreased 91.1% to $801,000 in the third quarter of 2001 from $9.0 million in the third quarter of 2000. Gross profit percentage for license revenues decreased to 43.0% in the third quarter of 2001 from 84.1% in the third quarter of 2000 due to a lower sales volume offset by lower fixed charges as a result of the decrease in the amortization of acquired technology and capitalized software development costs. Gross profit percentage for service revenues increased to 39.3% in the third quarter of 2001 from 18.3% in the third quarter of 2000. The increase in gross profit from service revenues percentages was attributable to the reduction of staff, travel, and contract labor in professional services.



    Sales and marketing expenses. Sales and marketing expenses decreased 59.8% to $1.3 million in the third quarter of 2001 from $3.2 million in the third quarter of 2000. The decrease in sales and marketing expenses was mainly attributable to a $750,000 decrease in commissions (due to reduced sales), a $600,000 decrease in personnel related expenses, a $400,000 decrease in travel, a $80,000 decrease in sales meetings and a $70,000 reduction in miscellaneous other expenses.


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    Research and product development expenses. Research and product development expenses decreased 65.4% to $1.7 million in the third quarter of 2001 from $4.9 million in the third quarter of 2000. Personnel related expenses decreased by $1.9 million, contract labor decreased by $700,000, depreciation and occupancy and related costs decreased by $400,000 due to restructuring incurred in 2001, and travel expense decreased by $200,000.



    General and administrative expenses. General and administrative expenses decreased 33.1% to $1.1 million in the third quarter of 2001 from $1.7 million in the third quarter of 2000. The decrease in general and administrative expenses was mainly due to a $450,000 decrease in recruiting costs, a $125,000 decrease in professional fees, and a $100,000 decrease in travel and related expenses, offset by a $100,000 increase in occupancy and depreciation costs. Due to the relocation of non-administrative personnel to the Company's Plano office, administrative departments have absorbed a larger portion of the facilities costs of the Bridgewater facility.



    Bad debt expense. Bad debt expense decreased to approximately $1,000 in the third quarter of 2001 from $4.9 million in the third quarter of 2000. The components of bad debt expense were $350,000 due to concern for the customers' ability to pay its obligations, offset by cash collections of $349,000 for previously reserved balances. Bad debt expense as a percentage of sales was zero in the third quarter of 2001 as compared to 35.5% in the corresponding period in the previous year. The decrease is due to the significantly lower accounts receivable balances and sales volume. The $4.9 million expense of the third quarter of 2000 was composed of the uncertainty of funding for the CSPs ($2.1 million), a major customer declaring bankruptcy ($1.6 million) and the settlement of a dispute with a customer with a reserve for future product credits that may be granted to that customer ($1.2 million).



    Amortization of goodwill and other intangibles. Amortization expense decreased to $70,000 in the third quarter of 2001 from $106,000 in the third quarter of 2000. The reduction is due to the asset impairments for goodwill and other intangible assets recorded during 2001.



    Restructuring and other charges. Restructuring and other charges in the third quarter of 2001 were $4.6 million for the impaired asset portion of the restructuring in the third quarter. There were $1.5 million in asset impairments of intangible assets at the end of the third quarter, $1.4 million in surplus fixed assets, $1.1 million in charges related to the rent in the Plano, Texas office, $360,000 in impaired prepaid licenses, $150,000 in impaired leasehold improvements, and $50,000 in other expenses.



    Interest expense and other income (expense). Interest expense and other income and expense increased to an income of $52,000 for the third quarter of 2001 from an expense of $43,000 for the third quarter of 2000 due to sublet rental income of the third floor of the Bridgewater office in 2001.



    Interest income and realized gains and losses on marketable securities. Interest income decreased to approximately $469,000 in the third quarter of 2001 as compared to approximately $496,000 in the third quarter of 2000. This decrease was due to lower principal balances in 2001 due to the funding of operations and reduced interest rates due to the current economic climate offset by an increase in realized gains from redemptions of marketable securities and interest received on federal income tax refunds.



    Income taxes. The Company recognized a tax provision of $125,000 for the third quarter of 2001 as compared to a tax benefit of $2.1 million in the third quarter of 2000. The 2001 rate differs substantially from the statutory rate due to the Company's losses. The tax provision in the third quarter of 2001 relates to the realized gains from redemptions of marketable securities and a change in estimate for 2000's income taxes.



Nine Months Ended September 30, 2001 Compared to the Nine Months Ended September 30, 2000



    Revenues. Total revenues decreased by 80.7% to $8.0 million in the nine months ended September 30, 2001 from $41.7 million in the nine months ended September 30, 2000. License revenues decreased by 92.2% to $2.3 million in the nine months ended September 30, 2001 from $30.1 million in the nine months ended September 30, 2000. This decrease was attributable to a


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


drastic downturn in the telecom industry, especially in our market niche, resulting in a reduction in orders by prospective customers due to poor operating results of the CSPs and the absence of available funding from capital markets to these prospective customers. Service revenues decreased 50.8% to $5.7 million in the nine months ended September 30, 2001 from $11.6 million in the nine months ended September 30, 2000. This decrease was attributable to a $3.0 million decrease in LNP custom projects and maintenance, a $2.2 million decrease in Network Solutions revenue and a $700,000 decrease in Carrier Solutions service revenue. The Company transitioned from the Network Solutions and LNP business in 2001 to concentrate on the Carrier Solutions business. Revenues recorded using the percentage of completion method of contract accounting amounted to $100,000 in the nine months ended September 30, 2001 as compared to $6.2 million in the nine months ended September 30, 2000 ($300,000 for Network Solutions; $2.5 million for LSMS/LNP; and $3.4 million for Carrier Solutions). The percentage of completion method is used to recognize revenue the first time that a gateway or other custom product is ordered. After the product has been designed, engineered, programmed, tested, and accepted by the customer, subsequent sales of the product to other customers are recognized as license revenues because significant additional customization or modification is not required. Trading Partner Network implementation service revenue increased to $1.4 million in the nine months ended September 30, 2001 as compared to $681,000 in the nine months ended September 30, 2000. Maintenance for Gateways increased to $2.9 million in the nine months ended September 30, 2001 as compared to $900,000 in the nine months ended September 30, 2000.



    Gross profit. The Company's gross profit decreased 92.6% to $2.3 million in the nine months ended September 30, 2001 from $30.3 million in the nine months ended September 30, 2000. Gross profit percentage for license revenues decreased to 50.5% in the nine months ended September 30, 2001 from 89.2% in the nine months ended September 30, 2000 due to a lower sales volume offset by less amortization of acquired technology and capitalized software development costs. Gross profit percentage for service revenues decreased to 18.8% in the nine months ended September 30, 2001 from 30.0% in the nine months ended
September 30, 2000. The decrease in gross profit percentages was attributable to lower sales as there are fixed expenses within service cost of goods sold.



    Sales and marketing expenses. Sales and marketing expenses decreased 37.4% to $6.0 million in the nine months ended September 30, 2001 from $9.5 million in the nine months ended September 30, 2000. The decrease in sales and marketing expenses was attributable to a $2.0 million reduction in commission expense due to the reduction in sales activity, a $800,000 decrease in travel expenses, a $500,000 decrease in personnel related costs, a $400,000 decrease in contract labor, a $300,000 increase in depreciation and occupancy costs, and a $100,000 decrease in sales meeting costs.



    Research and product development expenses. Research and product development expenses decreased 31.2% to $8.6 million in the nine months ended September 30, 2001 from $12.5 million in the nine months ended September 30, 2000. The decrease is mainly attributable to a $1.4 million decrease in personnel related expenses, a $1.3 million decrease in contract labor, a $600,000 decrease in occupancy and depreciation costs, a $300,000 decrease in travel expenses, $100,000 decrease in equipment rental, and a $200,000 net decrease in other expenses.



    General and administrative expenses. General and administrative expenses increased 1.9% to $4.4 million in the nine months ended September 30, 2001 from $4.3 million in the nine months ended September 30, 2000. The increase in general and administrative expenses was due to a $450,000 increase in occupancy and depreciation costs, a $480,000 increase in personnel related costs, a $200,000 increase in relocation costs, offset by a $940,000 decrease in recruiting costs and a $100,000 decrease in other expenses. Due to the relative reduction of non-administrative personnel, administrative departments have absorbed a larger portion of the facilities costs of the Bridgewater facility.



    Bad debt expense. Bad debt expense decreased to approximately $987,000 in the nine months ended September 30, 2001 from approximately $5.8 million in the nine months ended September 30, 2000. The decrease was due to the high volume of allowances in year 2000, and the relatively low volume of sales and receivables in 2001. The bad debt expenses recognized in the nine months ended September 30, 2001 consisted of the following components: recognition of bad debt expense due to customers that discontinued projects or stated their intention not to pay ($497,000), a customer that did not fulfill its payment program after resolving outstanding disputes ($252,000) and the declaration of bankruptcy by two customers ($236,000). Bad debt expense as a percentage of sales was 12.3% in the nine months ended September 30, 2001 as compared to 13.9% in the corresponding period in the previous year. The $5.8 million expense of 2000 was composed of the uncertainty of funding for CSPs ($3.0 million), a major customer declaring bankruptcy ($1.6 million) and settlement of a dispute with a customer with a reserve for future credits that may be granted to that customer ($1.2 million).



    Set forth below is a schedule comparing the company's bad debt expenses recorded with the periods in which the corresponding revenue was recognized:



             BAD DEBT EXPENSE RELATED TO QUARTER REVENUE RECOGNIZED
                             (DOLLARS IN THOUSANDS)


                                                              REVENUE RECOGNIZED
                                  --------------------------------------------------------------------------
                                  Q2 '99   Q3 '99    Q4 '99    Q1 '00    Q2 '00    Q3 '00    Q4 '00   Q1 '01
                                  ------   ------    ------    ------    ------    ------    ------   ------
Total revenue...................  $9,118   $12,909   $15,126   $11,598   $16,234   $13,867   $5,343   $3,415
Total Q1 '01 bad debt expense...  $  101   $   146   $    55   $ --      $   134   $     4   $ --     $ --
Total Q2 '01 bad debt expense...  $   30   $    63   $   214   $     4   $    95   $    96   $   23   $   20
Total Q3 '01 bad debt expense...  $ --     $ --      $ --      $ --      $ --      $ --      $ --     $    1

                                     REVENUE RECOGNIZED
                                  -------------------------
                                  Q2 '01   Q3 '01    TOTAL
                                  ------   ------    -----
Total revenue...................  $2,616   $2,015   $92,241
Total Q1 '01 bad debt expense...  $ --     $ --     $   440
Total Q2 '01 bad debt expense...  $ --     $ --     $   545
Total Q3 '01 bad debt expense...  $ --     $ --     $     1



    Amortization of goodwill and other intangibles. Amortization expense decreased to approximately $274,000 in the nine months ended September 30, 2001 as compared to $313,000 in the nine months ended September 30, 2000. The reduction is due to the asset impairments for goodwill and other intangible assets recorded during 2001.



    Restructuring and other charges. Restructuring and other charges in the nine months ended September 30, 2001 were $14.8 million. These changes were comprised of asset impairments of $8.2 million, for the carrying value of certain software licenses related to acquired technology and goodwill, $4.9 million for fixed asset impairment and non-refundable future lease payments, and $1.7 million in severance charges related to the March and June 2001 staffing reductions.



    Interest expense and other income (expense). Interest expense and other income (expense) decreased to $26,000 for the nine months ended September 30, 2001 from $139,000 for the nine months ended September 30, 2000 due to sublet rental income of the third floor in the Bridgewater office in 2001.



    Interest income and realized gains and losses on marketable securities. Interest income and realized gains and losses on marketable securities decreased to approximately $1.4 million in the nine months ended September 30, 2001 as compared to approximately $1.5 million in the nine months ended September 30, 2000. This decrease was due to lower marketable security balances in 2001 due to the funding of operations and reduced interest rates due to the current economic climate offset by increased realized gains from redemptions of marketable securities.



    Income taxes. The Company's effective tax rate was approximately a provision of 0.8% and a benefit of 78.5% for the nine months ended September 30, 2001 and 2000, respectively. The 2001 rate differs substantially from the statutory rate due to a valuation allowance of approximately $8.2 million against the net operating loss carryforwards. In making this assessment, the Company considered the unpredictability of customers' funding and purchasing decisions. The provision recorded in 2001 is the result of a change in estimate of the income tax receivable as compared to when the return was actually prepared and to the realized gains from redemptions of marketable securities. In the nine months ended September 30, 2000, the tax benefit on the current period reflected research and development and foreign tax credits offset by state income taxes.


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

Years Ended December 31, 2000 and 1999

    Revenues. Total revenues increased 5.4% to $47.0 million in 2000 from $44.6 million in 1999. License revenues increased by 36.4% to $32.9 million in 2000 from $24.1 million in 1999. This increase was attributable to a $13.1 million increase in the sales of carrier products, a $4.4 million decrease in network solutions and a $100,000 increase in LSMS/LNP Solutions. Service revenues decreased 30.9% to $14.2 million in 2000 from $20.5 million in 1999. This decrease was attributable to lower percentage of completion revenue and a reduction in the number of service orders from certain installed customers due to financing issues at these customers. Revenues recorded using the percentage of completion method of contract accounting amounted to $6.3 million or 13.4% of total revenue in 2000 versus $14.3 million, or 32.1% of total revenue, in 1999. This decrease was attributable to a $6.8 million decrease in network solutions custom projects, a $2.6 million increase in LSMS/LNP solutions custom projects and a $3.8 million decrease in carrier projects. In 1999 there were two major gateways in development accounted for under the percentage of completion method of accounting. Additionally, in 2000 there were less custom application projects associated with the legacy business as compared to 1999.

    Gross profit. Our gross profit decreased 10.7% to $31.9 million in 2000 from $35.7 million in 1999. Gross profit percentage decreased to 67.8% of total revenues in 2000 from 80.1% in 1999. Gross profit percentage for license revenues decreased to 87.8% in 2000 from 92.4% in 1999 due to amortization of acquired technology and increased royalty expenses. Gross profit percentage for service revenues decreased to 21.6% in 2000 from 65.6% in 1999. This decrease was attributable to a $2.8 million increase in personnel and related costs and a $1.5 million increase in the use of system integrators to complete installation services and lower sales volume. Implementations were much more costly due to many orders coming at the same time resulting in the Company paying for the learning curves of new employees, borrowed employees from other areas of business and outside contractors.

    Sales and marketing expenses. Sales and marketing expenses increased 1.3% to $12.1 million in 2000 from $12.0 million in 1999 but decreased to 25.8% from 26.8% of total revenues. The small increase was attributable to a $900,000 increase in personnel costs (employees and outside consultants), offset by an $800,000 decrease in commission expenses.

    Research and product development expenses. Research and product development expenses increased 67.2% to $18.5 million in 2000 from $11.0 million in 1999, and increased from 24.8% to 39.3% of total revenues, respectively. The increase in research and product development expenses was attributable to increased personnel (employees and outside consultants) and related costs as well as the expansion in a number of new products under development. Personnel related costs increased by $3.5 million, outside consultant expenses increased by $1.9 million, other expense categories increased by $1.0 million and there was a $1.1 million increase in office space and related expenses due to the higher head count.

    General and administrative expenses. General and administrative expenses increased 68.1% to $6.9 million in 2000 from $4.1 million in 1999, and increased from 9.2% to 14.7% of total revenues. The increase in general and administrative expenses was due to recruiting, personnel and related costs, and professional fees. Personnel related costs increased by $400,000, legal and accounting expenses increased by $800,000, recruiting expenses increased by $1.1 million and other expenses increased by $500,000.

    Bad debt expense and other charges. Bad debt expense and other charges increased to approximately $13.4 million in 2000 from $665,000 in 1999.

    An abrupt and significant downturn in the CSP market occurred in the second half of 2000 due to the sudden withdrawal of additional financing to the CSPs. The withdrawal of additional funding had an immediate and detrimental impact on the CSPs as they have highly capital-intensive business models. Additionally, many existing customers decided to reduce their expenses and preserve cash and as a result informed DSET that they would not honor their obligations. Based upon DSET's credit analysis at the time of the contract signing DSET believed that for these customers collection was probable in accordance with SOP 97-2 and therefore DSET

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

recognized the revenue. DSET's history of write-offs was minimal prior to the third quarter of 2000. The changes in the availability of financing in the second half of 2000 contrasted with the environment of the first half of the year and the previous year when these same companies were successfully and regularly obtaining large capital commitments to complete and expand their business plans. DSET's collection process, in place since 1999, continues from the credit assessment the Company conducts prior to the contract signing through the delivery/installation of the software and concludes upon the collection or ultimate disposition of the receivable. A key element of the process includes ongoing participation by sales, project management and accounting. As invoices approach their due date, the Company increases participation by accounting, sales and project management as necessary. It is an ongoing activity where senior management is kept regularly updated on account status and issues and participates in regular communication with top level management of the Company's customers.

    Bad debt expense as a percentage of sales was 28.4% for the year ended December 31, 2000 as compared to 1.5% for the same period of the preceding year. This was due to the environment described in the preceding paragraph. Total revenues were $47.0 million for the year ended December 31, 2000 as compared to the $44.6 million for the year ended Decenber 31, 1999.

    Set forth below is a schedule comparing the Company's bad debts recorded in the year ended December 31, 2000 with the periods in which the corresponding revenue was recognized:

                                DSET CORPORATION
             BAD DEBT EXPENSE RELATED TO QUARTER REVENUE RECOGNIZED
                             (DOLLARS IN THOUSANDS)

                                                                    REVENUE RECOGNIZED
                                  ---------------------------------------------------------------------------------------
                                  Q1 '99    Q2 '99    Q3 '99    Q4 '99    Q1 '00    Q2 '00    Q3 '00    Q4 '00     TOTAL
                                  ------    ------    ------    ------    ------    ------    ------    ------     -----
Total revenue...................  $7,476    $9,118    $12,909   $15,126   $11,598   $16,234   $13,867   $5,343    $91,671
Total Q1 '00 bad debt expense...  $   42    $   52    $    73   $    86   $ --      $ --      $ --      $ --      $   253
Total Q2 '00 bad debt expense...  $   82    $   99    $   141   $   165   $   126   $ --      $ --      $ --      $   613
Total Q3 '00 bad debt expense...  $   96    $  255    $    67   $   189   $ 2,585   $ 1,734   $ --      $ --      $ 4,926
Total Q4 '00 bad debt expense...  $  216    $  277    $   833   $     7   $   456   $ 3,253   $ 2,544   $ --      $ 7,586

    As noted in the chart above, the accounts receivable related to these bad debt charges were the result of revenue recognized in earlier periods from 1999 through the third quarter of 2000, prior to the sudden major downturn in market conditions in the telecommunications industry. At the time that the revenue was recognized, DSET believed that collection of the receivables was probable based on the financial status of the customer in that period. Revenue was invoiced within standard credit terms, 30 to 90 days. DSET did not have any significant bad debt experience prior to the third quarter of 2000. However, DSET regularly reviewed individual overdue customer accounts and pursued collection as appropriate.

    DSET also settled a dispute with a customer related to network products and wrote off certain accounts receivable in 2000 amounting to $1.2 million inclusive of a reserve of $400,000 for product credits that may be granted to that customer.

    Restructuring and other charges. Restructuring and other charges totaled $2.2 million in 2000 as compared to none in 1999. These charges included employee severance and related personnel expenses of $602,000 as the result of consolidation of our three development centers into two centers, a charge of $1.3 million for the write-down of certain intangible assets associated with products no longer being offered for sale or technology that will not be used in our products going forward and a charge of $278,000 for the disposition of our subsidiary in China (Chengdu DSET Science and Technology Co.).

    Amortization of goodwill. Amortization expense increased to approximately $419,000 in 2000 as compared to $200,000 in 1999. This increase was due to amortization of goodwill from the Konark acquisition which occurred in September 1999.

    Interest expense and other income (expense). Interest expense and other income and expense was $183,000 in 2000 and $179,000 in 1999.

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

    Interest Income. Interest income decreased to $2.1 million in 2000 as compared to $2.2 million for 1999. This decrease was due primarily to slightly lower cash balances during the year.

    Provision (benefit) for income taxes. In 2000, due to the net loss, there is a 4.6% effective tax rate benefit while in 1999 there was an effective tax rate of 33.3%. The 2000 rate differs substantially from the statutory rate due to a valuation allowance of $6.9 million against the deferred tax assets. In making this assessment, we considered, in particular, the unpredictability of both the customers' funding and purchasing decisions. In 1999, the effective tax rate was lower than the statutory tax rates due to the utilization of research and development tax credits.

Years Ended December 31, 1999 and 1998

    Revenues. Total revenues increased 52.4% to $44.6 million in 1999 from $29.3 million in 1998. License revenues increased by 47.4% to $24.1 million in 1999 from $16.3 million in 1998. This increase was attributable to an increase in the sale of carrier-to-carrier products of $9.8 million offset by a $2.0 million decrease in network solutions licenses. Service revenues increased 58.6% to $20.5 million in 1999 from $13.0 million in 1998. This increase was attributable to a $700,000 increase in network solutions services and a $6.8 million increase in custom application development projects for OSS interconnection and LNP solutions and fees from consulting services and training courses. Revenues recorded using the percentage of completion method of contract accounting amounted to $14.3 million or 32.1% of total revenue, in 1999 versus $7.9 million, or 27.1% of total revenue, in 1998.

    Gross profit. Our gross profit increased 50.0% to $35.7 million in 1999 from $23.8 million in 1998. Gross profit percentage decreased to 80.1% of total revenues in 1999 from 81.3% in 1998. Gross profit percentage for license revenues increased to 92.4% in 1999 from 89.1% in 1998 due to a reduction of third-party software and sales of more internally developed products. Gross profit percentage for service revenues decreased to 65.6% in 1999 from 71.5% in 1998. This decrease was attributable to a $1.0 million increased use of consultants to complete custom development projects and amortization of acquired technology which increased by $500,000, a $1.1 million increase in personnel and related costs, a $300,000 increase in travel and a $300,000 increase in office space related expenses.

    Sales and marketing expenses. Sales and marketing expenses increased 30.9% to $12.0 million in 1999 from $9.1 million in 1998 but decreased to 26.8% from 31.2% of total revenues. The increase in sales and marketing expenses in absolute dollars was attributable to increased personnel and related costs of $1.0 million, increased travel of $700,000 and increased other expenses of $700,000 resulting from the increase in our sales force and an increase to commission expense of $500,000 related to higher sales.

    Research and product development expenses. Research and product development expenses increased 77.1% to $11.0 million in 1999 from $6.2 million in 1998, and increased from 21.3% to 24.8% of total revenues. The increase in research and product development expenses both in absolute dollars and as a percentage of total revenues was due to an increase in staffing and an expansion in the number of new products under development. Personnel related expenses increased by $2.6 million, contract labor increased by $600,000, travel expenses increased by $400,000 and net other expenses increased by $1.2 million.

    General and administrative expenses. General and administrative expenses increased 52.2% to $4.1 million in 1999 from $2.7 million in 1998, and remained at 9.2% of total revenues. The increase in general and administrative expenses in absolute dollars was due to a $200,000 increase in relocation costs, a $300,000 increase in recruiting, a $300,000 increase in personnel related costs, a $200,000 increase in legal and accounting services, a $200,000 increase in contract labor and a $200,000 increase in office space related expenses.

    Bad debt expense and other charges. Bad debt expense and other charges increased to approximately $665,000 in 1999 from $50,000 in 1998. The increase was due in part to a dispute with a customer, as well as the overall increase in gross accounts receivable from the prior year.

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

    Amortization of goodwill and other intangibles. Amortization expense increased to approximately $200,000 in 1999 as compared to $38,000 in 1998. This was due primarily to amortization of goodwill from the Konark and NPL acquisitions.

    Interest expense and other income (expense). Interest expense and other income and expense increased to $179,000 for 1999 from $120,000 for 1998, reflecting higher interest cost incurred with the capital lease agreement and other miscellaneous cost increases.

    Interest income. Interest income increased to $2.2 million in 1999 as compared to $1.8 million for 1998. This increase was due primarily to interest earned on higher cash and short-term investment balances available as a result of our initial public offering of our common stock in March 1998.

    Provision for income taxes. Our effective tax rate was 33.3% and 34.8% for 1999 and 1998, respectively. In 1999, the effective tax rate was lower than the statutory tax rates due to the utilization of research and development tax credits. The decrease from 1998 to 1999 was due to increased utilization of the research and development tax credits.

Liquidity and Capital Resources


    Since our inception in 1989, we financed our operations primarily through cash generated by operations and cash raised through our March 1998 initial public offering. At September 30, 2001, our cash, cash equivalents and marketable securities aggregated approximately $18.4 million, of which cash and cash equivalents aggregated approximately $17.3 million and marketable securities aggregated approximately $1.1 million. Marketable securities at September 30, 2001 were comprised of fixed income government securities and corporate bonds. Our working capital was $11.5 million and $35.3 million at September 30, 2001 and December 31, 2000, respectively.



    Accounts receivable, net, decreased to $839,000 at September 30, 2001 from $6.2 million at December 31, 2000, primarily as a result of decreased sales and the collection of outstanding receivables. Included in accounts receivable at September 30, 2001 was $11.8 million for trade receivables and $1.9 million for unbilled project revenue as compared to $16.1 million for trade receivables and $2.9 million for unbilled project revenue at December 31, 2000. Two customers accounted for 12% and 11% of gross accounts receivable at September 30, 2001. The allowance for doubtful accounts was $12.7 million at September 30, 2001 as compared to $12.3 million at December 31, 2000. Unbilled project revenue is the excess amount of revenue recognized through percentage of completion that has not been billed to the customer. Payment terms to customers are generally net zero to net ninety days.



    We bill our foreign customers in U.S. dollars at agreed-upon contractual terms. Accounts receivable at September 30, 2001 includes approximately $60,000 from foreign customers.



    Our capital expenditures were approximately $713,000 and $2,312,000 for the nine months ended September 30, 2001 and 2000, respectively.



    In June 1999, we entered into a five-year capital lease agreement at an annual interest rate of 8.21% for equipment, furniture and fixtures at its new office facilities. Assets recorded under this lease are included in fixed assets. Annual lease payments approximate $180,000.



    We made, in connection with our pending merger, a series of loans to ISPSoft Inc. totaling $3,300,000 as of November 21, 2001, with an additional $300,000 committed for December 2001. ISPSoft, since its inception, has incurred substantial losses and expects to incur operating losses for the foreseeable future. Although ISPSoft has announced the commercial availability of certain products, because of its limited operating history, ISPSoft cannot predict its success in the marketplace. Additionally, ISPSoft may not be able to obtain other sources of financing, if its merger with us is not completed. Accordingly, we will be required to reassess the collectibility of these loans if our merger with ISPSoft is not completed.



    The net proceeds received by us upon the consummation of our initial public offering in March 1998, pending specific application, were invested in short-term, investment-grade, interest-bearing instruments and have been used to finance operations.

    Our most recent reductions in staff and our additional restructuring activities taken in October 2001 should reduce total monthly expenses by approximately $800,000. These cost reduction measures should primarily reduce monthly operating expenses for research and product development expenses by approximately $270,000, sales and marketing expenses by approximately $230,000, fixed cost of sales expenses by approximately $200,000 and other general and administrative expenses by approximately $50,000. By the first quarter of 2002, this lower spending is expected to reduce quarterly operating cash requirements by approximately $2.3 million and should result in future total operating cash expenses of between $3.0 million and $3.5 million per quarter. Assuming no growth in revenues over current levels ($2.0 million in the third quarter of 2001), it is estimated that net operating cash requirements will be between $1.0 million and $1.5 million per quarter.



    Our ability to improve our profitability and ability to generate positive cash flows from operations will have a significant impact on the period through which our existing cash will be sufficient to fund our operations. Based on our plan, which contemplates the merger with ISPSoft and the resulting cash requirements for operations, we believe that our existing available cash and marketable securities may not be adequate to satisfy current and planned operations for the next 12 months. Additionally, we expect that we will require additional financing prior to our return to profitability or to fund an acquisition. If we cannot sufficiently improve our profitability or raise more funds at acceptable terms, we could be required to further reduce our capital expenditures and reduce our workforce.


Acquisitions


    On January 25, 1999, DSET Acquisition Corp., our wholly owned subsidiary, acquired certain assets of NPL for $2.5 million. NPL was a New Jersey-based company which specialized in software aimed at reducing the time necessary for a CSP to provide prospective customers with sales proposals that clearly define a CSP's current service offering compared to the incumbent local exchange carrier's current service offering. These assets were impaired as of June 30, 2001.



    On September 30, 1999, we purchased the capital stock of Konark and related technologies owned by an affiliate of Konark for an aggregate of approximately $3.3 million financed through cash paid at closing and certain deferred payments. The purchase provided us with all rights to: (i) two electronic-bonding gateways that we previously had been reselling; and (ii) a new Electronic Access Ordering product. These assets were partially impaired as of June 30, 2001 and totally impaired as of September 30, 2001.


    In June 2000 and July 2000, we purchased an exclusive worldwide license for various products from Daleen Technologies, Inc. for $2.5 million payable in cash. A royalty will also be due based on future sales. In March 2001, due to changing and unpredictable conditions in the marketplace and in an effort to conserve cash, we decided to abandon this product line and will record an impairment charge of approximately $2.2 million for the carrying value of this license in 2001.

Recently Issued Accounting Standards

    On June 15, 1998, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards No. 133 'Accounting for Derivatives and Hedging Activities' ('SFAS 133'). SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for DSET). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. To date, we have not invested in derivative instruments and has not engaged in hedging activities. Accordingly, the adoption of SFAS 133 will not have a significant effect on our results of operations, cash flows or its financial position. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, 'Accounting for Certain Derivative Instruments and Certain Hedging Activities' ('SFAS 138'). SFAS 138 addresses certain issues related to the implementation of SFAS 133, but did not change the basic accounting model of SFAS 133.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101 'Revenue Recognition in Financial Statements' ('SAB 101'). SAB 101 summarizes the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and became effective in the fourth quarter of 2000. The adoption of SAB 101 did not have a material impact on our financial statements.

    In April 2000, the FASB issued FASB Interpretation No. 44, ('FIN 44') 'Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25' ('APB 25'). This interpretation, which is effective from July 1, 2000, clarified the definition of employee for the purpose of applying APB 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the consequence of various modifications to the terms of a previously fixed stock option award and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have a material impact on our financial statements.

    In July 2001, the FASB issued Statements of Financial Accounting Standard No. 141, ('SFAS 141') 'Business Combinations' and No. 142, ('SFAS 142') 'Goodwill and Other Intangible Assets.' SFAS 141 supersedes APB Opinion No. 16, 'Business Combinations' and SFAS 38, 'Accounting for Preacquisition Contingencies of Purchased Enterprises' and requires that all business combinations be accounted for only by the purchase method and eliminating the pooling-of-interests method. SFAS 141 is effective for all business combinations completed after July 1, 2001. SFAS 142 supersedes APB No. 17, 'Intangible Assets' and prohibits amortization of goodwill and other intangible assets that have an indefinite life over a period of time. SFAS 142 is effective for all fiscal years beginning after December 15, 2001. However, all goodwill and intangible assets that are acquired after June 30, 2001 are immediately subject to the SFAS 142. DSET will account for the acquisition of ISPSoft in accordance with SFAS 141 and SFAS 142.

    Upon DSET's adoption of SFAS 141 and 142, DSET does not expect to amortize goodwill and other intangibles acquired after June 30, 2001, unless such goodwill or other intangibles possesses a finite life.

    The amortization of goodwill acquired before June 30, 2001 will be discontinued at January 1, 2002.


    For the nine months ended September 30, 2001, we recorded amortization expense of $274,000.



    In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting standards No. 143, 'Accounting for Asset Retirement Obligations,' ('SFAS 143') which addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The effective date for SFAS 143 is for financial statements issued for fiscal years beginning after June 15, 2002. We do not expect that the adoption of the provisions of SFAS 143 will have a material impact on our results of operations or financial position.



    In August 2001, SFAS 144, 'Accounting for the Impairment or Disposal of Long-Lived Assets,' was issued, replacing SFAS 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of' and portions of APB Opinion 30, 'Reporting the Results of Operations.' SFAS 144 provides a single accounting model for long-lived assets to be disposed of and changes the criteria to be met to classify an asset as held-for-sale. SFAS 144 retains the requirement of APB Opinion 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held-for-sale. SFAS 144 is effective January 1, 2002 for us, and we are currently evaluating the impact of this statement.

European Monetary Union

    On January 1, 1999, eleven of the fifteen member countries of the European Union set fixed conversion rates between their existing currencies and the euro. At such time, these participating countries adopted the euro as their common legal currency. The eleven participating countries now issue sovereign debt exclusively in euros and will redenominate outstanding sovereign debt. The legacy currencies will continue to be used as legal tender through January 1, 2002, at which point the legacy currencies will be canceled and euro bills and coins will be used for cash transactions in the participating countries.

    We do not denominate our international revenues in foreign currencies. We currently do not believe that the euro conversion will have a material impact on our results of operations or financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

    We believe that we are not subject to a material impact to its financial position or results of operations relating to market risk associated with foreign currency rates or derivative securities.


    We believe the market risk exposure with regard to marketable securities held in the investment portfolio is limited to changes in quoted market prices for such securities based upon changes in interest rates. Based upon the composition of our marketable securities at September 30, 2001, we do not believe an adverse change in quoted market prices would be material to our results of operations.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is each person who will serve as a director or executive officer of DSET following the merger.

Directors


                                       SERVED AS A
            NAME               AGE    DIRECTOR SINCE                  POSITIONS WITH DSET
            ----               ---    --------------                  -------------------
William P. McHale, Jr. ......    52        1997        Chief Executive Officer and Chairman of the Board
Jacob J. Goldberg............    54        1999        Director
C. Daniel Yost...............    52        1999        Director
Andrew D. Lipman.............    49        1999        Director
Binay Sugla, Ph.D. ..........    41        2001        President and Director
Carl Pavarini................    53        2001        Director
Arun Inam....................    38        2001        Director


    This joint proxy statement/prospectus contains a proposal to amend DSET's Amended and Restated Certificate of Incorporation to classify DSET's board of directors into three classes with staggered terms. The proposal is discussed below under 'Proposal to Amend DSET's Amended and Restated Certificate of Incorporation to Provide for a Classified Board.' If the proposal to amend the Amended and Restated Certificate of Incorporation to classify the board of directors is adopted at the special meeting, two directors, one of whom will be designated by DSET's board of directors subsequent to the merger, will serve a term expiring at the 2002 annual meeting, two directors will serve a term expiring at the 2003 annual meeting, and three directors will serve a term expiring at the 2004 annual meeting, in each case until their respective successors are duly elected and qualified or until their earlier resignation or removal. Beginning with the 2002 annual meeting, members of the class whose term expires at the meeting or their successors will be elected each year to serve a three-year term until their successors have been elected and qualified or until their earlier resignation or removal. If the proposal to amend DSET's Amended and Restated Certificate of Incorporation is not adopted, all directors will be elected to hold office until the 2002 annual meeting until their successors have been elected and qualified or until their earlier resignation or renewal. Currently, all directors of DSET hold office until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified. There are no family relationships among any of the directors, executive officers and key employees of DSET.


    If the proposal to amend DSET's Amended and Restated Certificate of Incorporation is adopted, Messrs. Pavarini and Inam will serve until the 2002 Annual Meeting, Messrs. Yost and Sugla will serve until the 2003 Annual Meeting and Messrs. Goldberg, Lipman and McHale will serve until the 2004 Annual Meeting.


Executive Officers

                   NAME                     AGE                   POSITIONS WITH DSET
                   ----                     ---                   -------------------
Bruce M. Crowell..........................   47   Vice President, Chief Financial Officer and Secretary
Jeffrey S. Gill...........................   34   Vice President, Professional Services

    The principal occupations and business experience, for at least the past five years, of each above named individual is as follows:

    Mr. McHale joined DSET in January 1997 as President and Chief Operating Officer and was elected to the Board of Directors in January 1997. In July 1997, he became Chief Executive Officer and in June 2000 became Chairman of the Board. Prior to joining DSET, Mr. McHale was Vice President of Sales and Marketing at F3 Software Corporation from January 1995 to December 1996. From February 1991 to December 1994, Mr. McHale owned and operated a private firm where he periodically provided senior management or consulting services. Mr. McHale also served as President and Chief Executive Officer of each of Mitchell Management Systems from November 1989 to January 1991, and Component Software Corporation from July 1992 to July 1994. Prior to that, Mr. McHale held various sales and marketing positions at IBM, Wang Laboratories and Digital Equipment Corporation.

    Mr. Goldberg has been a Director of DSET since March 1999. From August 1997 until his retirement in March 2000, Mr. Goldberg served as President of Telecom Industry Services for Bell Atlantic. From January 1994 to August 1997, Mr. Goldberg served as Vice President of Wholesale Markets for NYNEX overseeing marketing, sales and customer service provided to NYNEX's wholesale customers. Prior to that, from 1989 to December 1993, Mr. Goldberg served as Vice President of Network Interconnection Marketing and Sales and Managing Director of access markets at NYNEX. Mr. Goldberg serves on the board of directors of a number of privately held companies.

    Mr. Yost has been a Director of DSET since September 1999. Mr. Yost has over 26 years experience in telecommunications and business. Mr. Yost currently sits on the board of directors of ADC Telecommunications Inc., a publicly traded global supplier of transmission and networking systems for telecommunications networks, Redstone Telecom, a publicly traded United Kingdom telecommunications service, and Ace Cash Express Inc., a publicly traded provider of retail financial services. Mr. Yost has served as President and Chief Operating Officer of Allegiance Telecom, a publicly traded company, since February 1998. He was elected to Allegiance Telecom's board in March 1998. Before joining Allegiance Telecom, from July 1997 to February 1998, he served as President and Chief Operating Officer at NETCOM On-Line Communication Services, Inc., a leading Internet service provider. Mr. Yost managed all aspects of domestic operations, including development and implementation of overall strategic direction. Prior to that, from April 1994 to July 1997, Mr. Yost was President of the Southwest region of AT&T Wireless Services, Inc. Mr. Yost has also served as President of McCaw Cellular Communications/LIN Broadcasting in the Southwest region and was President, General Manager, and founder of MetroCel Cellular Telephone Company.

    Mr. Lipman has been a Director of DSET since November 1999. Mr. Lipman is currently the Vice Chairman of the Washington D.C. law firm Swidler Berlin Shereff Friedman, LLP, and a Senior Partner in the firm's Telecommunications Group. Mr. Lipman has over twenty years of experience in the telecommunications industry and has advised various Internet, technology, and telecommunications companies establishing operations in Europe and Asia. Mr. Lipman also served as Vice President of legal and regulatory affairs at Metropolitan Fiber Systems. Mr. Lipman serves on the board of directors of several public companies, including NuSkin International, a creator and distributor of personal care products, The Management Network Group, Inc., a leading provider of consulting services to the global telecommunications industry, and NHC Communications Inc., a leading manufacturer of physical-layer high-speed Switched Accessed Solutions.

    Dr. Binay Sugla has been president, chief executive officer and a director of ISPSoft since its inception in April 1999. Prior to founding ISPSoft, Dr. Sugla was a Director of Network Services and Management at Bell Laboratories. During a fifteen year career with Bell which started in 1985, Dr. Sugla created numerous provisioning and similar technologies, including an Internet protocol management program; a number of these technologies have been deployed to carriers. Dr. Sugla received the Bell Labs President's Award for Product Development. Dr. Sugla received his Ph.D. from the University of Massachusetts at Amherst in 1985 and received a Bachelor of Technology degree from IIT Kanpur in 1981.

    Carl Pavarini is a professor at Rensselaer Polytechnic Institute's Lally School of Management and Technology and visiting executive and adjunct professor at the Stevens Institute of Technology School of Engineering. He has also taught in the MBA program at the Columbia University Graduate School of Business. Prior to becoming a professor, Dr. Pavarini worked at Lucent Technologies and AT&T, where he worked for over fifteen years until his retirement in 1999. During his tenure at Lucent and AT&T, Dr. Pavarini was a corporate officer and held responsibility for a number of product divisions. Dr. Pavarini also worked for over ten years in research and engineering development at AT&T Bell. Dr. Pavarini holds a Ph.D. in systems engineering from Rensselaer Polytechnic Institute and has attended the MIT Sloan Program for Senior Managers and the INSEAD International Management Program.


    Arun Inam is a Managing Director at Signal Lake Venture Fund, which he joined in February 2001. Prior to his tenure at Signal Lake, Dr. Inam was Vice President for Global Strategy & New Ventures at Motorola, where he reported to the President of the commercial, government, and industrial solutions sector. Prior to joining Motorola in 1999, Dr. Inam spent six years as a senior management consultant at Monitor Company and Braxton Associates. From 1985 to 1994, Dr. Inam conducted and managed research in high-speed electronics and optics at Bell Communications Research (Bellcore). Dr. Inam holds a Ph.D. in physics, and has studied at Rutgers, Carnegie Mellon, the University of Paris, and at the Indian Institute of Technology.


    Mr. Crowell joined DSET in August 1999, and currently serves as Vice President and Chief Financial Officer. Prior to joining DSET, Mr. Crowell served as a Vice President and Chief Financial Officer of EPL Technologies from January 1998 to July 1999. Prior to that, from January 1994 to January 1998, Mr. Crowell served as Vice President and Chief Financial Officer for Datron Inc., a firm specializing in aerospace and defense technologies. Mr. Crowell has 25 years of corporate financial experience, including serving as the Chief Financial Officer of 2 publicly-traded companies. Mr. Crowell has also served in various financial capacities with companies specializing in systems integration and electronics, including software applications for industries such as telecommunications and aerospace.

    Mr. Gill joined DSET in July 2000 as Vice President, Professional Services. From February 2000 to July 2000, Mr. Gill served as Business Unit Vice President of Cap Gemini Ernst & Young, managing all aspects of software development and professional services, inclusive of new business growth, for a Fortune 10 telecommunications firm. From June 1998 to February 2000, Mr. Gill served as the Program Director of Cap Gemini Telecommunications where he assumed responsibility for the management of business requirements, software development and quality assurance as well as all relevant financial corporate commitments. From April 1997 to June 1998, Mr. Gill served as Engagement/Program Manager of Beechwood Data Systems where he was accountable for all aspects of customer satisfaction as well as P&L commitments to the corporation. From October 1995 to April 1997, Mr. Gill served as Senior Project Manager of IMI Systems where he performed project management duties for an enterprise wide MRP deployment at a telecommunications manufacturing firm. Prior to that Mr. Gill served in various capacities at AT&T where he had increasing project management responsibilities in customer relationship management, billing and provisioning applications.

DSET SUMMARY OF COMPENSATION IN FISCAL 2000, 1999, AND 1998

    The following summary compensation table sets forth information concerning compensation for services during the years ended December 31, 2000, 1999, and 1998 in all capacities awarded to or earned by each person who served as DSET's Chief Executive Officer at any time during 2000 and each other executive officer of DSET whose aggregate earnings exceeded $100,000 at the end of 2000 (collectively, the 'DSET Named Executives').

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION               AWARDS
                                      -------------------------------------    SECURITIES
                                                               OTHER ANNUAL    UNDERLYING     ALL OTHER
                                                               COMPENSATION     OPTIONS      COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)       ($)           (#)(1)          ($)
 ---------------------------   ----   ----------   ---------   ------------      ------      ------------
William P. McHale, Jr.(2) ...  2000    249,231       83,750        --              75,000          7,542(4)
  President. Chief Executive   1999    196,835      140,000        --             --               7,419(5)
  Officer and Chairman of the  1998    175,000      168,329        --             200,000(3)       6,744(6)
  Board
Paul R. Smith(7) ............  2000    180,000       30,833         5,900(8)      --               7,156(9)
  Senior Vice President,       1999    188,462        6,000         6,250(8)       25,000         15,128(10)
  Strategic Planning and       1998    167,320      100,000         5,943(8)       20,000          7,901(11)
  Product Development
Bruce M. Crowell(12) ........  2000    199,808       53,083(13)     --             21,500          6,870(14)
  Vice President, Chief        1999     73,077       18,892        --              78,000          4,888(15)
  Financial Officer and
  Secretary
Phillip V.                     2000    180,000      133,096(18)     --             41,500            558(19)
  Cavallo(16)(17) ...........
  Senior Vice President,
  Sales and Marketing
Jimmy C. Jobe(16)(20) .......  2000    180,000       15,000        --             --                 558(21)
  Senior Vice President,
  Product Development and
  Product Management
Michael W. Smith(16)(22) ....  2000    144,616       15,000        --             --               5,923(23)
  Vice President, Customer
  Satisfaction
Jeffrey S. Gill(24) .........  2000     80,308       32,500        --              56,000            126(25)
  Vice President,
  Professional Services

---------

 (1) All numbers set forth below are on a pre one-for-four reverse stock split basis.

 (2) Mr. McHale was elected Chairman of the Board in June 2000.

 (3) In exchange for the cancellation of 93,300 options issued to Mr. McHale in January 1997, such options were issued by DSET in October 1998 at an exercise price of $6.875 per share.

 (4) Includes contributions by DSET under the 401(k) Plan of $6,300 and compensation relating to life insurance premiums paid on his behalf of $1,242.

 (5) Includes contributions by DSET under the 401(k) Plan of $6,000 and compensation relating to life insurance premiums paid on his behalf of $1,419.

 (6) Includes contributions by DSET under the 401(k) Plan of $5,700 and compensation relating to life insurance premiums paid on his behalf of $1,044.

 (7) Mr. P. Smith resigned from DSET effective March 1, 2001.

 (8) Represents automobile allowance.

 (9) Includes contributions by DSET under the 401(k) Plan of $6,300 and compensation relating to life insurance premiums paid on his behalf of $856.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(10) Includes contributions by DSET under the 401(k) Plan of $6,000, commissions of $7,779 and compensation relating to life insurance premiums paid on his behalf of $1,349.

(11) Includes contributions by DSET under the 401(k) Plan of $6,000 and compensation relating to life insurance premiums paid on his behalf of $1,901.

(12) Mr. Crowell joined DSET in August 1999 as Vice President, Chief Financial Officer and Secretary.

(13) Includes relocation allowance of $29,646.

(14) Includes contributions by DSET under the 401(k) Plan of $6,240 and compensation relating to life insurance premiums paid on his behalf of $630.

(15) Includes contributions by DSET under the 401(k) Plan of $4,690 and compensation relating to life insurance premiums paid on his behalf of $198.

(16) Messrs. Cavallo, Jobe and Smith were elected to their respective positions by the board of directors of DSET on May 24, 2000.

(17) Mr. Cavallo resigned from DSET effective December 29, 2000.

(18) Includes commissions of $115,596.

(19) Includes compensation relating to life insurance premiums paid on his behalf of $558.

(20) Mr. Jobe left DSET effective July 13, 2001.

(21) Includes compensation related to life insurance premiums paid on his behalf of $558.

(22) Mr. M. Smith resigned from DSET effective March 16, 2001.

(23) Includes contributions by DSET under the 401(k) Plan of $4,788 and compensation relating to life insurance premiums paid on his behalf of $1,135.

(24) Mr. Gill joined DSET in June 2000 as Vice President, Professional Services.

(25) Includes compensation related to life insurance premiums paid on his behalf of $126.

DSET OPTION GRANTS IN 2000

    The following table sets forth information concerning individual grants of stock options made pursuant to DSET's 1998 Stock Plan during 2000 to each of the DSET Named Executives. DSET has never granted any stock appreciation rights.

                                                             INDIVIDUAL GRANTS
                                ---------------------------------------------------------------------------
                                                                                            POTENTIAL
                                                                                       REALIZABLE VALUE AT
                                NUMBER OF                                                ASSUMED ANNUAL
                                SECURITIES     PERCENT OF                                RATES OF STOCK
                                UNDERLYING   TOTAL OPTIONS    EXERCISE                 PRICE APPRECIATION
                                 OPTIONS       GRANTED TO     OR BASE                  FOR OPTION TERM(3)
                                 GRANTED      EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
             NAME                 (#)(1)     FISCAL YEAR(2)    ($/SH)       DATE       5% ($)      10% ($)
             ----                 ------     --------------    ------       ----       ------      -------
William P. McHale, Jr.........    75,000         8.51%         33.375     2/11/10     1,574,202   3,989,337
Paul R. Smith.................     --             --            --          --           --          --
Bruce M. Crowell..............    21,500         2.44%         33.375     2/10/10       451,271   1,143,610
Phillip V. Cavallo............    41,500         4.71%         33.375     2/10/10       871,058   2,207,453
Jimmy C. Jobe.................     --             --            --          --           --          --
Michael W. Smith..............     --             --            --          --           --          --
Jeffrey S. Gill...............    56,000          6.3%         29.375     7/30/10     1,034,532   2,621,706

---------

(1) Such options were granted pursuant to and in accordance with the 1998 Stock Plan. All numbers set forth in the above table are on a pre one-for-four reverse stock split basis.

(2) Based on an aggregate of 881,050 options granted to employees in 2000, including options granted to the DSET Named Executives.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Based on a grant date fair market value equal to the grant date exercise price per share of the applicable option for each of the DSET Named Executives and assumes no adjustments to the grant date exercise price.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

    The following table sets forth information concerning each exercise of options during 2000 by each of the DSET Named Executives and the year-end value of unexercised in-the-money options.

                                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                      AND FISCAL YEAR-END OPTION VALUES
                                   -----------------------------------------------------------------------
                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED             IN-THE-MONEY
                                     SHARES                    OPTIONS AT FISCAL       OPTIONS AT FISCAL
                                    ACQUIRED       VALUE          YEAR-END (#)          YEAR-END ($)(1)
                                   ON EXERCISE   REALIZED         EXERCISABLE/            EXERCISABLE/
              NAME                     (#)          ($)          UNEXERCISABLE           UNEXERCISABLE
              ----                     ---          ---          -------------           -------------
William P. McHale, Jr............    45,390      1,243,544    171,708/242,912                $0/$0
Paul R. Smith....................     --            --         71,015/32,500                 $0/$0
Bruce M. Crowell.................     --            --         19,500/80,000                 $0/$0
Phillip V. Cavallo...............     --            --            37,125/0                   $0/$0
Jimmy C. Jobe....................     --            --         20,000/60,000                 $0/$0
Michael W. Smith.................     --            --         11,875/28,125                 $0/$0
Jeffrey S. Gill..................     --            --            0/56,000                   $0/$0

---------

(1) Based on a year-end fair market value of the underlying securities equal to $1.797 less the exercise price payable for such shares, which calculation results in a negative value. All share numbers set forth in the above table are on a pre one-for-four reverse stock split basis.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

ARRANGEMENTS

    William P. McHale, Jr., President and Chief Executive Officer, entered into an employment agreement with DSET in November 1998. He currently receives an annual salary of 223,125 and is eligible for an annual bonus of up to $149,494, the amount and payment of which is within the discretion of the Compensation Committee. DSET also has agreed, subject to certain restrictions, to pay Mr. McHale twelve months salary continuation in the event that Mr. McHale is terminated without cause, and the equivalent of twelve months salary, payable in a lump sum, in the event Mr. McHale is terminated without cause in connection with a change in control of DSET. DSET has also agreed that, under certain circumstances, stock options held by Mr. McHale shall accelerate in the event Mr. McHale is terminated without cause in connection with a change in control of DSET. See ' -- Certain Transactions' for a loan transaction between DSET and Mr. McHale.

    Bruce M. Crowell, Vice President, Chief Financial Officer and Secretary, has been in this position with DSET since August 1999. Mr. Crowell is currently entitled to an annual salary of $190,000 and is eligible for an annual bonus in the amount of $57,500. DSET has also agreed, subject to certain restrictions, to pay Mr. Crowell nine months salary continuation and benefits in the event that Mr. Crowell is terminated without cause or upon a change in control. DSET has also agreed that, under certain circumstances, stock options held by Mr. Crowell shall accelerate in the event Mr. Crowell is terminated without cause in connection with a change in control of DSET.

    Jeffrey S. Gill, Vice President, Professional Services joined DSET in July 2000. Mr. Gill is currently entitled to an annual salary of $180,000 and is eligible for an annual bonus in the amount of $36,000. DSET has also agreed, subject to certain restrictions, to pay Mr. Gill six months salary continuation and benefits in the event that Mr. Gill is terminated without cause or upon a change in control. DSET has also agreed that, under certain circumstances, stock options held by Mr.Gill shall accelerate in the event Mr. Gill is terminated without cause in connection with a change in control.

    DSET has also agreed, subject to certain restrictions and other terms specific to each agreement, to pay certain members of its management team salary continuation in an amount ranging from three to six months and benefits in the event that any one of them are terminated without cause or upon a change in control. DSET has also agreed that, under certain circumstances, stock options held by certain members of DSET's management team shall accelerate in the event they are terminated without cause in connection with a change in control.

    Each of DSET's executive officers has agreed to maintain the confidentiality of company information and, for a period of time following the termination of employment, not to solicit DSET's customers or employees. In addition, Mr. McHale has agreed that during the term of his employment and thereafter for a period of one year, he will not compete with DSET in any state or territory of the United States, or any other country, where DSET does business by engaging in any capacity in any business which is competitive with the business of DSET.

    DSET has executed indemnification agreements with each of its executive officers and Directors pursuant to which DSET has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a Director, officer, employee, agent or fiduciary of DSET.

    DSET generally requires its employees to maintain the confidentiality of company information and to assign inventions to DSET.

COMPENSATION OF DIRECTORS

    Directors who are not employees or affiliates of DSET or its subsidiaries (an 'Outside Director'), who currently consist of Mr. Lipman, Mr. Yost and Mr. Goldberg, receive an annual stipend of $10,000 per year and $2,000 for each meeting of the board of directors or committee meeting attended in person. In addition, each director receives $2,000 for each conference call which lasts two hours or more and $1,000 for each conference call under two hours in length. In January 2001, Mr. Goldberg executed a Consulting Agreement with DSET pursuant to which he will receive $56,000 during 2001 in connection with the performance of certain consulting services. Beginning with the Annual Meeting of Shareholders in 2001, effective with each re-election of an Outside Director, each such Outside Director automatically shall be granted options to purchase 5,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant, exercisable over a three-year period. All Directors are reimbursed for reasonable expenses incurred as a result of their attendance at Board meetings. In addition, in January 2001, Mr. Goldberg executed a consulting agreement with DSET pursuant to which he will receive $56,000 in 2001 in connection with the performance of certain consulting services. Such services will include, among other things, attending industry shows and conferences, calling on customer accounts, and assisting with marketing and strategic planning, all on behalf of DSET.

    Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Lipman options to purchase 25,000 shares of common stock on November 15, 1999, at an exercise price of $17.375 per share. The options vest to the extent of one-third of the shares on each of November 15, 2000, 2001 and 2002. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Lipman options to purchase 5,000 shares of common stock on August 9, 2000, at an exercise price of $25.375 per share. The options vest to the extent of one-third of the shares on each of August 9, 2001, 2002 and 2003. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Lipman options to purchase 5,000 shares of common stock on June 13, 2001, at an exercise price of $.86 per share. The options vest to the extent of one-third of the shares on each of June 13, 2002, 2003 and 2004. Pursuant to

DSET's 1998 Stock Plan, DSET granted to Mr. Lipman options to purchase 22,500 shares of common stock on June 13, 2001, at an exercise price of $.86 per share. The options vest to the extent of one-third of the shares on June 13, 2002 and 8 1/3% each quarter thereafter.

    Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Yost options to purchase 25,000 shares of common stock on September 14, 1999, at an exercise price of $12.28 per share. The options vest to the extent of one-third of the shares on each of September 14, 2000, 2001 and 2002. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Yost options to purchase 5,000 shares of common stock on August 9, 2000, at an exercise price of $25.375 per share. The options vest to the extent of one-third of the shares on each of August 9, 2001, 2002 and 2003. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Yost options to purchase 5,000 shares of common stock on June 13, 2001, at an exercise price of $.86 per share. The options vest to the extent of one-third of the shares on each of June 13, 2002, 2003 and 2004. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Yost options to purchase 22,500 shares of common stock on June 13, 2001, at an exercise price of $.86 per share. The options vest to the extent of one-third of the shares on June 13, 2002 and 8 1/3% each quarter thereafter.

    Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Goldberg options to purchase 25,000 shares of common stock on March 9, 1999, at an exercise price of $10.75 per share. The options vest to the extent of one-third of the shares on each of March 9, 2000, 2001 and 2002. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Goldberg options to purchase 5,000 shares of common stock on August 9, 2000, at an exercise price of $25.375 per share. The options vest to the extent of one-third of the shares on each of August 9, 2001, 2002 and 2003. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Goldberg options to purchase 5,000 shares of common stock on June 13, 2001, at an exercise price of $.86 per share. The options vest to the extent of one-third of the shares on each of June 13, 2002, 2003 and 2004. Pursuant to DSET's 1998 Stock Plan, DSET granted to Mr. Goldberg options to purchase 22,500 shares of common stock on June 13, 2001, at an exercise price of $.86 per share. The options vest to the extent of one-third of the shares on June 13, 2002 and 8 1/3% each quarter thereafter.

CERTAIN TRANSACTIONS

    On November 17, 1998 and on August 18, 1999, DSET loaned $150,000 and $102,728, respectively, to William P. McHale, Jr., DSET's President and Chief Executive Officer, on an unsecured basis. Such loans carry an adjustable interest rate based on the Merrill Lynch Institutional Funds Rate (6.35% per annum at December 31, 2000). In 2000, DSET extended three additional loans to Mr. McHale totaling $902,728 with a 6% interest rate per annum with one due November 2000, one due May 2001 and one due October 2001. As of December 31, 2000, Mr. McHale paid $527,728 against these loans leaving an outstanding balance of $627,728, inclusive of the two loans originating in November 1998 and August 1999. On March 1, 2001, DSET and Mr. McHale entered into both a promissory note and a pledge and security agreement in order to consolidate all of the then outstanding loans by DSET to Mr. McHale. The promissory note charges interest at 6%. 48 monthly payments of $4,363 each are due over a four year period with a balloon payment of $550,000 at the end of the loan term. The promissory note is secured through the pledge and security agreement which includes as security Mr. McHale's residence in New Jersey, options to purchase capital stock of DSET granted to Mr. McHale, Mr. McHale's 401k Account held with DSET and the benefits of a severance agreement between DSET and Mr. McHale.

    In January 2001, Mr. Goldberg executed a consulting agreement with DSET pursuant to which he will receive $56,000 in 2001 in connection with the performance of certain consulting services. This amount is in addition to Mr. Goldberg's director compensation.

    The board of directors of DSET has adopted a policy requiring that any future transactions between DSET and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to DSET than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of DSET's board of directors.

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

                         INFORMATION CONCERNING ISPSOFT

BUSINESS

OVERVIEW


    ISPSoft is a development-stage company of approximately 36 employees established in March 1999. ISPSoft provides software that helps telecommunications service providers and other enterprises manage their Internet protocol (or IP) networks and services. Its current products, which include the Universal Provisioning Exchange software platform (UPX), the IPSec QOS VPN application and the NCX router management application, were released this quarter. These products can automatically set up IP virtual private networks in response to customer requests. The UPX platform is relatively unique in that it supports the activation of services over both network elements and servers. Moreover, UPX is scalable and flexible to allow for the creation of new and custom services within the same platform.


    In addition, ISPSoft received development and distribution rights to a suite of applications from Lucent Technologies, Inc. in connection with ISPSoft's Series B Preferred Stock Financing. This application suite can help assure the quality of telecommunications services by interpreting data collected from various points in a customer's network, reporting on their performance and, in some cases, correct behavior. When deployed in a customer's network operations center, these applications will support the customer's network operators by automating the functions of configuration, performance and fault management.

INDUSTRY BACKGROUND

    One of the most difficult and most expensive challenges for telecommunications service providers or enterprises is the development and deployment of people, processes and software systems to operate the expensive networks and services being built today. Moreover, it has become apparent to the communications industry that its ability to offer high quality telecommunications networks and services is heavily dependent upon the degree of successful automation it can achieve in the operations of these networks and services. Therefore, the operation support systems that help operate and manage these services and the underlying infrastructure of network and computer equipment are critical to enhanced revenues and profitability for the entire industry.

    Most operation support systems in place today are legacy systems that were designed using now antiquated software technologies in response to well-defined and structured demands of the circuit-switched telecommunications industry. These operation support systems are inadequate to address the needs of the fast evolving data networking paradigm that is rapidly replacing the circuit-switched world of yesterday. Modern operation support systems need to be flexible, relatively inexpensive, and easy to deploy and install. They also need to adapt to the specific technologies they are managing. Though operation support systems span a wide variety of software applications -- from billing, ordering, provisioning/activation, and network management -- the applications that arguably pose the biggest challenge are those that have to interface with service providers as well as interact closely with the underlying networking technologies. These applications include the areas of provisioning, configuration, performance and fault management.

    Provisioning, which is generally defined as the process of activating and de-activating services to subscribers, is perhaps the most challenging application to successfully automate in today's telecommunications industry. Older networks had an organized way of turning on these services. With the advent of new protocols (sets of instructions allowing more efficient communication between systems) every three to four years, it has become increasingly difficult to turn services on in multi-protocol networks. As a result, provisioning systems, which take a long time to develop and deploy, have remained focused at a single service and protocol and thus have become outdated.

    With the rapid adoption of data services (such as e-mail, large file transfers, and teleconferencing connections) and Internet protocol (the set of instructions used to send data packets to their destination over the Internet), the problem of provisioning services efficiently has

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

become even worse. The need to develop a solution to this problem is made more critical by virtue of the fact that Internet protocol has become the fastest growing protocol in telecommunications today, and that most new networks and services are being built or offered on Internet protocol.

ISPSOFT PRODUCTS AND SERVICES

    ISPSoft is developing a suite of products to address these needs and provide automatic provisioning and service assurance applications to telecommunications service providers and enterprises. ISPSoft's first products, consisting of the UPX platform, the IPSec QOS VPN application and the NCX router management application, were released this quarter.

PRODUCTS AND SERVICES

    UPX is a network-wide, policy-based, scalable platform for automatic provisioning of services on Internet protocol networks. UPX, which will form the basis of ISPSoft's future application suite, can be used to automate the activation of Internet protocol services for carriers, enterprises and other service providers. By using this new automated approach, service providers will be able to activate services more rapidly for less cost.

    UPX-IPSec QOS VPN, the first application released as part of the UPX line, enables carriers to rapidly activate and deploy virtual private networks globally across multi-vendor devices. The product has quality of service capability to provide real time Internet protocol based services over broadband networks. The product also incorporates various features to allow for secure Internet protocol based communications.

    NCX-Router Management, a currently available application, is a route provisioner and network configurator. This product allows core Internet protocol devices to be configured appropriately and allocate desired bandwidth to different classes of traffic.

SALES AND MARKETING

    ISPSoft has offices in Shrewsbury, New Jersey and San Jose, California. Marketing efforts to date have been focused on attending trade shows such as Supercomm, Networld+, Interop, ISPcon, VPNcon and promoting ISPSoft focus and products through collateral and through personal calls and contacts. In addition, ISPSoft has built a partnership program to promote unique solutions to the marketplace.

    To date, ISPSoft has not generated any revenues from its available products, nor has it shipped any of these products to customers. However, ISPSoft plans to initiate four trials of its available products during the first phase of its marketing program. These trials include the installation of UPX and the IPSec QOS VPN application into one large telecom service provider, one medium sized competitive service provider, one management service provider and one major equipment vendor. Pending successful completion of these customer trials, ISPSoft will target carriers and large enterprises for adoption of ISPSoft's products and services.

COMPETITION

    ISPSoft's potential competition comes from four categories of industry segments. The first class of competitors is the equipment vendors, such as Cisco, Nortel, and Lucent. These vendors typically provide some management tools with their equipment that would compete with ISPSoft's multi-vendor products. The second group of competitors is the third-party established operations support systems vendors such as Eftia, Vitria and Telecordia, each of whom could leverage their existing markets to move into those markets targeted by ISPSoft. New entrants to the marketplace that ISPSoft is currently targeting include Orchestream, Syndesis and Goldwire. ISPSoft's competition also comes from in-house systems that various large service providers such as MCI Worldcom and AT&T have built for internal use.

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

    Further competitive factors affecting ISPSoft's market include brand name recognition, product performance and functionality (such as service level availability features, scalability, performance and ease of installation and use), quality, price, customer service and support and the effectiveness of sales and marketing efforts. Although ISPSoft believes that its products currently compete favorably with respect to all of these factors, there is no assurance that ISPSoft can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources than ISPSoft. ISPSoft's future success will depend significantly on its ability to continue to enhance its existing products and introduce new products more rapidly and less expensively than its existing and potential competitors and to persuade hardware and software vendors to license ISPSoft's products rather than to develop their own reliability products.

    Many of ISPSoft's competitors have longer operating histories and have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than ISPSoft. ISPSoft's current and future competitors could introduce products with more features, higher scalability, greater functionality and lower prices than ISPSoft's products. These competitors could also bundle existing or new products with other, more established products in order to compete with ISPSoft. ISPSoft's focus on operations support systems products in the Internet protocol area may be a disadvantage in competing with vendors that offer a broader range of products. Moreover, as the automated provisioning market develops, a number of companies with significantly greater resources than those of ISPSoft could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors or business partners of ISPSoft. Because there are relatively low barriers to entry for the software market, ISPSoft expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect ISPSoft's business, operating results and financial condition. Any material reduction in the planned selling price of ISPSoft's products would negatively affect gross margins and would require ISPSoft to increase software unit sales in order to maintain and achieve future gross profits.

    In addition, the automated provisioning market is characterized by rapid technological advances, changes in customer requirements, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. The introduction of products embodying new technologies and the emergence of new industry standards may render ISPSoft's existing or planned products obsolete or unmarketable, particularly because the market for reliability products is at an early state of development. There is no assurance that ISPSoft will be able to compete successfully against current and future competitors, and the failure to do so would seriously harm ISPSoft's business, financial condition and results of operations.

PROPRIETARY RIGHTS

    ISPSoft's success depends in part upon its proprietary technology. Although ISPSoft has several patent applications pending, there is no assurance that any issued patent will provide meaningful protection for ISPSoft's technology or that any issued patent will provide ISPSoft with any competitive advantages or will not be challenged by third parties. Moreover, there is no assurance that ISPSoft will develop additional proprietary products or technologies that are patentable or that the patents of others will not seriously harm ISPSoft's ability to do business. Furthermore, there is no assurance that others will not independently develop similar products, duplicate ISPSoft's products or design around the patents issued to ISPSoft. As part of its confidentiality procedures, ISPSoft generally enters into non-disclosure agreements with its employees, consultants, distributors and corporate partners, and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use ISPSoft's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of ISPSoft's products is difficult and, although ISPSoft is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem.

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

In selling its products, ISPSoft relies on 'shrink wrap' licenses for sales of certain products that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries.

    Additionally, ISPSoft relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights relating to its licensed and internally developed products. There is no assurance that ISPSoft's protection of its proprietary rights will be adequate or that ISPSoft's competitors will not independently develop similar technology, duplicate ISPSoft's products or design around any patents issued to ISPSoft or other intellectual property rights.

EMPLOYEES

    As of October 31, 2001, ISPSoft had 36 employees. Of the total, twenty-seven were engaged in product development and engineering, three in sales and marketing, four in customer service and support and two in administration and finance. ISPSoft's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Recent economic conditions have eased competition for software developers who are well-versed in general programming tasks but who do not necessarily need to have core-networking skills. ISPSoft still faces intense competition, however, with respect to experienced engineers with a significant background in Internet protocol. There is no assurance that ISPSoft can retain its key managerial and technical employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of ISPSoft's employees are represented by a labor union.

    ISPSoft has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

    On July 6, 2000, ISPSoft entered into a five year Commercial Office Lease with New Jersey - American Water Company, Inc., which expires on August 31, 2005. The lease provides for an extension option of five years, subject to certain conditions. The base monthly rent under the lease is $21,641.67. ISPSoft is also responsible for payment of certain operating expenses under the lease. In accordance with provisions of the lease, ISPSoft will be able to assign its interests under the lease to DSET as contemplated by the merger agreement.

    ISPSoft is currently a party to a month to month lease for space in San Jose, California.

ISPSOFT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    ISPSoft commenced doing business in March 1999. ISPSoft is a provider of software solutions that provision Internet Protocol (IP)-based services for enterprise and service provider networks. ISPSoft's products and services simplify the delivery of broadband services by automating the complex labor-intensive processes of provisioning new services across multi-vendor networks.

    The primary thrust of ISPSoft Inc.'s research and development efforts since inception has been the Universal Provisioning Exchange (UPX) software platform that was introduced in July 2001 as ISPSoft's flagship product. UPX is being developed for use in multiple applications. The material increases in expenditures from 1999 to date reflect the increase in general and administrative and software development (including external development consultants) expenditures in an effort to bring the UPX product to market.

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


    ISPSoft plans to market and sell its automated provisioning products and services through a combination of its field sales organization and indirect distribution channels. As of September 30, 2001, no sales have been consummated. ISPSoft will recognize revenue from software license agreements upon shipment of the software if no significant future contractual obligations remain and collection of the resulting receivable is probable. Maintenance and technical support revenue will be recognized over the term of the agreement, typically 12 months. Consulting and training revenue will be recognized as services are provided.



    The following table sets forth ISPSoft's audited Statements of Operations for the periods indicated:


                                                                    PERIOD FROM          PERIOD FROM
                                                                     INCEPTION            INCEPTION
                                                                  (MARCH 30, 1999      (MARCH 30, 1999
                                           FOR THE YEAR ENDED         THROUGH              THROUGH
                                            DECEMBER 31, 2000    DECEMBER 31, 1999)   DECEMBER 31, 2000)
                                            -----------------    ------------------   ------------------
Revenues.................................      $ --                 $  --                $  --
Operating expenses
    Software development.................        1,677,719            1,056,541            2,734,260
    General and administrative...........        1,294,543             --                  1,294,543
    Depreciation expense.................           26,912             --                     26,912
                                               -----------          -----------          -----------
Investment income........................           87,004             --                     87,004
                                               -----------          -----------          -----------
Net loss.................................       (2,912,170)          (1,056,541)          (3,968,711)
Dividends on Series B preferred stock....         (226,545)            --                   (226,545)
                                               -----------          -----------          -----------
Net loss applicable to common
  stockholders...........................      $(3,138,715)         $(1,056,541)         $(4,195,256)
                                               -----------          -----------          -----------
                                               -----------          -----------          -----------


    The following table sets forth ISPSoft's unaudited Statements of Operations for the nine-month periods ended September 30, 2001 and 2000. The results of operations for any period are not necessarily indicative of the results to be expected for any future period.



                                                                                        (UNAUDITED)
                                                                                        PERIOD FROM
                                                     (UNAUDITED)      (UNAUDITED)        INCEPTION
                                                     FOR THE NINE     FOR THE NINE    (MARCH 30, 1999
                                                     MONTHS ENDED     MONTHS ENDED        THROUGH
                                                    SEPTEMBER 30,    SEPTEMBER 30,     SEPTEMBER 30,
                                                         2001             2000             2001)
                                                         ----             ----             -----
Revenues..........................................   $   --           $   --            $  --
Operating expenses
    Software development..........................     2,267,185        1,019,222         5,001,445
    General and administrative....................     2,017,068          710,648         3,311,611
    Depreciation expense..........................        51,991           18,087            78,903
                                                     -----------      -----------       -----------
Other (expense) income
    Interest expense..............................      (116,924)         --               (116,924)
    Investment income.............................        14,647           62,327           101,651
                                                     -----------      -----------       -----------
Net loss..........................................    (4,438,521)      (1,685,630)       (8,407,232)
Dividends on Series B preferred stock.............      (256,410)        (144,767)         (482,955)
                                                     -----------      -----------       -----------
Net loss applicable to common stockholders........   $(4,694,931)     $(1,830,397)      $(8,890,187)
                                                     -----------      -----------       -----------
                                                     -----------      -----------       -----------



COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


Operating Expenses


    General and Administrative. For the first nine months of 2000 and 2001, general and administrative expenses increased to $2,017,000 from $711,000, representing an increase of $1,306,000. The increase in absolute dollars is attributable to the costs associated with increased staffing and the related costs required to manage and support ISPSoft's operations. The major components of the increase include general and administrative expenses of approximately $695,000 and sales and marketing expenses of approximately $611,000. The general and administrative staff remained at two employees while the sales and marketing staff increased from zero to two employees at September 30, 2000 and September 30, 2001 respectively.



    Software Development. Software development expenses increased to $2,267,000 in the first nine months of fiscal 2001 from $1,019,000 in 2000, resulting in an increase of $1,248,000. This increase was primarily attributable to the increase in the software development staff and an increase in the use of external development consultants. Since the second quarter of 2000, all ISPSoft's relationships with external development consulting firms have been 'arm's length' transactions. Prior to that, one consulting firm used in the second half of 1999 and the first quarter of 2000 was a related party. ISPSoft does not have any common ownership interests with its external development consultants. The major components of the increase include software development payroll expenses of approximately $1,317,000 offset by a decrease in external development consulting expenses of approximately $69,000. The software development staff increased from fifteen to twenty-seven employees while the external development consulting staff increased from zero to six consultants at September 30, 2000 and September 30, 2001 respectively. Approximately 18% of ISPSoft's current staffing is through consulting firms. This provides ISPSoft an economic benefit in that after a specific period of time has lapsed (usually 3 months), ISPSoft has the option of hiring these talented individuals at a significantly reduced hiring fee. This results in substantial savings over the long term because it affords ISPSoft the opportunity to evaluate candidates prior to hiring, thus reducing employee turnover.


Non-Operating Items


    Other Expense (Income), net. Other expense increased by $165,000 in the first nine months of fiscal 2001 from income of $62,000 for the same period of 2000. This increase reflects the interest expense on obligations of approximately $117,000 plus the decrease in interest income from financial institutions and notes receivable of approximately $48,000.


    Provision For Income Taxes. ISPSoft recorded no provision for domestic income taxes for the first quarter of fiscal 2001 and no provision for the same periods in the prior fiscal year because ISPSoft had taxable losses for which no significant benefit was recognized.


    Net Loss. Year to date Net Loss for the period ended September 30, 2001 was (4,694,931), compared to net loss of (1,830,397) for the comparable nine month period in the prior year.



    The following table represents ISPSoft's unaudited Statements of Operations for the three-month periods ended September 30, 2001 and 2000. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.



                                                               (UNAUDITED)      (UNAUDITED)
                                                              FOR THE THREE    FOR THE THREE
                                                               MONTHS ENDED     MONTHS ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                   2001             2000
                                                                   ----             ----
Revenues....................................................   $   --            $ --
Operating expenses
    Software development....................................       879,327         402,055
    General and administrative..............................       608,760         463,126
    Depreciation expense....................................        18,817          17,493
                                                               -----------       ---------
Other (expense) income
    Interest expense........................................       (64,824)        --
    Investment income.......................................         3,206          35,553
                                                               -----------       ---------
Net loss....................................................    (1,568,522)       (847,121)
Dividends on Series B preferred stock.......................       (86,409)        (81,777)
                                                               -----------       ---------
Net loss applicable to common stockholders..................   $(1,654,931)      $(928,898)
                                                               -----------       ---------
                                                               -----------       ---------

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001


Operating Expenses


    General and Administrative. For the third quarter of 2000 and 2001, general and administrative expenses increased to $609,000 from $463,000, representing an increase of $146,000. The increase is attributable to the costs associated with increased staffing and the related costs required to manage and support ISPSoft's operations. The major components of the increase include general and administrative expenses of approximately $146,000. The general and administrative staff remained at two employees while the sales and marketing staff increased from zero to two employees at September 30, 2000 and September 30, 2001 respectively.



    Software Development. Software development expenses increased to $879,000 in the third quarter of fiscal 2001 from $402,000 in the third quarter of fiscal 2000, resulting in an increase of $477,000. This increase was primarily attributable to the increase in the software development staff and an increase in the use of external development consultants. The major components of the increase include software development payroll expenses of approximately $429,000 and an increase in external development consulting expenses of approximately $48,000. The software development staff increased from fifteen to twenty-seven employees while the external development consulting staff increased from zero to six at September 30, 2000 and September 30, 2001 respectively.


Non-Operating Items


    Other Expense (Income), net. Other expense increased by $97,000 in the third quarter of fiscal 2001 from $36,000 income for the same period of 2000. This increase reflects the interest expense on obligations of approximately $65,000 plus the decrease in interest income from financial institutions and notes receivable of approximately $32,000.


    Provision For Income Taxes. ISPSoft recorded no provision for domestic income taxes for the first quarter of fiscal 2001 and no provision for the same periods in the prior fiscal year because ISPSoft had taxable losses for which no significant benefit was recognized.


    Net Loss. Net Loss for the quarter ended September 30, 2001 was (1,654,931), compared to net loss of ($928,898) for the comparable three month period in the prior year.


COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1999 AND 2000

Operating Expenses

    General and Administrative. As above, general and administrative expenses include those expenses of sales and marketing. General and administrative expenses increased $1,295,000 in fiscal 2000 from $0 in 1999. The increase in absolute dollars is attributable to the costs associated with increased staffing and the related costs required to manage and support ISPSoft's operations. The major components of the increase include administrative expenses of approximately $814,000 and sales and marketing expenses of approximately $481,000. The administrative staff increased from one to three employees while the sales and marketing staff increased from zero to four employees at December 31, 1999 and December 31, 2000 respectively. In addition, depreciation expense increased by $26,912 in fiscal 2000.

    Software Development. Software development increased to $1,678,000 in fiscal 2000 from $1,056,541 in fiscal 1999. This increase was primarily attributable to increased staffing and related expenses required to support product development activities, including development of the UPX products introduced in July 2001.

Non-Operating Items

    Investment Income. Investment income increased to $87,000 for fiscal 2000 from $0 for fiscal 1999. This increase reflects the interest earned on capital invested by shareholders.

    Provision for Income Taxes. ISPSoft recorded no provision for income taxes in fiscal 2000 or 1999 as ISPSoft incurred losses during the period.

Liquidity and Capital Resources

    At December 31, 2000, ISPSoft had $394,000 in cash, cash equivalents and temporary cash investments, as compared to $23,000 at December 31, 1999, an increase of $371,000. This increase is primarily attributable to equity investment by the shareholders in fiscal 2000.

    Cash Flows From Operating Activities. Cash used in operations was $2,428,000 during fiscal 2000, which was a $2,431,000 increase from the prior year. This increase is attributed principally to the loss from operations offset by an increase in other current assets and an increase in depreciation and amortization and accounts payable and accrued liabilities. During the comparable period of fiscal 1999, cash used in operating activities was attributable to the loss from operations plus decreases in accounts payable and accrued liabilities.

    Cash Flows From Investing Activities and Financing Activities. Net cash used by investing activities was $276,000 for fiscal 2000 which consisted of purchases of property and equipment. Net cash used by investing activities was $5,000 for fiscal 1999, which consisted of purchases of property and equipment. Net cash provided by financing activities for fiscal 2000 was $3,075,000 primarily consisting of $4,000,000 from the sale of Series B preferred stock, less the redemption of $1,000,000 of Series A preferred stock and proceeds from a note receivable of $70,000. Net cash provided by financing activities for fiscal 1999 was $25,000 consisting of proceeds from the sale of Series A preferred stock of $20,000 and common stock of $5,000.

    ISPSoft believes that cash, cash equivalents and temporary investments and cash flows from operations will be sufficient to fund operations, purchases of capital equipment and research and development programs currently planned at least through the end of July; however, DSET has pledged to fund ISPSoft $500,000 a month through closing. Should the merger between ISPSoft and DSET not be consummated for certain reasons, there will be an adverse effect on ISPSoft's ability to continue as a going concern. Additionally, ISPSoft may be obligated to pay to DSET a termination fee of $2,000,000. If the merger is not consummated, expenses incurred in connection with the proposed merger, including the possible termination fee described above, could have a material adverse effect on ISPSoft's results of operations and financial condition.

Business Environment


    ISPSoft has incurred significant net losses since its inception and had an accumulated deficit of approximately $8,890,000 as of September 30, 2001. ISPSoft is subject to the risks inherent in the operation of a new business enterprise, and there can be no assurance that ISPSoft will be able to successfully address these risks.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We believe that we are not subject to a material impact to its financial position or results of operations relating to market risk associated with foreign currency rates or derivative securities.

    We believe the market risk exposure with regard to marketable securities held in the investment portfolio is limited to changes in quoted market prices for such securities based upon changes in interest rates. Based upon the composition of our marketable securities at March 31, 2001, we do not believe an adverse change in quoted market prices would be material to our results of operations.

ISPSOFT MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

                 NAME                    AGE                POSITIONS WITH ISPSOFT
                 ----                    ---                ----------------------
Anand Desai............................  53    Executive Vice President, Sales and Marketing
Hariharan Krishnan.....................  26    Director
Stephen Socolof........................  41    Director
Bart Stuck.............................  54    Director
Binay Sugla, Ph.D......................  41    Chief Executive Officer, Director

    Anand Desai was a consultant to ISPSoft upon its founding in April 1999 and since April 2000, he has served as the company's Executive Vice President of Sales and Marketing. From 1998 to 2000, Mr. Desai was a Vice President of Marketing at Lara Technology/Networks. Mr. Desai also held various senior marketing and account management positions from 1981 to 1998 with Network General, SUN Microsystems, IBM and Digital Equipment Corporation. Mr. Desai received a Masters in Business Administration degree from Boston University in 1981, a Masters in Engineering degree from Boston University in 1979 and a Bachelor of Science, Engineering degree from Bangalore University in 1977.

    Dr. Binay Sugla has been president, chief executive officer and a director of ISPSoft since its inception in April 1999. Prior to founding ISPSoft, Dr. Sugla was a Director of Network Services and Management at Bell Laboratories. During a fifteen year career with Bell which started in 1985, Dr. Sugla created numerous provisioning and similar technologies, including an Internet protocol management program; a number of these technologies have been deployed to carriers. Dr. Sugla received the Bell Labs President's Award for Product Development. Dr. Sugla received his Ph.D. from the University of Massachusetts at Amherst in 1985 and received a Bachelor of Technology degree from IIT Kanpur in 1981.

    Hariharan (Hari) Krishnan has been a director of ISPSoft since October 2000 and he was a member of ISPSoft's founding team. Prior to founding ISPSoft, Hari Krishnan was a Development Manager in Network and Systems Management at Bell Laboratories, where he designed and implemented Internet protocol management products for security, discovery, and instrumentation applications from 1997 to 1999. He earned an M.S. degree in Computer Science from the University of California at Los Angeles in 1997 and a Bachelor of Technology degree from IIT Madras in 1996.

    Stephen J. Socolof has been a director of ISPSoft since April 2000.
Mr. Socolof is a Vice President in the New Ventures Group of Lucent Technologies, which is a venture incubator that creates and launches new ventures based on Bell Labs technologies. He joined Lucent in April 1996 to create and build the New Ventures Group, which has now launched over 30 companies. He also serves on the boards of several other companies affiliated with the New Ventures Group. Prior to joining Lucent, Mr. Socolof spent eight years with the management consulting firm Booz, Allen & Hamilton in the firm's innovation practice. Mr. Socolof received an M.B.A. degree from The Amos Tuck School at Dartmouth College and a B.A. degree in economics and a B.S. degree in mathematical sciences from Stanford University.

    Bart Stuck has been a director of ISPSoft since April 2000, when ISPSoft completed its Series B preferred stock financing. From 1999 to the present, Dr. Stuck has been a partner at Signal Lake Venture Fund, L.P. From 1985 to 1999, Dr. Stuck was affiliated with Business Strategies, LLC, a consulting firm founded by Dr. Stuck focusing on company stage network computing and telecommunications business opportunities. From 1972 to 1984, Dr. Stuck worked at Bell Laboratories, where he held a variety of positions. Dr. Stuck holds a ScD in Electrical Engineering (Communications and Control Theory) from the Massachusetts Institute of Technology. Dr. Stuck is a director of eight private venture-backed companies.

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

    No executive officer of ISPSoft serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the ISPSoft Board.

DIRECTOR COMPENSATION

    Except for grants of stock options, directors of ISPSoft do not generally receive compensation for services provided as a director. ISPSoft also does not pay compensation for committee participation or special assignments of the ISPSoft Board. Non-employee ISPSoft Board members are eligible for option grants pursuant to the provisions of ISPSoft's 2000 Stock Plan.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires ISPSoft's executive officers and directors and persons who own more than ten percent of a registered class of ISPSoft's equity securities ('10% Stockholders') to file with the Commission and the National Association of Securities Dealers, Inc. reports of ownership on Form 3 and reports on changes in ownership on Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are also required by Commission rules to furnish ISPSoft with copies of all applicable Section 16(a) forms that they file.

EXECUTIVE COMPENSATION

    Binay Sugla is ISPSoft's President and Chief Executive Officer and Anand Desai is ISPSoft's Executive Vice President, Sales (collectively, the 'Named Officers'). Mr. Sugla joined ISPSoft in April 2000 and Mr. Desai joined ISPSoft in August 2000 and became an officer in January 2001. Mr. Sugla earns a base salary of $180,000 per year and he has purchased 1.4 million shares of ISPSoft common stock for $140,000. Mr. Sugla paid $135,000 of this purchase price by executing a promissory note in favor of ISPSoft. Mr. Sugla also holds options to purchase 652,090 shares of common stock of ISPSoft.

    Mr. Desai earns a base salary of $160,000 per year and ISPSoft granted Mr. Desai 50,000 shares of common stock upon his starting with ISPSoft.
Mr. Desai may also exercise the right to purchase 595,230 shares of ISPSoft's common stock.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    Except as follows, none of the Named Officers have employment agreements with ISPSoft, and their employment may be terminated at any time. ISPSoft has entered into a Stock Option Agreement with Mr. Sugla, President and Chief Executive Officer of ISPSoft, which provides for certain adjustments and rights upon a merger of ISPSoft under certain circumstances. Mr. Sugla is waiving his rights to such adjustments. ISPSoft has entered into a Stock Purchase Agreement with Mr. Sugla, which provides that the vesting of Mr. Sugla's stock award under the agreement will be accelerated by one year in the event a material change to Mr. Sugla's terms of employment.


    In connection with the merger, Mr. Sugla will enter into an employment agreement with DSET. This employment agreement is contingent upon the consummation of the merger and will become effective and replace Mr. Sugla's previous agreements (described above) upon completion of the merger. For a description of these employment agreements, see 'The Merger Agreement -- Other Agreements -- Employment Agreement and Offer Letters of Employment' on page 83.


STOCK PLANS


    Pursuant to the merger agreement, DSET will assume the outstanding options to purchase shares of ISPSoft common stock. See 'The Merger Agreement -- Consideration' on page 70 for a detailed description of the assumption of these options. Each officer, employee or consultant who exerciseshis or her ISPSoft options prior to the merger will receive shares of DSET common stock upon completion of the merger. All ISPSoft officers and directors hold outstanding ISPSoft options granted under ISPSoft's stock option plan. ISPSoft has entered into a Stock Purchase Agreement with Mr. Sugla, which provides that the vesting of Mr. Sugla's stock award under the agreement will be accelerated by one year in the event a material change to Mr. Sugla's terms of employment.

ISPSOFT CERTAIN TRANSACTIONS


    ISPSoft has issued outstanding promissory notes to the following entities for the following principal amounts: (i) SGM Capital Limited, $300,000;
(ii) Lucent Technologies, Inc., $400,000; (iii) Signal Lake Venture Fund, LP, $400,000; and (iv) DSET Corporation, $500,000. SGM Capital Limited, Lucent Technologies, Inc. and Signal Lake Venture Fund, LP each own more than 5% of a class of ISPSoft's securities. See 'Security Ownership of Certain Beneficial Holders and Management of ISPSoft' on page 139. DSET will assume and repay certain outstanding indebtedness due under these loans.


    ISPSoft has issued a warrant to Anand Desai, ISPSoft's Executive Vice President, Sales, for 200,000 shares of common stock with an exercise price of $2.50 per share. Without further consideration, Mr. Desai and ISPSoft have agreed that this warrant will expire unexercised prior to the closing of the merger.

    On April 19, 2000, ISPSoft entered into an Intellectual Property Agreement with Lucent Technologies, Inc. Lucent Technologies, amongst other things, is engaged in the business of developing software solutions for Internet service providers to better manage their networks. Lucent agreed to license to ISPSoft certain software applications relating to telecommunications services valued at $200,000 in exchange for 2,000,000 shares of ISPSoft stock.

    The agreement grants ISPSoft a royalty-free and paid up, worldwide, non-transferable, perpetual license to use, modify, sell, lease or sublicense. ISPSoft agrees to indemnify and save Lucent harmless from any and all claims, suits, proceedings or demands by third parties to the extent such claims arise out of the use of this software. ISPSoft also agrees not use Lucent's trade name in connection with the software and will hold in confidence the source code and technical information related to the software.

    The software referred to above means Lucent's human and machine-readable softwre code known as ISP Network Management Software, made up of the following set of programs:

    IP NETWORK CONFIGURATOR (IPNC). A program that automates most of the tasks associated with setting up Internet routers (Internet routers direct information flow).

    NETWORK AND SERVICES ANOMALY DETECTOR (NSAD). A program for the up-front detection of performance problems in networks and services.

    FIT: EVENT CORRELATION LANGUAGE. A software program to isolate existing problems in networks.

    IP TOPOLOGY DISCOVERY. A program for detecting and identifying hardware such as routers, servers, and firewalls in networks.

    ABLE: ACTIVE MANAGEMENT FRAMEWORK. A distributed management-based technique that greatly reduces the complexity of management software.

    XNAMI: TOOLKIT FOR IMPLEMENTING DYNAMIC MIBS. A group of programs for upgrading the functionality of the management support programs 'on the fly.'

    NM VISUALIZATION TOOLKIT. A group of software programs to enable meaningful 3-D visualization of the data in network management programs.

    EE-QOS BANDWIDTH BROKER. This program provides Quality Control of parameters such as bandwidth for compliance with Service Level Agreements (SLA).

    POLICY PLANNER. This program allows high-level planning and control of various network management programs.

    SNMP-NAT. Program for the management of two or more private networks that use the same address space from a single management station.

    H.323 PROXY FOR FIREWALLS. H.323 is an International Telecommunication Union's (ITU) recommendation for visual telephone systems and equipment (video conferencing) over packet-based networks. The H.323 proxy application provides interoperability between this system and IP-based Firewalls.

    On January 29, 2001, ISPSoft entered into a Security Agreement with DSET, Lucent Technologies, Inc., Signal Lake Venture Fund, L.P. and SGM Capital Limited, as amended. Pursuant to such agreement, ISPSoft has pledged all of its assets to secure loans made in connection with such agreement.

    On January 29, 2001, ISPSoft entered into a Comprehensive Preferred Escrow Agreement with DSI Technology Escrow Services, Inc., Lucent Technologies, Inc., Signal Lake Venture Fund, L.P. and SGM Capital Limited. Under this agreement, in certain circumstances, certain of ISPSoft's assets, including source code, would be released to the other parties to the agreement.

    On June 26, 2001 ISPSoft and DSET entered into a secured promissory note agreement which superceded and replaced a $500,000 loan made on May 9, 2001. The promissory note agreement calls for four installments of $500,000, inclusive of the original $500,000 loan of May 9, 2001, to be loaned from DSET to ISPSoft at an interest rate of 8%. As of June 30, 2001 ISPSoft's loan balance to DSET was $1 million plus accrued interest of $6,000. The final two installments of $500,000 were made by DSET to ISPSoft in July and August 2001, respectively. As of August 31, 2001, the entire loan amount of $2.0 million has been dispersed to ISPSoft.

    On September 26, 2001 ISPSoft issued to DSET an additional promissory note in the aggregate principal amount of $750,000. Pursuant to the terms of such note, DSET loaned to ISPSoft $250,000 on each of September 26, 2001, October 10, 2001 and October 24, 2001.

    On November 5, 2001 ISPSoft issued to DSET an additional promissory note in the aggregate principal amount of $850,000, calling for installments of $275,000 on each of November 8, 2001 and November 21, 2001 and an installment of $300,000 on December 6, 2001. As of November 16, 2001, $275,000 of such amount either had or has been dispersed to ISPSoft. All such amounts are, or will be upon payment, secured.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS



    The following unaudited pro forma financial statements give effect to the acquisition by DSET Corporation of ISPSoft Inc. in a transaction to be accounted for as a purchase. The unaudited pro forma balance sheet is based on the individual balance sheets of DSET Corporation and ISPSoft Inc. incorporated by reference or appearing elsewhere in this joint proxy statement/prospectus and has been prepared to reflect the acquisition by DSET Corporation of ISPSoft Inc. as of September 30, 2001. The unaudited pro forma statement of operations is based on the individual statements of operations of DSET Corporation and of ISPSoft Inc. incorporated by reference or appearing elsewhere in the joint proxy statement/prospectus and combines the results of operations of DSET Corporation and ISPSoft Inc. (to be acquired by DSET Corporation on or about December 31, 2001) for the year ended December 31, 2000 and the nine months ended
September 30, 2001 as if the acquisition occurred on January 1, 2000. On
August 8, 2001 the Board of Directors of DSET declared a one-for-four reverse stock split to holders of record as of the close of trading on August 21, 2001. All references to number of shares and per share information in the unaudited pro forma financial statements have been adjusted to reflect the stock split on a retroactive basis.



    DSET expects to incur merger-related pre-tax charges covering the costs of the merger principally in the quarter in which the merger is consummated. Such pre-tax charges, which are currently estimated to be in the range of $1.7 million, will primarily consist of the direct costs of the merger, including fees to financial advisors, legal counsel and independent accountants and printing and other fees and expenses relating to holding a meeting of shareholders and preparing this joint proxy statement/prospectus. Moreover, additional unanticipated expenses may be incurred in connection with this transaction.



    The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the merger had been consummated as of the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position of DSET. No material pro forma adjustments are required to conform the financial reporting policies of DSET and ISPSoft for the periods presented. However, on a prospective basis, DSET will review the accounting practices of ISPSoft to ensure consistency with those of DSET. The pro forma financial information does not give effect to any costs savings which may result from the integration of DSET and ISPSoft operations, nor are there any tax benefits that may result from operating losses of ISPSoft.

                       DSET CORPORATION AND SUBSIDIARIES
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001



                                                  HISTORICAL                      PRO FORMA
                                           -------------------------   --------------------------------
                                             DSET(1)     ISPSOFT(1)    ADJUSTMENTS(3)        COMBINED
                                             -------     ----------    --------------        --------
                 ASSETS
Current assets:
    Cash and cash equivalents............  $17,294,360   $   133,365    $(2,350,000)(A)     $15,077,725
    Marketable securities................    1,071,011       --             --                1,071,011
    Accounts receivable..................      839,341       --             --                  839,341
    Income Taxes receivable..............      396,851       --             --                  396,851
    Prepaid licenses.....................      923,685       --             --                  923,685
    Prepaid expenses and other current
      assets.............................      836,625        22,548       (300,000)(C)         559,173
                                           -----------   -----------    -----------         -----------
        Total current assets.............   21,361,873       155,913     (2,650,000)         18,867,786
    Acquired technology, net.............      --            --           4,500,000 (B)       4,500,000
    Fixed assets, net....................    2,421,391       348,902        --                2,770,293
    Goodwill, net........................       28,507       --          10,319,789 (B)      10,348,296
    Loans to ISPSoft Inc. ...............    2,250,000       --          (2,250,000)(F)         --
    Other assets, net....................      444,642        50,262        500,000 (B)         994,904
                                           -----------   -----------    -----------         -----------
        Total assets.....................  $26,506,413   $   555,077    $10,419,789         $37,481,279
                                           -----------   -----------    -----------         -----------
                                           -----------   -----------    -----------         -----------
             LIABILITIES AND
          SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued
      expenses...........................  $ 3,790,827   $   511,639    $ 1,400,000 (C)     $   --
                                               --            --           1,000,000 (D)       6,702,466
    Accrued restructuring expenses.......    2,464,782       --             --                2,464,782
    Deferred revenues....................    3,030,343       --             --                3,030,343
    Dividend payable.....................      --            482,955       (482,955)(E)         --
    Current portion of notes payable.....      484,466     3,575,000     (2,250,000)(F)       1,809,466
    Current portion of capital lease
      obligation.........................      138,367         6,483        --                  144,850
                                           -----------   -----------    -----------         -----------
        Total current liabilities........    9,908,785     4,576,077       (332,955)         14,151,907
                                           -----------   -----------    -----------         -----------
Deferred rent............................      538,613       --             --                  538,613
Capital lease obligation.................      318,587         5,565        --                  324,152
                                           -----------   -----------    -----------         -----------
        Total liabilities................   10,765,985     4,581,642       (332,955)         15,014,672
                                           -----------   -----------    -----------         -----------
Redeemable preferred stock...............      --          4,000,000     (4,000,000)(G)         --
Commitments and contingencies
Shareholders' equity:
    Preferred stock......................      --          1,200,000     (1,200,000)(G)         --
    Common stock.........................   50,146,240     1,256,717     (1,256,717)(G)         --
                                               --            --           6,378,079 (H)         --
                                               --            --             667,100 (I)      57,191,419
    Note receivable......................      --           (135,000)       --                 (135,000)
    Deferred stock compensation..........      (13,631)     (458,095)      (184,000)(B)         --
                                                                            458,095 (G)        (197,631)
    Accumulated deficit..................  (34,208,959)   (8,890,187)     8,890,187 (G)     (34,208,959)
    Accumulated other comprehensive
      income.............................        7,701       --             --                    7,701
    less: Treasury stock.................     (190,923)   (1,000,000)     1,000,000 (G)        (190,923)
                                           -----------   -----------    -----------         -----------
        Total shareholders' equity.......   15,740,428    (8,026,565)    14,752,744          22,466,607
                                           -----------   -----------    -----------         -----------
        Total liabilities and
          shareholders' equity...........  $26,506,413   $   555,077    $10,419,789         $37,481,279
                                           -----------   -----------    -----------         -----------
                                           -----------   -----------    -----------         -----------


             See notes to Unaudited Pro Forma Financial Statements

                       DSET CORPORATION AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001



                                                  HISTORICAL                     PRO FORMA
                                          --------------------------   -----------------------------
                                            DSET(1)      ISPSOFT(1)    ADJUSTMENTS(4)     COMBINED
                                            -------      ----------    --------------     --------
Revenues:
    License revenues....................  $  2,337,019   $   --          $ --           $  2,337,019
    Service revenues....................     5,709,521       --            --              5,709,521
                                          ------------   -----------     ---------      ------------
        Total revenues..................     8,046,540       --            --              8,046,540
                                          ------------   -----------     ---------      ------------
Cost of revenues:
    License revenues....................     1,156,874       --            --              1,156,874
    Service revenues....................     4,638,762       --            --              4,638,762
                                          ------------   -----------     ---------      ------------
        Total cost of revenues..........     5,795,636       --            --              5,795,636
                                          ------------   -----------     ---------      ------------
        Gross profit....................     2,250,904       --            --              2,250,904
                                          ------------   -----------     ---------      ------------
Operating expenses:
    Sales and marketing.................     5,951,936       --            --              5,951,936
    Research and product development....     8,595,005     2,319,176        19,000 (K)    10,933,181
    General and administrative..........     4,383,867     2,017,068       100,000 (J)       --
                                               --            --             19,000 (K)     6,519,935
    Bad debt expense....................       986,708       --            --                986,708
    Amortization of goodwill and other
      intangibles.......................       273,581       --            --                273,581
    Restructuring and other charges.....    14,789,014       --            --             14,789,014
                                          ------------   -----------     ---------      ------------
        Total operating expenses........    34,980,111     4,336,244       138,000        39,454,355
                                          ------------   -----------     ---------      ------------
        Operating loss..................   (32,729,207)   (4,336,244)     (138,000)      (37,203,451)
Interest expense and other income
  (expense).............................       (26,043)     (116,924)      --               (142,967)
Interest income and realized gains and
  losses on marketable securities.......     1,363,045        14,647      (153,000)(L)     1,224,692
                                          ------------   -----------     ---------      ------------
Loss before income taxes................   (31,392,205)   (4,438,521)     (291,000)      (36,121,726)
Provision for income taxes..............       252,200       --            --                252,200
                                          ------------   -----------     ---------      ------------
Net loss................................  $(31,644,405)  $(4,438,521)    $(291,000)     $(36,373,926)
                                          ------------   -----------     ---------      ------------
                                          ------------   -----------     ---------      ------------
Dividends on Series B preferred stock...       --           (256,410)      256,410 (M)       --
                                          ------------   -----------     ---------      ------------
Net loss applicable to common
  stockholders..........................  $(31,644,405)  $(4,694,931)    $ (34,590)     $(36,373,926)
                                          ------------   -----------     ---------      ------------
                                          ------------   -----------     ---------      ------------
Net loss per common share -- basic and
  diluted...............................  $     (10.90)                                 $      (7.02)
                                          ------------                                  ------------
                                          ------------                                  ------------
Weighted average number of common shares
  and common equivalent shares
  outstanding...........................     2,903,228                                     5,184,372
                                          ------------                                  ------------
                                          ------------                                  ------------


             See notes to Unaudited Pro Forma Financial Statements

                                DSET CORPORATION
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000



                                                 HISTORICAL                     PRO FORMA
                                         --------------------------   ------------------------------
                                           DSET(1)      ISPSOFT(1)    ADJUSTMENTS(4)     COMBINED
                                           -------      ----------    --------------     --------
Revenues:
    License revenues...................  $ 32,850,731   $   --          $ --           $  32,850,731
    Service revenues...................    14,191,535       --            --              14,191,535
                                         ------------   -----------     ---------      -------------
        Total revenues.................    47,042,266       --            --              47,042,266
                                         ------------   -----------     ---------      -------------
Cost of revenues:
    License revenues...................     3,990,728       --            --               3,990,728
    Service revenues...................    11,131,206       --            --              11,131,206
                                         ------------   -----------     ---------      -------------
        Total cost of revenues.........    15,121,934       --            --              15,121,934
                                         ------------   -----------     ---------      -------------
    Gross profit.......................    31,920,332       --            --              31,920,332
                                         ------------   -----------     ---------      -------------
Operating expenses:
    Sales and marketing................    12,128,855       --            --              12,128,855
    Research and product development...    18,467,309     1,704,631        57,000 (K)     20,228,940
    General and administrative.........     6,925,389     1,294,543       400,000 (J)       --
                                              --            --             57,000 (K)      8,676,932
    Bad debt expense and other
      charges..........................    13,378,237       --            --              13,378,237
    Amortization of goodwill and other
      intangibles......................       418,736       --            --                 418,736
    Restructuring and other charges....     2,248,100       --            --               2,248,100
                                         ------------   -----------     ---------      -------------
        Total operating expenses.......    53,566,626     2,999,174       514,000         57,079,800
                                         ------------   -----------     ---------      -------------
        Operating loss.................   (21,646,294)   (2,999,174)     (514,000)       (25,159,468)
Interest expense and other income
  (expense)............................      (182,857)      --            --                (182,857)
Interest income and realized gains and
  losses on marketable securities......     2,114,159        87,004      (204,000)(L)      1,997,163
                                         ------------   -----------     ---------      -------------
Loss before income taxes...............   (19,714,992)   (2,912,170)     (718,000)       (23,345,162)
(Benefit) from income taxes............      (902,631)      --            --                (902,631)
                                         ------------   -----------     ---------      -------------
Net loss...............................  $(18,812,361)  $(2,912,170)    $(718,000)     $ (22,442,531)
                                         ------------   -----------     ---------      -------------
                                         ------------   -----------     ---------      -------------
Dividends on Series B preferred
  stock................................       --           (226,545)      226,545 (M)       --
                                         ------------   -----------     ---------      -------------
Net loss applicable to common
  stockholders.........................  $(18,812,361)  $(3,138,715)    $(491,455)     $ (22,442,531)
                                         ------------   -----------     ---------      -------------
                                         ------------   -----------     ---------      -------------
Net loss per common share -- basic and
  diluted..............................  $      (6.61)                                 $       (4.38)
                                         ------------                                  -------------
                                         ------------                                  -------------
Weighted average number of common
  shares and common equivalent shares
  outstanding..........................     2,846,959                                      5,128,103
                                         ------------                                  -------------
                                         ------------                                  -------------


             See notes to Unaudited Pro Forma Financial Statements

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS



1. These columns reflect the historical financial position and results of operations of DSET and ISPSoft.



2. For the purpose of these pro forma financial statements, equity consideration has been calculated based on Emerging Issues Task Force ('EITF') 99-12, 'Accounting for Formula Arrangements under EITF 95-19'. For this calculation, DSET used the average market price for a few days before and after the merger was agreed to and announced, June 26, 2001.



Common shares of ISPSoft at September 30, 2001 (including
  the preferred stock on an as-converted to common stock
  basis)....................................................   24,619,144
Common stock exchange ratio per share.......................     0.087648
                                                              -----------
Equivalent DSET common shares...............................    2,157,838
DSET common stock to be issued to holders of Series B
  Preferred Stock...........................................      123,306
                                                              -----------
    Total DSET common shares to be issued...................    2,281,144
DSET common stock share price based on the average closing
  price based on a few days before and after the merger was
  agreed to and announced...................................  $     2.796
                                                              -----------
    Sub-total -- DSET common stock equity consideration.....  $ 6,378,079
ISPSoft common stock options to be replaced by DSET stock
  options...................................................    2,722,510
DSET common stock exchange ratio per share..................     0.087648
                                                              -----------
DSET common stock options resulting from the conversion of
  ISP common stock options in the merger....................      238,591
Estimated fair value per option.............................  $     2.796
                                                              -----------
    Sub-total -- DSET common stock options equity
      consideration.........................................  $   667,100
Cash consideration..........................................  $ 1,000,000
Liability for earn-out payments.............................  $ 1,000,000
Estimated professional fees.................................  $ 1,700,000
                                                              -----------
    Sub-total -- Estimated payments.........................  $10,745,179
Net liabilities of ISPSoft..................................  $ 2,083,610
Additional liabilities through consummation date............  $ 1,350,000
Assumption of Lucent Promissory Note........................  $   400,000
Assumption of Signal Lake Promissory Note...................  $   400,000
Assumption of other Notes...................................  $   525,000
                                                              -----------
    Sub-total -- Net liabilities of ISPSoft.................  $ 4,758,610
    Total Consideration.....................................  $15,503,789
Pro forma adjustments relating to:
Acquired technology.........................................  $(4,500,000)
Covenant not to compete.....................................  $  (500,000)
Deferred stock compensation.................................  $  (184,000)
                                                              -----------
Preliminary goodwill........................................  $10,319,789
                                                              -----------



  Upon closing of the merger, the total consideration will be allocated to the specific identifiable tangible and intangible assets and liabilities of ISPSoft after the completion of third-party appraisals during the allocation period specified by Statement of Financial Accounting Standards No. 38, 'Accounting for Preacquisition Contingencies of Purchased Enterprises.' A preliminary allocation of the purchase price has been made to certain identifiable tangible and intangible assets based on information available to the management of DSET at the date of the preparation of the accompanying pro forma financial statements. The final purchase accounting allocation may also include certain charges to net income relating to acquired technology.

3. The following adjustments were made to the balance sheet as of September 30, 2001 to give effect to the transaction:



        A)  Cash consideration to be paid by DSET.



        B) To record the acquired technology, goodwill, covenant not to compete and deferred stock compensation.



        C) Estimated professional fees to financial advisors, legal counsel and accountants totaling $1.7 million of which $300,000 has been incurred through September 30, 2001 and recorded in prepaid expenses and other current assets.



        D) Additional consideration in cash or shares expected to be paid based on future sales from ISPSoft products. In accordance with EITF 00-19, this is recorded as a liability due the fact that the number of shares to be issued as of the announcement date is unknown.



        E) Elimination of ISPSoft dividends accrued on Series B Preferred Stock as these amounts will be converted to DSET common stock.



        F)  Elimination of amounts advanced by DSET to ISPSoft.



        G)  Elimination of the historical equity accounts of ISPSoft.



        H) Total common stock equity consideration.



        I)  Total common stock options consideration.



4. The following adjustments were made to the income statement for the nine-months ended September 30, 2001 and for the year ended December 31, 2000 to give effect to the transaction:



        J) Amortization of the covenant not to compete is based on the contractual useful life of fifteen months.



        K) Amortization of deferred stock compensation is based upon the vesting schedule of ISPSoft stock options that will be converted to DSET stock options in the merger.



        L) Reduction of interest income for the cash portion of the purchase price, assuming an effective interest rate of 6% per annum, which represents the average short-term interest earned on the Company's investment balances.



        M) Elimination of ISPSoft preferred stock dividends.



5. DSET has the option of issuing more shares to ISPSoft in order to qualify for a tax-free reorganization credit. This determination will be made at the consummation of the merger. In addition, DSET has the option of settling the earn-out in shares (as opposed to cash settlement). This determination will be made if and when such earn-out obligation is incurred. As a result, the above pro forma EPS calculation may decrease based on the number of additional shares that DSET issues to the shareholders of ISPSoft.



6. The above pro forma financial information does not reflect Statement of Financial Accounting Standards No. 142, 'Goodwill and Other Intangible Assets' ('FAS 142') that will be applied on this business combination as the consummation of this transaction will occur subsequent to July 1, 2001. In addition, the financial statements do not reflect the amortization of goodwill and acquired technology of ISPSoft based on the prior accounting policy before the release of FAS 142. Had the combined companies recorded amortization of goodwill and acquired technology based on an estimated useful life of thirty-six months, the pro forma net loss would have been as follows:



                                               YEAR ENDED       NINE MONTHS ENDED
                                            DECEMBER 31, 2000   SEPTEMBER 30, 2001
                                            -----------------   ------------------
Net loss as presented above...............     $22,442,531         $36,373,926
Amortization..............................       4,939,930           3,704,947
                                               -----------         -----------
Adjusted net loss.........................     $27,382,461         $40,078,873
Adjusted basic and diluted loss per
  share...................................     $      5.34         $      7.73

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                             AND MANAGEMENT OF DSET


    There were, as of August 31, 2001, approximately 69 holders of record and approximately 4,200 beneficial holders of DSET's common stock. The following table sets forth certain information, as of October 31, 2001, with respect to holdings of DSET's common stock by (i) each person known by DSET to be the beneficial owner of more than 5% of the total number of shares of common stock outstanding as of such date, based on currently available Schedules 13D and 13G filed with the SEC, (ii) each of DSET's directors and DSET Named Executives, and
(iii) all directors and officers as a group.


                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL         PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)               OWNERSHIP(1)           CLASS(2)
          ---------------------------------------               ------------           --------
(i)   Certain Beneficial Owners:
      FMR Corporation ......................................        286,250             10.38%
        82 Devonshire Street
        Boston, MA 02109-3614
      Martinson Family Foundation and Related Party ........        260,400(3)           9.44%
        1009 Lenox Drive
        Lawrenceville, NJ 08648
      Credit Suisse First Boston ...........................        199,637              7.24%
        11 Madison Avenue
        New York, NY 10010
      S. Daniel Shia .......................................        171,317(4)           6.21%
        5553 Perugia Circle
       San Jose, CA 95138

(ii)  Directors and DSET Named Executives:
      William P. McHale, Jr.................................        132,670(5)           4.63%
      Jacob J. Goldberg.....................................          4,583(6)           *
      C. Daniel Yost........................................          4,583(7)           *
      Andrew D. Lipman......................................          4,583(8)           *
      Bruce M. Crowell......................................         20,954(9)           *
      Jeffrey S. Gill.......................................          4,325(10)          *
(iii) All Directors and officers as a group (7 persons).....        171,698(11)          5.93%

---------

*   Less than 1%

 (1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares.

 (2) Applicable percentage of ownership for each holder is based on 2,757,200 shares of common stock outstanding on October 31, 2001, excluding 150,200 shares of common stock held in treasury upon repurchase by DSET, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after October 31, 2001.

 (3) Includes 85,400 shares of common stock held by John H. Martinson and 175,000 shares of common stock held by the Martinson Family Foundation for which Mr. Martinson serves as a trustee.

 (4) Includes 12,302 shares of common stock held by Mr. Shia's wife.

 (5) Includes 110,100 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or 60 days after such date. Includes 4,002 shares held by Mr. McHale's wife and 639 shares held by Mr. McHale's minor child.

 (6) Includes 4,583 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or 60 days after such date.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) Includes 4,583 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

 (8) Includes 4,583 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

 (9) Includes 11,094 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

(10) Includes 3,500 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

(11) See Notes 5 through 10.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                           AND MANAGEMENT OF ISPSOFT

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of October 31, 2001 certain information with respect to shares beneficially owned by (i) each person who is known by ISPSoft to be the beneficial owner of more than 5% of ISPSoft's outstanding shares of common stock, (ii) each of ISPSoft's directors, and the executive officers named in the Summary Compensation Table, and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

    Unless otherwise indicated, the address for each listed shareholder is: c/o ISPSoft Inc., 661 Shrewsbury Avenue, Shrewsbury, New Jersey 07702.

                                                                 AMOUNT
                                                               AND NATURE
                                                              OF BENEFICIAL   PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP     OF CLASS
            ------------------------------------                ---------     --------
SGM Capital Limited(1) .....................................    9,000,000      36.56%
    Guiness Flight House, P.O. Box 290
    Guernsey, GYI3RP, Singapore
Lucent Technologies, Inc.(2) ...............................    8,768,108      35.61%
    Stephen Socolof
    600 Mountain Avenue
    Murray Hill, NJ 07974
Signal Lake Venture Fund, L.P.(3) ..........................    2,256,036       9.16%
    Barton W. Stuck
    578 Post Road East
    Suite 667
    Westport, CT 06880
Binay Sugla(4)..............................................    1,752,090       7.02%
Hariharan Krishnan(5).......................................    1,029,010       4.17%
Anand Desai(6)..............................................      645,230       2.56%
All executive officers and directors as a group (5
  persons)..................................................   14,450,474      56.46%

---------

(1) The principal owners of SGM Capital Limited are GFT Directors Limited and Finistere Directors Limited, which entities share voting powers of the ISPSoft capital stock held of record by SGM Capital Limited. Keith Turberville, Managing Director of SGM Capital Limited, exercises sole voting control of the ISPSoft shares held by SGM. None of these entities or individuals own or control any interest in ISPSoft other than that interest held by SGM Capital Limited.

(2) Consists of 2,000,000 shares of common stock held of record by Lucent Technologies Inc. and 6,586,674 shares of common stock issuable upon conversion of Series B preferred stock held of record by Lucent Technologies Inc. Mr. Socolof, one of ISPSoft's directors, is a Vice President of Lucent's New Ventures Group. Mr. Socolof disclaims beneficial ownership of Lucent's shares.

(3) Represents 2,195,558 shares of common stock issuable upon conversion of Series B preferred stock held of record by Signal Lake Venture Fund, L.P. Dr. Stuck, one of our directors, is a
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    partner of Signal Lake. Barton W. Stuck and Michael Weingarten share voting control of the ISPSoft shares beneficially owned by Signal Lake. Dr. Stuck disclaims beneficial ownership of Signal Lake's shares. The general partner of Signal Lake Venture Fund, L.P. and the sole entity with voting powers of the ISPSoft capital stock held of record by Signal Lake Venture Fund, L.P. is Signal Lake, LLC. The managing members of Signal Lake, LLC are Michael E. Weingarten and The Stuck Family Limited Partnership (which has Barton W. Stuck as its General Partner). None of these entities, limited partners, or individuals own or control any other interest in ISPSoft other than that interest held by Signal Lake Venture Fund, L.P.

(4) Includes 352,090 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 2001.

(5) Includes 29,010 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 2001.

(6) Includes 595,230 shares issuable upon exercise of stock options exercisable within 60 days of October 31, 2001.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
                    MANAGEMENT OF DSET FOLLOWING THE MERGER

    The following table sets forth certain pro forma information as of October 31, 2001 as to the number of shares of DSET common stock that will be beneficially owned, assuming consummation of the merger:

     each person that beneficially owns more than 5% of the outstanding shares of DSET common stock;

     each director of DSET;

     the Chief Executive Officer and the four other most highly compensated executive officers of DSET; and

     DSET executive officers and directors as a group.

    Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them. The table below includes shares subject to options, which will be exercisable within 60 days following October 31, 2001. All percentages assume the issuance of 2,281,144 shares of DSET common stock in the merger and that the options of the particular person or group in question and no others, have been exercised.


                                                                  PRO FORMA BENEFICIAL
                                                                       OWNERSHIP
                                                              ----------------------------
                  NAME OF BENEFICIAL OWNER                    SHARES(1)        PERCENT(2)
                  ------------------------                    ---------        ----------
5% Beneficial Owners
Lucent Technologies, Inc ...................................   814,752(3)         16.17%
  c/o Stephen Socolof
  600 Mountain Avenue
  Murray Hill, NJ 07974
SGM Capital Limited ........................................   788,837            15.66%
  Guiness Flight House, P.O. Box 290
  Guernsey, GYI3RP, Singapore
FMR Corporation ............................................   286,250             5.68%
  82 Devonshire Street
  Boston, MA 02109-3614
Signal Lake Venture Fund, L.P. .............................   274,805(4)          5.45%
  c/o Barton W. Stuck
  578 Post Road East
  Suite 667
  Westport, CT 06880
Martinson Family Foundation and Related Party ..............   260,400(5)          5.17%
  1009 Lenox Drive
  Lawrenceville, NJ 08648
Directors and Named Executives
William P. McHale, Jr.......................................   132,670(6)          2.58%
Binay Sugla.................................................   153,711(7)          3.03%
Jacob J. Goldberg...........................................     4,583(8)           *
C. Daniel Yost..............................................     4,583(9)           *
Andrew D. Lipman............................................     4,583(10)          *
Arun Inam...................................................     --                 *
Carl Pavarini...............................................     --                 *
Bruce M. Crowell............................................    20,954(11)          *
Jeffrey S. Gill.............................................     4,325(12)          *
All directors and executive officers as a group (9
  individuals)..............................................   325,409(13)         6.25%


---------

*   Less than 1%
                                              (footnotes continued on next page)

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

(footnotes continued from previous page)

 (1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons named in the table have sole voting and investment power with respect to all shares.

 (2) Applicable percentage of ownership for each holder is based on (a) 5,038,344 shares of common stock (2,757,200 shares of DSET common stock outstanding as of October 31, 2001 plus 2,281,144 shares of DSET common stock to be issued to ISPSoft shareholders upon consummation of the merger), plus (b) any DSET common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after October 31, 2001.

 (3) Includes 593,215 shares of common stock to be issued upon conversion of shares of ISPSoft Series B preferred stock held by Lucent and 46,240 additional shares of common stock to be issued in connection with the merger.

 (4) Includes 197,739 shares of common stock to be issued upon conversion of shares of ISPSoft Series B preferred stock held by Signal Lake and 77,066 additional shares of common stock to be issued in connection with the merger.

 (5) Includes 85,400 shares of common stock held by John H. Martinson and 175,000 shares of common stock held by the Martinson Family Foundation for which Mr. Martinson serves as a trustee.

 (6) Includes 110,100 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or 60 days after such date. Includes 4,002 shares held by Mr. McHale's wife and 639 shares held by Mr. McHale's minor child.

 (7) Includes 31,003 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or 60 days after such date.

 (8) Includes 4,583 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or 60 days after such date.

 (9) Includes 4,583 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

(10) Includes 4,583 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

(11) Includes 11,094 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or 60 days after such date.

(12) Includes 3,500 shares of common stock underlying options, which are or may be exercisable as of October 31, 2001 or sixty days after such date.

(13) See Notes 6 through 12.

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

                       DESCRIPTION OF DSET CAPITAL STOCK

    This section summarizes the terms of DSET's capital stock. Because this summary does not address all of the information that may be important to you, you should read the more detailed provisions of DSET's certificate of incorporation and bylaws.

GENERAL


    As of the date of this joint proxy statement/prospectus, DSET is authorized to issue up to 10,000,000 shares of DSET common stock, no par value, and 5,000,000 shares of preferred stock, no par value. The issued and outstanding shares of DSET common stock are, and the shares that DSET will issue in connection with the merger will be, when authorized, approved, issued and delivered subject to the terms of the merger agreement, fully paid and nonassessable. As of October 31, 2001, approximately 2,757,200 shares of DSET common stock were issued and outstanding, held by 69 shareholders of record, and no shares of DSET preferred stock issued and outstanding.


DSET COMMON STOCK

    Each holder of DSET common stock is entitled to one vote per share of DSET common stock held of record by the holder. Holders of DSET common stock have no preemptive, redemption or conversion rights. The holders of DSET common stock are only entitled to receive dividends when and as declared by the DSET board out of funds legally available for payments of dividends. Upon DSET's liquidation, dissolution or winding up, the holders of DSET common stock may share ratably in DSET's net assets after payment of liquidating distributions to holders of DSET preferred stock, if any. The registrar and transfer agent for the DSET common stock is The American Stock Transfer and Trust Company.

DSET PREFERRED STOCK

    The DSET board has the power, without further vote of shareholders, to authorize the issuance of up to 5,000,000 shares of DSET preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of DSET preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Dividend, conversion, exchange and redemption provisions to the extent that some or all of these features may be present when shares of DSET preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of DSET common stock or for other corporate purposes.

NEW JERSEY LAW AND BYLAW PROVISIONS

    DSET is subject to the provisions of Section 14A:10A-1 through 14A:10A-6 of the New Jersey Business Corporation Act. Section 14A:10A-4 prohibits a publicly held New Jersey corporation from engaging in a 'business combination' with an 'interested shareholder' for a period of five years following that interested shareholder's stock acquisition date, unless the business combination is approved in a prescribed manner. A 'business combination' includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. In general, an 'interested shareholder' is a person who, together with affiliates and associates, owns, or within the prior five years did own, ten percent or more of the corporation's voting stock.

    DSET's bylaws provide that special meetings of the shareholders may be called by a majority of the board of directors, the chairman of the board or the president.

SHAREHOLDER RIGHTS PLAN

    On July 20, 2001, the board of directors of DSET declared a dividend of one right for each outstanding share of DSET's common stock to stockholders of record at the close of business on July 31, 2001. Each such right entitles the registered holder to purchase from DSET one one-

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

thousandth of a share of Series A Junior Participating Preferred Stock, no par value per share, at a purchase price of $20.00 in cash, subject to adjustment.

    Initially, the rights are not exercisable and will be attached to all certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock, and a distribution date will occur, upon the earlier of (i) 10 business days following the earlier of (a) the first date of a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of DSET's outstanding shares of common stock or (b) the first date on which an executive officer of DSET has actual knowledge that an Acquiring Person has become such (the 'Stock Acquisition Date'), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of common stock. The distribution date may be deferred in circumstances determined by DSET's board of directors. In addition, certain inadvertent acquisitions will not trigger the occurrence of the distribution date.

    The rights are not exercisable until the distribution date and will expire upon the close of business on July 20, 2011 unless earlier redeemed or exchanged as described below. As soon as practicable after the distribution date, separate rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by DSET's board of directors, and except for shares of common stock issued upon exercise, conversion or exchange of then outstanding options, convertible or exchangeable securities or other contingent obligations to issue shares or pursuant to any employee benefit plan or arrangement, only shares of DSET's common stock issued prior to the distribution date will be issued with rights.

    In the event that any person becomes an Acquiring Person, then, promptly following the first occurrence of such event, each holder of a right, with certain exceptions, shall thereafter have the right to receive, upon exercise, that number of shares of common stock of DSET (or, in certain circumstances, cash, property or other securities of DSET) which equals the exercise price of the right divided by 50% of the current market price per share of common stock at the date of the occurrence of such event. However, rights are not exercisable following such event until such time as the rights are no longer redeemable by DSET as described below. Notwithstanding any of the foregoing, following the occurrence of such event, all rights that are, or under certain circumstances were, beneficially owned by any Acquiring Person will be null and void.

    For example, at an exercise price of $20 per Right, each right not owned by an Acquiring Person (or by certain related parties) following such an event would entitle its holder to purchase for $20 such number of shares of DSET's common stock (or other consideration, as noted above) as equals $20 divided by one-half of the current market price of the common stock. Assuming that such common stock had a market price of $5 per share at such time, the holder of each valid right would be entitled to purchase eight shares of DSET's common stock, having a market value of 8 x $5, or $40, for $20.

    In the event that, at any time after any person becomes an Acquiring Person,
(i) DSET is consolidated with, or merged with and into, another entity and DSET is not the surviving entity of such consolidation or merger or if DSET is the surviving entity, but shares of its outstanding common stock are changed or exchanged for stock or securities (of any other person) or cash or any other property, or (ii) more than 50% of DSET's assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by 50% of the current market price of such common stock at the date of the occurrence of the event.

    For example, at an exercise price of $20 per right, each valid right following such an event would entitle its holder to purchase for $20 such number of shares of common stock of the acquiring company as equals $20 divided by one-half of the current market price of such common stock. Assuming that such common stock had a market price of $5 per share at such time, the

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

holder of each valid right would be entitled to purchase eight shares of common stock of the acquiring company, having a market value of 8 x $5, or $40, for $20.

    At any time after the occurrence of such an event, when no person owns a majority of DSET's common stock, DSET's board of directors may exchange the rights (other than rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of preferred stock (or of a share of a class or series of DSET's preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

    The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the then-current market price of the preferred stock, or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above). The number of rights associated with each share of DSET's common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

    Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to receive, when, as and if declared by DSET's board of directors, a minimum preferential quarterly dividend payment of $10 per share or, if greater, an aggregate dividend of 1000 times the dividend declared per share of DSET's common stock. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, plus an amount equal to accrued and unpaid dividends, and will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is changed or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Because of the nature of the preferred stock's dividend, liquidation and voting rights, the value of one one-thousandth of a share of preferred stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

    At any time prior to the earlier of the tenth business day (or such later date as may be determined by DSET's board of directors) after the Stock Acquisition Date, DSET may redeem the rights in whole, but not in part, at a price of $0.001 per right, payable in cash or stock. Immediately upon the redemption of the rights or such earlier time as established by DSET's board of directors in the resolution ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The rights may also be redeemable following certain other circumstances specified in the rights agreement.

    Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of DSET, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights should not be taxable to stockholders or to DSET, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) of DSET or for common stock of the acquiring company as set forth above.

    Any provision of the rights agreement, other than the redemption price, may be amended by DSET's board of directors prior to such time as the rights are no longer redeemable. Once the rights are no longer redeemable, DSET's board of director's authority to amend the rights is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

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

    The rights are intended to protect the DSET's stockholders in the event of an unfair or coercive offer to acquire DSET and to provide DSET's board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire DSET without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of DSET and its stockholders, as determined by a majority of DSET's board of directors. The rights should not interfere with any merger or other business combination approved by DSET's board of directors.

    On July 20, 2001, DSET filed a Certificate of Designations that sets forth the rights and preferences of the preferred stock underlying the rights with the New Jersey Secretary of State.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

    DSET and ISPSoft are corporations organized under the laws of New Jersey and are therefore subject to the New Jersey Business Corporation Act. However, there are differences in the charters and bylaws of DSET and ISPSoft.

CAPITALIZATION

    DSET. DSET is authorized to issue 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. On October 31, 2001, 2,757,200 shares of DSET common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. DSET's board has the authority, without shareholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of DSET common stock.


    ISPSoft. ISPSoft's capitalization as of September 30, 2001 is as follows:


                                                                    ISSUED AND
              CLASS AND SERIES OF STOCK                AUTHORIZED   OUTSTANDING
              -------------------------                ----------   -----------
Common...............................................  40,000,000    6,595,000
Series A Preferred...................................  12,000,000    9,000,000
Series B Preferred...................................   8,000,000    8,000,000

VOTING RIGHTS

    DSET. Each holder of DSET common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

    ISPSoft. Each holder of ISPSoft common stock is entitled one vote for each share and may not cumulate votes for the election of directors. Each holder of ISPSoft Series A and Series B preferred stock is entitled to the number of votes equal to the whole number of shares of common stock into which the preferred share is convertible. Until the earlier of (a) an initial public offering of ISPSoft resulting in proceeds of at least $15,000,000 the purchase price of which is not less than $2.50 per share and (b) the date on which less than 400,000 shares of preferred stock remain outstanding, holders of at least 20% of such preferred shares must approve the following actions:

     any amendment to the certificate of incorporation or bylaws that alters the voting powers, preferences or other special rights of the preferred shares;

     any authorization of, or any increase in the authorized amount of, any class of shares or series of equity securities ranking on a parity with or senior to the preferred stock in right of redemption, liquidation preference, voting or dividends;

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

     any redemption, repurchase, payment of dividends or other distributions with respect to any shares of capital stock;

     any merger, consolidation, liquidation or dissolution of ISPSoft;

     any capital expenditures in excess of $250,000 in the aggregate or any single expenditure of $125,000 in any 12 month period;

     any material change in the business of ISPSoft; or

     any mortgage, pledge or creation of any security interest in ISPSoft's intellectual property or all or substantially all of ISPSoft's assets, unless approved by ISPSoft's board of directors.

NUMBER AND CLASSIFICATION OF DIRECTORS

    DSET. The DSET bylaws provide that the DSET board shall consist of such number of directors as shall be fixed from time to time by action of the shareholders or the board, but in no event less than one, with each director serving a one-year term. The number of directors of DSET currently designated is four, which number shall increase to seven upon consummation of the merger.

    ISPSoft. The ISPSoft bylaws provide that the ISPSoft board shall consist of not less than one and not more than ten members, the number of directors to be determined from time to time by resolution of the board or by the shareholders at the annual meeting, with each director serving a one-year term. The number of directors of ISPSoft currently designated is five. The ISPSoft board consists of one member designated by Lucent Technologies, Inc., one member designated by Signal Lake Venture Fund, L.P., one member designated by the holders of its Series A preferred stock, its Chief Executive Officer, and one member designated by unanimous agreement of all of its shareholders. ISPSoft currently has four directors and one vacancy.

REMOVAL OF DIRECTORS

    DSET. Any director or the entire board may be removed from office, with or without cause, at any time by affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.

    ISPSoft. The board member designated by Lucent Technologies, Inc. may only be removed by Lucent Technologies, Inc. The board member designated by Signal Lake Venture Fund, L.P. may only be removed by Signal Lake Venture Fund, L.P. The board member designated by the holders of ISPSoft Series A preferred stock may only be removed by the holders of ISPSoft Series A preferred stock. The board member who is ISPSoft's Chief Executive Officer may only be removed by a majority of the board and the board member who is designated by the unanimous agreement of all of the ISPSoft shareholders may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares then entitled to vote at an election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    DSET. Vacancies occurring in the board may be filled by vote of a majority of the directors then in office, whether or not less than a quorum. If there are no directors in office, any shareholder may call a special meeting of shareholders for the election of directors.

    ISPSoft. Lucent Technologies, Inc., Signal Lake Venture Fund, L.P. and the Series A preferred shareholders have the exclusive right to fill vacancies in the board caused by the removal or resignation of their respective board designees. Vacancies occurring in the board resulting from the resignation or removal of the ISPSoft Chief Executive Officer or an increase in the number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum, and each director so elected shall hold office for the unexpired portion of the term of the director whose vacancy was filled and until the director's successor shall have been duly elected. A vacancy resulting from the resignation or removal of the board member who is designated by the unanimous consent of all of the ISPSoft shareholders may only be filled by the

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

unanimous consent of all of the ISPSoft shareholders then entitled to vote at an election of directors.

CHARTER AMENDMENTS

    DSET. The DSET charter provides that any amendment to Article Sixth of DSET's charter must be approved by 66 2/3% of the voting power of all of the shares entitled to vote for the election of directors, voting as a single class. Any amendment to Article Seventh of DSET's charter must be approved by 80% of the voting power of all shares entitled to vote for the election of directors, voting as a single class. All other amendment to DSET's charter must be approved by a majority of the outstanding capital stock of DSET.

    ISPSoft. The ISPSoft charter may be amended by the affirmative vote of a majority of the ISPSoft capital stock entitled to vote on such amendment, except that the ISPSoft charter may not be amended: (i) in a manner materially adverse to the holders of the Series A and Series B preferred stock without the approval of a majority in interest of the Series A and Series preferred stock voting together as a single class or (ii) in a manner that adversely affects the rights or powers of one series of preferred stock without similarly adversely affecting the rights or powers of each other series of preferred stock, without the approval of the holders of a majority interest of the series of preferred stock that is so adversely affected.

AMENDMENTS TO BYLAWS

    DSET. The board has the power to adopt, amend or repeal the bylaws. Bylaws adopted by the board may be repealed or changed and new bylaws made by the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of capital stock of DSET entitled to vote generally in the election of directors voting together as a single class, except that the shareholders of DSET may not adopt, amend or repeal any provision of Article XI of the bylaws without the affirmative vote of 80% of the voting power of all of the then outstanding shares of capital stock of DSET entitled to vote generally in the election of directors voting together as a single class. The DSET shareholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the board.

    ISPSoft. The bylaws may be altered, amended or repealed by the ISPSoft shareholders or the board. Any bylaw adopted, amended or repealed by the ISPSoft shareholders may be amended or repealed by the board, unless the resolution of the shareholders adopting such bylaw expressly reserves the right to amend or repeal it to the shareholders.

ACTION BY WRITTEN CONSENT

    DSET. DSET's charter provides that its shareholders may not take action by written consent in lieu of a meeting.

    ISPSoft. ISPSoft's bylaws provide that any action required or permitted to be taken by shareholders may be taken by written consent in lieu of a meeting.

NOTICE OF SHAREHOLDER MEETINGS

    DSET. DSET's bylaws require written notice of the hour, date and place of each annual or special meeting of the shareholders. In the case of a special meeting, shareholders must be informed of the purposes for which the meeting is called. If a shareholder will attend the meeting in person or by proxy, or provides a written waiver of the right to receive notice, notice of such meeting is not necessary.

    ISPSoft. ISPSoft's bylaws require written notice of the hour, date and place of each meeting of the shareholders. If the shareholder will attend the meeting in person or by proxy, or provides written waiver of the right to receive notice, notice of such meeting is not necessary, except when the shareholder attends the meeting to object to the transaction of any business on the grounds the meeting was not lawfully called or convened.

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

RIGHT TO CALL SPECIAL MEETING OF SHAREHOLDERS

    DSET. DSET's bylaws provide that a special meeting of the shareholders may be called by the president, chairman of the board or a majority of the board. The place, date and hour of any such special meeting shall be designated in the notice, or waiver of notice, to be sent to shareholders.

    ISPSoft. ISPSoft's bylaws provide that a special meeting of the shareholders may be called by the president or the board. The place, date and hour of any such special meeting shall be designated in the notice, or waiver of notice, to be sent to shareholders.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

    The New Jersey Business Corporation Act provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damage for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

     any breach of the director's duty of loyalty to the corporation or its shareholders;

     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

     any transaction from which the director devised an improper personal benefit.

    DSET. DSET's charter and bylaws provide that a director will not be liable to DSET or its shareholders for monetary damages for a breach of his or her fiduciary duty as a director, subject to the exceptions in the New Jersey Business Corporation Act cited above.

    ISPSoft. ISPSoft's charter provides that a director will not be liable to ISPSoft or its shareholders for monetary damages resulting from a breach of his or her fiduciary duty as a director, subject to the exceptions in the New Jersey Business Corporation Act cited above.

DIVIDENDS

    DSET. DSET's board may declare and pay dividends upon shares of DSET common stock, as provided by law, and subject to any preferential dividend rights of any outstanding preferred stock. DSET's charter gives the board discretion to establish dividend rights for any and all classes of preferred stock.

    ISPSoft. ISPSoft's board may declare and pay dividends upon shares of ISPSoft capital stock. Dividends on the common stock are subject to the preferential dividend rights of the Series A and Series B preferred stock. Dividends on the Series A preferred stock are subject to the preferential dividend rights of the Series B preferred stock.

CONVERSION

    DSET. Holders of DSET common stock have no right to convert their shares into any other shares of capital stock of DSET or any other securities.

    ISPSoft. Holders of ISPSoft common stock have no right to convert their shares into any other shares of capital stock of ISPSoft or any other securities. Holders of ISPSoft Series A and Series B preferred stock have the right to convert their preferred stock into ISPSoft common stock, at the option of the holder, at any time.

    Holders of Series A and Series B preferred stock have the right to convert their shares into a number of shares of common stock determined by dividing $0.10 and $0.50, respectively, by the then current conversion price of such shares, as calculated based on the provisions of the charter, which is currently $0.10 and $0.50 per share, respectively. Shares of Series A and Series B preferred stock automatically convert into common stock:

     upon the request of 80% of the then outstanding Series B preferred stock;
     and

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

     upon the closing of a public offering of shares of common stock at a price of at least $5.00 per share resulting in gross proceeds to ISPSoft of at least $15,000,000.

LIQUIDATION

    DSET. Upon dissolution or liquidation of DSET, whether voluntary or involuntary, holders of DSET common stock will be entitled to receive all assets of DSET available for distribution to its shareholders, subject to any preferential rights of any then outstanding preferred stock.

    ISPSoft. ISPSoft's charter provides that upon dissolution or liquidation of ISPSoft, whether voluntary or involuntary, holders of ISPSoft common stock will be entitled to receive all assets of ISPSoft available for distribution to its shareholders, subject to the preferential rights of any then outstanding Series A and Series B preferred stock. ISPSoft charter further provides that upon any liquidation, dissolution or winding up of ISPSoft, no distribution shall be made:

     to the holders of common stock until the holders of the Series A preferred stock have received $0.10 per share plus all declared and unpaid dividends on such shares of Series A preferred stock; and

     to the holders of the Series A preferred stock until the holders of the Series B preferred stock have received $0.50 per share plus all declared and unpaid dividends on such shares of Series B preferred stock.

RIGHTS IN AN ACQUISITION EVENT

    DSET. The holders of DSET common and preferred stock have no rights comparable to those of ISPSoft shareholders.

    ISPSoft. ISPSoft's charter provides that if ISPSoft enters into any transaction involving reorganization, merger, consolidation or sale, lease or other disposition of all or substantially all of its assets in which the shares of ISPSoft common stock are changed for or changed into other stock, securities or assets, then each holder of Series A and Series B preferred stock shall thereafter be entitled to receive upon such event the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of common stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A or Series B preferred stock, such shares of stock, securities or assets as such holder would have received in connection with such transaction if such holder had converted its preferred stock immediately prior to such transaction.

           PROPOSAL TO AMEND DSET'S AMENDED AND RESTATED CERTIFICATE
               OF INCORPORATION TO PROVIDE FOR A CLASSIFIED BOARD

    The board of directors of DSET is recommending a proposed amendment to DSET's Amended and Restated Certificate of Incorporation that would classify DSET's board of directors into three classes with staggered terms. Upon approval of such staggered terms of office, DSET's board of directors will appropriately amend DSET's bylaws with respect to the term of office of its board of directors.

    Because the directors of DSET will be directly affected by the staggered board proposal, they may be deemed to have an interest in the outcome of such proposal.


    Under the proposed amendment, the board of directors will be divided into three classes, each class to be as nearly equal in number as possible. If the proposed amendment is adopted, two directors will serve a term expiring at the 2002 annual meeting, two directors will serve a term expiring at the 2003 annual meeting, and three directors will serve a term expiring at the 2004 annual meeting, in each case until their respective successors are duly elected and qualified or until their earlier resignation or removal. Beginning with the 2002 annual meeting of shareholders, one class will be elected each year for a three-year term and such staggered system will be applicable to every election of directors thereafter. If this proposal is adopted, and upon consummation of the merger, the following individuals shall serve as directors for the following terms: Messrs. Pavarini and Inam shall serve a term expiring at the 2002 annual meeting, Messrs. Yost and Sugla shall serve a term expiring at the 2003 annual meeting and Messrs. Goldberg, Lipman and McHale shall serve a term expiring at the 2004 annual meeting.


    The proposed classified board amendment will significantly extend the time required to effect a change in control of the board or management and may discourage hostile takeover bids for DSET. Currently, a change in control of the board can be made by shareholders holding a plurality of the votes cast at a single annual meeting. If DSET implements a classified board of directors, it will take at least two annual meetings for even a majority of shareholders to make a change in control of the board of directors, because only a minority of the directors will be elected at each meeting.

    The classified board proposal is designed to assure continuity and stability in the board's leadership and policies. While management has not experienced any problems with such continuity and stability in the past, it wishes to ensure that unanticipated future developments will not adversely affect such continuity and stability. The board also believes that the classified board proposal will assist the board in protecting the interests of DSET's shareholders in the event of an unsolicited offer for DSET. This proposal could have the effect of deterring certain third parties from initiating proxy contests or from acquiring substantial blocks of DSET's common stock. Such proxy contests and acquisitions of substantial blocks of shares tend to increase, at least temporarily, market prices for the target company's stock. Consequently, if this proposal is approved, DSET's shareholders could be deprived of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of DSET's common stock, this proposal might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control.

    The New Jersey Business Corporation Act provides that directors chosen to fill vacancies on a classified board shall hold office until the next succeeding annual meeting of shareholders, and until their successors are elected and qualified. The New Jersey Business Corporation Act also provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may not be removed by the shareholder without cause. The Board intends that the provisions of the New Jersey Business Corporation Act regarding removal only for cause be applicable, and is not proposing to address removal in the proposed amendment. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of common stock. Under the New Jersey Business Corporation Act and the bylaws of DSET, any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors.


    DSET's current charter and bylaws contain certain other provisions that may also have an anti-takeover effect. DSET's charter currently allows the DSET board of directors to issue shares of preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any such issued shares. DSET's charter further provides that provisions of DSET's bylaws adopted by DSET's board of directors may only be amended by a supermajority vote of the shareholders. The charter further provides for the issuance of Series A Junior Participating Preferred Stock in connection with the adoption by DSET of a Shareholder Rights Plan on July 20, 2001. DSET's bylaws provide that special meetings of shareholders may be called only by a majority of DSET's board of directors, the chairman of DSET's board of directors or the president of DSET, and DSET's charter provides that DSET's shareholders may not take any action by written consent in lieu of a meeting. Such provisions are described herein under the caption 'Description of DSET Capital Stock' beginning on page 143 and 'Comparison of Shareholder Rights' beginning on page 146. The current proposal to provide for a classified board of directors is not part of a plan by DSET's management to adopt a series of such anti-takeover measures. DSET's management does not currently intend to propose other anti-takeover measures in future proxy solicitations. Although the provisions of the New Jersey Business Corporation Act permit cumulative voting, DSET has not implemented such voting provisions in its charter or bylaws.

    If the proposed amendment is approved, the text of Article Eighth of DSET's Amended and Restated Certificate of Incorporation would read as set forth below:

EIGHTH:

    1. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and one of the extra directors shall be a member of Class III, unless otherwise provided by resolution of the Board of Directors.

    2. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term expiring at the Corporation's annual meeting of shareholders held in 2002; each initial director in Class II shall serve for a term expiring at the Corporation's annual meeting of shareholders held in 2003; and each initial director in Class III shall serve for a term expiring at the Corporation's annual meeting of shareholders held in 2004; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

    3. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Authorized Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, subject to his earlier death, resignation or removal and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors in accordance with the provisions of Section 2 of this Article EIGHTH. To the extent possible, consistent with the provisions of Section 2 of this Article EIGHTH, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution of the Board of Directors.

    4. Amendments to Articles. Notwithstanding any other provisions of law, the Corporation's Amended and Restated Certificate of Incorporation, as amended, or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3%) of the votes which all the shareholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.

    The Board of Directors unanimously approved and recommends a vote 'FOR' adoption of the amendment to DSET's Amended and Restated Certificate of Incorporation to provide for a classified Board.

                                 LEGAL MATTERS

    The validity of the shares of DSET common stock to be issued in connection with the merger will be passed upon for DSET by Hale and Dorr LLP, Princeton, New Jersey. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for DSET by Hale and Dorr LLP, Princeton, New Jersey and for ISPSoft by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 610 Lincoln Street, Waltham, Massachusetts 02451.

                                    EXPERTS


    The consolidated financial statements of DSET Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this Amendment No. 4 to this joint proxy statement/prospectus on Form S-4 have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The financial statements of ISPSoft (a Development Stage Company) as of December 31, 1999 and 2000 and for the period March 30, 1999 (date of inception) to December 31, 1999 and for the year ended December 31, 2000 included in this joint proxy statement/prospectus and have been so included in reliance on the report of Amper, Politziner & Mattia, P.A. independent auditors, given on the authority of said firm as experts in auditing and accounting.

                           INCORPORATION BY REFERENCE

    We incorporate by reference in this prospectus the information contained in the following documents:


     the annual report on Form 10-K for the fiscal year ended December 31, 2000 of DSET Corporation, filed on April 2, 2001, as amended by DSET Corporation's Form 10-K/A for such fiscal year, to disclose information regarding the financial position, results of operations and cash flows of DSET Corporation and its subsidiaries;



     the quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001 of DSET Corporation filed on May 15, 2001, as amended by DSET Corporation's Form 10-Q/A for such fiscal quarter, to disclose information regarding the financial position, results of operations and cash flows of DSET Corporation and its subsidiaries;



     the quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001 of DSET Corporation filed on August 14, 2001, as amended by DSET Corporation's Form 10-Q/A for such fiscal quarter, to disclose information regarding the financial position, results of operations and cash flows of DSET Corporation and its subsidiaries;



     the quarterly report on Form 10-Q for the fiscal quarter ended
     September 30, 2001 of DSET Corporation filed on November 14, 2001, as amended by DSET Corporation's Form 10-Q/A for such fiscal quarter, to disclose information regarding the financial position, results of operations and cash flows of DSET Corporation and its subsidiaries; and


     the current report on Form 8-K of DSET Corporation filed on July 25, 2001.


    Copies of such Form 10-K/A and Form 10-Q/A for the quarter ended
September 30, 2001 have been delivered to you with this joint proxy statement/prospectus and you may obtain copies of each of the above referenced documents from us, free of cost, by contacting us at the address or telephone number provided in 'Where You Can Find More Information.'


                      WHERE YOU CAN FIND MORE INFORMATION

    DSET files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at 'http://www.sec.gov.'

    DSET filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register with the SEC the DSET common stock issuable pursuant to the merger agreement. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to DSET, ISPSoft and the DSET common stock, please refer to the registration statement, including the exhibits and schedules. You can obtain the additional information in the registration statement by contacting DSET at the following address and telephone number:

                                DSET CORPORATION
                           1160 U.S. HIGHWAY 22 EAST
                             BRIDGEWATER, NJ 08807
                          ATTENTION: BRUCE M. CROWELL
                           TELEPHONE: (908) 526-7500

    Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

    To obtain timely delivery of requested documents prior to the special meeting of DSET shareholders or the special meeting of ISPSoft shareholders, you must request them no later than December 13, 2001, which is five business days prior to the date of such meetings.

                      FINANCIAL STATEMENTS OF ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)


                                                              PAGE
                                                              ----
For the Years Ended December 31, 1999 and 2000.
    Independent Auditor's Report............................   F-2
    Balance Sheets as of December 31, 1999 and 2000.........   F-3
    Statements of Operations for the year ended December 31,
     2000, the period from inception (March 30, 1999) to
     December 31, 1999 and for the period from inception
     (March 30, 1999) to December 31, 2000..................   F-4
    Statements of Stockholders' Equity (Deficiency) for the
     period from inception (March 30, 1999) to December 31,
     2000...................................................   F-5
    Statements of Cash Flows for the year ended December 31,
     2000 the period from inception (March 30, 1999) to
     December 31, 1999 and for the period from inception
     (March 30, 1999) to December 31, 2000..................   F-6
    Notes to Financial Statements...........................   F-7

For the Nine Months Ending September 30, 2001 and 2000
  (unaudited).
    Balance Sheets as of September 30, 2001 and 2000
     (unaudited)............................................  F-17
    Statements of Operations for the nine months ended
     September 30, 2001 and 2000 (unaudited) and for the
     period from inception (March 30, 1999) to September 30,
     2001 (unaudited).......................................  F-18
    Statements of Stockholders' Equity (Deficiency) for the
     period from inception (March 30, 1999) to September 30,
     2001 (unaudited).......................................  F-19
    Statements of Cash Flows for the nine months ended
     September 30, 2001 and 2000 and for the period from
     inception (March 30, 1999) to September 30, 2001
     (unaudited)............................................  F-20
    Notes to Financial Statements (unaudited)...............  F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of ISPSOFT, INC.



    We have audited the accompanying balance sheets of ISPSoft Inc. (a Development Stage Company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficiency) and cash flows, for the year ended December 31, 2000 and for the period March 30, 1999 (date of inception) to December 31, 1999 and for the period from March 30, 1999 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISPSoft Inc. (a Development Stage Company) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period March 30, 1999 (date of inception) to December 31, 1999 and for the period from March 30, 1999 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                          /s/ AMPER, POLITZINER MATTIA P.A.



June 28, 2001
Edison, New Jersey

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                                 ----          ----
                           ASSETS
Current assets
    Cash and cash equivalents...............................  $   394,236   $    23,259
    Prepaid expenses and other current assets...............       70,109        55,200
                                                              -----------   -----------
                                                                  464,345        78,459
Property and equipment, net.................................      270,780         5,165
Other assets................................................       50,556       --
                                                              -----------   -----------
                                                              $   785,681   $    83,624
                                                              -----------   -----------
                                                              -----------   -----------
          LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
    Accounts payable........................................  $   130,593   $   --
    Accrued expenses and other current liabilities..........       59,418         5,165
    Dividend payable........................................      226,545       --
    Due to affiliate........................................       40,000       --
    Current portion of capital lease obligations............        6,096       --
                                                              -----------   -----------
                                                                  462,652         5,165
Long-term portion of capital lease obligations..............       10,854       --
                                                              -----------   -----------
        Total liabilities...................................      473,506         5,165
Series B Redeemable Convertible Preferred Stock, no par
  value, 8,000,000 shares authorized, issued and outstanding as of December 31, 2000, $4,226,545 liquidation preference
  as of December 31, 2000...................................    4,000,000       --
Stockholder's equity (deficiency)
    Common stock, no par value, 40,000,000 shares
      authorized; 6,850,000 and 100,000 shares issued and
      outstanding as of December 31, 2000 and 1999,
      respectively..........................................      680,000         5,000
    Series A Convertible Preferred Stock, no par value,
      12,000,000 shares authorized and issued, 9,000,000 and
      12,000,000 shares outstanding as of December 31, 2000
      and 1999, respectively, $900,000 and $1,200,000
      liquidation preference as of December 31, 2000 and
      1999, respectively....................................    1,200,000     1,200,000
Note receivable.............................................     (135,000)      (70,000)
Deferred compensation.......................................     (237,569)      --
Deficit accumulated during the development stage............   (4,195,256)   (1,056,541)
                                                              -----------   -----------
                                                               (2,687,825)       78,459
Less treasury stock, Series A Convertible Preferred, at
  cost, 3,000,000 shares....................................   (1,000,000)      --
                                                              -----------   -----------
Total stockholder's equity (deficiency).....................  $(3,687,825)  $    78,459
                                                              -----------   -----------
                                                              $   785,681   $    83,624
                                                              -----------   -----------
                                                              -----------   -----------

                See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                    PERIOD FROM         PERIOD FROM
                                                                     INCEPTION           INCEPTION
                                                                 (MARCH 30, 1999)    (MARCH 30, 1999)
                                            FOR THE YEAR ENDED        THROUGH             THROUGH
                                            DECEMBER 31, 2000    DECEMBER 31, 1999   DECEMBER 31, 2000
                                            -----------------    -----------------   -----------------
Revenues..................................     $  --                $  --               $  --
                                               -----------          -----------         -----------
Operating expenses
    Software development costs............       1,677,719            1,056,541           2,734,260
    General and administrative............       1,294,543             --                 1,294,543
    Depreciation expense..................          26,912             --                    26,912
                                               -----------          -----------         -----------
                                                 2,999,174            1,056,541           4,055,715
Investment income.........................          87,004             --                    87,004
                                               -----------          -----------         -----------
Net loss..................................      (2,912,170)          (1,056,541)         (3,968,711)
Dividends on Series B Preferred Stock.....        (226,545)            --                  (226,545)
                                               -----------          -----------         -----------
Net loss applicable to common
  stockholders'...........................     $(3,138,715)         $(1,056,541)        $(4,195,256)
                                               -----------          -----------         -----------
                                               -----------          -----------         -----------

                See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
      PERIOD FROM MARCH 30, 1999 (DATE OF INCEPTION) TO DECEMBER 31, 2000

                                                 PREFERRED STOCK --         TREASURY STOCK --
                            COMMON STOCK              SERIES A                   SERIES A
                        --------------------   -----------------------   ------------------------      NOTE        DEFERRED
                         SHARES      AMOUNT      SHARES       AMOUNT       SHARES       AMOUNT      RECEIVABLE   COMPENSATION
                         ------      ------      ------       ------       ------       ------      ----------   ------------
Original issuance of
 common stock for
 cash.................    100,000   $  5,000       --       $   --           --       $   --        $  --         $  --
Issuance of Series A
 Convertible Preferred
 Stock for cash, note
 receivable, software
 modules and
 consulting
 services.............     --          --      12,000,000    1,200,000       --           --          (70,000)       --
Net loss..............     --          --          --           --           --           --           --            --
                        ---------   --------   ----------   ----------   ----------   -----------   ---------     ---------
Balance at
 December 31, 1999....    100,000      5,000   12,000,000    1,200,000       --           --          (70,000)       --
Issuance of restricted
 common stock for cash
 and note
 receivable...........  1,400,000    140,000       --           --           --           --         (135,000)       --
Issuance of common
 stock for
 intellectual
 property.............  2,000,000    200,000       --           --           --           --           --            --
Redemption............     --          --          --           --       (3,000,000)   (1,000,000)     --            --
Payment on note
 receivable...........     --          --          --           --           --           --           70,000        --
Issuance of restricted
 common stock for
 stock based
 compensation.........  3,350,000    335,000       --           --           --           --           --          (335,000)
Earned portion of
 restricted stock
 compensation.........     --          --          --           --           --           --           --            97,431
Net loss..............     --          --          --           --           --           --           --            --
Preferred stock
 dividends -- Series B....    --       --          --           --           --           --           --            --
                        ---------   --------   ----------   ----------   ----------   -----------   ---------     ---------
Balance at
 December 31, 2000....  6,850,000   $680,000   12,000,000   $1,200,000   (3,000,000)  $(1,000,000)  $(135,000)    $(237,569)
                        ---------   --------   ----------   ----------   ----------   -----------   ---------     ---------
                        ---------   --------   ----------   ----------   ----------   -----------   ---------     ---------

                           DEFICIT
                         ACCUMULATED        TOTAL
                         DURING THE     STOCKHOLDER'S
                        DEVELOPMENTAL      EQUITY
                            STAGE       (DEFICIENCY)
                            -----       ------------
Original issuance of
 common stock for
 cash.................   $   --          $     5,000
Issuance of Series A
 Convertible Preferred
 Stock for cash, note
 receivable, software
 modules and
 consulting
 services.............       --          $ 1,130,000
Net loss..............    (1,056,541)     (1,056,541)
                         -----------     -----------
Balance at
 December 31, 1999....    (1,056,541)         78,459
Issuance of restricted
 common stock for cash
 and note
 receivable...........       --                5,000
Issuance of common
 stock for
 intellectual
 property.............       --              200,000
Redemption............       --           (1,000,000)
Payment on note
 receivable...........       --               70,000
Issuance of restricted
 common stock for
 stock based
 compensation.........       --              --
Earned portion of
 restricted stock
 compensation.........       --               97,431
Net loss..............    (2,912,170)     (2,912,170)
Preferred stock
 dividends -- Series B      (226,545)       (226,545)
                         -----------     -----------
Balance at
 December 31, 2000....   $(4,195,256)    $(3,687,825)
                         -----------     -----------
                         -----------     -----------

                See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                       PERIOD FROM          PERIOD FROM
                                                                        INCEPTION            INCEPTION
                                                    FOR THE YEAR     (MARCH 30, 1999)    (MARCH 30, 1999)
                                                        ENDED            THROUGH              THROUGH
                                                    DECEMBER 31,       DECEMBER 31,        DECEMBER 31,
                                                        2000               1999                2000
                                                        ----               ----                ----
Cash flows used from operating activities
    Net loss......................................   $(2,912,170)       $(1,056,541)        $(3,968,711)
    Adjustments to reconcile net income to net
      cash provided by operations
        Depreciation..............................        26,912          --                     26,912
        Amortization of deferred compensation.....        97,431          --                     97,431
        Stock issued for intellectual property....       200,000          --                    200,000
        Stock issued for consulting services......       --                 304,800             304,800
        Stock issued for software modules.........       --                 750,000             750,000
    (Increase) in
        Prepaid expenses and other assets.........       (65,465)         --                    (65,465)
    Increase in
        Accounts payable..........................       130,593          --                    130,593
        Accrued expenses..........................        54,253              5,165              59,418
        Due to affiliate..........................        40,000          --                     40,000
                                                     -----------        -----------         -----------
            Total adjustments.....................       483,724          1,059,965           1,543,689
                                                     -----------        -----------         -----------
                                                      (2,428,446)             3,424          (2,425,022)
                                                     -----------        -----------         -----------
Cash flows used for investing activities
    Purchase of property and equipment............      (275,577)            (5,165)           (280,742)
                                                     -----------        -----------         -----------
Cash flows from financing activities
    Proceeds from issuance of Series A preferred
      stock.......................................       --                  20,000              20,000
    Proceeds from issuance of Series B preferred
      stock.......................................     4,000,000          --                  4,000,000
    Proceeds from issuance of common stock........         5,000              5,000              10,000
    Redemption of Series A preferred stock........    (1,000,000)         --                 (1,000,000)
    Proceeds received from notes receivable --
      common stock................................        70,000          --                     70,000
                                                     -----------        -----------         -----------
                                                       3,075,000             25,000           3,100,000
                                                     -----------        -----------         -----------
Net change in cash and cash equivalents...........       370,977             23,259             394,236
Cash and cash equivalents -- beginning............        23,259          --                   --
                                                     -----------        -----------         -----------
Cash and cash equivalents -- ending...............   $   394,236        $    23,259         $   394,236
                                                     -----------        -----------         -----------
                                                     -----------        -----------         -----------
Supplemental disclosure of cash paid
    Interest......................................   $   --             $ --                $  --
    Income taxes..................................       --               --                   --
Noncash investing and financing activities
    Acquisition of equipment under a capital
      lease.......................................        16,950          --                     16,950
    Issuance of common stock for a note
      receivable..................................       135,000             70,000             205,000
    Issuance of common stock to employees for
      services....................................       335,000          --                    335,000
    Dividend payable on Series B preferred
      stock.......................................       226,545          --                    226,545

                See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND LIQUIDITY

    ISPSoft Inc. (the 'Company') was incorporated on March 30, 1999, in the State of New Jersey. The Company was formed to develop advanced provisioning and management applications for the carrier-grade IP service providers and medium to large scale enterprises. To date, the Company has devoted the majority of its efforts in raising capital and developing technology. The Company is in the development stage and, accordingly, the financial statements are presented in a format prescribed for a development stage company.

    The Company has incurred losses in the current period and has an accumulated deficit at December 31, 2000. The Company's primary source of funds to date has been through the issuance of securities. Management intends to continue to pursue additional financing through the issuance of securities and devoting resources to research and development of its technology. Management believes that additional capital will be raised through the issuance of securities, however, there can be no assurance that this will be completed. Without additional capital, there may be a material adverse effect on the Company's ability to continue as a going concern. Alternatively, management may elect to complete a merger or sell the Company if additional capital cannot be raised.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ENTERPRISE

    Since inception, the Company has not commenced any formal business operations. The Company is considered to be in the development stage and therefore has adopted the accounting and reporting standards of Statement of Financial Accounting Standards ('SFAS') No. 7, 'Accounting and Reporting by Development Stage Enterprises.'

USE OF ESTIMATES

    The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

    The Company maintains cash balances at financial institutions, which at times are in excess of federally insured limits. The Company has not experienced any losses in such accounts.

CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets,

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

which range from five to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or the life of the lease, which is ten years.

STOCK-BASED COMPENSATION

    SFAS No. 123, 'Accounting for Stock-based Compensation,' allows the Company to account for its employee stock-based compensation plans under APB Opinion
No. 25, 'Accounting for Stock Issued to Employees,' and the related interpretations. The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, and records deferred compensation for stock-based compensation grants based on the excess of the market value of the commons tock on the measurement date over the exercise price. The deferred compensation is amortized to expense, on a straight line basis, over the vesting period of each unit of stock-based compensation granted. If the exercise price of the stock-based compensation is equal to or exceeds the market price of the Company's stock on the date of grant, no compensation expense is recorded.

SOFTWARE DEVELOPMENT COSTS

    Research and development, which includes purchased research and development and internal costs incurred on the technology are expensed as incurred, in accordance with the provisions of SFAS No. 86, 'Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.' Pursuant to SFAS No. 86, costs are capitalized when technological feasibility of the product is established and costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development costs. As of December 31, 2000, the Company has not reached technological feasibility with any of its products.

INCOME TAXES

    The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as the occur.

NOTE 3 -- PROPERTY AND EQUIPMENT

                                                              DECEMBER 31,
                                                            -----------------
                                                              2000      1999
                                                              ----      ----
Equipment.................................................  $250,914   $5,165
Furniture and fixtures....................................    40,318     --
Leasehold improvements....................................     6,460     --
                                                            --------   ------
                                                             297,692    5,165
Less accumulated depreciation.............................    26,912     --
                                                            --------   ------
                                                            $270,780   $5,165
                                                            --------   ------
                                                            --------   ------

    Depreciation amounted to $26,912 and $0 for the periods ended December 31, 2000 and 1999, respectively.

    Equipment recorded under capital leases of $19,905 is included in property and equipment at December 31, 2000 ($17,914, net of accumulated depreciation). Depreciation expense for the period ended December 31, 2000, related to the equipment recorded under capital leases amounted to $1,991.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- INCOME TAXES

    Deferred tax attributes resulting from differences between financial accounting amounts and tax basis of assets and liabilities at December 31, follow:

                                                          2000         1999
                                                          ----         ----
Net operating loss carryforward......................  $ 1,296,000   $ 148,000
Deferred compensation................................       39,000      --
Fixed assets, primarily software development cost....      222,000     275,000
Research and development credits.....................      160,000      23,000
Other................................................       20,000      --
Valuation allowance..................................   (1,737,000)   (446,000)
                                                       -----------   ---------
Net deferred tax asset...............................  $   --        $  --
                                                       -----------   ---------
                                                       -----------   ---------

    The Company's income tax expense differs from income tax (benefit) computed at the United States federal statutory rate due to the valuation allowance on deferred tax assets.

    Based on management's estimates, the Company has provided a valuation allowance against its deferred tax assets. The Company believes uncertainty exists in generating sufficient taxable income in the future to realize these items, and accordingly, has established a valuation allowance.

    At December 31, 2000, the Company has net operating loss carryforwards for both federal and state income tax purposes of approximately $3,239,000. The net operating loss carryforwards will expire beginning in 2006, if not utilized. The Company's net operating loss carryforwards could be limited in circumstances involving a significant change in equity ownership.

NOTE 5 -- CAPITAL LEASE OBLIGATIONS

    During 2000 the Company entered into a capital lease obligation for computer equipment. Minimum payments are $752 per month, including imputed interest of 21.2% per annum. The lease matures in April 2003, and is collateralized by the related equipment, which had a net book value of $17,914 at December 31, 2000.

    The following is a schedule of future minimum lease payments for the years ending:

2001........................................................  $ 9,024
2002........................................................    9,024
2003........................................................    3,008
                                                              -------
                                                               21,056
Less interest...............................................    4,106
                                                              -------
                                                               16,950
Less current portion........................................    6,096
                                                              -------
                                                              $10,854
                                                              -------
                                                              -------

NOTE 6 -- COMMON AND PREFERRED STOCK

    The Company's Articles of Incorporation, as amended, authorize three classes of stock: common, Series A Convertible Preferred and Series B Convertible Redeemable Preferred, and designate the number of authorized shares to be 40,000,000 for common stock, 12,000,000 for Series A Convertible Preferred Stock and 8,000,000 for Series B Convertible, Redeemable Preferred Stock.

    Rights, preferences, and privileges of the various categories of stock are as follows:

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Dividends. Holders of Series B Preferred Stock are entitled to receive, when, and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends which shall accrue daily at a base rate of 8% per annum on the Liquidation Preference of such shares, $0.50 per share.

    Liquidation Rights. In the event of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the order of liquidation is as follows:

     holders of Series B Preferred Stock are first entitled to receive the Liquidation Preference of such shares, $0.50 per share, plus any accrued but unpaid dividends;

     holders of Series A Preferred Stock are then entitled to receive the Liquidation Preference of such shares, $0.10 per share, plus accrued but unpaid dividends;

     any remainder is then to be distributed ratably amount holders of the Company's common stock.

PREFERRED STOCK CONVERSION/REDEMPTION RIGHTS.

Conversion

    Both the Series A and Series B Preferred Stock ('Preferred Stock') are convertible at any time and from time to time, at the option of any holder of shares of Preferred Stock, into such number of shares of Common Stock as is determined by multiplying the number of shares to be converted by the Liquidation Preference of each share to be converted ($0.10 per share for the Series A Preferred Stock and $0.50 per share, plus accrued dividends (8% per annum accruing daily) for the Series B Preferred Stock), and dividing by the result by the Conversion Price then in effect (currently the same as the Liquidation Preference, with weighted average anti-dilution adjustments). All shares of Preferred Stock will be automatically converted at the closing of a qualifying IPO or upon the written election of the holders of at least 80% of the shares of outstanding Series B Preferred Stock.

Redemption

    On or after April 19, 2004, the Company must redeem, at the written election of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, (i) on the date specified by the holders, 1/3 of all Series B Preferred Stock outstanding on the date of such election, and (ii) on the first anniversary of such date 1/2 of the shares of Series B Preferred Stock outstanding on such date, and (iii) on the second anniversary of such date, all of the remaining shares of Series B Preferred Stock. The redemption price for each share to be redeemed shall be the Liquidation Preference for such shares ($0.50 per share, plus accrued dividends, 8% per annum accruing daily). Due to the redemption feature, which is at the election of the holder, the Series B Preferred Stock has been classified as temporary equity, which is a section between liabilities and equity.

Voting

    The holders of the shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, with each holder of Preferred Stock entitled to one vote for each shares of Conversion Stock issuable upon conversion of the Preferred Stock held by such holder at the time the vote is taken.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- STOCKHOLDERS' EQUITY

    On April 15, 1999, ISPSoft as part of its initial capitalization issued 12,000,000 shares of Series A Preferred Stock to an investor, Agrawal Naresh for a total of $1,200,000, comprised of software modules valued at $750,000, consulting services valued at $360,000 and cash of $90,000. As part of the stock purchase agreement, Mr. Naresh agreed to provide ISPSoft with certain software modules, which were being developed by Computer Consultants, Inc., an unrelated independent third party. Mr. Naresh acquired the modules from Computer Consultants, Inc. on behalf of ISPSoft for $750,000 and all rights to the source codes of these modules were transferrred to ISPSoft effective May 1, 1999.
Mr. Naresh also agreed to contract and reimburse Danucom, Inc. ('Danucom') $360,000 for software development and consultancy services to be performed during the period April 1999 through February 2000. Danucom provided invoices for the time incurred at rates, which ranged from $60 to $100 per hour. The sole shareholder of ISPSoft common at this time was a principal shareholder in Danucom. On March 1, 2000, Mr. Naresh transferred his shares of ISPSoft to SGM Capital Limited. Mr. Naresh is a principal in SGM Capital Limited. Accordingly, the value assigned is based upon the cost incurred by Mr. Naresh. These amounts were charged to operations in accordance with the provisions of SFAS 86.

    On January 10, 2000, the Company issued 2,200,000 shares of restricted common stock, valued at $0.10 per share, to various employees for no consideration. As a result, the Company recorded deferred compensation of $220,000, which is amortized over the three-year forfeiture period. Related amortization expense amounted to approximately $70,000 for the year ended December 31, 2000. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination of employment from the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date, 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date, the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no longer subject to forfeiture. As of December 31, 2000 there have been no shares earned for forfeited.

    On April 19, 2000, the following transactions took place:

     The Company's board of directors approved a 10-for-1 stock split for all stockholders of record as of that date. All share and per share information included in these financial statements have been restated to include the effects of the stock split for all periods presented.

     Lucent Technologies, an unrelated party at the time, invested $3,000,000 to acquire 6,000,000 shares of Series B Redeemable Convertible Preferred Stock and contributed intellectual property in exchange for 2,000,000 shares of common stock (see Note 6). In addition Signal Lake Venture Fund, LP, an unrelated party at the time, invested $1,000,000 to acquire 2,000,000 shares of Series B Redeemable Convertible Preferred Stock. ISPSoft and Lucent mutually agreed to the value assigned to the intellectual property of $200,000 prior to the consummation of Lucent's investment, which results in a value of $.10 per common share. This amount was charged to operations in accordance with the provisions of SFAS 86. All common stock transactions on this date were also valued at $.10 per common share. Simultaneously, the Company bought back 3,000,000 shares of Series A Preferred Stock from an investor for $1,000,000. These shares are currently held in treasury.

     The Company acquired intellectual property, valued at $200,000, in exchange for 2,000,000 shares of common stock valued at $0.10 per share.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company issued 1,400,000 shares of restricted common stock at $0.10 per share for $5,000 in cash and a note receivable in the amount of $135,000. The note bears interest at 7% per annum and payments of principal and interest are due annually through April 2005. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination of employment from the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date, 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date, the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no long subject to forfeiture. As of December 31, 2000, there have been no shares earned or forfeited.

     The Company issued 150,000 shares of restricted common stock, value at $0.10 per share, in exchange for advisory services. As a result, the Company recorded deferred compensation of $15,000, which is amortized over the three-year forfeiture period. Related amortization expense amounted to approximately $4,000 for the year ended December 31, 2000. These shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination as an advisor of the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date, 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date, the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no long subject to forfeiture. As of December 31, 2000, there have been no shares earned or forfeited. Under the provisions of EITF 96-18, the measurement date of the shares of restricted stock is the date the risk of forfeiture lapses. The common shares are initially valued at $.10 per share, the fair value at date of issuance and the Company recorded deferred compensation of $15,000, which is being amortized over the service period of three years. These shares will be subsequently remeasured each reporting period using the then applicable valuation assumptions until the measurement date occurs. Changes in the fair value of the shares will be recognized using guidance in SFAS Interpretation 28.

     The Company issued 1,000,000 shares of restricted common stock, valued at $0.10 per share, to various employees for no consideration. As a result, the Company recorded deferred compensation of $100,000, which is amortized over the three-year forfeiture period. Related amortization expense amounted to approximately $24,000 for the year ended December 31, 2000. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination of employment from the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date, 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date, the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no longer subject to forfeiture. As of December 31, 2000, there have been no shares earned or forfeited.

WARRANTS

    On August 11, 2000, the Company issued warrants, to an employee, to purchase 200,000 shares of the Company's common stock at an exercise price of $2.50. These warrants will expire on August 11, 2004, however, in the event of an initial public offering ('IPO'), the warrants will become null and void and no longer exercisable as of the IPO date. The Company must notify the

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

holder of the warrant at least 15 days prior to the consumption of such an event. As of December 31, 2000, there were no warrants exercised.

    The pro forma effect of applying the fair value method in accordance with SFAS No. 123, 'Accounting for Stock Based Compensation,' is immaterial to the Company's net loss.

STOCK OPTION PLAN

    In April 2000, the Company adopted a stock option plan providing for the granting of stock options ('Options') to key employees to purchase shares of the Company's common stock. Within certain limitations provided by the Stock Option Plan, such options may include provisions regarding vesting, exercise price, the amount of each grant and other terms as shall be approved by the board of directors or by a committee designated by the board of directors. Such options granted under the plan may included non-statutory options as well as incentive stock options ('ISOs'), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The maximum number of shares with respect to which options may be granted during any 12 month period to a participant is 100,000 shares. The Stock Option Plan, which permits up to 3,150,000 shares of the Company's common stock to be issued, terminates on April 19, 2010. Under the terms of the Stock Option Plan, each stock option shall have an exercise price at least equal to 100% of the fair market value of a share on the date of grant, or 110% of the fair market value of a share on the date of grant to an individual who owns more than ten percent of the combined voting power of all classes of outstanding stock of the Company. Each stock option shall expire on the tenth anniversary of the date of grant, or five years in the case of an ISO granted to a holder of more than ten percent of the combined voting power of all classes of outstanding stock of the Company. Shares acquired under the Stock Option Plan are subject to certain vesting and repurchase requirements.

    No options have been granted under the Stock Option Plan.

NOTE 8 -- PURCHASED RESEARCH AND DEVELOPMENT

    On April 15, 1999, the Company acquired from an investor, the right, title, and interest to certain Software Modules, including copyrights, trademarks, patents, object codes, source codes, enhancements and updates or other modifications and user manuals. As consideration for this acquisition of the Software Modules, the Company issued 7,500,000 shares of its Series A Preferred Stock. The acquisition of the Software Modules is reflected in the accompanying financial statements as research and development because technological feasibility was not established and the Software Modules have no alternative future use.

NOTE 9 -- OPERATING LEASES

    The Company leases office space under a five-year lease expiring August 2005 with a renewal option for a five-year period. Monthly payments under the current lease are approximately $22,000.

    The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2000:

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2001........................................................  $  264,000
2002........................................................     264,000
2003........................................................     264,000
2004........................................................     264,000
2005........................................................     175,000
                                                              ----------
Total minimum payments required.............................  $1,231,000
                                                              ----------
                                                              ----------

    Rent expense amounted to approximately $142,000 and $0 for the periods ended December 31, 2000 and 1999, respectively.

NOTE 10 -- EMPLOYMENT AGREEMENT

    The Company has entered into employment agreements with various key management personnel. Each agreement can be terminated with 30 days written notice. However, key personnel have received stock grants which are subject to forfeiture if employment is terminated prior to the completion of three years of service with the Company from the date of grant (see Note 7).

NOTE 11 -- RELATED PARTIES

    The Company leased consultants from a consulting services company, which is owned by one of the stockholders. The amount due to affiliates represents unpaid billings for the consulting services, which are non-interest bearing and are due on demand.

    For the years ended December 31, 2000 and 1999, the Company incurred consulting fees from this affiliate of approximately $132,000 and $305,000, respectively.

NOTE 12 -- SUBSEQUENT EVENTS

BRIDGE FINANCING

    In January through May 2001, the Company received unsecured temporary financing of approximately $1,150,000 from various stockholders and approximately $175,000 from other investors. The loans bear interest at the Prime Rate plus 3%, and mature on July 31, 2001. In the event that the Company consummates an equity financing on or prior to the maturity date, the balance shall automatically convert into the securities of the Company of the class issued in the equity financing by dividing the balance on the date of the conversion by 80% of the price per share at which the subsequent securities are sold in the offering.

STOCK PLAN

    In April 2001, the Company adopted a stock plan providing for the direct award or sale of the Company's common stock or for the granting of stock options ('Options') to purchase shares of the Company's common stock. Such options granted under the plan may include Non-statutory Options as well as Incentive Stock Options ('ISOs'), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Only employees, outside directors and consultants shall be eligible for the grant of options or the direct award or sale of shares. Only employees are eligible for the grant of ISOs. The aggregate number of shares that may be issued under the Plan (upon exercise of options or rights to acquire shares) shall not exceed 5,000,000 shares. Under the terms of the Plan, the exercise price per share of ISOs shall not be less than one hundred percent (100%) of the fair market value of a share on the date of grant, or one hundred ten percent (110%) of the fair market value of a share on the date of grant to an individual who owns more than ten percent of the combined voting power of all classes of outstanding stock of the Company. The exercise price of a Nonstatutory Option to purchase newly issued shares shall not be less than

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the par value, if any, of such shares. The Board of Directors determines the term for all Options granted, although the term cannot exceed ten years from the date of grant, or five years in the case of an ISO granted to a holder of more than ten percent of the combined voting power of all classes of outstanding stock of the Company. Shares acquired under the plan are subject to certain vesting and repurchase requirements.

    Any right to acquire Shares under the Plan (other than an option) shall automatically expire if not exercised by the purchaser within 30 days after the Company communicated the grant of such right to the purchaser.

    Subsequent to the adoption of the plan the Company granted approximately 1,181,000 options to various employees and consultants under this plan. Through the date of this report none of these options have been exercised.

                                 OPTION GRANTS

                                                                                     FAIR VALUE OF
                                                                                      UNDERLYING
                                                 TYPE OF     NUMBER OF   PER SHARE     SHARES OF
 GRANT                                           OPTION       OPTION     EXERCISE       COMMON       DEFERRED COMP.
  DATE         OPTIONEE        RELATIONSHIP       GRANT       SHARES       PRICE         STOCK          EXPENSE
  ----         --------        ------------       -----       ------       -----         -----          -------
8/11/00      Desai, Anand       Employee          Bonus       200,000      $2.50         $0.10           --
4/30/01      Sugla, Binay       Employee        Incentive     600,000      $0.10         $0.10           --
05/15/01  Arni, Ramakrishna     Employee       In Lieu of       9,120      $0.10         $0.54            4,013
                                                 Salary
05/15/01   Krishnamoorthy,      Employee       In Lieu of       9,120      $0.10         $0.54            4,013
              Venkatesan                         Salary
05/15/01  DiCuollo, Patricia    Employee       In Lieu of      15,170      $0.10         $0.54            6,675
                                                 Salary
05/15/01     Park, Edwin        Employee       In Lieu of      12,090      $0.10         $0.54            5,320
                                                 Salary
05/15/01    Cohen, Malcolm      Employee       In Lieu of      18,150      $0.10         $0.54            7,986
                                                 Salary
05/15/01    Krishnaswamy,       Employee       In Lieu of      21,320      $0.10         $0.54            9,381
              Sangeetha                          Salary
05/15/01     John, Ajita        Employee       In Lieu of      28,700      $0.10         $0.54           12,628
                                                 Salary
05/15/01    Balakrishnan,       Employee       In Lieu of      29,010      $0.10         $0.54           12,764
                Ramesh                           Salary
05/15/01      Krishnan,         Employee       In Lieu of      29,010      $0.10         $0.54           12,764
              Hariharan                          Salary
05/15/01    Nuthi, Ramesh       Employee       In Lieu of      30,550      $0.10         $0.54           13,442
                                                 Salary
05/15/01  Srinivasan, Kumar     Employee       In Lieu of      30,550      $0.10         $0.54           13,442
                                                 Salary
05/15/01     Krishnan, P.       Employee       In Lieu of      39,170      $0.10         $0.54           17,235
                                                 Salary
05/15/01     Desai, Anand       Employee       In Lieu of      45,230      $0.10         $0.54           19,901
                                                 Salary
05/15/01     Sugla, Binay       Employee       In Lieu of      52,090      $0.10         $0.54           22,920
                                                 Salary
                                                             ---------                                  -------
                                                              369,280                                   162,483
                                                             ---------                                  -------
                                                             ---------                                  -------
                   AMORTIZATION
 GRANT                PERIOD
  DATE           (STRAIGHT LINE)
  ----           ---------------
8/11/00                 --
4/30/01   1/2 vested immediately; and
          remaining options upon earlier
          of (i) April 30, 2009, or (ii)
          the achievement the following
          milestones: (a) 1/4 upon hire
          of VP of Marketing, VP of
          Engineering and CFO; and
          (b) 1/4 upon achievement of
          one million dollars
          ($1,000,000) in gross revenues
          during a fiscal year
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months
05/15/01             2 months

                                                  (table continued on next page)

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(table continued from previous page)

                                                                                     FAIR VALUE OF
                                                                                      UNDERLYING
                                                 TYPE OF     NUMBER OF   PER SHARE     SHARES OF
 GRANT                                           OPTION       OPTION     EXERCISE       COMMON       DEFERRED COMP.
  DATE         OPTIONEE        RELATIONSHIP       GRANT       SHARES       PRICE         STOCK          EXPENSE
  ----         --------        ------------       -----       ------       -----         -----          -------
05/15/01  Arni, Ramakrishna     Employee        Incentive       6,000      $0.10         $0.54            2,640
05/15/01  Asher, Damayanthi     Employee        Incentive       2,000      $0.10         $0.54              880
05/15/01    Cao, Guoliang       Employee        Incentive       2,000      $0.10         $0.54              880
05/15/01    Cohen, Malcolm      Employee        Incentive      13,200      $0.10         $0.54            5,808
05/15/01     Desai, Anand       Employee        Incentive     550,000      $0.10         $0.54          242,000
05/15/01  DiCuollo, Patricia    Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01     Garg, Sukesh       Employee        Incentive      50,000      $0.10         $0.54           22,000
05/15/01  Komarov, Alexander    Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01    Krishnaswamy,       Employee        Incentive       5,000      $0.10         $0.54            2,200
              Sangeetha
05/15/01   Krishnamoorthy,      Employee        Incentive       6,000      $0.10         $0.54            2,640
              Venkatesan
05/15/01     Lewis, Steve       Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01     Park, Brian        Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01     Park, Edwin        Employee        Incentive      10,000      $0.10         $0.54            4,400
05/15/01     Pericherla,        Employee        Incentive      10,000      $0.10         $0.54            4,400
               Krishnam
05/15/01    Rajasekharan,       Employee        Incentive      20,000      $0.10         $0.54            8,800
             Senthilkumar
05/15/01  Srinivasan, Kumar     Employee        Incentive      25,000      $0.10         $0.54           11,000
05/15/01    Wanchoo, Ajay       Employee        Incentive      15,000      $0.10         $0.54            6,600
05/15/01   Wang, Steven S.      Employee        Incentive      15,000      $0.10         $0.54            6,600
05/15/01  Zafrulla, Mohamed     Employee        Incentive       3,000      $0.10         $0.54            1,320
                  R.
                                                             ---------                                  -------
                                                              752,200                                   330,968
                                                             ---------                                  -------
                                                             ---------                                  -------
05/15/01     Kryla, Stan       Consultant      Consulting      35,200      $0.10         $0.54           17,600
                                                Services
05/15/01     Mehra, Vivek      Consultant       Advisory       25,000      $0.10         $0.54           11,000
                                                Services
                                                             ---------                                  -------
                                                               60,200                                    28,600
                                                             ---------                                  -------
                                                             ---------                                  -------
          Total Warrants                                      200,000
          Total 4/31/01 Options                               600,000
          Total 5/15/01 Options                              1,181,680


                   AMORTIZATION
 GRANT                PERIOD
  DATE           (STRAIGHT LINE)
  ----           ---------------
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             4 years
05/15/01             2 months
05/15/01             4 years

STOCK OPTIONS

    In April 2001, the Company granted an additional 600,000 options to an employee with an exercise price equal to the fair market value at that date. Through the date of this report none of these options were exercised.

LETTER OF INTENT

    In May 2001 the Company received $500,000 from an unrelated entity contemplating a merger. The Company subsequently received another $500,000 from the same entity in June 2001 and entered into a letter of intent to merge with this entity.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                                  (UNAUDITED)



                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2001          2000
                                                                 ----          ----
                           ASSETS
Current assets
    Cash and cash equivalents...............................  $   133,365   $ 1,665,163
    Prepaid expenses and other current assets...............       22,548        27,577
                                                              -----------   -----------
                                                                  155,913     1,692,740
Property and equipment, net.................................      348,902       214,046
Other assets................................................       50,262        50,557
                                                              -----------   -----------
                                                              $   555,077   $ 1,957,343
                                                              -----------   -----------
                                                              -----------   -----------

          LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
    Notes payable...........................................  $ 3,575,000   $   --
    Accounts payable........................................      210,251       160,155
    Accrued expenses and other current liabilities..........      301,388         3,517
    Dividend payable........................................      482,955       144,768
    Due to affiliate........................................           --        40,000
    Current portion of capital lease obligations............        6,483         5,783
                                                              -----------   -----------
                                                                4,576,077       354,823
Long-term portion of capital lease obligations..............        5,565        10,544
                                                              -----------   -----------
        Total liabilities...................................    4,581,642       364,767
Series B Redeemable Convertible Preferred Stock, no par
  value, 8,000,000 shares authorized, issued and outstanding as of September 30, 2001 and 2000, $4,482,955 and
  $4,144,768 liquidation preference as of September 30, 2001
  and 2000, respectively....................................    4,000,000     4,000,000
Stockholders' equity (deficiency)
    Common stock, no par value, 40,000,000 shares
      authorized; 6,636,667 and 6,850,000 shares issued and
      outstanding as of September 30, 2001 and 2000,
      respectively..........................................      658,667       680,000
    Series A Convertible Preferred Stock, no par value,
      12,000,000 shares authorized and issued, 9,000,000
      shares outstanding as of September 30, 2001 and 2000,
      $900,000 liquidation preference as of September 30,
      2001 and 2000.........................................    1,200,000     1,200,000
    Additional paid-in capital..............................      598,050       --
    Note receivable.........................................     (135,000)     (135,000)
Deferred compensation.......................................     (458,095)     (265,486)
Deficit accumulated during the development stage............   (8,890,187)   (2,886,938)
                                                              -----------   -----------
                                                               (7,026,565)   (1,407,424)
Less treasury stock, Series A Convertible Preferred, at
  cost, 3,000,000 shares....................................   (1,000,000)   (1,000,000)
                                                              -----------   -----------
        Total stockholders' equity (deficiency).............   (8,026,565)   (2,407,424)
                                                              -----------   -----------
                                                              $   555,077   $ 1,957,343
                                                              -----------   -----------
                                                              -----------   -----------



 See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



                                                                                         PERIOD FROM
                                                                                          INCEPTION
                                               FOR THE NINE         FOR THE NINE       (MARCH 30, 1999)
                                               MONTHS ENDED         MONTHS ENDED           THROUGH
                                            SEPTEMBER 30, 2001   SEPTEMBER 30, 2000   SEPTEMBER 30, 2001
                                            ------------------   ------------------   ------------------
Revenues..................................     $  --                $  --                $  --
                                               -----------          -----------          -----------
Operating expenses
    Software development costs............       2,267,185            1,019,222            5,001,445
    General and administrative............       2,017,068              710,648            3,311,611
    Depreciation expense..................          51,991               18,087               78,903
                                               -----------          -----------          -----------
                                                 4,336,244            1,747,957            8,391,959
Other (expense) income
    Interest expense......................        (116,924)            --                   (116,924)
    Investment income.....................          14,647               62,327              101,651
                                               -----------          -----------          -----------
Net loss..................................      (4,438,521)          (1,685,630)          (8,407,232)
Dividends on Series B Preferred Stock.....        (256,410)            (144,767)            (482,955)
                                               -----------          -----------          -----------
Net loss applicable to common
  Stockholders'...........................     $(4,694,931)         $(1,830,397)         $(8,890,187)
                                               -----------          -----------          -----------
                                               -----------          -----------          -----------



 See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
      PERIOD FROM MARCH 30, 1999 (DATE OF INCEPTION) TO SEPTEMBER 30, 2001
                                  (UNAUDITED)


                                                   PREFERRED STOCK            TREASURY STOCK
                            COMMON STOCK              SERIES A                   SERIES A           ADDITIONAL
                        --------------------   -----------------------   ------------------------    PAID-IN        NOTE
                         SHARES      AMOUNT      SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL     RECEIVABLE
                         ------      ------      ------       ------       ------       ------       -------     ----------
Original issuance of
 common stock for
 cash.................    100,000   $  5,000       --       $   --           --       $   --         $ --        $  --
Issuance of Series A
 Convertible Preferred
 Stock for cash, note
 receivable, software
 modules and
 consulting
 services.............     --          --      12,000,000    1,200,000       --           --           --          (70,000)
Net loss..............     --          --          --           --           --           --           --           --
                        ---------   --------   ----------   ----------   ----------   -----------    --------    ---------
Balance at
 December 31, 1999....    100,000      5,000   12,000,000    1,200,000       --           --           --          (70,000)
Issuance of restricted
 common stock for
 stock based
 compensation.........  3,350,000    335,000       --           --           --           --           --           --
Issuance of restricted
 common stock for cash
 and note
 receivable...........  1,400,000    140,000       --           --           --           --           --         (135,000)
Issuance of common
 stock for
 intellectual
 property.............  2,000,000    200,000       --           --           --           --           --           --
Redemption............     --          --          --           --       (3,000,000)   (1,000,000)     --           --
Earned portion of
 restricted stock
 compensation.........     --          --          --           --           --           --           --           --
Payment on note
 receivable...........     --          --          --           --           --           --           --           70,000
Net loss..............     --          --          --           --           --           --           --           --
Preferred stock
 dividends -- Series
 B....................     --          --          --           --           --           --           --           --
                        ---------   --------   ----------   ----------   ----------   -----------    --------    ---------
Balance at
 September 30, 2000...  6,850,000    680,000   12,000,000    1,200,000   (3,000,000)   (1,000,000)     --         (135,000)
Earned portion of
 restricted stock
 compensation.........     --          --          --           --           --           --           --           --
Net loss..............     --          --          --           --           --           --           --           --
Preferred stock
 dividends -- Series
 B....................     --          --          --           --           --           --           --           --
                        ---------   --------   ----------   ----------   ----------   -----------    --------    ---------
Balance at
 December 31, 2000....  6,850,000    680,000   12,000,000    1,200,000   (3,000,000)   (1,000,000)     --         (135,000)
Earned portion of
 restricted stock
 compensation.........     --          --          --           --           --           --           --           --
Issuance of options
 for consulting and
 advisory services....     --          --          --           --           --           --           28,600       --
Issuance of options...     --          --          --           --           --           --          571,100       --
Earned portion of
 options..............     --          --          --           --           --           --           --           --
Forfeiture of
 restricted stock.....   (233,333)   (23,333)      --           --           --           --           --           --
Forfeiture of stock
 options..............     --          --          --           --           --           --           (1,650)      --
Options exercised.....     20,000      2,000       --           --           --           --           --           --
Net loss..............     --          --          --           --           --           --           --           --
Preferred stock
 dividends -- Series
 B....................     --          --          --           --           --           --           --           --
                        ---------   --------   ----------   ----------   ----------   -----------    --------    ---------
Balance at
 September 30, 2001...  6,636,667   $658,667   12,000,000   $1,200,000   (3,000,000)  $(1,000,000)   $598,050    $(135,000)
                        ---------   --------   ----------   ----------   ----------   -----------    --------    ---------
                        ---------   --------   ----------   ----------   ----------   -----------    --------    ---------
                                          DEFICIT
                                        ACCUMULATED        TOTAL
                                        DURING THE     STOCKHOLDERS'
                          DEFERRED     DEVELOPMENTAL      EQUITY
                        COMPENSATION       STAGE       (DEFICIENCY)
                        ------------       -----       ------------
Original issuance of
 common stock for
 cash.................   $  --          $   --          $     5,000
Issuance of Series A
 Convertible Preferred
 Stock for cash, note
 receivable, software
 modules and
 consulting
 services.............      --              --            1,130,000
Net loss..............      --           (1,056,541)     (1,056,541)
                         ---------      -----------     -----------
Balance at
 December 31, 1999....      --           (1,056,541)         78,459
Issuance of restricted
 common stock for
 stock based
 compensation.........    (335,000)         --              --
Issuance of restricted
 common stock for cash
 and note
 receivable...........      --              --                5,000
Issuance of common
 stock for
 intellectual
 property.............      --              --              200,000
Redemption............      --              --           (1,000,000)
Earned portion of
 restricted stock
 compensation.........      69,514          --               69,514
Payment on note
 receivable...........      --              --               70,000
Net loss..............      --           (1,685,630)     (1,685,630)
Preferred stock
 dividends -- Series
 B....................      --             (144,767)       (144,767)
                         ---------      -----------     -----------
Balance at
 September 30, 2000...    (265,486)      (2,886,938)     (2,407,424)
Earned portion of
 restricted stock
 compensation.........      27,917          --               27,917
Net loss..............      --           (1,226,540)     (1,226,540)
Preferred stock
 dividends -- Series
 B....................      --              (81,778)        (81,778)
                         ---------      -----------     -----------
Balance at
 December 31, 2000....    (237,569)      (4,195,256)     (3,687,825)
Earned portion of
 restricted stock
 compensation.........      80,972          --               80,972
Issuance of options
 for consulting and
 advisory services....     (28,600)         --              --
Issuance of options...    (571,100)         --              --
Earned portion of
 options..............     273,219          --              273,219
Forfeiture of
 restricted stock.....      23,333          --              --
Forfeiture of stock
 options..............       1,650          --              --
Options exercised.....      --              --                 2000
Net loss..............      --           (4,438,521)     (4,438,521)
Preferred stock
 dividends -- Series
 B....................      --             (256,410)       (256,410)
                         ---------      -----------     -----------
Balance at
 September 30, 2001...   $(458,095)     $(8,890,187)    $(8,026,565)
                         ---------      -----------     -----------
                         ---------      -----------     -----------


                See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)



                                                                                          PERIOD FROM
                                                                                           INCEPTION
                                               FOR THE NINE         FOR THE NINE        (MARCH 30, 1999)
                                               MONTHS ENDED         MONTHS ENDED            THROUGH
                                            SEPTEMBER 30, 2001   SEPTEMBER 30, 2000    SEPTEMBER 30, 2001
                                            ------------------   ------------------    ------------------
Cash flows used from operating activities
    Net loss..............................     $(4,438,521)         $(1,685,630)           $(8,407,232)
                                               -----------          -----------            -----------
    Adjustments to reconcile net income to
      net cash provided by operations
        Depreciation......................          51,991               18,087                 78,902
        Amortization of deferred
          compensation....................         354,192               69,514                451,623
        Stock issued for intellectual
          property........................        --                    200,000                200,000
        Stock issued for consulting
          services........................        --                   --                      304,800
        Stock issued for software
          modules.........................        --                   --                      750,000
    Decrease (increase) in
      Prepaid expenses and other assets...          47,855              (22,935)               (17,610)
    Increase in
        Accounts payable..................          79,658              160,155                210,251
        Accrued expenses..................         241,970               (1,648)               301,389
        Due to affiliate..................         (40,000)              40,000              --
                                               -----------          -----------            -----------
            Total adjustments.............         735,666              463,173              2,279,355
                                               -----------          -----------            -----------
                                                (3,702,855)          (1,222,456)            (6,127,877)
                                               -----------          -----------            -----------
Cash flows used for investing activities
    Purchase of property and equipment....        (130,113)            (210,640)              (410,855)
                                               -----------          -----------            -----------
Cash flows from financing activities
    Proceeds from notes payable...........       3,575,000             --                    3,575,000
    Proceeds from issuance of Series A
      Preferred stock.....................        --                   --                       20,000
    Proceeds from the sale of Series B
      Preferred stock.....................        --                  4,000,000              4,000,000
    Capital lease payments................          (4,903)            --                       (4,903)
    Proceeds from issuance of common
      stock...............................           2,000                5,000                 12,000
    Redemption of Series A Preferred
      stock...............................        --                 (1,000,000)            (1,000,000)
    Proceeds received from notes
      receivable -- common stock..........        --                     70,000                 70,000
                                               -----------          -----------            -----------
                                                 3,572,097            3,075,000              6,672,097
                                               -----------          -----------            -----------
Net change in cash and cash equivalents...        (260,871)           1,641,904                133,365
Cash and cash equivalents -- beginning....         394,236               23,259              --
                                               -----------          -----------            -----------
Cash and cash equivalents -- ending.......     $   133,365          $ 1,665,163            $   133,365
                                               -----------          -----------            -----------
                                               -----------          -----------            -----------
Supplemental disclosure of cash paid
    Interest..............................     $  --                $  --                  $ --
    Income taxes..........................        --                   --                    --
Noncash investing and financing activities
    Acquisition of equipment under a
      capital lease.......................        --                     16,950                 16,950
    Issuance of common stock for a note
      receivable..........................        --                    135,000                205,000
    Issuance of common stock to employees
      for services........................        --                    335,000                335,000
    Dividend payable on Series B Preferred
      stock...............................         256,410              144,767                482,955


                See accompanying notes to financial statements.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)



NOTE 1 -- BUSINESS AND LIQUIDITY



    ISPSoft Inc. (the 'Company') was incorporated on March 30, 1999, in the State of New Jersey. The Company was formed to develop advanced provisioning and management applications for carrier-grade IP service providers and medium to large scale enterprises. To date, the Company has devoted the majority of its efforts in raising capital and developing technology. The Company is in the development stage and, accordingly, the financial statements are presented in a format prescribed for a development stage company.



    On June 26, 2001, the Company entered into an Agreement and Plan of Merger with an unrelated entity. If the merger is not consummated, due to the Company not fulfilling its commitments according to the agreement, the Company will be assessed a termination fee of $2,000,000 plus certain documentable expenses of the non-breaching party.



    The Company has incurred losses in the current period and has an accumulated deficit at September 30, 2001. The Company's primary source of funds to date has been through the issuance of securities and borrowed funds. Management intends to consummate the above mentioned merger and continue devoting resources to research and development of its technology. Management believes that the merger will be consummated, however, there can be no assurance that this will be completed. Without additional capital, or the consummation of the above mentioned merger, there may be a material adverse effect on the Company's ability to continue as a going concern.



    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DEVELOPMENT STAGE ENTERPRISE



    Since inception, the Company has not commenced any formal business operations. The Company is considered to be in the development stage and therefore has adopted the accounting and reporting standards of Statement of Financial Accounting Standards ('SFAS') No. 7, 'Accounting and Reporting by Development Stage Enterprises.'



USE OF ESTIMATES



    The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.



CONCENTRATIONS OF CREDIT RISK



    The Company maintains cash balances at financial institutions, which at times are in excess of federally insured limits. The Company has not experienced any losses in such accounts.



CASH EQUIVALENTS



    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or the life of the lease, which is ten years.



STOCK-BASED COMPENSATION



    SFAS No. 123, 'Accounting for Stock-based Compensation,' allows the Company to account for its employee stock-based compensation plans under APB Opinion
No. 25 'Accounting for Stock Issued to Employees' and the related interpretations. The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, and records deferred compensation for stock-based compensation grants based on the excess of the market value of the common stock on the measurement date over the exercise price. The deferred compensation is amortized to expense, on a straight line basis, over the vesting period of each unit of stock-based compensation granted. If the exercise price of the stock-based compensation is equal to or exceeds the market price of the Company's stock on the date of grant, no compensation expense is recorded.



SOFTWARE DEVELOPMENT COSTS



    Research and development, which includes purchased research and development and internal costs incurred on the technology are expensed as incurred, in accordance with the provisions of SFAS No. 86, 'Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.' Pursuant to SFAS No. 86, costs are capitalized when technological feasibility of the product is established and costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development costs. On September 30, 2001, the Company reached technological feasibility with one of its products and accordingly commenced capitalization of related costs.



INCOME TAXES



    The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as they occur.



NOTE 3 -- PROPERTY AND EQUIPMENT



                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                                ----       ----
Equipment...................................................  $371,242   $199,315
Furniture and fixtures......................................    50,103     26,357
Leasehold improvements......................................     6,461      6,461
                                                              --------   --------
                                                               427,806    232,133
Less accumulated depreciation...............................    78,904     18,087
                                                              --------   --------
                                                              $348,902   $214,046
                                                              --------   --------
                                                              --------   --------

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



    Depreciation amounted to $51,991 and $18,087 for the nine months ended September 30, 2001 and 2000, respectively.



    Equipment recorded under capital leases of $19,905 is included in property and equipment at September 30, 2001 ($14,930 net of accumulated depreciation). Depreciation expense for the nine months ended September 30, 2001, related to the equipment recorded under capital leases amounted to $2,985.



NOTE 4 -- INCOME TAXES



    Deferred tax attributes resulting from differences between financial accounting amounts and tax basis of assets and liabilities at September 30, follow:



                                                                 2001         2000
                                                                 ----         ----
Net operating loss carryforward.............................  $3,064,000   $   807,000
Deferred compensation.......................................     109,000        28,000
Fixed assets, primarily software development costs..........     132,000       264,000
Research and development credits............................     160,000        23,000
Other.......................................................      52,000       --
Valuation allowance.........................................  (3,517,000)   (1,122,000)
                                                              ----------   -----------
Net deferred tax asset......................................  $   --       $   --
                                                              ----------   -----------
                                                              ----------   -----------



    The Company's income tax expense differs from income tax (benefit) computed at the U.S. federal statutory rate due to the valuation allowance on deferred tax assets.



    Based on management's estimates, the Company has provided a valuation allowance against its deferred tax assets. The Company believes uncertainty exists in generating sufficient taxable income in the future to realize these items, and accordingly, has established a valuation allowance.



    At September 30, 2001, the Company has net operating loss carryforwards for both federal and state income tax purposes of approximately $7,660,332. The net operating loss carryforwards will expire beginning in 2006, if not utilized. The Company's net operating loss carryforwards could be limited in circumstances involving a significant change in equity ownership.



NOTE 5 -- NOTES PAYABLES



    In January through June 2001, the Company received unsecured temporary financing of approximately $1,150,000 from various stockholders and approximately $175,000 from other investors. The loans bear interest at the prime rate plus 3%, and mature on November 30, 2001. In the event that the Company consummates an equity financing on or prior to the maturity date, the balance shall automatically convert into the securities of the Company of the class issued in the equity financing by dividing the balance on the date of the conversion by 80% of the price per share at which the subsequent securities are sold in the offering.



    On June 26, 2001, simultaneously with the execution of the Merger Agreement (see Note 1), the Company signed a $2,000,000 promissory note, to the acquiring entity, which replaced a $500,000 note issued on May 9, 2001. The Company received $1,000,000 in June 2001 and $500,000 in both July, 2001 and August, 2001. The note bears interest at 8% and matures on the earlier of (i)
October 31, 2001, unless the failure to close the transactions contemplated by the Agreement and Plan of Merger is caused by the failure of the holder to obtain shareholder approval, in which case the note shall be due and payable on January 31, 2002, (ii) the date the Company determines not to enter into the acquisition by the investing entity and the Company consummates an equity

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



financing that results in aggregate gross proceeds of at least $2,000,000. The note is secured by all the assets of the Company.



    On September 26, 2001, the Company signed a $750,000 promissory note, to the acquiring entity. As of September 30, 2001, the Company had received $250,000. The remaining balance of $500,000 is to be received in increments of $250,000 on both October 10, 2001 and October 24, 2001. The note bears interest at 8% and matures the earlier of (i) November 30, 2001, unless the failure to close the transactions contemplated by the Agreement and the Plan of Merger is caused by the failure of the holder to obtain proper shareholder approval, in which case the note shall be due and payable on January 31, 2002, (ii) the date the Company determines not to enter into the acquisition by the investing entity and the Company consummates an equity financing that results in aggregate gross proceeds of at least $2,000,000. The note is secured by all the assets of the Company.



NOTE 6 -- CAPITAL LEASE OBLIGATIONS



    During 2000, the Company entered into a capital lease obligation for computer equipment. Minimum payments are $752 per month, including imputed interest of 21.2% per annum. The lease matures in April 2003, and is collateralized by the related equipment, which had a net book value of $14,930 at September 30, 2001.



    The following is a schedule of future minimum lease payments for the 12 months ending September 30,:



2002.......................................................  $ 8,273
2003.......................................................    6,017
                                                             -------
                                                              14,290
Less interest..............................................    2,242
                                                             -------
                                                              12,048
Less current portion.......................................    6,483
                                                             -------
                                                             $ 5,565
                                                             -------
                                                             -------



NOTE 7 -- COMMON AND PREFERRED STOCK



    The Company's Articles of Incorporation, as amended, authorize three classes of stock: common, Series A Convertible Preferred and Series B Convertible, Redeemable Preferred, and designate the number of authorized shares to be 40,000,000 for common stock, 12,000,000 for Series A Convertible Preferred and 9,000,000 for Series B Convertible, Redeemable Preferred.



    Rights, preferences, and privileges of the various categories of stock are as follows:



        Dividends. Holders of Series B Preferred Stock are entitled to receive, when, and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends which shall accrue daily at a base rate of 8% per annum on the Liquidation Preference of such shares, $0.50 per share.



        Liquidation Rights. In the event of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the order of liquidation is as follows:



         holders of Series B Preferred Stock are first entitled to receive the Liquidation Preference of such shares, $0.50 per share, plus any accrued but unpaid dividends,



         holders of Series A Preferred Stock are then entitled to receive the Liquidation Preference of such shares, $0.10 per share, plus accrued but unpaid dividends,

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



         any remainder is then to be distributed ratably among holders of the Company's common stock.



PREFERRED STOCK CONVERSION/REDEMPTION RIGHTS:



Conversion



    Both the Series A and Series B Preferred Stock ('Preferred Stock') are convertible at any time and from time to time, at the option of any holder of shares of Preferred Stock, into such number of shares of Common Stock as is determined by multiplying the number of shares to be converted by the Liquidation Preference of each share to be converted ($0.10 per share for the Series A Preferred and $0.50 per share, plus accrued dividends (8% per annum accruing daily) for the Series B Preferred), and dividing by the result by the Conversion Price then in effect (currently the same as the Liquidation Preference, with weighted average anti-dilution adjustments). All shares of Preferred Stock will be automatically converted at the closing of a qualifying IPO or upon the written election of the holders of at least 80% of the shares of outstanding Series B Stock.



Redemption



    On or after April 19, 2004, the Company must redeem, at the written election of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, (i) on the date specified by the holders, 1/3rd of all Series B Preferred outstanding on the date of such election, and (ii) on the first anniversary of such date 1/2 of the shares of Series B Preferred outstanding on such date, and (iii) on the second anniversary of such date, all of the remaining shares of Series B Preferred Stock. The redemption price for each share to be redeemed shall be the Liquidation Preference for such shares ($0.50 per share, plus accrued dividends, 8% per annum accruing daily). Due to the redemption feature, which is at the election of the holder, the Series B Preferred Stock has been classified as temporary equity, which is a section between liabilities and equity.



Voting



    The holders of the shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class, with each holder of Preferred Stock entitled to one vote for each share of Conversion Stock issuable upon conversion of the Preferred Stock held by such holder at the time the vote is taken.



NOTE 8 -- STOCKHOLDERS' EQUITY



    On April 15, 1999, ISPSoft as part of its initial capitalization issued 12,000,000 shares of Series A Preferred Stock to an investor, Agrawal Naresh for a total of $1,200,000, comprised of software modules valued at $750,000, consulting services valued at $360,000 and cash of $90,000. As part of the stock purchase agreement, Mr. Naresh agreed to provide ISPSoft with certain software modules, which were being developed by Computer Consultants, Inc., an unrelated independent third party. Mr. Naresh acquired the modules from Computer Consultants, Inc. on behalf of ISPSoft for $750,000 and all rights to the source codes of these modules were transferred to ISPSoft effective May 1, 1999. Mr. Naresh also agreed to contract and reimburse Danucom, Inc. ('Danucom') $360,000 for software development and consultancy services to be performed during the period April 1999 through February 2000. Danucom provided invoices for the time incurred at rates, which ranged from $60 to $100 per hour. The sole shareholder of ISPSoft common at this

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



time was a principal shareholder in Danucom. On March 1, 2000, Mr. Naresh transferred his shares of ISPSoft to SGM Capital Limited. Mr. Naresh is a principal in this entity. Accordingly, the value assigned is based upon the cost incurred by Mr. Naresh. These amounts were charged to operations in accordance with the provisions of SFAS 86.



    On January 10, 2000, the Company issued 2,200,000 shares of restricted common stock, valued at $0.10 per share, to various employees for no consideration. As a result the Company recorded deferred compensation of $220,000, which is amortized over the three-year forfeiture period. Related amortization expense amounted to approximately $55,000 and $52,000 for the nine months ended September 30, 2001 and 2000, respectively. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination of employment from the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no longer subject to forfeiture. As of September 30, 2001 and 2000 there have been approximately 1,253,000 and -0-shares earned, respectively, and no shares were forfeited.



    On April 19, 2000, the following transaction took place:



     The Company's Board of Directors approved a 10 for 1 stock split for all stockholders of record as of that date. All share and per share information included in these financial statements have been restated to include the effects of the stock split for all periods presented.



     Lucent Technologies, an unrelated party at the time, invested $3,000,000 to acquire 6,000,000 shares of Series B Redeemable Convertible Preferred Stock and contributed intellectual property in exchange for 2,000,000 shares of common stock (see Note 9). In addition Signal Lake Venture Fund, LP, an unrelated party at the time, invested $1,000,000 to acquire 2,000,000 shares of Series B Redeemable Convertible Preferred Stock. ISPSoft and Lucent mutually agreed to the value assigned to the intellectual property of $200,000 prior to the consummation of Lucent's investment, which results in a value of $.10 per common share. This amount was charged to operations in accordance with the provisions of SFAS 86. All common stock transactions on this date were also valued at $.10 per common share. Simultaneously, the Company bought back 3,000,000 shares of Series A Preferred Stock from an investor for $1,000,000. These shares are currently held in treasury.



     The Company issued 1,400,000 shares of restricted common stock at $0.10 per share for $5,000 in cash and a note receivable in the amount of $135,000. The note bears interest at 7% per annum and payments of principal and interest are due annually through April 2005. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination of employment from the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no longer subject to forfeiture. As of September 30, 2001and 2000 there have been approximately 681,000 and -0-shares earned, respectively, and no shares were forfeited.



     The Company issued 150,000 shares of restricted common stock, valued at $0.10 per share, in exchange for advisory services. As a result the Company recorded deferred compensation

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



     of $15,000, which is amortized over the three-year forfeiture period. Related amortization expense amounted to approximately $3,800 and $2,200 for the nine months ended September 30, 2001 and 2000. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination as an advisor for the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no longer subject to forfeiture. As of September 30, 2001 and 2000 there have been approximately 73,000 and -0- shares earned, respectively, and no shares were forfeited. Under the provisions of EITF 96-18, the measurement date of the shares of restricted stock is the date the risk of forfeiture lapses. The common shares are initially valued at $.10 per share, the fair value at date of issuance and the Company recorded deferred compensation of $15,000, which is being amortized over the service period of three years. These shares will be subsequently remeasured each reporting period using the then applicable valuation assumptions until the measurement date occurs. Changes in the fair value of the shares will be recognized using guidance in SFAS Interpretation 28.



     The Company issued 1,000,000 shares of restricted common stock, valued at $0.10 per share, to various employees for no consideration. As a result the Company recorded deferred compensation of $100,000, which is amortized over the three-year forfeiture period. Related amortization expense amounted to approximately $22,000 and $15,000 for the nine months ended September 30, 2001 and 2000. The shares were fully vested upon issuance but are subject to forfeiture during the following three-year period in the event of termination of employment from the Company, for any reason, with or without cause. If the termination occurs on or before the first anniversary from the grant date 100% of the shares are subject to forfeiture for no consideration. If the termination occurs after the first anniversary from the grant date the shares are subject to forfeiture on a pro-rata basis, based on a 36-month vesting period. The shares are held in escrow and released as they are no longer subject to forfeiture. As of September 30, 2001 and 2000 there have been approximately 487,000 and - 0- shares earned and 233,000 and -0- shares were forfeited, respectively.



WARRANTS



    On August 11, 2000, the Company issued warrants, to an employee, to purchase 200,000 shares of the Company's common stock at an exercise price of $2.50. These warrants will expire on August 11, 2004, however, in the event of an initial public offering ('IPO') the warrants will become null and void and no longer exercisable as of the IPO date. The Company must notify the holder of the warrant at least 15 days prior to the consumption of such an event. As of September 30, 2001, there were no warrants exercised.



    The proforma effect of applying the fair value method in accordance with SFAS No. 123 'Accounting for Stock Based Compensation' is immaterial to the Company's net loss.



STOCK OPTION PLAN



    In April 2000, the Company adopted a stock option plan providing for the granting of stock options ('Options') to key employees to purchase shares of the Company's common stock. Within certain limitations provided by the Stock Option Plan, such options may include provisions regarding vesting, exercise price, the amount of each grant and other terms as shall be approved

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



by the Board of Directors or by a committee designated by the Board of Directors. Such options granted under the Plan may include Non-statutory Options as well as Incentive Stock Options ('ISOs'), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The maximum number of shares with respect to which options may be granted during any 12 month period to a participant is one hundred thousand shares (100,000). The Stock Option Plan, which permits up to 3,150,000 shares of the Company's common stock to be issued, terminates on April 19, 2010. Under the terms of the Plan, each stock option shall have an exercise price at least equal to one hundred percent (100%) of the fair market value of a share on the date of grant, or one hundred ten percent (110%) of the fair market value of a share on the date of grant to an individual who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company. Each stock option shall expire on the tenth anniversary of the date of grant, or five years in the case of an ISO granted to a holder of more than 10% of the combined voting power of all classes of outstanding stock of the Company. Shares acquired under the Plan are subject to certain vesting and repurchase requirements.



    No options have been granted under the Stock Option Plan.



STOCK PLAN



    In April 2001, the Company adopted a stock plan providing for the direct award or sale of the Company's common stock or for the granting of stock options ('Options') to purchase shares of the Company's common stock. Such options granted under the Plan may include Non-statutory Options as well as Incentive Stock Options ('ISOs'), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Only employees, outside directors and consultants shall be eligible for the grant of options or the direct award or sale of shares. Only employees are eligible for the grant of ISOs. The aggregate number of shares that may be issued under the Plan (upon exercise of options or rights to acquire shares) shall not exceed 5,000,000 shares. Under the terms of the Plan, the exercise price per share of ISOs shall not be less than one hundred percent (100%) of the fair market value of a share on the date of grant, or one hundred ten percent (110%) of the fair market value of a share on the date of grant to an individual who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company. The exercise price of a Nonstatutory Option to purchase newly issued shares shall not be less than the par value, if any, of such shares. The Board of Directors determines the term for all Options granted, although the term cannot exceed ten years from the date of grant, or five years in the case of an ISO granted to a holder of more than 10% of the combined voting power of all classes of outstanding stock of the Company. Shares acquired under the Plan are subject to certain vesting and repurchase requirements.



    Any right to acquire shares under the Plan (other than an option) shall automatically expire if not exercised by the purchaser within 30 days after the Company communicated the grant of such right to the purchaser.



    On May 15, 2001, the following transaction took place under the Plan:



     The Company granted approximately 369,000 options to various employees, to purchase shares of the Company's common stock at an exercise price of $0.10 per share, in exchange for their services. As a result, the Company has recorded compensation expense of $162,000 in relation to these options. These options will expire on May 14, 2011. As of September 30, 2001, all of these options were vested and 20,000 options were exercised and 19,000 were forfeited.



     The Company granted approximately 752,000 options to various employees, to purchase shares of the Company's common stock at an exercise price of $0.10 per share. As a result,

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



     the Company recorded deferred compensation of $331,000 which is amortized over the four year vesting period. Amortization for the period ended September 30, 2001 was approximately $89,000. These options will expire on May 14, 2011. As of September 30, 2001, approximately 5,500 of these options were vested, 3,750 were forfeited and no options were exercised.



    The proforma effect of applying the fair value method in accordance with SFAS No. 123 'Accounting for Stock Based Compensation' is immaterial to the Company's net loss.



     The Company granted approximately 60,000 options to an advisor and consultant, to purchase shares of the Company's common stock at an exercise price of $0.10 per share. As a result the Company recorded consulting fees of $17,600 and deferred compensation of $11,000, which is amortized over the four year vesting period. These options will expire on May 14, 2011. As of September 30, 2001, approximately 35,000 of these options were vested and no options were exercised or forfeited.



STOCK OPTIONS



    On April 30, 2001, the Company granted 600,000 options to an employee with an exercise price equal to the fair market value at that date. These options will expire on April 30, 2011. As of September 30, 2001, 300,000 of these options were vested and none of these options were exercised.



    The proforma effect of applying the fair value method in accordance with SFAS No. 123 'Accounting for Stock Based Compensation' is immaterial to the Company's net loss.



    On July 20, 2001 the company granted approximately 370,000 options to various employees, to purchase shares of the Company's common stock at an exercise price of $.10 per share. As a result, the company recorded deferred compensation of 48,100 which is amortized over the four year vesting period. Amortization for the period ended September 30, 2001 was approximately $2,000. These options will expire on July 19, 2011. As of September 30, 2001, none of these options were vested, exercised or forfeited.



    The proforma effect of applying the fair value method in accordance with SFAS No. 123 'Accounting for Stock Based Compensation' is immaterial to the Company's net loss.



    On September 20, 2001 the company granted approximately 600,000 options to various employees, to purchase shares of the Company's common stock at an exercise of $.10 per share. As a result, the company recorded deferred compensation of 30,000 which is amortized over the four year vesting period. Amortization for the period ended September 30, 2001 was approximately $300. These options will expire on September 19, 2011. As of September 30, 2001, none of these options were vested, exercised or forfeited.



    The proforma effect of applying the fair value method in accordance with SFAS No. 123 'Accounting for Stock Based Compensation' is immaterial to the Company's net loss.

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



                                 OPTION GRANTS


                                                                                     FAIR VALUE OF
                                                                                      UNDERLYING
                                                 TYPE OF     NUMBER OF   PER SHARE     SHARES OF
 GRANT                                           OPTION       OPTION     EXERCISE       COMMON       DEFERRED COMP.
  DATE         OPTIONEE        RELATIONSHIP       GRANT       SHARES       PRICE         STOCK          EXPENSE
  ----         --------        ------------       -----       ------       -----         -----          -------
08/11/00       A. Desai         Employee          Bonus      $200,000      $2.50         $0.10           --
04/30/01       B. Sugla         Employee        Incentive     600,000      $0.10         $0.10           --
05/15/01       R. Arni          Employee       In Lieu of       9,120      $0.10         $0.54            4,013
                                                 Salary
05/15/01  V. Krishnamoorthy     Employee       In Lieu of       9,120      $0.10         $0.54            4,013
                                                 Salary
05/15/01     P. DiCuollo        Employee       In Lieu of      15,170      $0.10         $0.54            6,675
                                                 Salary
05/15/01       E. Park          Employee       In Lieu of      12,090      $0.10         $0.54            5,320
                                                 Salary
05/15/01       M. Cohen         Employee       In Lieu of      18,150      $0.10         $0.54            7,986
                                                 Salary
05/15/01   S. Krishnaswamy      Employee       In Lieu of      21,320      $0.10         $0.54            9,381
                                                 Salary
05/15/01       A. John          Employee       In Lieu of      28,700      $0.10         $0.54           12,628
                                                 Salary
05/15/01   R. Balakrishnan      Employee       In Lieu of      29,010      $0.10         $0.54           12,764
                                                 Salary
05/15/01     H. Krishnan        Employee       In Lieu of      29,010      $0.10         $0.54           12,764
                                                 Salary
05/15/01       R. Nuthi         Employee       In Lieu of      30,550      $0.10         $0.54           13,442
                                                 Salary
05/15/01    K. Srinivasan       Employee       In Lieu of      30,550      $0.10         $0.54           13,442
                                                 Salary
05/15/01     P. Krishnan        Employee       In Lieu of      39,170      $0.10         $0.54           17,235
                                                 Salary
05/15/01       A. Desai         Employee       In Lieu of      45,230      $0.10         $0.54           19,901
                                                 Salary
05/15/01       B. Sugla         Employee       In Lieu of      52,090      $0.10         $0.54           22,920
                                                 Salary
                                                             ---------                                  -------
                                                              369,280                                   162,483
                                                             ---------                                  -------
                                                             ---------                                  -------
05/15/01       R. Arni           Employee       Incentive       6,000       0.10          0.54            2,640
05/15/01       D. Asher         Employee        Incentive       2,000      $0.10         $0.54              880
05/15/01        G. Cao          Employee        Incentive       2,000      $0.10         $0.54              880
05/15/01       M. Cohen         Employee        Incentive      13,200      $0.10         $0.54            5,808
05/15/01       A. Desai         Employee        Incentive     550,000      $0.10         $0.54          242,000
05/15/01     P. DiCuollo        Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01       S. Garg          Employee        Incentive      50,000      $0.10         $0.54           22,000
05/15/01      A. Komarov        Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01   S. Krishnaswamy      Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01  V. Krishnamoorthy     Employee        Incentive       6,000      $0.10         $0.54            2,640
05/15/01       S. Lewis         Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01       B. Park          Employee        Incentive       5,000      $0.10         $0.54            2,200
05/15/01       E. Park          Employee        Incentive      10,000      $0.10         $0.54            4,400


             AMORTIZATION
 GRANT          PERIOD
  DATE     (STRAIGHT LINE)
  ----     ---------------
08/11/00          --
04/30/01  1/2vested immedi-
          ately; and remain-
          ing options upon
          earlier of (i)
          April 30, 2009, or
          (ii) the achieve-
          ment the following
          milestones:
          (a) 1/4 upon
          hire of VP of
          Marketing, VP of
          Engineering and
          CFO; and (b) 1/4
          upon achievement
          of one million
          dollars
          ($1,000,000) in
          gross revenues
          during a fiscal
          year
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       2 months
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years


                                                  (table continued on next page)

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



(table continued from previous page)


                                                                                     FAIR VALUE OF
                                                                                      UNDERLYING
                                                 TYPE OF     NUMBER OF   PER SHARE     SHARES OF
 GRANT                                           OPTION       OPTION     EXERCISE       COMMON       DEFERRED COMP.
  DATE         OPTIONEE        RELATIONSHIP       GRANT       SHARES       PRICE         STOCK          EXPENSE
  ----         --------        ------------       -----       ------       -----         -----          -------
05/15/01    K. Pericherla       Employee        Incentive      10,000      $0.10         $0.54            4,400
05/15/01   S. Rajasekharan      Employee        Incentive      20,000      $0.10         $0.54            8,800
05/15/01    K. Srinivasan       Employee        Incentive      25,000      $0.10         $0.54           11,000
05/15/01      A. Wanchoo        Employee        Incentive      15,000      $0.10         $0.54            6,600
05/15/01       S. Wang          Employee        Incentive      15,000      $0.10         $0.54            6,600
05/15/01     M. Zafrulla        Employee        Incentive       3,000      $0.10         $0.54            1,320
                                                             ---------                                  -------
                                                              752,200                                   330,968
                                                             ---------                                  -------
                                                             ---------                                  -------
05/15/01       S. Kryla        Consultant      Consulting      35,200      $0.10         $0.54           17,600
                                                  Svs.
05/15/01       V. Mehra        Consultant       Advisory       25,000      $0.10         $0.54           11,000
                                                  Svs.
                                                             ---------                                  -------
                                                               60,200                                    28,600
                                                             ---------                                  -------
                                                             ---------                                  -------
7/20/2001      R. Arni          Employee        Incentive      18,000      $0.10         $0.23            2,340
7/20/2001      D. Asher         Employee        Incentive       7,000      $0.10         $0.23              910
7/20/2001     D. Bencher        Employee        Incentive      30,000      $0.10         $0.23            3,900
7/20/2001       G. Cao          Employee        Incentive      18,000      $0.10         $0.23            2,340
7/20/2001       B. Das          Employee        Incentive      15,000      $0.10         $0.23            1,950
7/20/2001    P. Dicuollo        Employee        Incentive       5,000      $0.10         $0.23              650
7/20/2001      S. Garg          Employee        Incentive      25,000      $0.10         $0.23            3,250
7/20/2001      A. John          Employee        Incentive      25,000      $0.10         $0.23            3,250
7/20/2001     A. Komarov        Employee        Incentive       7,000      $0.10         $0.23              910
7/20/2001  V. Krishnmoorthy     Employee        Incentive      18,000      $0.10         $0.23            2,340
7/20/2001  S. Krishnaswamy      Employee        Incentive       7,000      $0.10         $0.23              910
7/20/2001      M. Kumar         Employee        Incentive       5,000      $0.10         $0.23              650
7/20/2001      S. Lewis         Employee        Incentive       7,000      $0.10         $0.23              910
7/20/2001    P. Narayanan       Employee        Incentive       5,000      $0.10         $0.23              650
7/20/2001      R. Nuthi         Employee        Incentive      25,000      $0.10         $0.23            3,250
7/20/2001      E. Park          Employee        Incentive      20,000      $0.10         $0.23            2,600
7/20/2001   K. Pericherla       Employee        Incentive      10,000      $0.10         $0.23            1,300
7/20/2001  S. Rajasekharan      Employee        Incentive      10,000      $0.10         $0.23            1,300
7/20/2001     V. Ravula         Employee        Incentive       6,000      $0.10         $0.23              780
7/20/2001    R. Sequeria        Employee        Incentive      10,000      $0.10         $0.23            1,300
7/20/2001      M. Singh         Employee        Incentive      10,000      $0.10         $0.23            1,300
7/20/2001   K. Srinivasan       Employee        Incentive      50,000      $0.10         $0.23            6,500
7/20/2001     A. Wanchoo        Employee        Incentive      20,000      $0.10         $0.23            2,600
7/20/2001      S. Wang          Employee        Incentive      10,000      $0.10         $0.23            1,300
7/20/2001    M. Zafrulla        Employee        Incentive       7,000      $0.10         $0.23              910
                                                             ---------                                  -------
                                                              370,000                                    48,100
                                                             ---------                                  -------
                                                             ---------                                  -------
9/20/2001     T. Warren         Employee        Incentive     300,000      $0.10         $0.15           15,000
9/20/2001      M. Davis         Employee        Incentive     300,000      $0.10         $0.15           15,000
                                                             ---------                                  -------
                                                              600,000                                    30,000
                                                             ---------                                  -------
                                                             ---------                                  -------

          Total Warrants                                      200,000
                                                             ---------
          Total 4/31/01 Options                               600,000
          Total 5/15/01 Options                              1,181,680
          Total 7/20/01 Options                               370,000
          Total 9/20/01                                       600,000
                                                             ---------
          Total Options                                      2,751,680
                                                             ---------
                                                             ---------

             AMORTIZATION
 GRANT          PERIOD
  DATE     (STRAIGHT LINE)
  ----     ---------------
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       4 years
05/15/01       2 months
05/15/01       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
7/20/200       4 years
9/20/200       4 years
9/20/200       4 years



NOTE 9 -- PURCHASED RESEARCH AND DEVELOPMENT



    On April 15, 1999, the Company acquired from an investor, the right, title, and interest to certain Software Modules, including copyrights, trademarks, patents, object codes, source codes, enhancements and updates or other modifications and user manuals. As consideration for this acquisition of the Software Modules, the Company issued 7,500,000 shares of its Series A Preferred

                                  ISPSOFT INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)



Stock. The acquisition of the Software Modules is reflected in the accompanying financial statements as research and development because technological feasibility was not established and the Software Modules have no alternative future use.



NOTE 10 -- OPERATING LEASES



    The Company leases office space under a five-year lease expiring August 2005, with a renewal option for a five-year period. Monthly payments under the current lease are approximately $22,000.



    The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2001:



                    FOR THE PERIODS
                  ENDING SEPTEMBER 30,
                  --------------------
  2002..................................................  $  264,000
  2003..................................................     264,000
  2004..................................................     264,000
  2005..................................................     220,000
                                                          ----------
  Total minimum payments required.......................  $1,012,000
                                                          ----------
                                                          ----------



    Rent expense amounted to approximately $220,478 and $63,382 for the nine months ended September 30, 2001 and 2000, respectively.



NOTE 11 -- EMPLOYMENT AGREEMENT



    The Company has entered into employment agreements with various key management personnel. Each agreement can be terminated with 30 days written notice. However, key personnel have received stock grants which are subject to forfeiture if employment is terminated prior to the completion of three years of service with the Company from the date of grant (see Note 8).



NOTE 12 -- RELATED PARTIES



    The Company leased consultants from a consulting services Company which is owned by one of the stockholder's. The amount due to affiliates represents unpaid billings for the consulting services, which are non-interest bearing and are due on demand.



    For the nine months ended September 30, 2001 and 2000, the Company incurred consulting fees from this affiliate of approximately $0 and $132,000, respectively.



NOTE 13 -- SUBSEQUENT EVENT

    On November 5, 2001, the Company issued to the acquiring entity an additional promissory note in the amount of $850,000. The Company received $275,000 upon signing of the note with the remaining balance to be received in increments of $275,000 and $300,000 on November 21, 2001 and December 6, 2001, respectively. The note bears interest at 8% and matures the earlier of (i) December 31, 2001, unless the failure to close the transactions contemplated by the Agreement and the Plan of Merger is caused by the failure of the holder to obtain proper shareholder approval, in which case the note shall be due and payable on January 31, 2002, (ii) the date the Company determines not to enter into the acquisition by the investing entity and the Company consummates an equity financing that results in aggregate gross proceeds of at least $2,000,000. The note is secured by all the assets of the Company.

    In addition on November 5, 2001, the Company amended the due dates under paragraph (a) of the promissory notes dated June 26, 2001 and September 26, 2001 from October 31, 2001 and November 30, 2001, respectively to December 31, 2001.

                                    ANNEXES

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                DSET CORPORATION
                                      AND
                                  ISPSOFT INC.
                                 JUNE 26, 2001

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I THE MERGER.                                                   A-1
 1.1     The Merger..................................................   A-1
 1.2     The Closing.................................................   A-1
 1.3     Actions at the Closing......................................   A-1
 1.4     Additional Action...........................................   A-2
 1.5     Conversion of Shares........................................   A-2
 1.6     Dissenting Shares...........................................   A-3
 1.7     Fractional Shares...........................................   A-3
 1.8     Options and Warrants........................................   A-3
 1.9     Escrow......................................................   A-4
 1.10    Notes Payable...............................................   A-4
 1.11    Per Common Share Earn Out Payment...........................   A-4
 1.12    Reduction in Purchase Price.................................   A-6
 1.13    Certificate of Incorporation and By-laws....................   A-6
 1.14    Adjustments to Merger Consideration.........................   A-6
 1.15    No Further Rights...........................................   A-6
 1.16    Closing of Transfer Books...................................   A-6
 1.17    Combination and Subdivision of Shares.......................   A-6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......        A-6
 2.1     Organization, Qualification and Corporate Power.............   A-7
 2.2     Capitalization..............................................   A-7
 2.3     Authorization of Transaction................................   A-8
 2.4     Noncontravention............................................   A-8
 2.5     No Subsidiaries.............................................   A-8
 2.6     Financial Statements........................................   A-8
 2.7     Absence of Certain Changes..................................   A-9
 2.8     Undisclosed Liabilities.....................................   A-9
 2.9     Tax Matters.................................................   A-9
 2.10    Assets......................................................  A-11
 2.11    Owned Real Property.........................................  A-11
 2.12    Intellectual Property.......................................  A-11
 2.13    Contracts...................................................  A-12
 2.14    Accounts Receivable.........................................  A-13
 2.15    Powers of Attorney..........................................  A-13
 2.16    Insurance...................................................  A-13
 2.17    Litigation..................................................  A-13
 2.18    Warranties..................................................  A-13
 2.19    Employees...................................................  A-14
 2.20    Employee Benefits...........................................  A-14
 2.21    Environmental Matters.......................................  A-16
 2.22    Legal Compliance............................................  A-16
 2.23    Customers and Suppliers.....................................  A-16
 2.24    Permits.....................................................  A-17
 2.25    Certain Business Relationships With Affiliates..............  A-17
 2.26    Brokers' Fees...............................................  A-17

                                                                       PAGE
                                                                       ----
 2.27    Books and Records...........................................  A-17
 2.28    Disclosure..................................................  A-17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER........       A-17
 3.1     Organization, Qualification and Corporate Power.............  A-17
 3.2     Capitalization..............................................  A-18
 3.3     Authorization of Transaction................................  A-18
 3.4     Noncontravention............................................  A-18
 3.5     Reports and Financial Statements............................  A-18
 3.6     Absence of Material Adverse Change..........................  A-19
 3.7     Litigation..................................................  A-19
 3.8     Qualification of the Merger as a Reorganization.............  A-19
 3.9     Brokers' Fees...............................................  A-19
 3.10    Disclosure..................................................  A-19
 3.11    Nasdaq Listing..............................................  A-19

ARTICLE IV  COVENANTS...........................................       A-19
 4.1     Closing Efforts.............................................  A-19
 4.2     Governmental and Third-Party Notices and Consents...........  A-20
 4.3     Special Meeting, Prospectus/Proxy Statement and Registration
           Statement.................................................  A-20
 4.4     Operation of Business.......................................  A-21
 4.5     Access to Information.......................................  A-22
 4.6     Notice of Breaches..........................................  A-22
 4.7     Exclusivity.................................................  A-23
 4.8     Expenses....................................................  A-23
 4.9     Indemnification.............................................  A-24
 4.10    Listing of Merger Shares....................................  A-24
 4.11    Audited Financial Statements................................  A-24
 4.12    Extension of Notes Payable..................................  A-24
 4.13    Section 16 Relief...........................................  A-24
 4.14    Benefit Arrangements........................................  A-25
 4.15    Plan of Reorganization......................................  A-25
 4.16    Comfort Letter..............................................  A-25
 4.17    Parachute Payments..........................................  A-25
 4.18    Company 401(k) Plan.........................................  A-25

ARTICLE V  CONDITIONS TO CONSUMMATION OF MERGER.................       A-25
 5.1     Conditions to Each Party's Obligations......................  A-25
 5.2     Conditions to Obligations of the Buyer......................  A-25
 5.3     Conditions to Obligations of the Company....................  A-28

ARTICLE VI  INDEMNIFICATION.....................................       A-29
 6.1     Indemnification by the Company Shareholders.................  A-29
 6.2     Indemnification by the Buyer................................  A-29
 6.3     Indemnification Claims......................................  A-29
 6.4     Survival of Representations and Warranties..................  A-32
 6.5     Limitations.................................................  A-32

                                                                       PAGE
                                                                       ----
ARTICLE VII  TERMINATION........................................       A-33
 7.1     Termination of Agreement....................................  A-33
 7.2     Effect of Termination.......................................  A-34
 7.3     Termination Fee.............................................  A-34

ARTICLE VIII  DEFINITIONS.......................................       A-34

ARTICLE IX  MISCELLANEOUS.......................................       A-37
 9.1     Press Releases and Announcements............................  A-37
 9.2     No Third Party Beneficiaries................................  A-37
 9.3     Entire Agreement............................................  A-37
 9.4     Succession and Assignment...................................  A-37
 9.5     Counterparts and Facsimile Signature........................  A-37
 9.6     Headings....................................................  A-37
 9.7     Notices.....................................................  A-37
 9.8     Governing Law...............................................  A-38
 9.9     Amendments and Waivers......................................  A-38
 9.10    Severability................................................  A-38
 9.11    Submission to Jurisdiction..................................  A-38
 9.12    Construction................................................  A-38

Exhibit A --   Escrow Agreement
Exhibit B --   New Promissory Note
Exhibit C --   Opinion of Counsel to the Company
Exhibit D --   Opinion of Counsel to the Buyer

                          AGREEMENT AND PLAN OF MERGER

    Agreement entered into as of June 26, 2001 between DSET Corporation, a New Jersey corporation (the 'Buyer'), and ISPsoft Inc., a New Jersey corporation (the 'Company'). The Buyer and the Company are each referred to herein individually as a 'Party' and collectively as the 'Parties.'

    This Agreement contemplates a merger of the Company into the Buyer. In such merger, the shareholders of the Company will receive common stock of the Buyer and cash in exchange for their capital stock of the Company.

    The Parties intend that for federal income tax purposes the merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the 'Code').

    Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

    1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Buyer (with such merger referred to herein as the 'Merger') at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Company shall cease and the Buyer shall continue as the surviving corporation in the Merger (the 'Surviving Corporation'). The 'Effective Time' shall be the time at which the Buyer files a Certificate of Merger or other appropriate documents prepared and executed in accordance with Section 14A:10-4.1 of the New Jersey Business Corporation Act (the 'NJBCA') with the Secretary of State of the State of New Jersey. The Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

    1.2 The Closing. The closing of the transactions contemplated by this Agreement (the 'Closing') shall take place at the offices of Hale and Dorr LLP in Princeton, New Jersey, commencing at 9:00 a.m. local time on August 31, 2001, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the 'Closing Date').

    1.3 Actions at the Closing. At or immediately prior to the Closing:

        (a) the Company shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

        (b) the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

        (c) the Buyer shall file with the Secretary of State of the State of New Jersey the Certificate of Merger;

        (d) each of the shareholders of record of the Company immediately prior to the Effective Time (the 'Company Shareholders') shall deliver to the Buyer the certificate(s) (or affidavit of loss and indemnification with respect thereto) representing his, her or its Company Shares (as defined below);

        (e) the Buyer shall deliver certificates for the Initial Payment Shares (as defined below) to each Company Shareholder in accordance with
    Section 1.5;

        (f) the Buyer shall assume and then discharge certain liabilities of the Company as set forth in Section 1.10 below; and

        (g) the Buyer shall pay to the holders of Preferred Stock the consideration as set forth in Section 1.5(b) below.

    1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company, in order to consummate the transactions contemplated by this Agreement.

    1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

        (a) Each share of common stock, no par value per share, of the Company ('Common Shares') issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) (the 'Initial Common Shares') shall be converted into and represent the right to receive (subject to the provisions of Section 1.9): (i) such number of shares of common stock, no par value per share, of the Buyer ('Buyer Common Stock') as is equal to the Common Conversion Ratio (as defined below); and (ii) for each Initial Common Share that was also issued and outstanding as of the Closing (the 'Closing Date Common Shares'), the Per Common Share Earn Out Payment as set forth in Section 1.11 below;

        (b) Each share of Series A Preferred Stock, no par value per share and Series B Preferred Stock, no par value per share, of the Company (collectively, the 'Preferred Shares'; and, together with the Common Shares, the 'Company Shares') issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer, Dissenting Shares and Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of Buyer Common Stock as is equal to the Preferred Conversion Ratio (as defined below). The holders of the Series B Preferred Stock also shall be paid the following: to Lucent Technologies Inc. ('Lucent') a cash payment of $1,000,000 and that number of shares of the Buyer's Common Stock as shall equal $150,000 divided by the Average Sales Price; and (ii) to Signal Lake Venture Fund L.P. ('Signal Lake') that number of shares of the Buyer's Common Stock as shall equal $250,000 divided by the Average Sales Price. Any cash or stock amounts received under the previous sentence shall not be made subject to the Escrow Agreement;

        (c) The 'Common Conversion Ratio' shall be the result obtained by dividing (i) $7,000,000 minus any amounts to be deducted pursuant to
    Section 1.12 hereof by (ii) the number of Initial Common Shares (after giving effect to the conversion into Common Shares of all outstanding Preferred Shares and other than Common Shares beneficially owned by the Buyer), and dividing such amount by (iii) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market ('Nasdaq') over the ten (10) consecutive trading days immediately prior to the day prior to the date hereof (the 'Average Sales Price'). The 'Preferred Conversion Ratio' shall be the result obtained by multiplying the Common Conversion Ratio by the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time. Each of the Common Conversion Ratio and the Preferred Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of such ten-day period and the Effective Time. Company Shareholders shall be entitled to receive immediately at the Closing, ninety percent (90%) of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5, rounded up to the nearest whole number (the 'Initial Payment Shares'); the remaining ten percent (10%) of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5, rounded to the nearest whole number (the 'Escrow Shares'), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of an escrow agreement, the form of which is attached hereto as Exhibit A (the 'Escrow Agreement'). The Initial Payment Shares and the Escrow Shares shall together be referred to herein as the 'Merger Shares', and the Merger Shares and the Per Common Share Earn Out Payments (as defined in Section 1.11) shall collectively be referred to herein as the 'Merger Consideration';

        (d) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer shall be cancelled and retired without payment of any consideration therefor; and

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        (e) Each of the shares of Buyer Common Stock to be issued in exchange for Common Shares pursuant to this Section 1.5 shall have the same restrictions on transfer and requirements of forfeiture, if any, as did the respective Common Shares.

    1.6 Dissenting Shares.

    (a) For purposes of this Agreement, 'Dissenting Shares' means Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 11 of the NJBCA and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless such Company Shareholder shall have forfeited his, her or its right to appraisal under the NJBCA or properly withdrawn, his, her or its demand for appraisal. If such Company Shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable or payable in respect of such Company Shares pursuant to Section 1.5 and Section 1.11, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Shareholder a certificate representing ninety percent (90%) of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Payment Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent, as defined in the Escrow Agreement, a certificate representing the remaining ten percent (10%) of the Merger Shares to which such holder is entitled pursuant to
Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement). Such Company Shareholder shall further be entitled to and shall receive such amounts as set forth and in accordance with Section 1.11.

    (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NJBCA. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

    1.7 Fractional Shares. No certificates or scrip representing fractional shares shall be issued to former Company Shareholders upon the surrender for exchange of the share certificates that, immediately prior to the Effective Time, represented Company Shares (the 'Certificates'). Each former Company Shareholder that would have been entitled to receive a fractional share shall, upon proper surrender of such person's Certificates, receive shares of Buyer Common Stock rounded up to the nearest whole number.

    1.8 Options and Warrants.

    (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to the Company's 2000 Stock Plan (the 'Option Plan') or otherwise ('Options'), whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Plan as of the Closing, shall be assumed by the Buyer. At the Effective Time, the Company assigns and the Buyer assumes any right of repurchase set forth in any agreement which grants options to purchase Common Shares. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time (an 'Outstanding Option') shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an 'incentive stock option' under Section 422 of the Code, if applicable and if permitted by law, and all of the other terms of the Options shall otherwise remain unchanged.

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    (b) As soon as practicable after the Effective Time, the Surviving
Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this
Section 1.8, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and such notice).

    (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.8. Within ninety (90) days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the 'Securities Act') with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Options remain outstanding and cause such shares to be accepted for listing on Nasdaq.

    (d) The Company shall cause the termination, as of the Effective Time, of any warrants (the 'Warrants') which remain unexercised.

    (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment (in the case of Options) or termination (in the case of Warrants) of such Option or Warrant pursuant to this
Section 1.8 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

    1.9 Escrow.

    (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5 for the purpose of securing the indemnification obligations of the Indemnifying Shareholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be referred to herein as the 'Escrow Amount.' The Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

    (b) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Amount in escrow and the appointment of the Representative.

    1.10 Notes Payable. At the Closing, the Buyer shall assume certain liabilities pursuant to the Merger and issue to Lucent and Signal Lake promissory notes, the form of which is attached hereto as Exhibit B (the 'New Promissory Notes'), in the aggregate principal amount of $800,000 in exchange for the cancellation of the promissory notes of the Company to Lucent and Signal Lake in the aggregate principal amount of $800,000. At the Closing, the Buyer shall further assume certain additional liabilities pursuant to the Merger and subsequently pay to all other holders of notes payable of the Company (other than Lucent and Signal Lake) an aggregate cash payment of up to $525,000, which amount shall equal the amount of all outstanding principal to the date of Closing of those certain notes payable to each such other holder (collectively, the 'Other Notes Payable'). Any amounts paid under this Section 1.10 shall not be made subject to the Escrow Agreement. Lucent, Signal Lake and each of the Other Notes Payable holders shall, on the date of Closing, deliver to the Buyer its respective note, canceled in full (including the cancellation of any accrued interest thereon). The principal amount of each note outstanding as of the date of this Agreement is set forth on Section 1.10 of the Disclosure Schedule. Notwithstanding the foregoing and in lieu of the right to receive any cash payment under this Section 1.10 in connection with the promissory notes of the Company to SGM Capital Limited ('SGM') in the aggregate principal amount of $300,000 (the 'SGM Note'), SGM shall have the option to receive a New Promissory
Note in exchange for the SGM Note. Such option may be exercised by written notification from SGM to the Buyer at least thirty (30) days prior to the closing.

    1.11 Per Common Share Earn Out Payment. Except for those Closing Date Common Shares held by Lucent, which shares shall not be included in any calculation under this Section 1.11, the Buyer shall

                                      A-4





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pay a per share amount on each Closing Date Common Share (the 'Per Common Share
Earn Out Payment') at such times and upon the happening of such events as follows:

        (a) a Per Common Share Earn Out Payment shall be made on or before December 31, 2001 (which date of payment shall be at the discretion of the Buyer, provided such date is not later than January 1, 2002 (the 'First Payment Date')) in an amount equal to $250,000 divided by the number of Closing Date Common Shares if, prior to Closing, Seller has achieved more than $500,000 in recognized revenues, net of related returns at any time, for sales of Seller's products or services listed on Schedule 1.11, as such products and services may be modified or enhanced by Seller during such period;

        (b) a Per Common Share Earn Out Payment shall be made on or before March 31, 2002 (which date of payment shall be at the discretion of the Buyer, provided such date is not later than March 31, 2002 (the 'Second Payment Date')) in an amount equal to $250,000 divided by the number of Closing Date Common Shares if, for the period beginning on the date of the execution of this Agreement and ending on December 31, 2001, the Seller (for the period beginning on the date of this execution of the Agreement and ending on the date of Closing) and the Surviving Company (for the period beginning on the date of Closing and ending on December 31, 2001) collectively achieve more than $3,000,000 in recognized revenues, net of related returns at any time, for sales of Seller's products or services listed on Schedule 1.11, as such products or services may thereafter modified or enhanced by Seller or the Surviving Company;

        (c) a Per Common Share Earn Out Payment shall be made on or before September 30, 2002 (which date of payment shall be at the discretion of the Buyer, provided such date is not later than September 30, 2002 (the 'Third Payment Date' and together with the First Payment Date and the Second Payment Date, the 'Payment Dates')) in an amount equal to $500,000 divided by the number of Closing Date Common Shares if, for the period beginning January 1, 2002 and ending on June 30, 2002 the Surviving Company achieves more than $4,000,000 in recognized revenues, net of related returns at any time, for sales of Seller's products or services listed on Schedule 1.11, as such products or services may thereafter be modified or enhanced by Seller or the Surviving Company;

        (d) at the option of the Buyer, any Per Common Share Earn Out Payment payable pursuant to this Section 1.11 may be paid by the Buyer in shares of Buyer Common Stock calculated as follows: the dollar amount of the applicable Per Common Share Earn Out Payment divided by the average of the last reported sales prices per share of the Buyer Common Stock on Nasdaq over the ten (10) consecutive trading days immediately prior to the end of the applicable earn out period;

        (e) for purposes of sub-paragraph (a), (b) and (c) of this
    Section 1.11, recognized revenues and related returns shall be determined in accordance with the generally accepted accounting principles ('GAAP');

        (f) in determining any of the amounts calculated under this
    Section 1.11, Mr Binay Sugla, as representative (the 'Representative') of the holders of Closing Date Common Shares, shall be entitled to receive from the Surviving Company, not less than thirty (30) days prior to the applicable Payment Date, a copy of the calculations (the 'Calculations') made in determining whether or not the Surviving Company was required to make a respective Per Common Share Earn Out Payment. Unless the Representative notifies the Surviving Company in writing within ten (10) days of the Representative's receipt of the Calculations of any disagreement with the Calculations, the Calculations shall be final and binding. If the Representative notifies the Surviving Company of any disagreement with the Calculations within such ten (10) day period and such disagreement cannot be satisfactorily resolved within an additional period of thirty (30) days, the disagreement as to the Calculations shall be submitted for final determination to an accounting firm (other than the accounting firm then used by the Surviving Company) jointly selected by the Surviving Company and the Representative which shall be a 'Big 5' accounting firm or firm of similar national reputation ('Appeal Accountants'); or, if they are unable to agree to the Appeal Accountants, each shall select a 'Big 5' accounting firm or firm of similar national reputation and the two firms so selected shall designate the Appeal Accountants. Both parties shall be bound by the determination of the Appeal Accountants and the cost of such expenses shall be shared equally between the Buyer and the holders of Closing Date Common Shares (such amount to the withheld pro-rata from any payment then due to such holders of Closing Date Common Shares or to be retained from the Escrow Amount as defined below). The Appeal Accountants shall render their final determination with respect to the resolution of such disputes which shall be binding on the Surviving Company and such holders of Closing Date Common Shares and deliver copies thereof to each such party.

    1.12 Reduction in Purchase Price. In the event that: (i) there is any amount owing to Signal Lake pursuant to that certain Exclusive Financial Services Agreement, dated April 12, 2001 by and between the Company and Signal Lake (the 'Signal Lake Agency Arrangement'); or (ii) the legal and accounting fees and expenses referenced in Section 4.8 of this Agreement exceed $300,000, all such amounts shall reduce amounts to be received by the holders of Company Shares under this Agreement or pursuant to the terms of the Escrow Agreement, pro-rata with respect to the number of Company Shares held. Notwithstanding the foregoing, this Section 1.12 not in any way affect the rights of the Company, its shareholders and Signal Lake to determine the amount owed to Signal Lake, if any, under the Signal Lake Agency Arrangement.

    1.13 Certificate of Incorporation and By-laws.

    (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Buyer immediately prior to the Effective Time.

    (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Buyer immediately prior to the Effective Time.

    1.14 Adjustments to Merger Consideration. Not withstanding any other provision in this Agreement, if, on the date of Closing, the Buyer reasonably concludes that the aggregate fair market value of the shares of Buyer Common Stock to be issued pursuant to Section 1.5 of this Agreement will be less than forty-five percent (45%) of all consideration payable for the Company Shares, then the amount of non-stock consideration to be paid by Buyer pursuant to
Section 1.11 for such Company Shares shall be decreased and substituted with such number of shares of Buyer Common Stock as shall result in the aggregate fair market value of all shares, as so revised, of Buyer Common Stock to be issued pursuant to Section 1.5 and Section 1.11 of this Agreement being equal to forty-five percent (45%) of all consideration payable for the Company Shares. The purpose of this Section 1.14 is to preserve the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and this
Section 1.14 shall be construed consistently with such purpose.

    1.15 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

    1.16 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Initial Payment Shares in accordance with Section 1.5, subject to Section 1.9 and to applicable law in the case of Dissenting Shares.

    1.17 Combination and Subdivision of Shares. To the extent the Buyer implements any stock split (whether forward or reverse) between the date hereof and the Effective Time, the number of shares to be the delivered to the Company Shareholders under this Article I and the number of shares subject to options and the applicable option prices under Section 1.8 hereof shall take into account such stock split.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth on the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the 'Disclosure Schedule'). The

                                      A-6





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Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section. For purposes of this Article II, the phrase 'to the knowledge of the Company' or any phrase of similar import shall be deemed to refer to the actual or constructive knowledge of the executive officers of the Company and members of the Company's Board of Directors.

    2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of New Jersey. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, 'Company Material Adverse Effect' means a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Company.

    2.2 Capitalization. The authorized capital stock of the Company consists of
(a) 40,000,000 Common Shares, of which, as of the date of this Agreement, 6,850,000 shares were issued and outstanding and none of which shares were held in the treasury of the Company and (b) 20,000,000 Preferred Shares, of which
(i) 12,000,000 shares have been designated as Series A Convertible Preferred Stock, of which, as of the date of this Agreement, 9,000,000 shares were issued and outstanding and (ii) 8,000,000 shares have been designated as Series B Convertible Preferred Stock, of which, as of the date of this Agreement, 8,000,000 shares were issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all Shareholders of the Company, indicating the number and class or series of Company Shares held by each shareholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all Outstanding Options and Warrants, indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, (iii) any restrictions on transfer, provisions of forfeiture or similar provisions to which any such securities are subject; and (iv) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options and Warrants listed on Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or 'drag-along' rights) of any securities of the Company. To the knowledge of the Company, except as set forth on Section 2.2 of the Disclosure Schedule, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or 'drag-along' rights) of any

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securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

    2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the 'Company Requisite Shareholder Approval'), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its Shareholders, (ii) adopted this Agreement in accordance with the provisions of the NJBCA, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the NJBCA, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a 'Governmental Entity'), (c) except as set forth on Section 2.4 of the Disclosure Schedule, conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company, or (e) violate, in any material respect, any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement: 'Security Interest' means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than
(i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and 'Ordinary Course of Business' means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

    2.5 No Subsidiaries. The Company does not own, and has never owned, of record or beneficially, and does not control and has never controlled, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity (a 'Subsidiary'). The Company is not, and has never been, a member of (and no part of the Company's business is or has ever been conducted through) any partnership, nor is the Company nor has the Company ever been a participant in any joint venture or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

    2.6 Financial Statements. The Company has provided to the Buyer (a) the unaudited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company as of and for each of the last three (3) fiscal years; and (b) the unaudited consolidated balance sheet and statements of income, changes in shareholders' equity and cash flows as of and for the four (4) months ended as of April 30, 2001 (the 'Most Recent Balance Sheet Date'). Such financial statements (collectively, the 'Financial Statements') have been prepared in accordance with United

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States GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

    2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

    2.8 Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the 'Most Recent Balance Sheet'), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

    2.9 Tax Matters.

    (a) For purposes of this Agreement, the following terms shall have the following meanings:

        (i) 'Taxes' means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

        (ii) 'Tax Returns' means all reports, returns, declarations, statements, forms or other information required to be supplied to a Governmental Entity or to any person in connection with Taxes and any associated schedules or work papers produced in connection with such items.

    (b) The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis and in the manner prescribed by law all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet (rather than in any notes thereto) and will not exceed those accruals and reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in the Ordinary Course of Business in filing its Tax Returns. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any shareholder of the Company, affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

    (c) The Company has delivered to the Buyer or made available to the Buyer complete and accurate copies of all Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods not closed under the applicable statute of limitations. No examination or audit of any Tax Return of the Company by any Governmental Entity has been threatened or, to the

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knowledge of the Company, is currently in progress or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed, and the Company does not know of any basis upon which a jurisdiction could assert such a position. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation, sharing, or indemnification agreement.

    (d) The Company: (i) is not a 'consenting corporation' within the meaning of
Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that could obligate it to make any payments that may be treated as an 'excess parachute payment' under Section 280G of the Code (without regard to Section 280G(b)(4) thereto); (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

    (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is 'tax-exempt use property' within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

    (f) The Company has not undergone, has not agreed to undergo, and is not required to undergo (nor will it be required as a result of the transactions contemplated in this Agreement to undergo) a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) 'closing agreement' as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
(iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
(v) prepaid amount received on or prior to the Closing Date.

    (g) The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under
Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

    (h) Except for Taxes not yet due, there are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

    (i) The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Code Section 999.

    (j) The tax bases of the assets of the Company for purposes of determining future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's Tax books and records.

    (k) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a 'plan' or 'series of related transactions' (within

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the meaning of Section 355(e) of the Code) that includes the transaction contemplated by this Agreement.

    (l) The Company has not incurred (or been allocated) an 'overall foreign loss' as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(l) and/or 904(f)(3) of the Code.

    (m) The Company is not a party to a gain recognition agreement under
Section 367 of the Code.

    2.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section
2.10 of the Disclosure Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest; and, with respect to any leased property, the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold, and the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

    2.11 Owned Real Property. The Company does not own any real property.

    2.12 Intellectual Property.

    (a) Except as set forth on Section 2.12 of the Disclosure Schedule, the Company owns or has the right to use all Intellectual Property (as defined below) reasonably necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the 'Customer Deliverables') or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the 'Internal Systems'; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the 'Company Intellectual Property') in each case, as presently conducted by the Company. Except as set forth on Section 2.12 of the Disclosure Schedule, each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Except as set forth on Section 2.12 of the Disclosure Schedule, the Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company as of the date of this Agreement or Closing, as applicable: (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified on Section 2.12(c) of the Disclosure Schedule); and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, 'Intellectual Property' means all (i) patents and patent applications,
(ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor, (vii) other proprietary rights relating to any of the foregoing and (viii) licenses to any third party intellectual property. Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

    (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.12(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

    (c) Section 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

    (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to generally commercially available licenses).

    (e) The Company has not disclosed the source code for any of the software owned by the Company (the 'Software') or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed on Section 2.12(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

    (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

    (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

    2.13 Contracts.

    (a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this
Agreement:

        (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum or having a remaining term longer than twelve
    (12) months;

        (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one (1) year, (B) which involves more than the sum of $5,000, or (C) in which the Company has granted manufacturing rights, 'most favored nation' pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

        (iii) any agreement establishing a partnership or joint venture;

        (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

        (v) any agreement concerning confidentiality or noncompetition;

        (vi) any employment or consulting agreement;

        (vii) any agreement involving any officer, director or shareholder of the Company or any affiliate (an 'Affiliate'), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), thereof;

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        (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

        (ix) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

        (x) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

    (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed on Section 2.12 or Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) subject to compliance with any assignment provisions set forth on Section 2.13 of the Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract, except to the extent such breach, violation or default would not have a Company Material Adverse Effect.

    2.14 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

    2.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

    2.16 Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Except as set forth on Section 2.16 of the Disclosure Schedule, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

    2.17 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a 'Legal Proceeding') which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

    2.18 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth on Section 2.18 of the Disclosure Schedule and (ii) manufacturers' warranties for which the Company has any liability.

                                      A-13





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    2.19 Employees.

    (a) Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

    (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of the Company.

    (c) Any employee of or consultant to the Company who is not a citizen of the United States at the time of such employment or consulting relationship has or had at all required times the proper documentation in order to be so employed or to provide services at his or her respective work site.

    2.20 Employee Benefits.

    (a) For purposes of this Agreement, the following terms shall have the following meanings:

        (i) 'Employee Benefit Plan' means any 'employee pension benefit plan' (as defined in Section 3(2) of ERISA), any 'employee welfare benefit plan' (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

        (ii) 'ERISA' means the Employee Retirement Income Security Act of 1974, as amended.

        (iii) 'ERISA Affiliate' means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

    (b) Section 2.20(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five (5) plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

    (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                                      A-14





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    (d) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and
Section 401(m)(2) of the Code for each plan year ending prior to the Closing
Date.

    (e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

    (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any 'multiemployer plan' (as defined in Section 4001(a)(3) of ERISA).

    (g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

    (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or
(ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

    (i) No Employee Benefit Plan is funded by, associated with or related to a 'voluntary employee's beneficiary association' within the meaning of
Section 501(c)(9) of the Code.

    (j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

    (k) Section 2.20(k) of the Disclosure Schedule discloses each:
(i) agreement with any shareholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's 'parachute payment' under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    (l) Section 2.20(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of April 30, 2001.

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    2.21 Environmental Matters.

    (a) The Company has complied with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, 'Environmental Law' means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to
(i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste;
(ii) air, water and noise pollution; (iii) groundwater and soil contamination;
(iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms 'release' and 'environment' shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ('CERCLA').

    (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, 'Materials of Environmental Concern' means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

    (c) Set forth on Section 2.21(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

    (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

    2.22 Legal Compliance. The Company, and the conduct and operations of its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    2.23 Customers and Suppliers. Section 2.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than one percent (1%) of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. No unfilled customer order or commitment obligating the

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Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

    2.24 Permits. The Company is in possession of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) necessary for the Company to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect ('Permits'). Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

    2.25 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.
Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since December 31, 1999.

    2.26 Brokers' Fees. Except pursuant to the Signal Lake Agency Arrangement, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The amount payable to Signal Lake pursuant to the Signal Lake Agency Arrangement shall be paid entirely by the holders of the Company Shares as set forth in Section 1.12 of this Agreement.

    2.27 Books and Records. The minute books and other similar records of the Company contains complete and accurate records of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

    2.28 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or the transactions contemplated by this Agreement.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to the Company as follows:

        3.1 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this

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    Agreement, 'Buyer Material Adverse Effect' means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations of the Buyer and its subsidiaries, taken as a whole.

        3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 40,000,000 shares of Buyer Common Stock, no par value, of which 11,629,419 shares were issued and outstanding as of June 19, 2001, and
    (b) 5,000,000 shares of Preferred Stock, no par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The Buyer is currently considering the adoption of a Shareholder Protection Plan, in such form as the Buyer's Board of Directors may approve in its sole discretion. The Buyer provides no assurance that it will adopt such a plan in a timely manner, or at all.

        3.3 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding shares of the Buyer's Common Stock entitled to vote on this Agreement and the Merger, the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. Without limiting the generality of the foregoing, the Board of Directors of the Buyer, at a meeting duly called and held, by the unanimous vote of all directors
    (i) determined that the Merger is fair and in the best interests of the Buyer and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the NJBCA, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Buyer for their adoption and approval and resolved to recommend that the shareholders of the Buyer vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against them in accordance with its terms.

        3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the NJBCA, neither the execution and delivery by the Buyer of the Agreement or the Escrow Agreement, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer is a party or by which the Buyer is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

        3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission (the 'SEC'), and (b) all other reports filed by the Buyer under
    Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 2000 (such reports are collectively referred to herein as the 'Buyer Reports'). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections

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    (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31,
    2000 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports
    (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act),
    (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

        3.6 Absence of Material Adverse Change. Since March 31, 2001, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

        3.7 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

        3.8 Qualification of the Merger as a Reorganization. To the knowledge of the Buyer, neither the Buyer nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under
    Section 368(a) of the Code. Notwithstanding any provision in this Agreement to the contrary, the Buyer makes no representation or warranty with respect to the tax characterization of the transactions contemplated by the Agreement and the Company Shareholders agree and acknowledge that they are relying solely on their own advisers with resect to the tax treatment of the transactions contemplated by the Agreement.

        3.9 Brokers' Fees. Other than amounts payable to Kaufman Brothers, L.P., for services provided in connection with the Agreement, the Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        3.10 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer at Closing pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Buyer has disclosed to the Company or in the Buyer's periodic and other filings with the SEC all material information relating to the business of the Buyer or the transactions contemplated by this Agreement.

        3.11 Nasdaq Listing. The Buyer has not received any communication from Nasdaq that the Buyer's Common Stock is subject to delisting or withdrawal from such market.

                                   ARTICLE IV
                                   COVENANTS

    4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ('Reasonable Best Efforts'), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and

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correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

    4.2 Governmental and Third-Party Notices and Consents.

    (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

    (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed on Section 2.4 of the Disclosure Schedule.

    4.3 Special Meeting, Prospectus/Proxy Statement and Registration Statement.

    (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Company Requisite Shareholder Approval, either at a special meeting of shareholders or pursuant to a written shareholder consent, in accordance with the applicable requirements of the NJBCA. The Buyer shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the approval of the Merger by the shareholders of the Buyer at a special meeting of the shareholders of the Buyer, as required by the rules of the Nasdaq Stock Market, in accordance with the applicable requirements of the NJBCA. In connection therewith, the Buyer shall prepare, with the assistance and cooperation of the Company, a Registration Statement on Form S-4 (the 'Registration Statement'). The Registration Statement shall include a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to the shareholders of the Company, soliciting proxies or written consents from the shareholders of the Company for the purpose of obtaining the Company Requisite Shareholder Approval, and soliciting proxies from the shareholders of the Buyer for the purpose of obtaining the approval of the Merger by the shareholders of the Buyer (such prospectus/proxy statement, together with any accompanying letter to shareholders, notice of meeting and form of proxy or written consent, shall be referred to herein as the 'Prospectus/Proxy Statement'). The summary of the Merger in the Prospectus/Proxy Statement shall include a summary of the terms relating to the indemnification obligations of the Company Shareholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms. The Buyer shall file the Registration Statement with the SEC and shall, with the assistance of the Company, promptly respond to any SEC comments on the Registration Statement and shall otherwise use its Reasonable Best Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the Registration Statement is declared effective, the Company shall distribute the Prospectus/Proxy Statement to its shareholders and the Buyer shall distribute the Prospectus/Proxy Statement to its shareholders.

    (b) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligations set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if the Company receives an unsolicited offer to acquire (whether by merger, consolidation, share exchange, stock purchase, asset purchase or otherwise) all of the outstanding capital stock or all or substantially all of the assets of the Company, which the Board of Directors reasonably concludes, after consultation with its advisors, would, if consummated, constitute a transaction which is more favorable, from a financial point of view, to the Company Shareholders than the Merger (a 'Company Superior Offer').

    (c) The Buyer, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that the shareholders of the Buyer vote in favor of the approval of the Merger.

    (d) The Buyer shall ensure that the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the

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statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or furnished by the Company in writing for inclusion in the Registration Statement).

    (e) The Company shall ensure that the Prospectus/Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to the Buyer or furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement).

    (f) Holders of at least ninety-seven percent (97%) of the Company's capital stock as of the date of this Agreement shall agree (i) to vote all Company Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and
(iii) otherwise to use his, her or its Reasonable Best Efforts to obtain the Company Requisite Shareholder Approval.

    (g) Each of the executive officers and Directors of the Buyer agree to vote all shares of Common Stock of the Buyer that are beneficially owned by him, her or it in favor of the adoption of the Agreement and the approval of the Merger and otherwise to use his, her or its Reasonable Best Efforts to obtain the affirmative vote of a majority of the votes represented by the outstanding Buyer Common Stock entitled to vote on this Agreement and the Merger (the 'Buyer Requisite Shareholder Approval').

    4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, pay all normal and recurring installments of bank debt, leases, contracted obligations and other amounts due third parties, if any, as they become due, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed:

        (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

        (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

        (c) create, incur or assume any new bank debt, leases, loans, encumbrances, liens, attachments, contractual obligations or other indebtedness other than in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

        (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
    Section 2.20(k) or (except for normal increases in the Ordinary Course of Business for Non-Affiliates and except for the reinstatement to previous levels of the salaries of employees who recently took salary reductions on a voluntary basis to conserve cash and whose names and prior salary amounts are set forth on Section 2.20 of the Disclosure Schedule) increase the salary or any other payments, disbursements or distributions in any manner or form to shareholders, members, directors, officers, employees or current

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    independent contractors (or related parties thereto) of the Company or affiliated or related entities, or changes in the cash or cash equivalent accounts of the Company (except for existing payment obligations listed on Section 2.20 of the Disclosure Schedule); and the Company shall not hire additional employees or consultants without the express written consent of the Buyer, except for the replacement of terminated employees or consultants (in which event the Company shall notify the Buyer in writing of such hiring, which notice shall include the name of the employee or consultant, the terms of employment or engagement and the name of the individual who has been so replaced; provided, however, that the Company may not grant options or similar incentive compensation to any newly hired employees or consultants, whether or not such individuals are replacing terminated employees or consultants, without the Buyer's express written consent);

        (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of a Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

        (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

        (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

        (h) amend its charter, by-laws or other organizational documents;

        (i) change in any material respect its accounting or Tax reporting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or the Code, provided, however, that any change in method or procedure for billing, collection or recording of client accounts receivable must be approved in writing in advance by the Buyer;

        (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement, including, without limitation, any bank debt or leases of property, or enter into any distribution agreement, value added reseller agreement or other reseller arrangement;

        (k) make or commit to make any capital expenditure in excess of $5,000 per item or $25,000 in the aggregate;

        (l) institute or settle any Legal Proceeding;

        (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

        (n) agree in writing or otherwise to take any of the foregoing actions.

    4.5 Access to Information.

    (a) The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

    (b) Within fifteen (15) days after the end of each month ending prior to the Closing, beginning with May 2001, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

    4.6 Notice of Breaches.

    (a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the

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Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.4) and if the Buyer would have the right to terminate this Agreement pursuant to Section 7.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Effective Time, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI of this Agreement.

    (b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business and if the Company would have the right to terminate this Agreement pursuant to Section 7.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Effective Time, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI of this Agreement.

    4.7 Exclusivity.

    (a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer and other than information provided to potential commercial partners or customers in the Ordinary Course of Business) or
(iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. Notwithstanding the foregoing, prior to the obtaining of the Company Requisite Stockholder Approval, the Company may furnish non-public information concerning the business, properties or assets of the Company to another party, and may engage in discussions or negotiations with such party, if (x) the Company first executes a confidentiality agreement with such party which is substantially similar the confidentiality agreement between the Company and the Buyer, (y) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law require the Company to do so, and (z) the contact with such party was not solicited by the Company.

    (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer. If the Company makes a determination under the final sentence of paragraph (a) above that it is permitted to furnish non-public information or to engage in discussions or negotiations with another party, the Company shall, within one business day after such determination, notify the Buyer in writing of such determination and the basis therefor, and shall keep the Buyer informed, on a current basis, of the status of such discussions or negotiations and the terms being discussed or negotiated.

    4.8 Expenses. (a) Except as set forth in Article VI, Article VII and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in

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connection with this Agreement and the transactions contemplated hereby;
provided, however, that if the Merger is consummated: (i) the Buyer shall assume an aggregate of $300,000 in legal and accounting fees and expenses of the Company in connection with the Merger (which amounts shall be paid directly by the Buyer to such professionals at Closing upon receipt of final invoices at Closing); and provided, further, that any such fees and expenses in excess of $300,000 shall be paid by the holders of the Company Shares as set forth in
Section 1.12 of this Agreement; and (ii) any amounts owed under the Signal Lake Agency Arrangement shall be paid by the holders of the Company Shares as set forth in Section 1.12 of this Agreement. In addition, all costs and expenses of filing the Registration Statement and causing such Registration Statement to be effective shall be borne by the Buyer.

    (b) Notwithstanding any provisions of law imposing the burden of such Taxes on the Company, the Buyer, or the Company Shareholders, as the case may be, each of the Company Shareholders and the Buyer shall be responsible for and shall pay one-half of (a) all sales, use and transfer Taxes, and (b) all governmental charges, if any, arising in connection with the Merger hereunder. If the Company Shareholders shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate Governmental Entity or authorities, and the Buyer shall be entitled to indemnification pursuant to Section 6.1(e) hereof.

    4.9 Indemnification. The Buyer shall not, for a period of three (3) years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

    4.10 Listing of Merger Shares. The Buyer shall use commercially reasonable efforts to list the Merger Shares and the shares subject to the registration statement filed pursuant to Section 1.8(c) on Nasdaq.

    4.11 Audited Financial Statements. The Company shall provide to the Buyer in a timely manner, for inclusion in the Registration Statement, audited financial statements in conformity with Regulation S-X.

    4.12 Extension of Notes Payable. The Company shall take all actions necessary to extend the maturity date of the obligations of the Company under any of the notes payable set forth under Section 1.10 of this Agreement to the date of Closing.

    4.13 Section 16 Relief. Provided that the Company delivers to the Buyer the
Section 16 Information (as defined below) in a timely fashion, the Board of Directors of the Buyer, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange
Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of the Buyer Common Stock upon conversion of the Company Shares, and of options for Buyer Common Stock upon conversion of the Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the
Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such
Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). 'Section 16 Information' shall mean information regarding the Company Insiders, the number of shares of the Company Shares held by each such Company Insider and expected to be exchanged for Buyer Common Stock in connection with the Merger, and the number and description of the Options held by each such Company Insider and expected to be converted into options for Buyer Common Stock in connection with the Merger. 'Company Insiders' shall mean those officers and directors of the Company who are reasonably expected to be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

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    4.14 Benefit Arrangements. The Buyer and Company agree that the Buyer will provide benefits to Company employees following the Effective Time that are substantially identical to the benefits currently provided to similarly situated employees of the Buyer and which are set forth in reasonable detail on
Section 4.15 of the Disclosure Schedule for each such employee. From and after the Effective Time, the Buyer shall, to the extent permitted by law, grant all employees credit for all service (to the same extent as service with the Buyer is taken into account with respect to similarly situated employees of the Buyer) with Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Company was service with the Buyer.

    4.15 Plan of Reorganization. This Agreement is intended to constitute a 'plan of reorganization' within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code. Following the Closing Date, the Buyer shall not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

    4.16 Comfort Letter. The Buyer shall have received a 'comfort letter' dated as of a date not more than two (2) days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two (2) days prior to the Effective Time, from Amper, Politziner & Mattia, P.A., auditors for the Company, addressed to the Buyer in a customary form reasonably satisfactory to the Buyer.

    4.17 Parachute Payments. Prior to the Effective Time, the Company shall submit to a stockholder vote the right of any 'disqualified individual' (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed 'parachute payments' under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements for the small business exemption of Code Section 280G(b)(5).

    4.18 Company 401(k) Plan. If so requested by the Buyer, the Company shall adopt an amendment to its 401(k) plan ( the 'Company 401(k) Plan') providing that said plan shall terminate one business day prior to the Closing Date.

                                   ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

    5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) this Agreement and the Merger shall have received the Company Requisite Shareholder Approval and the Buyer Requisite Shareholder Approval; and

        (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the Registration Statement or any proceedings seeking such a stop order.

    5.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

        (a) the number of Dissenting Shares shall not exceed three percent (3%) of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

        (b) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except where failure to do so would not result in a Company Material Adverse Effect or

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    materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement;

        (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

        (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would
    (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

        (f) the Company shall have delivered to the Buyer a certificate (the 'Company Certificate') to the effect that each of the conditions specified in clause (a) of Section 5.1 (with respect to the Company Requisite Shareholder Approval) and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

        (g) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and dated as of the Closing Date;

        (h) the Buyer shall have received from each of Lucent and Signal Lake a written waiver of any of their respective liquidation preferences, rights to payments under Section 1.11 of this Agreement and their respective rights to convert or otherwise exchange their Preferred Shares into Common Shares;

        (i) the Buyer shall have received executed UCC-3 termination statements with respect to the security interests granted to Lucent, Signal Lake and SGM;

        (j) the Comprehensive Preferred Escrow Agreement dated January 29, 2001 among the Company, DSI Technology Escrow Services, Inc., Signal Lake, SGM and Lucent shall be terminated in writing effective as of the Closing;

        (k) the Buyer shall have received from Binay Sugla a written waiver of
    Section 4(e) of that certain Stock Option Agreement dated April 30, 2001 with respect to the transactions contemplated hereby;

        (l) the Buyer shall have received from Anand Desai written confirmation of the termination of that certain warrant issued by the Company to Mr. Desai to purchase 200,000 Common Shares at an exercise price of $2.50 per share;

        (m) that certain VAR Agreement executed by each of the Parties on or about the date of this Agreement shall be in full force and effect at Closing pursuant to its terms;

        (n) the Buyer shall have received an executed employment agreement from Mr. Binay Sugla and executed offer letters from such other employees of the Company as are set forth on Section 5.2(i) of the Disclosure Schedule, providing for, among other things: (i) usual and customary invention agreement, non-competition and non-solicitation provisions; (ii) an annual base salary; and (iii) benefits as provided to other similarly situated executives of the Buyer; which employment agreements shall be in such form as is reasonably satisfactory to the Buyer and each respective employee;

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        (o) Each of the employees set forth on Section 5.2(j) of the Disclosure
    Schedule shall remain as employees of the Surviving Corporation on the Closing Date and in capacities substantially similar to those of each such employee with the Company prior to the Merger;

        (p) the Buyer shall have received executed invention assignment, non-competition and non-solicitation provisions from each of the employees retained by the Buyer or otherwise reasonably selected by the Buyer, in form and substance reasonably satisfactory to each of the Buyer and the Company;

        (q) the Buyer shall have received a fairness opinion from its investment banker with respect to the fairness, from a financial point of view, of the Merger to the shareholders of the Buyer;

        (r) the Buyer shall have received executed lock-up agreements, in form and substance reasonably satisfactory to the Buyer from each of the holders of Company Shares providing for the lock-up all Merger Shares to be received by each such holder as follows;

           (i) twenty percent (20%) of such shares shall be subject to lock-up for a period of sixty (60) days subsequent to the date of Closing, subject to customary exceptions; and

           (ii) twenty percent (20%) of such shares shall be subject to lock-up for a period of ninety (90) days subsequent to the date of Closing, subject to customary exceptions;

           (iii) twenty percent (20%) of such shares shall be subject to lock-up for a period of one hundred and twenty (120) days subsequent to the date of Closing, subject to customary exceptions;

           (iv) twenty percent (20%) of such shares shall be subject to lock-up for a period of one hundred and fifty (150) days subsequent to the date of Closing, subject to customary exceptions; and

           (v) twenty percent (20%) of such shares shall be subject to lock-up for a period of one hundred and eighty (180) days subsequent to the date of Closing, subject to customary exceptions.

        (s) the Buyer shall have received from each of the Lucent, Signal Lake and the holders of each of the Other Notes Payable the original notes referenced in Section 1.10 of this Agreement, duly canceled, with respect to all principal and interest thereunder;

        (t) the Buyer shall have received the duly executed receipt of Signal Lake indicating that all obligations owed to Signal Lake under the Signal Lake Agency Arrangement have been satisfied in full;

        (u) the Buyer shall have received from the Company a copy of a letter of non-applicability addressed to the Company from the Department of Environmental Protection of the State of New Jersey with respect to the Merger;

        (v) the Buyer shall have received executed agreements from each of the Company Shareholders receiving Merger Shares acknowledging and agreeing that such Merger Shares are subject to the restrictions on transfer and requirements of forfeiture referenced in Section 1.5(e) of this Agreement and as set forth on Section 2.2 of the Disclosure Schedule;

        (w) the Buyer shall have received such other certificates and instruments (including without limitation certificates of Tax and other good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

        (x) The Company Shareholders shall have delivered to the Buyer properly executed statements in a form reasonably acceptable to the Buyer for purposes of satisfying the Buyer's obligations under Treasury Regulation
    Section 1.1445-2(b);

        (y) Notwithstanding any other provision in this Agreement, the Buyer shall have the right to withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect Forms W-8 or W-9, as applicable, from the Company Shareholders;

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        (z) the Company shall have terminated the Company 401(k) Plan, as provided by Section 4.19;

        (aa) any 'parachute payments' shall have been approved by the percentage of holders of Company Shares as required by law as described in
    Section 4.18; and

        (bb) The Buyer shall have received the Escrow Agreement, duly executed by each of the Indemnification Representative and the Escrow Agent, as defined therein.

    5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

        (a) the Merger Shares shall have been authorized for listing on Nasdaq upon official notice of issuance;

        (b) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

        (c) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and Section 3.3 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

        (d) the Buyer shall have performed or complied in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

        (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would
    (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

        (f) the Buyer shall have delivered to the Company a certificate (the 'Buyer Certificate') to the effect that each of the conditions specified in clause (b) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied in all respects;

        (g) the Buyer shall have delivered to Lucent and Signal Lake (and SGM, if applicable) the New Promissory Notes;

        (h) the Company shall have received from counsel to the Buyer an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and dated as of the Closing Date;

        (i) the shareholders of the Buyer shall have elected, effective upon Closing each of Mr. Binay Sugla and two individuals mutually acceptable to each of the Buyer and the Company to the Buyer's Board of Directors, with terms expiring at the Buyer's next Annual Meeting of Shareholders; provided, however, that each of such individuals may stand for re-election;

        (j) the Company shall have received from Buyer an executed Board Observer Rights Letter, in form and substance mutually agreeable to each of Lucent and the Buyer, providing certain Board of Director observer rights to Lucent through December 31, 2002;

        (k) the Company shall have received confirmation from the Buyer that the Buyer's Common Stock continues to be listed on Nasdaq and that the Buyer has not received notice from Nasdaq that such shares are subject to delisting or withdrawal, unless the Buyer has adopted a plan reasonably expected to prevent such delisting, which plan shall be acceptable to the Company;

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        (l) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI
                                INDEMNIFICATION

    6.1 Indemnification by the Company Shareholders. The Company Shareholders receiving the Merger Shares pursuant to Section 1.5 (the 'Indemnifying Shareholders') shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, Taxes, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ('Damages') incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

        (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate;

        (b) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests;

        (c) any claim by a shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the NJBCA), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

        (d) any amount referenced under the caption 'Reduction in Purchase Price' under Section 1.12 of this Agreement to the extent that such amount is not deducted from the purchase price at the Closing;

        (e) any amount paid by the Buyer under Section 4.8(b) because of the failure of the Company Shareholders to pay such amount;

        (f) any amount paid to employees or consultants of the Company for liabilities or claims made in connection with the termination of such person's employment or consulting arrangement with the Company, which termination occurred during the period beginning on the date that is six (6) months prior to the date of this Agreement and ending at the Effective Time;

        (g) any accounts payable that are more than thirty (30) days past due on the date of Closing; or

        (h) any amounts owed to Signal Lake other than amounts owed pursuant to the Signal Lake Agency Arrangement which are otherwise accounted for under this Agreement.

    6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Shareholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or the Buyer Certificate.

    6.3 Indemnification Claims.

    (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an 'Indemnified Party') shall give written notification to the party from whom indemnification is sought (an 'Indemnifying Party') of the commencement of any suit or proceeding relating to a third party

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claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within twenty (20) business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage, prejudice or liability caused by or arising out of such failure. Within twenty (20) business days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI,
(ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party and (iii) the Indemnifying Party may not assume control of the defense of any suit or proceeding of any nature with respect to Taxes. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the 'Non-controlling Party') may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered 'Damages' for purposes of this Agreement. The party controlling such defense (the 'Controlling Party') shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

    (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a 'Claim Notice') to the Indemnifying Party which contains (i) a description and the amount (the 'Claimed Amount') of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

    (c) Within twenty (20) business days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the 'Response') in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within

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three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such portion of the Escrow Amount as shall have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the 'Agreed Amount') (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three
(3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such portion of the Escrow Amount as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a 'Dispute'). For purposes of this Article VI, the 'Value' shall be the amount of cash delivered and the value of any Escrow Shares delivered in satisfaction of an indemnity claim, which Escrow Shares shall be valued at the average of the last reported sale prices per share of the Buyer Common Stock on Nasdaq over the ten (10) consecutive trading days ending on the date such shares are delivered in satisfaction of a claim (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such 10-day period), multiplied by the number of such Escrow
Shares.

    (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the 'ADR Procedure'). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the 'ADR Service'), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Amount shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

    (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and
(iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

    (f) For purposes of this Section 6.3 and the last two sentences of
Section 6.4, (i) if the Indemnifying Shareholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in
Section 6.3 or Section 6.4) shall be deemed to refer to the Representative, and
(ii) if the Indemnifying Shareholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or
Section 6.4) shall be deemed to refer to the Representative. The Representative shall have full power and authority on behalf of each Indemnifying Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Shareholders under this Article VI. The Representative shall have no liability to any Indemnifying Shareholder for any action taken or omitted on behalf of the Indemnifying Shareholders pursuant to this Article VI.

    6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one (1) year following the Closing Date, provided, however, that the representations and warranties set forth in Section 2.9 shall survive until the expiration of the statutes of limitations applicable to the matters covered by such Section. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an 'Expected Claim Notice'), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and any portion of the Escrow Amount has been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Amount to the Indemnifying Shareholders in accordance with the terms of the Escrow Agreement.

    6.5 Limitations.

    (a) Notwithstanding anything to the contrary herein, (i) any Claims made by the buyer under this Article VI shall be made solely against the Escrow Amount by a claim filed against the Representative and not the Indemnifying Shareholders, (ii) the aggregate liability of the Indemnifying Shareholders (through the Representative), on the one hand, and the Buyer, on the other hand, for Damages under this Article VI shall not exceed the Escrow Amount as established at Closing; and (iii) there shall be no right to indemnification pursuant to this Article VI unless and until Claim Notices identifying aggregate Damages in excess of $100,000 (the 'Threshold Amount') have been delivered to an Indemnifying Party, in which event the Indemnified Party shall be entitled to recover all such amounts including the Threshold Amount; provided that the limitations set forth in clauses (ii) and (iii) above shall not apply to (A) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, or 2.9 (or the portion of the Company Certificate relating thereto), Section 6.1(b), Section 6.1(c),
Section 6.1(d), Section 6.1(e) or to a breach of the covenants set forth in Sections 4.8 or (B) a claim pursuant to Section 6.2 relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 (or the portion of the Buyer Certificate relating thereto); provided further that the Escrow Amount shall not be subject to adjustment for any change in value of the Escrow Amount and that any decrease in the value of the Escrow Amount as a result of a decrease in the price per share of the Buyer Common Stock on Nasdaq after the date of this Agreement shall not require any of the Indemnifying Shareholders to contribute additional Merger Shares to the Escrow.

    (b) With respect to claims against the Indemnifying Shareholders pursuant to this Article VI, except with respect to claims based on fraud, or claims based upon Section 6.5(a)(A) or (B) of this Agreement, after the Closing, Buyer's sole remedy shall be the right to collect part or all of the Escrow Amount, as applicable, pursuant to the terms of the Escrow Agreement.

    (c) No Indemnifying Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                  ARTICLE VII
                                  TERMINATION

    7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after receipt of the Company Requisite Shareholder Approval and/or the Buyer Requisite Shareholder Approval), as provided below:

        (a) the Parties may terminate this Agreement by mutual written consent;

        (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Company of written notice of such breach. Upon such termination, the Company shall pay the Termination Fee set forth in
    Section 7.3 of this Agreement;

        (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Buyer of written notice of such breach. Upon such termination, the Buyer shall pay the Company the Termination Fee;

        (d) any Party may terminate this Agreement by giving written notice to the other Party at any time after their respective shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Company Requisite Shareholder Approval, with respect to the Company, or the Buyer Requisite Shareholder Approval, with respect to the Buyer. If such failure to receive the Company Requisite Shareholder Approval or the Buyer Requisite Shareholder Approval, as applicable, is caused by a breach of Section 4.3(f) or (g) of this Agreement, the party failing to obtain such requisite shareholder approval shall pay the Termination Fee;

        (e) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer enters into any agreement or understanding with another party with respect to any business combination between the Buyer and another other person or entity and, in connection therewith, the Buyer terminates this Agreement. Upon such termination, the Buyer shall pay the Company the Termination Fee;

        (f) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Company accepts a Company Superior Offer. Upon such termination, the Company shall pay the Buyer a Termination Fee;

        (g) Either Party may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before October 31, 2001 by reason of the failure of any condition precedent under this Agreement (unless the failure results primarily from a breach by the

    Party seeking to terminate this Agreement of any representation, warranty or covenant contained in this Agreement), in which case, the breaching Party shall pay the Termination Fee; provided, however, that such October 31, 2001 date shall be extended one (1) day for each day after July 15, 2001 that the Company has not provided to the Buyer audited financial statements in form and substance sufficient for filing with the Registration Statement.

    7.2 Effect of Termination.

        (a) If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement and for any required payments of the Termination Fee).

        (b) If any Party terminates this Agreement for any reason other than as set forth in Section 7.1, such Party shall pay to the other Party the Termination Fee.

        (c) Notwithstanding the termination of this Agreement for any reason, the terms of any confidentiality agreement between the Parties shall continue in accordance with its terms.

    7.3 Termination Fee. In the event a Party is required to pay a termination fee pursuant to Section 7.1 or Section 7.2(b) above, such termination fee shall equal $2,000,000 plus the amount of all direct documentable expenses incurred by the non-terminating Party in connection with this Agreement (the 'Termination Fee').

                                  ARTICLE VIII
                                  DEFINITIONS

    For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                                   SECTION
------------                                                   -------
ADR Procedure...............................................  6.3(d)
ADR Service.................................................  6.3(d)
Affiliate...................................................  2.13(a)(vii)
Agreed Amount...............................................  6.3(c)
Appeal Accountants..........................................  1.11(f)
Average Sales Price.........................................  1.5(c)
Buyer.......................................................  Introduction
Buyer Certificate...........................................  5.3(f)
Buyer Common Stock..........................................  1.5(a)
Buyer Material Adverse Effect...............................  3.1
Buyer Reports...............................................  3.5
Buyer Requisite Shareholder Approval........................  4.3(g)
Calculations................................................  1.11(f)
CERCLA......................................................  2.21(a)
Certificates................................................  1.7
Claim Notice................................................  6.3(b)
Claimed Amount..............................................  6.3(b)
Closing.....................................................  1.2
closing agreement...........................................  2.9(f)
Closing Date................................................  1.2
Code........................................................  Introduction
comfort letter..............................................  4.17
Common Conversion Ratio.....................................  1.5(c)
Common Shares...............................................  1.5(a)
Company.....................................................  Introduction
Company 401(k) Plan.........................................  4.19
Company Certificate.........................................  5.2(f)

DEFINED TERM                                                    SECTION
------------                                                    -------
Company Intellectual Property...............................  2.12(a)
Company Insiders............................................  4.14
Company Material Adverse Effect.............................  2.1
Company Requisite Shareholder Approval......................  2.3
Company Shares..............................................  1.5(b)
Company Shareholder.........................................  1.3(d)
Company Superior Offer......................................  4.3(b)
consenting corporation......................................  2.9(d)
Controlling Party...........................................  6.3(a)
Customer Deliverables.......................................  2.12(a)
Damages.....................................................  6.1
Disclosure Schedule.........................................  Article II
Dispute.....................................................  6.3(c)
disqualified individual.....................................  4.18
Dissenting Shares...........................................  1.6(a)
drag-along..................................................  2.2
Effective Time..............................................  1.1
Employee Benefit Plan.......................................  2.20(a)(i)
employee pension benefit plan...............................  2.20(a)(i)
employee welfare benefit plan...............................  2.20(a)(i)
environment.................................................  2.21(a)
Environmental Law...........................................  2.21(a)
ERISA.......................................................  2.20(a)(ii)
ERISA Affiliate.............................................  2.20(a)(iii)
Escrow Agent................................................  1.6(a)
Escrow Agreement............................................  1.5(d)
Escrow Amount...............................................  1.9(a)
Escrow Shares...............................................  1.5(c)
excess parachute payment....................................  2.9(d)
Closing Date Common Shares..................................  1.5(a)
Expected Claim Notice.......................................  6.4
Exchange Act................................................  2.13(a)(vii)
Financial Statements........................................  2.6
First Payment Date..........................................  1.11(a)
GAAP........................................................  1.11(e)
Governmental Entity.........................................  2.4
incentive stock option......................................  1.8(a)
Indemnified Party...........................................  6.3(a)
Indemnifying Party..........................................  6.3(a)
Indemnifying Shareholders...................................  6.1
Initial Common Shares.......................................  1.5(a)
Initial Payment Shares......................................  1.5(c)
Intellectual Property.......................................  2.12(a)
Internal Systems............................................  2.12(a)
Legal Proceeding............................................  2.17
Lucent......................................................  1.5(b)
Materials of Environmental Concern..........................  2.21(b)
Merger......................................................  1.1
Merger Consideration........................................  1.5(c)
Merger Shares...............................................  1.5(c)
most favored nation.........................................  2.13(a)(ii)
Most Recent Balance Sheet...................................  2.8
Most Recent Balance Sheet Date..............................  2.6

DEFINED TERM                                                    SECTION
------------                                                    -------
multiemployer plan..........................................  2.20(f)
NASDAQ......................................................  1.5(c)
New Promissory Note.........................................  1.10
NJBCA.......................................................  1.1
Non-controlling Party.......................................  6.3(a)
Option Plan.................................................  1.8(a)
Options.....................................................  1.8(a)
Ordinary Course of Business.................................  2.4
Other Notes Payable.........................................  1.10
Outstanding Option..........................................  1.8(a)
overall foreign loss........................................  2.9(m)
parachute payment...........................................  2.20(k)
Party or Parties............................................  Introduction
Payment Dates...............................................  1.11(c)
Per Common Share Earn Out Payment...........................  1.11
Permits.....................................................  2.24
plan........................................................  2.9(l)
plan of reorganization......................................  4.16
Preferred Conversion Ratio..................................  1.5(c)
Preferred Shares............................................  1.5(b)
Prospectus/Proxy Statement..................................  4.3(a)
Reasonable Best Efforts.....................................  4.1
Reduction in Purchase Price.................................  6.1(d)
Registration Statement......................................  4.3(a)
release.....................................................  2.21(a)
Representative..............................................  1.11(f)
Response....................................................  6.3(c)
SEC.........................................................  3.5
Second Payment Date.........................................  1.11(b)
Section 16 Information......................................  4.14
Securities Act..............................................  1.8(c)
Security Interest...........................................  2.4
series of related transactions..............................  2.9(l)
SGM.........................................................  1.10
Signal Lake.................................................  1.5(b)
Signal Lake Agency Arrangement..............................  1.13
Software....................................................  2.12(e)
Subsidiary..................................................  2.5
Surviving Corporation.......................................  1.1
Taxes.......................................................  2.9(a)(i)
tax exempt use property.....................................  2.9(e)
Tax Returns.................................................  2.9(a)(ii)
Termination Fee.............................................  7.3
Third Payment Date..........................................  1.11(c)
Threshold Amount............................................  6.5(a)
to the knowledge of the Company.............................  Article II
Value.......................................................  6.3(c)
voluntary employee's beneficiary association................  2.20(I)
Warrants....................................................  1.8(d)

                                   ARTICLE IX
                                 MISCELLANEOUS

    9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

    9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Consideration is intended for the benefit of the Company Shareholders and the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

    9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated April 3, 2001 between the Buyer and the Company shall remain in effect in accordance with its terms.

    9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

    9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

    9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

   If to the Buyer:

   Mr. William P. McHale, Jr.
   DSET Corporation
   1160 U.S. Highway 22 East
   Bridgewater, NJ 08807

       Copy to:

       William J. Thomas, Esq.
       Hale and Dorr LLP
       650 College Road East, 4th Floor
       Princeton, NJ 08540

   If to the Company:

   Mr. Binay Sugla
   c/o DSET Corporation
   1160 U.S. Highway 22 East
   Bridgewater, NJ 08807

       Copy to:

       Robert C. Sepucha, Jr., Esq.
       Gunderson Dettmer Stough
       Villeneuve Franklin & Hachigian, LLP
       610 Lincoln Street
       Waltham, Massachusetts 02451

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New Jersey.

    9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Company Requisite Shareholder Approval or the Buyer Requisite Shareholder Approval shall be subject to any restrictions contained in the NJBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

    9.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

    9.12 Construction.

    (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

    (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                                  * * * * * *

    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                          DSET CORPORATION

                                          By      /s/ WILLIAM P. MCHALE, JR.
                                              ..................................

                                                 WILLIAM P. MCHALE, JR.
                                                 TITLE: PRESIDENT AND CHIEF
                                                        EXECUTIVE OFFICER

                                          ISPSOFT INC.

                                          By           /s/ BINAY SUGLA
                                             ...................................

                                                 BINAY SUGLA
                                                 TITLE: PRESIDENT AND CHIEF
                                                        EXECUTIVE OFFICER

    The undersigned, being the duly elected Secretary of the Buyer, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Buyer entitled to vote on this Agreement.

                                           .....................................
                                           SECRETARY

    The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.

                                           .....................................
                                           SECRETARY

    The following shareholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.3(f).

                                           .....................................
                                           [NAME]

                                           .....................................
                                           [NAME]

                                           .....................................
                                           [NAME]

    The following shareholders of the Buyer hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.3(g).

                                           .....................................
                                           [NAME]

                                           .....................................
                                           [NAME]

                                           .....................................
                                           [NAME]

                                                                       EXHIBIT A

                                ESCROW AGREEMENT

    This Escrow Agreement is entered into as of [        ], 2001, by and among
DSET Corporation, a New Jersey corporation (the 'Buyer'), Binay Sugla (the 'Indemnification Representative') and Commerce Bank (the 'Escrow Agent').

    WHEREAS, the Buyer and ISPsoft, Inc., a New Jersey corporation (the 'Company'), have entered into an Agreement and Plan of Merger dated as of June 26, 2001 (the 'Merger Agreement') by and between the Company and the Buyer, pursuant to which the Company will be merged (the 'Merger') with and into the Buyer at which time the separate corporate existence of the Company shall cease and the Buyer shall continue as the surviving corporation in the Merger; and

    WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the indemnification obligations of the shareholders of the Company receiving Merger Shares (as defined in Section 1.5(c) of the Merger Agreement) pursuant to Section 1.5 of the Merger Agreement (collectively, the 'Indemnifying Shareholders') to the Buyer; and

    WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. Consent of Indemnifying Shareholders. The Indemnifying Shareholders have, either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Shareholders' indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein; (b) the appointment of the Indemnification Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Indemnifying Shareholder, and the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Indemnification Representative under this Agreement and (c) all of the other terms, conditions and limitations in this Escrow Agreement.

    2. Escrow and Indemnification.

    (a) Establishment of Escrow. Simultaneously with the execution of this Agreement, the Buyer shall deposit with the Escrow Agent a certificate for
[      ] shares of common stock of the Buyer, as determined pursuant to
Section 1.5 of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. The Escrow Agent hereby acknowledges receipt of such stock certificate. The shares deposited with the Escrow Agent pursuant to the first sentence of this Section 2(a) are referred to herein as the 'Escrow Shares.' The Escrow Shares shall be referred to herein as the 'Escrow Amount'. The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Amount in an escrow account (the 'Escrow Account'), subject to the terms and conditions of this Agreement.

    (b) Indemnification. The Indemnifying Shareholders have agreed in
Article VI of the Merger Agreement to indemnify and hold harmless the Buyer from and against specified Damages (as defined in Section 6.1 of the Merger Agreement). The Escrow Amount shall be the payment source for such indemnity obligations of the Indemnifying Shareholders, subject to the limitations, and in the manner provided, in this Agreement.

    (c) Dividends, Etc. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributed in respect of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Indemnifying Shareholders in accordance with Section 3(c).

    (d) Tax Matters. Except for applicable tax information reporting, the Escrow Agent shall not be responsible for any tax reporting. Neither Buyer nor the Escrow Agent makes any representation or warranty hereunder as to the tax treatment to the Indemnifying Shareholders of any amounts distributed to them pursuant to this Agreement, and neither the Buyer nor the Escrow Agent shall have any liability or obligation to any of the Indemnifying Shareholders with respect thereto. This Section 2(e) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

    (e) Voting of Shares. The Indemnification Representative shall have the right, in his sole discretion, on behalf of the Indemnifying Shareholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representative shall have no obligation to solicit consents or proxies from the Indemnifying Shareholders for purposes of any such vote.

    (f) Transferability. The respective interests of the Indemnifying Shareholders in the Escrow Amount shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

    3. Distribution of Escrow Amount.

    (a) The Escrow Agent shall distribute the Escrow Amount only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the Buyer and the Indemnification Representative and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Amount,
(ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Indemnification Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Amount, or (iii) the provisions of Section 3(b) hereof.

    (b) Within five business days after the first anniversary of the Closing Date (as defined in Section 1.2 of the Merger Agreement) (the 'Termination Date'), the Escrow Agent shall distribute to the Indemnifying Shareholders all of the Escrow Amount then held in escrow, registered in the name of or otherwise allocable to the Indemnifying Shareholders. Notwithstanding the foregoing, if the Buyer has previously delivered to the Escrow Agent a copy of a Claim Notice (as defined in Section 6.3(b) of the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if the Buyer has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as defined in Section 6.4 of the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Termination Date such number of Escrow Shares as collectively have a Value (as defined in Section 4 below) equal to the Claimed Amount covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any Escrow Amount so retained in escrow shall be distributed only in accordance with the terms of clauses (i) or (ii) of
Section 3(a) hereof.

    (c) Any distribution of all or a portion of the Escrow Amount to the Indemnifying Shareholders shall be made by delivery of stock certificates issued in the names of the Indemnifying Shareholders covering such percentage of the Escrow Shares being distributed, as is calculated in accordance with the percentages set forth opposite such Indemnifying Shareholders' respective names on Attachment A attached hereto; provided, however, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Amount otherwise distributable to an Indemnifying Shareholder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company. Any such withheld Escrow Amount shall be delivered to the Buyer promptly after the Termination Date, and shall be delivered by the Buyer to the Indemnifying Shareholders to whom such Escrow Amount would have otherwise been distributed upon surrender of their Company stock certificates. Distributions to the Indemnifying Shareholders shall be made by mailing stock certificates to such Shareholders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such Shareholder). No fractional Escrow Shares shall be distributed to Indemnifying Shareholders pursuant to this Agreement.

Instead, the number of shares that each Indemnifying Shareholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

    4. Valuation of Escrow Shares. For purposes of this Agreement, the term 'Value' shall mean the average of the last reported sale prices per share of the common stock of the Buyer Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the date such shares are delivered in satisfaction of a claim, multiplied by the number of such Escrow Shares.

    5. Fees and Expenses of Escrow Agent. The Buyer, on the one hand, and the Indemnifying Shareholders, on the other hand, shall each pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder.

    6. Limitation of Escrow Agent's Liability.

    (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

    (b) The Buyer and the Indemnifying Shareholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. The Buyer, on the one hand, and the Indemnifying Shareholders, on the other hand, shall each be liable for one-half of such amounts.

    7. Liability and Authority of Indemnification Representative; Successors and Assignees.

    (a) The Indemnification Representative shall incur no liability to the Indemnifying Shareholders with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. The Indemnification Representative may, in all questions arising under this Escrow Agreement, rely on the advice of counsel and the Indemnification Representative shall not be liable to the Indemnifying Shareholders for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice.

    (b) In the event of the death or permanent disability of the Indemnification Representative, or his or her resignation as the Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Shareholders, with each such Indemnifying Shareholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Shareholder immediately prior to the effective time of the Merger. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representative, and the term 'Indemnification Representative' as used herein shall be deemed to include successor Indemnification Representatives.

    (c) The Indemnification Representative shall have full power and authority to represent the Indemnifying Shareholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by the Indemnification Representative hereunder shall be binding upon the Indemnifying Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Escrow

Amount to be made with respect thereto, on behalf of the Indemnifying Shareholders and their successors. All actions to be taken by the Indemnification Representative hereunder shall be evidenced by, and taken upon, written direction.

    (d) The Escrow Agent may rely on the Indemnification Representative as the exclusive agent of the Indemnifying Shareholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

    8. Amounts Payable by Indemnifying Shareholders. The amounts payable by the Indemnifying Shareholders under this Agreement (i.e., the fees of the Escrow Agent payable pursuant to Section 5 and the indemnification obligations pursuant to Section 6(b) hereof) shall be payable solely as follows. The Escrow Agent shall notify the Indemnification Representative of any such amount payable by the Indemnifying Shareholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, as is necessary to raise such amount, and shall be entitled to apply the proceeds of such sale in satisfaction of such indemnification obligations of the Indemnifying Shareholders; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Indemnification Representative), within five business days after delivery of such notice by the Indemnification Representative, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not pay such amount payable or sell Escrow Shares to raise the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a).

    9. Termination. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Amount in accordance with this Agreement; provided that the provisions of Sections 6, 7 and 2(e) shall survive such termination.

    10. Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

                  If to the Buyer:

                  Mr. Bruce M. Crowell
                  DSET Corporation
                  1160 US Highway 22 East
                  Bridgewater, NJ 08807

                  Copy to:

                  William J. Thomas, Esq.
                  Hale and Dorr LLP
                  650 College Road East, 4th Floor
                  Princeton, NJ 08540

                  If to the Indemnification Representative:

                  Mr. Binay Sugla
                  661 Shrewsbury Avenue
                  Shrewsbury, NJ 07702

                  Copy to:

                  Robert C. Sepucha, Jr., Esq.
                  Gunderson Dettmer Stough
                  Villeneuve Franklin & Hachigian, LLP
                  610 Lincoln Street
                  Waltham, Massachusetts 02451

                  If to the Escrow Agent:

                  Commerce Bank
                  [address]
                  [address]

                  Copy to:

                  [            ]
                  [            ]

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 10.

    11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any of the Escrow Amount then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Amount to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

    12. Removal and Replacement of Indemnification Representative. The holders of at least two-thirds ( 2/3) in interest of the Escrow Shares may replace the Indemnification Representative upon not less than ten (10) days' prior written notice to the Buyer. If Binay Sugla (or any successor Indemnification Representative) is no longer able or willing to serve as the Indemnification Representative, a new Indemnification Representative shall be chosen by the holders of at least two-thirds ( 2/3) in interest of the Escrow Shares.

    13. General.

    (a) Governing Law; Assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

    (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (c) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

    (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

    (e) Amendment. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Indemnification Representative.

    (f) Consent to Jurisdiction and Service. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the State of New Jersey and of any Federal court located in said State in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 10 hereof.

                                    * * * * * *

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                          BUYER:

                                          DSET CORPORATION

                                          By:
                                              .................................
                                              Name:
                                              Title:

                                          INDEMNIFICATION REPRESENTATIVE:

                                          By:
                                              .................................
                                              Name:

                                          ESCROW AGENT:

                                          By: .................................

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT NO. 1 (this 'Amendment') dated as of the 26th day of September 2001 (the 'Effective Date') by and between DSET Corporation, a New Jersey corporation ('DSET'), and ISPSoft Inc., a New Jersey corporation ('ISPSoft').

                                  WITNESSETH:

    WHEREAS, DSET and ISPSoft are parties to an Agreement and Plan of Merger dated as of June 26, 2001 (the 'Merger Agreement'); and

    WHEREAS,, the parties desire to amend the terms of the Merger Agreement in accordance with the terms herewith.

    NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Amendments.

    (a) Each reference to the date 'October 31, 2001' in Paragraph 7.1(g) of
        Article VII of the Merger Agreement shall hereinafter be a reference to the date 'November 30, 2001'.

    (b) Paragraph 3.11 of Article III of the Merger Agreement is hereby deleted in its entirety and shall be of no further force or effect.

    (c) Paragraph 5.3(k) of Article V of the Merger Agreement is hereby restated in its entirety as follows:

          'the Company shall have obtained all authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Buyer Common Stock pursuant to this agreement, and all such authorizations, approvals, or permits shall be effective.'

    (d) The following sentence is hereby added to the end of Paragraph 3.6 of
        Article III of the Merger Agreement in its entirety:

          'As used in this Agreement, the term 'Buyer Material Adverse Effect' or words of similar meaning with respect to the Buyer or its business shall not encompass, directly or indirectly, any change in Buyer's business plan or ongoing operations that are effected pursuant to Resolutions duly adopted by the requisite majority of Buyer's Board of Directors, including, but not limited to, Buyer's exit from its existing or historical gateway business, whether in whole or in part, or other duly adopted changes to Buyer's business plan or ongoing operations made in response to then current economic conditions and customer concerns at the time of such changes.'

    2. Reference to and Effect on Merger Agreement.

    (a) On and after the Effective Date, each reference to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement.

    (b) Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect.

    3. Governing Law. This Amendment shall be governed by and its provisions construed and enforced with the internal laws of the State of New Jersey without reference to its principles regarding conflicts of laws.

    4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

    IN WITNESS WHEREOF, each of DSET and ISPSoft has caused this Amendment to be executed and attested by its duly authorized officers as of the day and year first above written.

                                          DSET CORPORATION

                                          By:     /s/ WILLIAM P. MCHALE, JR.
                                              ..................................
                                               WILLIAM P. MCHALE, JR., PRESIDENT
                                                  AND CHIEF EXECUTIVE OFFICER

                                          ISPSOFT INC.

                                          By:           /s/ BINAY SUGLA
                                              ..................................
                                                   BINAY SUGLA, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT NO. 2 (this 'Amendment No. 2') dated as of the 30th day of October 2001 (the 'Effective Date') by and between DSET Corporation, a New Jersey corporation ('DSET'), and ISPSoft Inc., a New Jersey corporation ('ISPSoft').

                                  WITNESSETH:

    WHEREAS, DSET and ISPSoft are parties to an Agreement and Plan of Merger dated as of June 26, 2001 (the 'Merger Agreement'), as amended pursuant to the terms of that certain Amendment No. 1 to the Agreement and Plan of Merger dated September 26, 2001 ('Amendment No. 1'); and

    WHEREAS, the parties desire to further amend the terms of the Merger Agreement, as amended, in accordance with the terms herewith.

    NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Amendment.

    (a) Each reference to the date 'October 31, 2001' in Paragraph 7.1(g) of
        Article VII of the Merger Agreement, as previously amended to a reference to November 30, 2001, pursuant to the terms of Amendment No. 1, shall hereinafter be a reference to the date 'December 31, 2001'.

    2. Reference to and Effect on Merger Agreement.

    (a) On and after the Effective Date, each reference to the Merger Agreement and to Amendment No. 1 shall mean and be a reference to the Merger Agreement, as previously amended, and to Amendment No. 1, respectively, as amended hereby. No reference to this Amendment No. 2 need be made in any instrument or document at any time referring to the Merger Agreement, as amended.

    (b) Except as expressly amended by this Amendment No. 2, the Merger Agreement, as amended, shall remain in full force and effect.

    3. Governing Law. This Amendment No. 2 shall be governed by and its provisions construed and enforced with the internal laws of the State of New Jersey without reference to its principles regarding conflicts of laws.

    4. Counterparts. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

    IN WITNESS WHEREOF, each of DSET and ISPSoft has caused this Amendment No. 2 to be executed and attested by its duly authorized officers as of the day and year first above written.

                                          DSET CORPORATION

                                          By:        /s/ William P. McHale
                                              ..................................
                                              WILLIAM P. MCHALE, JR., PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                                          ISPSOFT INC.

                                          By:           /s/ BINAY SUGLA
                                              ..................................
                                                   BINAY SUGLA, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT NO. 3 (this 'Amendment No. 3') dated as of the 6th day of November 2001 (the 'Effective Date') by and among DSET Corporation, a New Jersey corporation ('DSET'), DSET Merger Corporation, a New Jersey corporation and a wholly owned subsidiary of DSET (the 'Merger Subsidiary'), and ISPSoft Inc., a New Jersey corporation ('ISPSoft').

                                  WITNESSETH:

    WHEREAS, DSET and ISPSoft are parties to an Agreement and Plan of Merger dated as of June 26, 2001 (the 'Merger Agreement'), as amended pursuant to the terms of that certain Amendment No. 1 to Agreement and Plan of Merger dated September 26, 2001 and as further amended pursuant to the terms of that certain Amendment No. 2 to Agreement and Plan of Merger dated October 31, 2001.

    WHEREAS, the parties desire to further amend the terms of the Merger Agreement, as amended, in accordance with the terms herewith, in order to revise the form of merger from that of a direct merger of ISPSoft with and into DSET to that of an integrated two-step merger whereby: (i) the Merger Subsidiary is merged with and into ISPSoft; and (ii) immediately thereafter, the resulting combined entity is then merged with and into DSET.

    NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

    1. Amendment.

    (a) The following Section 1.0 is hereby added to the Merger Agreement in its entirety as follows:

        'Notwithstanding anything in this Agreement to the contrary, the Merger shall be effected through the creation of a wholly owned subsidiary of the Buyer (the 'Merger Subsidiary') and the merger of such Merger Subsidiary with and into the Company (the 'Initial Merger'), thereby creating a transitory combined entity (the 'Interim Company'). The Initial Merger then shall be immediately followed by a merger of the Interim Company with and into the Buyer (the 'Final Merger'). It is the intention of the Parties and the Merger Subsidiary that the Initial Merger be mutually interdependent with and a condition precedent to the Final Merger and, immediately upon consummation of the Initial Merger, that the Final Merger shall, through a binding commitment, be effected without delay and without the further approval, authorization or direction from or by any of the Parties or the Merger Subsidiary. It is the further intention of the Parties and the Merger Subsidiary that upon consummation of the Initial Merger and the Final Merger that there be achieved a single end result of one combined operating company and that the then current holders of capital stock of the Company, holders of securities convertible into or exchangeable for such capital stock and holders of Company debt (collectively, the 'Holders') receive substantially the same economic benefit and/or ownership interest in the Buyer as such Holders would have received had the Company been merged directly with and into the Buyer as contemplated by this Agreement upon its initial execution on June 26, 2001.'

    (b) The following Section 1.18 is hereby added to the Merger Agreement in its entirety as follows:

        'Notwithstanding any other provision in this Agreement to the contrary, including Section 1.14 of this Agreement, the Buyer shall not pay any Per Common Share Earn Out Payment in Buyer Common Stock to the extent that payment of the Per Common Share Earn Out Payment in Buyer Common Stock would result in the holder of Company Shares being in 'control' of DSET after such payment is made. For purposes of this provision, the term control shall have the meaning ascribed to it in Sections 368(a)(2)(H)(i) and 304(c) of the

        Code. This provision shall be construed consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.'

    2. Reference to and Effect on Merger Agreement.

    (a) On and after the Effective Date, each reference to the Merger Agreement, as amended, shall mean and be a reference to the Merger Agreement, as previously amended and as amended hereby. No reference to this Amendment No. 3 need be made in any instrument or document at any time referring to the Merger Agreement, as amended.

    (b) Except as expressly amended by this Amendment No. 3, the Merger Agreement, as amended, shall remain in full force and effect.

    3. Governing Law. This Amendment No. 3 shall be governed by and its provisions construed and enforced with the internal laws of the State of New Jersey without reference to its principles regarding conflicts of laws.

    4. Counterparts. This Amendment No. 3 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                                  * * * * * *

    IN WITNESS WHEREOF, each of DSET Corporation, DSET Merger Corporation and ISPSoft Inc. has caused this Amendment No. 3 to be executed and attested by its duly authorized officers as of the day and year first above written.

                                          DSET CORPORATION

                                          By:        /s/ William P. McHale
                                              ..................................
                                              WILLIAM P. MCHALE, JR., PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                                          DSET MERGER CORPORATION

                                          By:        /s/ William P. McHale
                                              ..................................
                                              WILLIAM P. MCHALE, JR., PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                                          ISPSOFT INC.

                                          By:           /s/ BINAY SUGLA
                                              ..................................
                                                   BINAY SUGLA, PRESIDENT
                                                 AND CHIEF EXECUTIVE OFFICER

                                                                         ANNEX B

                          PROPOSED AMENDMENT TO DSET'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    EIGHTH: 1. Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and one of the extra directors shall be a member of Class III, unless otherwise provided by resolution of the Board of Directors.

    2. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term expiring at the Corporation's annual meeting of stockholders held in 2002; each initial director in Class II shall serve for a term expiring at the Corporation's annual meeting of stockholders held in 2003; and each initial director in Class III shall serve for a term expiring at the Corporation's annual meeting of stockholders held in 2004; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

    3. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Authorized Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, subject to his earlier death, resignation or removal and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors in accordance with the provisions of Section 2 of this Article EIGHTH. To the extent possible, consistent with the provisions of Section 2 of this Article EIGHTH, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution of the Board of Directors.

    4. Amendments to Article. Notwithstanding any other provisions of law, the Corporation's Amended and Restated Certificate of Incorporation, as amended, or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.

                                                                         ANNEX C

                             [Kaufman Bros., L.P.]

                                                                   June 25, 2001

To the Board of Directors of
DSET CORPORATION
1160 US Highway 22 E
Bridgewater, NJ 08807

Gentlemen:

    We understand that DSET Corporation (the 'Company') is contemplating a transaction pursuant to which the Company would acquire all of the outstanding shares of capital stock of ISPsoft, Inc. ('ISP'). The transaction will be effected through a merger (the 'Merger') of ISP with and into the Company pursuant to which, among other things, (i) each outstanding share of ISP Common Stock (other than treasury shares and shares held by the Company and its affiliates) shall be converted into the right to receive (a) [.3599] shares of the Company's Common Stock, and (b) contingent cash payments or shares of the Company's Common Stock aggregating up to $1,000,000 if ISP and/or the Company (in respect of periods following consummation of the Merger) achieve certain levels of recognized revenue, net of related returns, by certain specified dates, (ii) each outstanding share of ISP Preferred Stock (other than shares held by the Company and its affiliates) shall be converted into the right to receive [.3599] shares of the Company's Common Stock for each share of ISP Common Stock into which such ISP Preferred Stock is convertible immediately prior to the Merger, (iii) each outstanding option to purchase shares of ISP Common Stock shall be converted into an option to purchase the number of shares of the Company's Common Stock obtained by multiplying the number of shares of ISP Common Stock subject to such option by [.3599], at an exercise price determined by dividing the exercise price of such option by [.3599] , and (iv) all outstanding warrants to purchase shares of ISP Common Stock shall be terminated. Ten percent of the shares of the Company's Common Stock issuable in respect of shares of ISP Common Stock and ISP Preferred Stock in connection with the Merger will be held in escrow to secure indemnification obligations of the stockholders of ISP to the Company. The Company will also pay an aggregate of approximately $650,000 in satisfaction of certain notes payable of ISP, issue $800,000 of new notes to certain note holders of ISP in satisfaction of certain notes payable of ISP, and shall pay an aggregate of $1,000,000 and issue an aggregate of 554,870 shares of the Company's Common Stock to certain holders of ISP's Preferred Stock in consideration for their agreement to waive certain rights as set forth in the proposed Agreement and Plan of Merger. The consideration payable by the Company in the Merger is subject to reduction under certain circumstances. The terms and conditions of the Merger are more fully described in the proposed Agreement and Plan of Merger between the Company and ISP (the 'Merger Agreement').

    In connection with your review and analysis of the Merger, you have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in the Merger.

    Kaufman Bros., L.P., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of securities of public and private companies and valuations for corporate and other purposes. We have acted as financial advisor to the Company with respect to the Merger for which we have received fees and will receive additional fees, contingent upon consummation of the Merger.

    In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

     reviewed a draft of the Merger Agreement, dated June 21, 2001;

     reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 as filed with the Securities and Exchange Commission;

     reviewed certain internal information relating to the Company provided to us by management of the Company, including historical financial information and financial forecasts;

     reviewed certain internal information relating to ISP provided to us by ISP's management, including historical financial information and financial forecasts;

     held discussions with the Company's and ISP's respective managements regarding the respective businesses, operations and prospects of the Company and ISP;

     visited ISP's facilities in Shrewsbury, New Jersey;

     reviewed the historical trading prices and volumes of the Company's Common Stock;

     reviewed certain publicly available information concerning certain other companies engaged in businesses which we believe to be reasonably comparable to ISP;

     reviewed information concerning certain other business transactions which we believe to be reasonably comparable to the Merger;

     performed various valuation analyses as we deemed appropriate using generally accepted analytical methodologies; and

     performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion, and upon the assurances of the managements of the Company and ISP that they are not aware of any information that would make the information provided to us incomplete or misleading. We have not attempted to independently verify such information, and have not made, obtained or been provided with any independent evaluation or appraisal of the properties and facilities or of any of the assets or liabilities (contingent or otherwise) of the Company or ISP. With respect to financial forecasts, we were advised by the managements of the Company and ISP, and we have assumed, without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgment as to the expected future financial performance of the Company and ISP. We have also assumed, with your permission and without independent investigation, that:

     the Merger will be consummated in accordance with the terms set forth in the draft of the Merger Agreement, dated June 21, 2001, without any amendment thereto and without any waiver by any of the parties of any of the conditions to their respective obligations; and

     all regulatory and other approvals and third party consents required for consummation of the Merger will be obtained without material cost to the Company or ISP.

    Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information available to us, as of the date hereof. We disclaim any undertakings or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date hereof. Although we evaluated the consideration to be paid by the Company in the Merger from a financial point of view, we were not asked to and did not recommend the specific consideration payable in the Merger, which was determined through negotiations between the Company and ISP.

    In the ordinary course of our business, we may hold and actively trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Our opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote in his or her consideration of the Merger. Our opinion relates solely to the fairness, as of the date hereof, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in the Merger. We express no opinion herein as to the structure, terms or effect of any other aspect of the Merger, the merits of the underlying decision of the Company to enter into the Merger or any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger.

    This opinion has been prepared at the request of, and for the information of, the Board of Directors of the Company for its use in evaluating the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in the Merger. It may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

                                          Very truly yours,

                                          /s/ KAUFMAN BROS., L.P.

                                                                         ANNEX D

                         NEW JERSEY STATUTES ANNOTATED
                        TITLE 14A CORPORATIONS, GENERAL
                  CHAPTER 11 RIGHTS OF DISSENTING SHAREHOLDERS

14A:11-1. RIGHT OF SHAREHOLDERS TO DISSENT.

    (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

        (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

           (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

               (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

               (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

           (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or 14A:10-7(4); or

        (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S. 14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

           (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

           (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

               (A) cash; or

               (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

               (C) cash and such securities; or

           (iii) from a sale pursuant to an order of a court having jurisdiction.

    (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

    (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

    (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

14A:11-2. NOTICE OF DISSENT, DEMAND FOR PAYMENT, ENDORESEMENT OF
CERTIFICATES.

    (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

    (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

    (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

    (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

    (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

    (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

    (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A:11-3. 'DISSENTING SHAREHOLDER' DEFINED, DATE FOR DETERMINATION OF FAIR
VALUE.

    (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a 'dissenting shareholder.'

                                      D-2





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    (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

    (3) 'Fair value' as used in this Chapter shall be determined

        (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

        (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

        (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

    In all cases, 'fair value' shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS SHARES.

    (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

        (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

        (b) his demand for payment is withdrawn with the written consent of the corporation;

        (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

        (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

        (e) the proposed corporate action is abandoned or rescinded; or

        (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

    (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5. RIGHTS OF DISSENTING SHAREHOLDER.

    (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

    (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

                                      D-3





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14A:11-6. DETERMINATION OF FAIR VALUE BY AGREEMENT.

    (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

    (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE, COMMENCEMENT OF ACTION TO DETERMINE FAIR VALUE.

    (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

    (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. ACTION TO DETERMINE FAIR VALUE, JURSIDICTION OF COURT, APPOINTMENT OF APPRAISER.

    In any action to determine the fair value of shares pursuant to this
Chapter:

        (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

        (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

        (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

        (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9. JUDGEMENT IN ACTION TO DETERMINE FAIR VALUE.

    (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

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    (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. COSTS AND EXPENSES OF ACTION.

    The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A: 11-11. DISPOSITION OF SHARES ACQUIRED BY CORPORATION.

    (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

    (2) (Deleted by amendment, P.L.1995, c. 279.)

    (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Seventh of the DSET Amended and Restated Certificate of Incorporation provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the New Jersey Business Corporation Act prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article Seventh of the DSET Amended and Restated Certificate of Incorporation provides that no director or officer shall be personally liable to DSET or its shareholders for damages for breach of any duty owed to DSET or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based on an act or omission (a) in breach of such person's duty of loyalty to DSET or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. No amendment to, expiration of or repeal of Article Seventh shall have any effect on the liability or alleged liability of any director or officer of DSET for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, expiration or repeal.

    Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    DSET maintains a general liability insurance policy, which covers certain liabilities of directors and officers of DSET arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NO.                         DESCRIPTION
-----------                         -----------
    *2.1   -- Agreement and Plan of Merger, dated as of June 26, 2001, as amended each of September 26, 2001, October 30, 2001
              and November 6, 2001, by and among DSET and ISPSoft Inc.,
              together with form of escrow agreement by and among DSET,
              Commerce Bank and Binay Sugla, as Indemnification
              Representative.(1)
     3.1   -- Amended and Restated Certificate of Incorporation of
              DSET.(2)
     3.2   -- Amended and Restated By-laws of DSET.(2)
     4.1   -- 1993 Stock Option Plan of DSET, as amended.(2)
     4.2   -- 1998 Stock Plan of DSET.(2)
  ***4.3   -- 2000 Stock Plan of ISPSoft.
     4.4   -- Shareholder Rights Plan of DSET.(3)
  ***5.1   -- Opinion of Hale and Dorr LLP.
  'D'8.1   -- Opinion of Hale and Dorr LLP with respect to certain tax matters.
  ***8.2   -- Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP with respect to certain tax matters.
    10.1   -- Corporate Revolving and Term Loan Agreement between
              Manufacturers and Traders Trust Company and DSET dated
              August 5, 1997.(2)
    10.2   -- Form of Indemnification Agreement executed by each of
              DSET's directors and executive officers.(2)
    10.3   -- Employment Agreement dated January 1, 1998 between DSET and William P. McHale, Jr.(2)
    10.4   -- DSET Corporation 401(k) Plan.(2)
    10.5   -- Lease Agreement dated December 31, 1998 between
              Advance/GLBI L.L.C. and DSET.(4)
    10.6   -- Form of Severance Agreement executed with each of DSET's executive officers.(5)
    10.7   -- Form of Senior Executive Change in Control Agreement
              executed with each of DSET's executive officers.(5)
    10.8   -- 2001 Employee Stock Purchase Plan of DSET.(7)
 ***10.9   -- Secured Promissory Note issued by ISPSoft to DSET dated as of May 9, 2001.
 ***10.10  -- Security Agreement dated May 7, 2001 by and between
              ISPSoft and DSET.
 ***10.11  -- Secured Promissory Note issued by ISPSoft to DSET dated as of June 26, 2001.
 ***10.12  -- Amended and Restated Security Agreement dated June 26,
              2001 by and between ISPSoft and DSET.
 ***10.13  -- Amendment dated September 26, 2001 to Secured Promissory
              Note issued by ISPSoft to DSET dated as of June 26, 2001
              and the Amended and Restated Security Agreement dated
              June 26, 2001 by and between ISPSoft and DSET.
 ***10.14  -- Secured Promissory Note issued by ISPSoft to DSET dated as of September 26, 2001.
 ***10.15  -- Amendment dated November 5, 2001 to Secured Promissory
              Notes issued by ISPSoft to DSET dated as of June 26, 2001
              and September 26, 2001 and the Amended and Restated
              Security Agreement dated June 26, 2001 by and between
              ISPSoft and DSET.
 ***10.16  -- Secured Promissory Note issued by ISPSoft to DSET dated as of November 5, 2001.
 ***23.1   -- Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 'D'23.2   -- Consent of PricewaterhouseCoopers LLP.
 'D'23.3   -- Consent of Amper, Politziner & Mattia, P.A.
 'D'23.4   -- Consent of Kaufman Bros. L.P.
 'D'23.5   -- Consent of Hale and Dorr LLP (included in Exhibit 8.1).
 ***23.6   -- Consent of Gunderson Dettmer Stough Villeneuve Franklin &
              Hachigian, LLP. (included in Exhibit 8.2).
 ***23.7   -- Consent of Carl Pavarini.
 'D'23.8   -- Consent of Arun Inam.
 ***24.1   -- Power of Attorney with respect to DSET.
    99.1   -- Fairness Opinion of Kaufman Bros. L.P.(6)
 ***99.2   -- Form of Proxy Card of DSET.
 ***99.3   -- Form of Proxy Card of ISPSoft Inc.


---------

'D'  Filed herewith.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

* DSET agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

**  To be filed by amendment.

*** Previously filed.

(1) Attached as Annex A to the joint proxy statement/prospectus.

(2) Incorporated by reference to DSET's Registration Statement on Form S-1 (File Number 333-43827) which became effective on March 12, 1998.

(3) Incorporated by reference to DSET's Current Report on Form 8-K dated July 25, 2001.

(4) Incorporated by reference to DSET's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.


(5) Incorporated by reference to DSET's Annual Report on Form 10-K for the year ended December 31, 2000, as amended by DSET's Form 10-K/A for such fiscal year.


(6)Attached as Annex C to the joint proxy statement/prospectus.

(7) Incorporated by reference to DSET's Definitive Proxy Materials filed with the Securities and Exchange Commission on April 30, 2000.

    (b) Financial Statement Schedules

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the
                Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (7) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and DSET being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on the 26 day of November, 2001.


                                          DSET CORPORATION

                                          By:     /s/ WILLIAM P. MCHALE, JR.
                                              ..................................
                                                   WILLIAM P. MCHALE, JR.
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
        /s/ WILLIAM P. MCHALE, JR.          Chairman of the Board, President     November 26, 2001
 .........................................    and Chief Executive Officer
WILLIAM P. MCHALE, JR.                        (Principal Executive Officer

        /s/ BRUCE M. CROWELL                Vice President, Chief Financial      November 26, 2001
 .........................................    Officer and Secretary (Principal
BRUCE M. CROWELL                              Financial and Accounting Officer)

                    *                       Vice President, Professional         November 26, 2001
 .........................................    Services
JEFFREY S. GILL

                    *                       Director                             November 26, 2001
 .........................................
JACOB J. GOLDBERG

                    *                       Director                             November 26, 2001
 .........................................
C. DANIEL YOST

                    *                       Director                             November 26, 2001
 .........................................
ANDREW D. LIPMAN


* By his signature set forth below the undersigned, pursuant to duly and authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment to the Registration Statement on behalf of the persons indicated.

 By:       /s/ BRUCE M. CROWELL
 .........................................
             BRUCE M. CROWELL
            (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


          EXHIBIT NO.                              DESCRIPTION
          -----------                              -----------
                *2.1  -- Agreement and Plan of Merger, dated as of June 26, 2001, as amended each of September 26, 2001, October 30, 2001
                         and November 6, 2001, by and among DSET and ISPSoft Inc.,
                         together with form of escrow agreement by and among DSET,
                         Commerce Bank and Binay Sugla, as Indemnification
                         Representative.(1)
                 3.1  -- Amended and Restated Certificate of Incorporation of
                         DSET.(2)
                 3.2  -- Amended and Restated By-laws of DSET.(2)
                 4.1  -- 1993 Stock Option Plan of DSET, as amended.(2)
                 4.2  -- 1998 Stock Plan of DSET.(2)
              ***4.3  -- 2000 Stock Plan of ISPSoft.
                 4.4  -- Shareholder Rights Plan of DSET.(3)
              ***5.1  -- Opinion of Hale and Dorr LLP.
              'D'8.1  -- Opinion of Hale and Dorr LLP with respect to certain tax matters.
              ***8.2  -- Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                         Hachigian, LLP with respect to certain tax matters.
                10.1  -- Corporate Revolving and Term Loan Agreement between
                         Manufacturers and Traders Trust Company and DSET dated
                         August 5, 1997.(2)
                10.2  -- Form of Indemnification Agreement executed by each of
                         DSET's directors and executive officers.(2)
                10.3  -- Employment Agreement dated January 1, 1998 between DSET and William P. McHale, Jr.(2)
                10.4  -- DSET Corporation 401(k) Plan.(2)
                10.5  -- Lease Agreement dated December 31, 1998 between
                         Advance/GLBI L.L.C. and DSET.(4)
                10.6  -- Form of Severance Agreement executed with each of DSET's executive officers.(5)
                10.7  -- Form of Senior Executive Change in Control Agreement
                         executed with each of DSET's executive officers.(5)
                10.8  -- 2001 Employee Stock Purchase Plan of DSET.(7)
             ***10.9  -- Secured Promissory Note issued by ISPSoft to DSET dated as of May 9, 2001.
             ***10.10 -- Security Agreement dated May 7, 2001 by and between
                         ISPSoft and DSET.
             ***10.11 -- Secured Promissory Note issued by ISPSoft to DSET dated as of June 26, 2001.
             ***10.12 -- Amended and Restated Security Agreement dated June 26,
                         2001 by and between ISPSoft and DSET.
             ***10.13 -- Amendment dated September 26, 2001 to Secured Promissory
                         Note issued by ISPSoft to DSET dated as of June 26, 2001
                         and the Amended and Restated Security Agreement dated
                         June 26, 2001 by and between ISPSoft and DSET.
             ***10.14 -- Secured Promissory Note issued by ISPSoft to DSET dated as of September 26, 2001.
             ***10.15 -- Amendment dated November 5, 2001 to Secured Promissory
                         Notes issued by ISPSoft to DSET dated as of June 26, 2001
                         and September 26, 2001 and the Amended and Restated
                         Security Agreement dated June 26, 2001 by and between
                         ISPSoft and DSET.
             ***10.16 -- Secured Promissory Note issued by ISPSoft to DSET dated as of November 5, 2001.
             ***23.1  -- Consent of Hale and Dorr LLP (included in Exhibit 5.1).
             'D'23.2  -- Consent of PricewaterhouseCoopers LLP.
             'D'23.3  -- Consent of Amper, Politziner & Mattia, P.A.
             'D'23.4  -- Consent of Kaufman Bros. L.P.
             'D'23.5  -- Consent of Hale and Dorr LLP (included in Exhibit 8.1).
             ***23.6  -- Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                         Hachigian, LLP (included in Exhibit 8.2).
             ***23.7  -- Consent of Carl Pavarini.
             'D'23.8  -- Consent of Arun Inam.
             ***24.1  -- Power of Attorney with respect to DSET.
                99.1  -- Fairness Opinion of Kaufman Bros. L.P.(6)
             ***99.2  -- Form of Proxy Card of DSET.
             ***99.3  -- Form of Proxy Card of ISPSoft Inc.


---------

'D'  Filed herewith.

* DSET agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

** To be filed by amendment.

*** Previously filed.

(1) Attached as Annex A to the joint proxy statement/prospectus.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(2) Incorporated by reference to DSET's Registration Statement on Form S-1 (File Number 333-43827) which became effective on March 12, 1998.

(3) Incorporated by reference to DSET's Current Report on Form 8-K dated July 25, 2001.

(4) Incorporated by reference to DSET's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.


(5) Incorporated by reference to DSET's Annual Report on Form 10-K for the year ended December 31, 2000, as amended by DSET's Form 10-K/A for such fiscal year.


(6) Attached as Annex C to the joint proxy statement/prospectus.

(7) Incorporated by reference to DSET's Definitive Proxy Materials filed with the Securities and Exchange Commission on April 30, 2000.




                          STATEMENT OF DIFFERENCES
                          ------------------------

 The section symbol shall be expressed as............................... 'SS'
 The dagger symbol shall be expressed as................................ 'D'